   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 12, 1997


                                                      REGISTRATION NO. 333-33121
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-4
                          REGISTRATION STATEMENT UNDER


                           THE SECURITIES ACT OF 1933
                               ------------------

                          LEINER HEALTH PRODUCTS INC.
             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  2834                                 95-3431709
   (State or other jurisdiction of           (Primary Standard Industrial                  (I.R.S. Employer
    incorporation or organization)           Classification Code Number)                 Identification No.)

                            ------------------------

                             901 EAST 233RD STREET

                            CARSON, CALIFORNIA 90745

              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)
                         ------------------------------

                                WILLIAM B. TOWNE
                          LEINER HEALTH PRODUCTS INC.
                             901 EAST 233RD STREET
                            CARSON, CALIFORNIA 90745
                                 (310) 952-1341
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                         ------------------------------

                                    COPY TO:

                              DAVID A. BRITTENHAM

                              DEBEVOISE & PLIMPTON

                                875 THIRD AVENUE

                            NEW YORK, NEW YORK 10022

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

    If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /
                            ------------------------

                        CALCULATION OF REGISTRATION FEE

                                                                 PROPOSED MAXIMUM        PROPOSED
           TITLE OF EACH CLASS                 AMOUNT TO BE          OFFERING        MAXIMUM AGGREGATE       AMOUNT OF
      OF SECURITIES TO BE REGISTERED            REGISTERED      PRICE PER SHARE(1)   OFFERING PRICE(1)    REGISTRATION FEE
9 5/8% Senior Subordinated Notes due
  2007....................................     $85,000,000             100%             $85,000,000          $25,758.00

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933, as amended.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                 SUBJECT TO COMPLETION, DATED NOVEMBER 12, 1997

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS

                          LEINER HEALTH PRODUCTS INC.
          OFFER TO EXCHANGE 9 5/8% SENIOR SUBORDINATED NOTES DUE 2007
               FOR ANY AND ALL EXISTING NOTES (AS DEFINED BELOW)

  THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON       ,
                             1997, UNLESS EXTENDED.
 AS DESCRIBED HEREIN, WITHDRAWAL RIGHTS WITH RESPECT TO THE EXCHANGE OFFER ARE
                                  EXPECTED TO
                EXPIRE AT THE EXPIRATION OF THE EXCHANGE OFFER.
                           --------------------------

    Leiner Health Products Inc., a Delaware corporation ("LHP," and collectively with its subsidiaries, the "Company"), hereby offers (the "Exchange Offer"), upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange up to $85,000,000 aggregate principal amount of its 9 5/8% Senior Subordinated Notes due 2007 (the "New Notes"), which have been registered under the Securities Act of 1933, as amended (the "Securities Act") pursuant to a Registration Statement of which this Prospectus is a part, for a like principal amount of its issued and outstanding 9 5/8% Senior Subordinated Notes due 2007 (the "Existing Notes"). The New Notes will be issued in denominations of $1,000 or integral multiples thereof. The New Notes and the Existing Notes are referred to collectively herein as the "Notes." The Existing Notes were originally issued and sold by Leiner Health Products Group Inc., LHP's indirect corporate parent ("Leiner Group"), in a transaction that was exempt from registration under the Securities Act (the "Offering") and resold to certain qualified institutional buyers and institutional accredited investors in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and other applicable exemptions from the registration requirements of such Act. Immediately following the consummation of the Offering, Leiner Group assigned to its wholly-owned indirect subsidiary LHP, and LHP assumed, all of Leiner Group's obligations in respect of the Existing Notes (the "Assumption") and LHP became the obligor on the Existing Notes. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act.

    Interest on the Notes is payable semiannually in cash on January 1 and July 1 of each year, commencing January 1, 1998. Interest on each of the New Notes issued pursuant to the Exchange Offer will accrue from the last interest payment date to which interest was paid or duly provided for on the Existing Notes surrendered in exchange therefor or, if no interest has been paid or duly provided for, from the original date of issuance of the Existing Notes.

    The New Notes will be redeemable at the option of LHP, in whole or in part, at any time on or after July 1, 2002 at the redemption prices set forth herein, together with accrued and unpaid interest, if any, to the date of redemption. In addition, on or prior to July 1, 2000, LHP, at its option, may redeem in the aggregate up to 30% of the original principal amount of the Notes at a redemption price equal to 109 5/8% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); PROVIDED, HOWEVER, that at least $60.0 million aggregate principal amount of Notes remains outstanding immediately after giving effect to such redemption. See "Description of the New Notes-- Redemption." Upon a Change of Control (as defined herein),
(i) LHP will have the option prior to July 1, 2002, to redeem the New Notes, in whole, at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium (as defined herein) as of, and accrued and unpaid interest (if any) to, the date of redemption, and (ii) if LHP does not redeem the New Notes, subject to certain conditions, each holder of Notes will have the right to require LHP to purchase such holder's New Notes at a price equal to 101% of the principal amount thereof, together with accrued and unpaid interest to the date of purchase. See "Description of the New Notes--Change of Control."

    The New Notes will be unsecured senior subordinated obligations of LHP and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of LHP, and will rank PARI PASSU in right of payment with all other existing and future senior subordinated indebtedness of LHP. As of June 30, 1997, on a pro forma basis after giving effect to the Recapitalization (as defined herein) and the financing therefor, the Company had approximately $164.7 million principal amount of Senior Debt outstanding and approximately $249.7 million of aggregate indebtedness outstanding (including the Existing Notes).

    The Exchange Offer is not conditioned upon any minimum number of Existing Notes tendered. The Exchange Offer will expire at 5:00 p.m., New York City time,
on          , 1997, unless extended by LHP (such date as it may be so extended, the "Expiration Date"). As soon as practicable after the Expiration Date, LHP will accept all Existing Notes properly tendered and not validly withdrawn for Exchange (the "Exchange Date") and deliver or cause the delivery of New Notes in exchange therefor. Existing Notes tendered pursuant to the Exchange Offer may be withdrawn at any time prior to 5:00 p.m. New York City time or the Expiration Date; otherwise such tenders are irrevocable. New Notes to be issued in exchange for validly tendered Existing Notes will be delivered through the facilities of The Depository Trust Company by the Exchange Agent (as defined herein).

                           --------------------------

    SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS IN EVALUATING AN INVESTMENT IN THE NEW NOTES.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
     EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
         SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
               PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                            A CRIMINAL OFFENSE.

                           --------------------------

                  THE DATE OF THIS PROSPECTUS IS       , 1997.

    The Existing Notes were originally issued and sold in a transaction that was exempt from registration under the Securities Act and resold to certain qualified institutional buyers and institutional accredited investors in reliance on, and subject to the restrictions imposed pursuant to, Rule 144A under the Securities Act ("Rule 144A") and other applicable exemptions from the registration requirements of such Act. Based on interpretations by the Staff of the Securities and Exchange Commission (the "Commission") as set forth in no-action letters issued to third parties (including EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988), MORGAN STANLEY & CO. INCORPORATED (available June 5, 1991), K-III COMMUNICATIONS CORPORATION (available July 2,
1993) and SHEARMAN & STERLING (available July 2, 1993)), LHP believes that New Notes issued pursuant to the Exchange Offer in exchange for the Existing Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder which is (i) an "affiliate" of LHP within the meaning of Rule 405 under the Securities Act, (ii) a broker-dealer who acquired Existing Notes directly from LHP or (iii) a broker-dealer who acquired Existing Notes as a result of market-making or other trading activities) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (a) such New Notes are acquired in the ordinary course of such holder's business, (b) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of the New Notes and (c) such holder is not engaged in, and does not intend to engage in, a distribution of the New Notes. Holders of the Existing Notes that, at the time of the commencement of the Exchange Offer, are engaged in, intend to engage in, or have an arrangement to engage in, a distribution of the New Notes may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction. In addition, since the Commission has not considered the Exchange Offer in the context of a no-action letter, there can be no assurance that the Staff of the Commission would make a similar determination with respect to the Exchange Offer as in such other circumstances. Each holder of Existing Notes that desires to participate in the Exchange Offer will be required to make certain representations described in "The Exchange Offer -- Terms of the Exchange Offer."

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer in exchange for Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with LHP or any affiliate of LHP to distribute New Notes in connection with any resale of such New Notes. A broker-dealer that acquired Existing Notes in a transaction other than as part of its market-making activities or other trading activities will not be able to participate in the Exchange Offer. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. LHP has agreed that, for a period of 180 days after the Expiration Date (as defined herein), it will make this Prospectus available to any such participating broker-dealer for use in connection with any such resale. Any holder that cannot rely upon such interpretations must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. See "The Exchange Offer" and "Plan of Distribution."

    The New Notes will be represented by one or more Global Certificate (as defined herein) registered in the name of a nominee of The Depository Trust Company, as Depository. Beneficial interest in the Global Certificates will be shown on, and transfers will be effected only through, records maintained by the Depository and its participants. See "Description of New Notes -- Book-Entry, Delivery and Form."

    There has not previously been any public market for the New Notes. LHP does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. Moreover, to the extent that Existing Notes are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered, and tendered but unaccepted, Existing Notes could be adversely affected. See "Risk Factors -- Absence of Public Market."

    LHP will not receive any proceeds from the Exchange Offer. LHP has agreed to pay the expenses it incurs for the Exchange Offer. No dealer manager is being utilized in connection with the Exchange Offer.

    THE EXCHANGE OFFER IS NOT BEING MADE, NOR WILL LHP ACCEPT SURRENDERS FOR EXCHANGE FROM HOLDERS OF EXISTING NOTES, IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR "BLUE SKY" LAWS OF SUCH JURISDICTION.
                            ------------------------

                             AVAILABLE INFORMATION

    LHP has filed with the Commission a Registration Statement (together with any amendments thereto, the "Registration Statement") on Form S-4 under the Securities Act, with respect to the New Notes offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information included in the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus as to the contents of any contract or other document referred to herein or therein and filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. For further information with respect to LHP and the New Notes, reference is hereby made to the Registration Statement and the exhibits and schedules thereto.

    LHP is not currently subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Pursuant to the Indenture (as defined herein), LHP has agreed to file with the Commission (so long as it is permitted to do so) and provide to the holders of the Notes annual reports and the information, documents and other reports that are specified in Sections 13 and 15(d) of the Exchange Act. Reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Suite 1400, Northwestern Atrium Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 and such material is contained on the worldwide web site maintained by the Commission at http://www.sec.gov.

                            ------------------------

    YOUR LIFE-REGISTERED TRADEMARK-, PHARMACIST FORMULA-REGISTERED TRADEMARK-, PROVEN RELEASE-REGISTERED TRADEMARK-, DAILY PAK-REGISTERED TRADEMARK-, NATURALIZED-REGISTERED TRADEMARK-, MY-A-MULTI-REGISTERED TRADEMARK-, CENTRAL-VITE-REGISTERED TRADEMARK-, THERA PLUS-REGISTERED TRADEMARK-, MAXIMUM PAK-REGISTERED TRADEMARK-, DAILY SELECT PAK-REGISTERED TRADEMARK-, MEN'S DAILY PAK-REGISTERED TRADEMARK-, WOMEN'S DAILY PAK-REGISTERED TRADEMARK-, PHYTOGRAPH-REGISTERED TRADEMARK- AND BODYCOLOGY-REGISTERED TRADEMARK-, are registered trademarks of the Company and FE-TABS-TM-, ANTIOXIDANT PAK-TM-, PHARMACEUTICAL GRADE CALCIUM-TM-, CENTRAL-VITE SELECT-TM-, BODY SYSTEMS-TM-, STANDARDIZED HERBAL EXTRACTS-TM-, SPACE KIDS-TM-, GER-TAB-TM-, PAPAYAZYME-TM-, STRESS PAK-TM- and LUBRICARE-TM- are trademarks of the Company. Other brand or product names used herein are trademarks or registered trademarks of their respective companies.

                               PROSPECTUS SUMMARY

    THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS AND NOTES THERETO APPEARING ELSEWHERE IN THIS PROSPECTUS. UNLESS THE CONTEXT OTHERWISE REQUIRES, REFERENCES TO THE "COMPANY" OR "LEINER" SHALL MEAN LHP AND ITS SUBSIDIARIES. REFERENCES HEREIN TO A "FISCAL" YEAR REFER TO THE COMPANY'S FISCAL YEAR ENDED MARCH 31 IN THE CALENDAR YEAR INDICATED (E.G., REFERENCES TO FISCAL 1997 ARE REFERENCES TO THE COMPANY'S FISCAL YEAR ENDED MARCH 31, 1997). REFERENCES HEREIN TO "PRO FORMA 1997" ARE REFERENCES TO FISCAL 1997, PRESENTED ON A PRO FORMA BASIS GIVING EFFECT TO THE COMPANY'S JANUARY 1997 ACQUISITION OF VITA HEALTH COMPANY (1985) LTD. ("VITA HEALTH"), THE COMPANY'S CANADIAN SUBSIDIARY, AS WELL AS THE RECAPITALIZATION (AS DEFINED HEREIN) AND RELATED TRANSACTIONS. REFERENCES HEREIN TO "PRO FORMA FIRST QUARTER FISCAL 1998" ARE REFERENCES TO THE FIRST QUARTER OF FISCAL 1998, PRESENTED ON A PRO FORMA BASIS AFTER GIVING EFFECT TO THE RECAPITALIZATION, AND WITH RESPECT TO BALANCE SHEET DATA, ASSUMING THAT CERTAIN RECAPITALIZATION RELATED TRANSACTIONS THAT WERE COMPLETED AFTER THE RECAPITALIZATION HAD OCCURRED ON JUNE 30, 1997. SEE "SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA" AND "UNAUDITED PRO FORMA FINANCIAL INFORMATION." THE DATA CONTAINED IN THIS PROSPECTUS WITH RESPECT TO THE COMPANY'S RELATIVE MARKET SHARE AND COMPETITIVE POSITION ARE BASED ON RETAIL SALES, AND ARE APPROXIMATIONS BASED ON COMPANY ESTIMATES AND INDUSTRY SOURCES, INCLUDING FIND/SVP ("PACKAGED FACTS"), INFORMATION RESOURCES, INC. ("IRI INFOSCAN"), MULTI-SPONSOR SURVEY, INC. ("GALLUP"), COUNCIL FOR RESPONSIBLE NUTRITION ("CRN DATA") AND MARKETING AND MANAGEMENT INFORMATION, INC. ("MMI DATA"). THE COMPANY BELIEVES THAT SUCH DATA ARE INHERENTLY IMPRECISE, BUT ARE GENERALLY INDICATIVE OF ITS RELATIVE MARKET SHARE AND COMPETITIVE POSITION. MARKET SHARE DATA ARE FOR THE U.S. MASS MARKET ONLY (WHICH INCLUDES SUPERMARKETS, DRUG STORES, MASS MERCHANDISERS AND WAREHOUSE CLUBS) AND DO NOT INCLUDE CANADIAN MARKET SHARE INFORMATION FOR VITA HEALTH.

                                  THE COMPANY

    Leiner is the nation's largest manufacturer of vitamins, minerals, and nutritional supplements (collectively "vitamins," "vitamin products" or "VMS") and distributes its products primarily through mass market retailers. The Company has a 23% share of all mass market vitamin sales in the United States, 50% larger than its next closest competitor's share. Additionally, Leiner's 50% share of the mass market private label segment is more than two times the size of its next closest competitor's share. Leiner has increased its market share over the last five years, with its U.S. vitamin sales growing at a compound annual rate of 18.9% per year through fiscal 1997, over one and one half times the U.S. industry growth rate. Leiner is also one of the nation's largest private label over-the-counter ("OTC") pharmaceuticals manufacturers, with 18% of its sales in OTC pharmaceutical and other products. In January 1997, the Company acquired Vita Health, the second largest private label vitamin and OTC pharmaceuticals manufacturer in the Canadian market.

    The Company's products are sold in more than 50,000 of the nation's leading retail outlets, including the 20 largest drug store chains, 18 of the 20 largest supermarket chains, 10 of the largest mass merchandising chains, and the two largest warehouse club chains, as well as in convenience stores and through United States military outlets worldwide. Leiner is the vitamin category manager for many leading retailers.

COMPETITIVE STRENGTHS

    During the last five fiscal years, Leiner acquired two companies, built its Your Life-Registered Trademark- product line into a $100 million broadline vitamin brand, and invested significantly in plant and equipment. These initiatives transformed Leiner from a marketing and sales oriented organization into a fully integrated, low cost manufacturer and marketer of vitamins. The Company attributes its leadership position to the following competitive strengths:

    - LOW COST MANUFACTURING: During the last five years, in addition to maintenance capital expenditures, the Company has invested $29.5 million primarily to increase capacity, as well as to consolidate plants and modernize equipment. The Company's overall tableting capacity has been increased by 45% and packaging capacity by 66%. The Company's overall tableting costs have been reduced by 8%, and packaging and distribution costs in its western U.S. facilities have been reduced by approximately 10% and 20%, respectively.

    - HIGH QUALITY PRODUCTS: Quality is a critical factor in the customer purchase decision, particularly for private label products, which are marketed under the brand names of the Company's mass market retail customers. The Company was the first major vitamin product supplier to be certified as being in compliance with the United States Pharmacopoeial Conventions' ("USP") vitamin manufacturing standards. The Company believes this certification has enhanced its reputation as a premier quality manufacturer of vitamins.

    - ADVANCED CATEGORY MANAGEMENT: Through its sophisticated information systems, the Company seeks to optimize the application of emerging science, new product introductions, merchandising opportunities, shelf space profitability and inventory management for its customers. The Company produces over 6,000 stock keeping units ("SKUs"), ships approximately 1,500 orders per week to over 200 customers and has established a reputation for consistent on-time delivery.

    - HIGH MARGIN NEW PRODUCTS: The Company identifies new products in non-mass market distribution channels and introduces proven items at the cost, quality and delivery standards required by mass market retailers. These new products, typically introduced under Leiner's YOUR
      LIFE-Registered Trademark- brand, produce the highest margins of all the Company's products and represent an increasing percentage of sales. To evaluate nutritional research and advise the Company on emerging science, Leiner created a Scientific Advisory Board comprised of nationally recognized authorities on nutrition and science. In the last two fiscal years, the Company introduced 52 new products (including 18 herbal products) which generated $32 million of fiscal 1997 net sales. As a result, in the mass market, Leiner's share of the high growth herbal products segment has grown from 9% in 1994 to 16% in 1996.

THE VITAMIN INDUSTRY

    Vitamins are one of the nation's fastest growing consumer product categories. According to industry sources, between 1992 and 1996, sales for the vitamin industry grew at a compound annual rate of approximately 11.2% to $4.1 billion, as the percentage of American adults regularly using vitamins grew from 35% to 40%. This growth is expected to continue as more of the baby boom generation reaches age fifty and vitamin usage continues to increase for all age groups.

    Between 1996 and 2005, the 50 to 64 age group is projected to be the fastest growing segment of the United States population. Gallup polling data shows that vitamin usage increases significantly with age, with 47% of individuals over age 50 regularly using vitamins, compared with 36% of younger adults.

    Increasing vitamin usage among the general population is linked to three major factors. First, research expenditures devoted to the positive effects of vitamin products have increased dramatically. Such research has been described in major medical journals and reported in the popular media. Second, the national trend towards improved fitness, greater self-care and preventive medicine has increased the general population's focus on nutritional products consumption. Finally, the more favorable regulatory environment resulting from the Dietary Supplement Health and Education Act of 1994 has generated increased new product introductions and more effective point of sale communication of the health benefits of vitamins to consumers. See "Industry."

BUSINESS STRATEGY

    The Company's business strategy includes the following principal elements:

    - INTRODUCING NEW PRODUCTS: Leiner has successfully introduced herb and nutritional supplements into the mass market that were originally available only in non-mass market channels. Mass market sales of high-margin herbal products increased 29% between 1995 and 1996 and represent a significant growth opportunity for the Company. The Company believes that the 30 new products it introduced in fiscal 1997 and its planned new product introductions for fiscal 1998 will further strengthen its position in the mass market channel.

    - EXPANDING DISTRIBUTION IN NON-MASS MARKET DOMESTIC CHANNELS: In addition to its growth in the mass market channel, Leiner has a proven record of growing sales in non-mass market channels. For example, Leiner's sales through United States military outlets worldwide have grown from $9.1 million in fiscal 1994 to $18.9 million in fiscal 1997. The Company has contractual agreements to (i) sell vitamins directly through television retailing, (ii) distribute products through direct mail to customers of a managed care provider, (iii) sell vitamins to companies that market directly to consumers and (iv) contract manufacture products for major pharmaceutical companies. The Company is also negotiating arrangements to market vitamin products through the health food store channel.

    - GROWING INTERNATIONAL SALES: Leiner plans to (i) expand its leading position in Canada established through its recent acquisition of Vita Health, a major manufacturer of private label and branded vitamins and OTC pharmaceuticals in Canada, (ii) distribute YOUR LIFE-Registered Trademark-brand products in Japan through a joint venture established with Takeda Chemical Industries, Ltd., (iii) supply vitamins to Teva Pharmaceutical Industries Ltd. for distribution in Israel and (iv) follow its existing retail customers into international markets including Mexico, Brazil and Indonesia.

    - BUILDING THE YOUR LIFE-REGISTERED TRADEMARK- BRAND: Between fiscal 1993 and fiscal 1997, the Company expanded sales of the YOUR
      LIFE-Registered Trademark- brand from $40 million to $104 million. Between fiscal 1996 and fiscal 1997, YOUR LIFE-Registered Trademark- sales grew approximately 50%, driven primarily by increasing sales to mass merchandisers and warehouse clubs. In fiscal 1997, the Company spent approximately $12 million in advertising and promotional sales support to further enhance the YOUR LIFE-Registered Trademark- brand.

    - SELECTIVELY PURSUING ADD-ON ACQUISITIONS: The Company has successfully purchased and integrated five companies since 1988, including the acquisition of Vita Health in January 1997. With this acquisition, Leiner gained (i) a leading competitive position in the Canadian market, (ii) distribution through nearly all of the significant mass market retailers in Canada, (iii) an extensive herb and nutritional supplement product line and (iv) an established brand in the Canadian health food store segment. Leiner intends to continue to pursue selective acquisition opportunities to complement its business strategy.

    - INCREASING OPERATING MARGINS AND REDUCING WORKING CAPITAL REQUIREMENTS:
      The Company plans to pursue initiatives to (i) consolidate its eastern U.S. packaging and distribution facilities, (ii) continue to reduce selling, marketing, distribution, general and administrative ("SG&A") expense as a percentage of sales, (iii) continue to reduce its raw material costs, (iv) achieve savings from the integration of Vita Health and (v) increase the proportion of its overall sales represented by sales of YOUR LIFE-Registered Trademark- branded products and other higher margin products, including new products and products sold through new channels.

                        SUMMARY OF THE RECAPITALIZATION

    On June 30, 1997 (the "Recapitalization Closing Date") Leiner Group, LHP's indirect corporate parent, completed a leveraged recapitalization (the "Recapitalization") sponsored by North Castle Partners I, L.L.C. ("North Castle"). The Recapitalization was effected pursuant to a Stock Purchase Agreement and Plan of Merger, dated as of May 31, 1997 (the "Recapitalization Agreement"), among Leiner Group, North Castle and LHP Acquisition Corp., a wholly-owned subsidiary of North Castle (the "Merger Entity"). North Castle, a Delaware limited liability company, is an investment fund formed by Charles F. Baird, Jr. for the purpose of participating in the Recapitalization. Mr. Baird was formerly a Managing Director of AEA Investors Inc. ("AEA"), which, together with management, arranged the 1992 acquisition of LHP. Prior to the Recapitalization, the common stock of Leiner Group (the "Existing Common Stock") had been held by Mr. Baird, certain current and former managers and employees of the Company, and AEA and certain of its co-investors (collectively, the "Existing Shareholders").

    Upon consummation of the Recapitalization, (i) certain current managers and employees of the Company who had been Existing Shareholders had some of their Existing Common Stock exchanged for cash, but together with Mr. Baird, retained common stock of the recapitalized Leiner Group ("Group Common Stock") and received rights under certain circumstances to receive Group Common Stock ("Equity Rights") equal to approximately 16% of the Group Common Stock outstanding or issuable under Equity Rights (the "Group Equity"), as well as certain warrants to acquire Group Common Stock ("Warrants"); (ii) AEA and certain of its co-investors (the "AEA Group") and certain former managers of the Company, all of whom had been Existing Shareholders, had most of their Existing Common Stock purchased for cash, but retained Group Common Stock equal to approximately 10% of the Group Equity, as well as Warrants; and (iii) North Castle purchased Group Common Stock from Leiner Group representing the balance or approximately 74% of the Group Equity for a cash investment of $80.4 million. The Warrants provide the Existing Shareholders with the right to purchase approximately 20% of the Group Common Stock on a fully-diluted basis giving effect to the exercise of such Warrants, the Equity Rights and the Management Options (as defined herein). The initial exercise price of the Warrants is 125% of the purchase price per share paid by North Castle for its investment in the Recapitalization. Commencing on the first anniversary of the Recapitalization Closing Date, the exercise price will compound at a rate of 25% per year in years two and three and then at a rate of 10% per year for the subsequent two years.

    The cash sources of financing for the Recapitalization consisted of North Castle's investment in Group Common Stock, the proceeds of the sale of the Existing Notes, and term and revolving credit borrowings under a senior secured credit facility (the "New Credit Facility") provided by a syndicate of financial institutions and The Bank of Nova Scotia as administrative agent, Merrill Lynch Capital Corporation as documentation agent and Salomon Brothers Holding Company Inc as syndication agent. See "Description of New Credit Facility." These funds were applied to acquire Existing Common Stock for cash, to cash out options for Existing Common Stock, to redeem preferred stock of Leiner Group and Vita Health, to refinance substantially all existing indebtedness of the Company other than certain capitalized leases, and to pay transaction-related fees and expenses.

    For further information concerning the Recapitalization, see "The Recapitalization."

    The following table sets forth the sources and uses of funds for the Recapitalization of Leiner Group, which closed on June 30, 1997.

         SOURCES OF FUNDS                 AMOUNT                   USES OF FUNDS                   AMOUNT
----------------------------------  -------------------  ----------------------------------  -------------------
                                        (DOLLARS IN
                                         MILLIONS)
Revolving Credit Facility.........       $    74.8(a)    Repurchased and Retained Equity of
                                                           Leiner Group....................       $   211.1(d)
Term Loans........................            85.0(b)    Repayment of Debt and Preferred
                                                           Stock...........................           119.8(e)
Existing Notes....................            85.0       Management Transaction Bonuses....             5.2(f)
                                            ------
  Total Debt......................           244.8       Estimated Fees and Expenses.......            17.7(g)
                                            ------                                                   ------
Total Common Equity of Leiner
  Group...........................           109.0(c)
                                            ------
  TOTAL SOURCES OF FUNDS..........       $   353.8       TOTAL USES OF FUNDS...............       $   353.8
                                            ------                                                   ------
                                            ------                                                   ------

------------------------

(a) Consists of borrowings under the new $125.0 million U.S. and Canadian revolving credit facilities (collectively, the "Revolving Credit Facility") provided under the New Credit Facility. See "Description of New Credit Facility."

(b) Consists of borrowings under a $45.0 million term B loan facility and a $40.0 million term C loan facility under the New Credit Facility, which were fully drawn on the Recapitalization Closing Date. See "Description of New Credit Facility."

(c) Consists of the Group Equity, comprised of (1) a new equity investment by North Castle in Group Common Stock for cash of $80.4 million, (2) a retained equity investment in Group Common Stock and Equity Rights with a value of $17.6 million (based on the per share value of the North Castle equity investment), held by certain current managers and employees of the Company and Mr. Baird (the "Management Retained Equity"), and (3) a retained equity investment in Group Common Stock with a value of $11.0 million (based on the per share value of the North Castle equity investment), held by the AEA Group and certain former managers of the Company (together with the Management Retained Equity, the "Retained Equity"). See "The Recapitalization."

(d) Includes transaction-related fees and expenses of $6.1 million, incurred by Leiner Group, that were an adjustment to the amount received by the Existing Shareholders. See "The Recapitalization."

(e) Consists of $102.2 million in outstanding borrowings and accrued interest under the Company's previous senior credit agreement, an aggregate $13.9 million redemption price for outstanding pay-in-kind redeemable preferred stock of Leiner Group held by AEA and an aggregate $3.7 million redemption price for a minority preferred stock interest in Vita Health.

(f) Members of the Company's management received $5.1 million in transaction bonuses ($3.1 million on an after-tax basis), which were paid by the Company following the Recapitalization Closing Date. In addition, the Company paid $0.1 million in employer payroll taxes related to the bonus payments.

(g) Does not include any fees and expenses that were an adjustment to the amount received by the Existing Shareholders, which are included in (d) above.

                             THE EXCHANGE OFFERING

Registration Rights          The Existing Notes were issued on June 30, 1997 to Merrill
  Agreement................  Lynch, Pierce, Fenner & Smith Incorporated, Salomon Brothers
                             Inc and Scotia Capital Markets (USA) Inc. (the "Initial
                             Purchasers"). The Initial Purchasers resold the Existing
                             Notes to certain qualified institutional buyers and
                             institutional accredited investors in reliance on, and
                             subject to the restrictions imposed pursuant to, Rule 144A of the Securities Act and other applicable exemptions from the registration requirements of the Act. In connection
                             therewith, Leiner Group, LHP and the Initial Purchasers
                             entered into the Registration Rights Agreement, dated as of
                             June 30, 1997 (the "Registration Rights Agreement"),
                             providing, among other things, for the Exchange Offer. See
                             "The Exchange Offer."

The Exchange Offer.........  New Notes are being offered in exchange for an equal principal amount of Existing Notes. As of the date hereof,
                             $85,000,000 aggregate principal amount of Existing Notes is outstanding.

Resale of New Notes........  Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties
                             (including EXXON CAPITAL HOLDINGS CORPORATION (available May
                             13, 1988), MORGAN STANLEY & CO. INCORPORATED (available June
                             5, 1991), K-III COMMUNICATIONS CORPORATION (available July
                             2, 1993) and SHEARMAN & STERLING (available July 2, 1993)),
                             LHP believes that the New Notes issued pursuant to the
                             Exchange Offer may be offered for resale, resold or
                             otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of LHP within the meaning of Rule 405 under the Securities Act)
                             without compliance with the registration and prospectus
                             delivery provisions of the Securities Act, provided that (i)
                             such New Notes are acquired in the ordinary course of
                             business, (ii) at the time of the commencement of the
                             Exchange Offer such holder has no arrangement or
                             understanding with any person to participate in a
                             distribution of the New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of the New Notes. By tendering Existing Notes in exchange
                             for New Notes, each holder will represent to LHP that: (i)
                             it is not such an affiliate of LHP, (ii) any New Notes to be received by it will be acquired in the ordinary course of
                             business and (iii) at the time of the commencement of the
                             Exchange Offer it had no arrangement with any person to
                             participate in a distribution of the New Notes and, if such holder is not a broker-dealer, it is not engaged in, and
                             does not intend to engage in, a distribution of New Notes.
                             If a holder of Existing Notes is unable to make the
                             foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission as set forth in such no-action letters, and must comply with
                             the registration and prospectus delivery requirements of the
                             Securities Act in connection with any secondary resale
                             transaction.

                             Each broker-dealer that receives New Notes for its own
                             account pursuant to the Exchange Offer in exchange for
                             Existing Notes, where such Existing Notes were acquired by such broker-dealer as a result of market-making activities or other activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act
                             and that it has not entered into any arrangement or
                             understanding with LHP or an affiliate of LHP to distribute the New Notes in connection with any resale of such New
                             Notes. The Letter of Transmittal states that by so
                             acknowledging and by delivering a prospectus, a
                             broker-dealer will not be deemed to admit that it is an
                             "underwriter" within the meaning of the Securities Act. This
                             Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making
                             activities or other trading activities. LHP has agreed that, starting on the Expiration Date, and ending on the close of business 180 days after the Expiration Date, it will make
                             this Prospectus available to any such participating
                             broker-dealer for use in connection with any such resale.
                             See "Plan of Distribution."

                             To comply with the securities laws of certain jurisdictions, it may be necessary to qualify for sale or register the New
                             Notes prior to offering or selling such New Notes in such
                             jurisdictions. LHP has agreed, pursuant to the Registration
                             Rights Agreement and subject to certain specified
                             limitations therein, to register or qualify the New Notes
                             for offer or sale under the securities or "blue sky" laws of such jurisdictions as may be necessary to permit the holders of New Notes to trade the New Notes without any material
                             restrictions or limitations under the securities laws of the several states of the United States.

Consequences of Failure to   Upon consummation of the Exchange Offer, subject to certain
  Exchange Existing          limited exceptions, holders of Existing Notes who do not
  Notes....................  exchange their Existing Notes for New Notes in the Exchange
                             Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes,
                             unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited
                             exceptions, the Company will have no obligation to do),
                             except pursuant to an exemption from, or in a transaction
                             not subject to, the Securities Act and applicable state
                             securities laws. See "The Exchange Offer--Terms of the
                             Exchange Offer" and "--Consequences of Failure to Exchange."

Expiration Date............  5:00 p.m., New York City time, on         , 1997 (30 days
                             following the commencement of the Exchange Offer), unless
                             the Exchange Offer is extended by LHP in its sole
                             discretion, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is
                             extended.

Interest on the New          The New Notes will accrue interest at a rate of 9 5/8% per
  Notes....................  annum from June 30, 1997, the issue date of the Existing
                             Notes, or from the most recent date to which interest has
                             been paid or duly provided for on the Existing Notes.
                             Interest on the New Notes is payable on January 1 and July 1 of each year, commencing on January 1, 1998. In addition, it is expected that additional interest will accrue on the
                             Notes at a rate of 0.5% per annum for the periods (i) from and including the 121st day following the Recapitalization
                             Closing Date (October 29, 1997) until but excluding the date the Registration Statement was declared effective, and (ii)
                             from and including the 151st day following the
                             Recapitalization Closing Date (November 28, 1997) until but excluding the date of consummation of the Exchange Offer.
                             See "--Registration Rights."

Conditions to the            The Exchange Offer is not conditioned upon any minimum
  Exchange Offer...........  principal amount of Existing Notes being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions, which may be waived by LHP. See "The
                             Exchange Offer--Conditions." Except for the requirements of applicable federal and state securities laws, there are no federal or state regulatory requirements to be complied with by the Company in connection with the Exchange Offer.

Procedures for Tendering     Each holder of Existing Notes wishing to accept the Exchange
  Existing Notes...........  Offer must complete, sign and date the Letter of
                             Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or
                             otherwise deliver such Letter of Transmittal, or such
                             facsimile, together with any other required documentation to the Exchange Agent (as defined herein) at the address set
                             forth herein and effect a tender of Existing Notes pursuant to the procedures for book-entry transfer as provided for
                             herein. See "The Exchange Offer--Procedures for Tendering,"
                             "--Book Entry Transfer," and
                             "--Guaranteed Delivery Procedures." Certain other procedures may apply with respect to certain book-entry transfers. See
                             "The Exchange Offer--Exchanging Book-Entry Notes."

Guaranteed Delivery          Holders of Existing Notes who wish to tender their Existing
  Procedures...............  Notes and who cannot deliver their Existing Notes and a properly completed Letter of Transmittal or any other
                             documents required by the Letter of Transmittal to the
                             Exchange Agent prior to the Expiration Date may tender their
                             Existing Notes according to the guaranteed delivery
                             procedures set forth in "The Exchange Offer--Guaranteed
                             Delivery Procedures."

Withdrawal Rights..........  Tenders of Existing Notes may be withdrawn to any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Existing Notes, a written or facsimile transmission notice of withdrawal must be received by the
                             Exchange Agent at its address set forth herein under "The
                             Exchange Offer--Exchange Agent" prior to 5:00 p.m., New York
                             City time, on the Expiration Date.

Acceptance of Existing       Subject to certain conditions, any and all Existing Notes
  Notes and Delivery of      that are validly tendered in the Exchange Offer prior to
  New Notes................  5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. The New Notes issued pursuant to the Exchange Offer will be delivered as soon as practicable following the Expiration Date. See "The Exchange
                             Offer--Terms of the Exchange Offer."

Certain U.S. Tax             The exchange of Existing Notes for New Notes will not
  Consequences.............  constitute a taxable exchange for U.S. federal income tax purposes. See "Certain Federal Income Tax Considerations."

Exchange Agent/Trustee.....  United States Trust Company of New York, the trustee under the indenture governing the Notes (the "Trustee") is serving as exchange agent, (in such capacity the "Exchange Agent"), in connection with the Exchange Offer.

Fees and Expenses..........  Expenses incident to LHP's consummation of the Exchange
                             Offer and compliance with the Registration Rights Agreement will be borne by LHP. See "The Exchange Offer--Fees and
                             Expenses."

Use of Proceeds............  LHP will not receive any proceeds from the Exchange Offer.
                             The net proceeds from the sale of the Existing Notes
                             comprised a portion of the financing for the
                             Recapitalization and related transactions.

                       SUMMARY OF TERMS OF THE NEW NOTES

    The Exchange Offer relates to the exchange of up to $85,000,000 aggregate principal amount of Existing Notes for an equal aggregate principal amount of New Notes. New Notes will be entitled to the benefits of the same Indenture that governs the Existing Notes and that will govern the New Notes. The form and terms of the New Notes are identical in all material respects to the form and terms of the Existing Notes, except that the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. See "Description of the New Notes."

Maturity Date..............  July 1, 2007.

Interest Payment Dates.....  January 1 and July 1 of each year, commencing January 1,
                             1998.

Optional Redemption........  The New Notes will be redeemable at the option of LHP, in whole or in part, at any time on or after July 1, 2002 at
                             the redemption prices set forth herein, together with
                             accrued and unpaid interest, if any, to the date of
                             redemption. In addition, on or prior to July 1, 2000, LHP, at its option, may redeem in the aggregate up to 30% of the original principal amount of the Notes at a redemption price equal to 109 5/8% of the principal amount thereof, plus
                             accrued and unpaid interest, if any, to the date of
                             redemption, with the net cash proceeds of one or more Public
                             Equity Offerings; PROVIDED, HOWEVER, that at least $60.0
                             million aggregate principal amount of Notes remains
                             outstanding immediately after giving effect to such
                             redemption. See "Description of the New
                             Notes--Redemption--Optional Redemption."

Ranking....................  The New Notes will be unsecured senior subordinated obligations of LHP and will be subordinated in right of
                             payment to all existing and future Senior Debt of LHP,
                             including borrowings under the New Credit Facility, and will rank PARI PASSU in right of payment with all other existing and future senior subordinated indebtedness of LHP.
                             As of June 30, 1997, after giving effect on a pro forma
                             basis to the Recapitalization and the financing therefor,
                             the Company had approximately $164.7 million principal
                             amount of Senior Debt outstanding and approximately $249.7 million of aggregate indebtedness outstanding (including the
                             Existing Notes). See "Description of the New
                             Notes--Subordination."

Change of Control..........  Upon the occurrence of a Change of Control (as defined herein), (i) LHP will have the option, prior to July 1,
                             2002, to redeem all of the Notes, at a redemption price
                             equal to 100% of the principal amount thereof plus the
                             Applicable Premium, as of, and accrued and unpaid interest
                             (if any) to, the date of redemption and (ii) if LHP does not redeem the Notes, subject to certain conditions, each holder of Notes will have the right to require LHP to purchase such holder's Notes at a purchase price equal to 101% of the
                             principal amount thereof, together with accrued and unpaid interest, if any, to the date of purchase. See "Description of the New Notes--Change of Control."

Covenants..................  The Indenture pursuant to which the New Notes will be issued, contains certain covenants that, among other things, will limit the ability of LHP and any Restricted Subsidiary
                             (as defined herein) to (i) incur additional indebtedness,
                             (ii) issue preferred stock in Restricted Subsidiaries, (iii)
                             pay dividends or make other distributions, (iv) repurchase equity interests or subordinated indebtedness, (v) create
                             certain liens, (vi) enter into certain transactions with
                             affiliates, (vii) consummate certain asset sales and (viii)
                             merge or consolidate with any person. See "Description of
                             the New Notes--Certain Covenants."

Absence of a Public Market   The New Notes will be new securities for which there
  for the Notes............  currently is no market. Although the Initial Purchasers have informed LHP that they currently intend to make a market in the New Notes, they are not obligated to do so, and any such market making may be discontinued at any time without
                             notice. Accordingly, there can be no assurance as to the
                             development or liquidity of any market for the New Notes.
                             The Existing Notes are eligible for trading in the Private
                             Offerings, Resale and Trading through Automated Linkages
                             (PORTAL) market. LHP does not intend to apply for listing of the New Notes on any securities exchange or for quotation
                             through the National Association of Securities Dealers
                             Automated Quotation System. See "Plan of Distribution."

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

    The following table presents summary historical financial data derived from the consolidated financial statements of the Company. The statement of operations data for the fiscal years ended March 31, 1993, 1994, 1995, 1996, and 1997, except for the unaudited pro forma statement of operations data for the fiscal year ended March 31, 1997, were derived from the consolidated financial statements of the Company audited by Ernst & Young LLP, independent auditors, and included elsewhere herein. The statement of operations data for the three months ended June 30, 1996 and 1997, and the balance sheet data as of June 30, 1997, except for the unaudited pro forma financial data as of and for the three months ended June 30, 1997, were derived from the unaudited condensed consolidated financial statements of the Company included elsewhere herein.

    The unaudited pro forma consolidated statement of operations data of the Company for the year ended March 31, 1997 gives effect to (i) the Recapitalization with respect to the Company as if it had occurred on April 1, 1996, and (ii) the acquisition of Vita Health on January 30, 1997 as if that acquisition had occurred on April 1, 1996, based on historical financial information for Vita Health for the ten months ended January 30, 1997 that was derived from Vita Health's unaudited financial statements. The unaudited pro forma consolidated statement of operations data of the Company for the three months ended June 30, 1997 give effect to the Recapitalization with respect to the Company as if it had occurred on April 1, 1997. The unaudited pro forma consolidated balance sheet data of the Company as of June 30, 1997 give effect to the Recapitalization with respect to the Company assuming that certain Recapitalization-related transactions that were completed after June 30, 1997 had occurred on June 30, 1997.

    The summary unaudited pro forma financial data also reflect those Recapitalization-related transactions that affected Leiner Group. Expenses of $11.8 million were incurred by Leiner Group in connection with the Recapitalization, of which $6.1 million represented an adjustment to the amount received by the Existing Shareholders. See "The Recapitalization." Historically, the Company has not paid any material recurring expenses on behalf of Leiner Group, although no assurance can be given that such payments will not be made in the future. Furthermore, although federal and other consolidated income taxes are legally payable by Leiner Group, such taxes historically have related to LHP's operations and accordingly have been paid for by LHP and accounted for in its consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Recapitalization Accounting; Financial Statement Presentation; Parent Company."

    The summary historical and unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information" contained elsewhere in this Prospectus, as well as the information concerning the Recapitalization (including the sources and uses therefor) contained in "The Recapitalization." The summary unaudited pro forma financial data and related notes are provided for informational purposes and do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited pro forma financial information been consummated as of the date and for the period indicated and are not intended to project the Company's financial position or results of operations for any future period.

                                                                         FISCAL YEARS ENDED MARCH 31,
                                                    ----------------------------------------------------------------------
                                                                                                               UNAUDITED
                                                                                                               PRO FORMA
                                                      1993(1)      1994       1995       1996       1997      1997(2)(6)
                                                    -----------  ---------  ---------  ---------  ---------  -------------
                                                                            (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS DATA:
Net sales
    Vitamins......................................   $   159.5   $   217.3  $   239.6  $   267.7  $   321.7    $   333.7
    OTC pharmaceuticals...........................        53.0        67.4       63.1       58.8       61.3         68.6
    Other.........................................        18.3        18.9       12.0       11.9        9.8         14.6
                                                    -----------  ---------  ---------  ---------  ---------  -------------
Total net sales...................................       230.8       303.6      314.7      338.4      392.8        416.9
Gross profit......................................        59.2        77.6       78.1       85.1      104.2        110.5
SG&A..............................................        48.0        59.5       59.7       62.6       72.7         79.3
Impairment and closure of OTC facility(3).........          --          --         --        4.7        1.4          1.4
Management reorganization(4)......................          --          --         --         --        1.0          1.0
Expenses related to recapitalization of parent
  (5).............................................          --          --         --         --         --           --
Amortization of goodwill..........................         1.4         1.6        1.6        1.6        1.5          1.7
Other charges(6)..................................         4.0         2.4        0.5        0.5        0.9          2.0
                                                    -----------  ---------  ---------  ---------  ---------  -------------
Operating income (loss)...........................         5.8        14.1       16.3       15.8       26.7         25.2
Interest expense, net(7)..........................         5.9         7.1        9.0        9.9        8.3         23.4
                                                    -----------  ---------  ---------  ---------  ---------  -------------
Income (loss) before income taxes and
  extraordinary item..............................   $    (0.1)  $     7.0  $     7.3  $     5.9  $    18.4    $     1.8
                                                    -----------  ---------  ---------  ---------  ---------  -------------
                                                    -----------  ---------  ---------  ---------  ---------  -------------
Income (loss) before extraordinary item...........   $    (1.1)  $     3.4  $     3.8  $     1.2  $    10.4    $     0.1
                                                    -----------  ---------  ---------  ---------  ---------  -------------
                                                    -----------  ---------  ---------  ---------  ---------  -------------

                                                             FOR THE THREE MONTHS
                                                                ENDED JUNE 30,
                                                    ---------------------------------------

                                                                  (UNAUDITED)
                                                                              PRO FORMA
                                                      1996       1997          1997(6)
                                                    ---------  ---------  -----------------

STATEMENT OF OPERATIONS DATA:
Net sales
    Vitamins......................................  $    56.9  $    75.6      $    75.6
    OTC pharmaceuticals...........................       11.3       15.1           15.1
    Other.........................................        2.4        3.4            3.4
                                                    ---------  ---------         ------
Total net sales...................................       70.6       94.1           94.1
Gross profit......................................       18.6       22.2           22.2
SG&A..............................................       15.5       17.5           17.5
Impairment and closure of OTC facility(3).........         --         --             --
Management reorganization(4)......................        0.2         --             --
Expenses related to recapitalization of parent
  (5).............................................         --       32.3             --
Amortization of goodwill..........................        0.4        0.4            0.4
Other charges(6)..................................        0.1        0.1            0.4
                                                    ---------  ---------         ------
Operating income (loss)...........................        2.4      (28.2)           3.9
Interest expense, net(7)..........................        2.2        1.8            5.8
                                                    ---------  ---------         ------
Income (loss) before income taxes and
  extraordinary item..............................  $     0.2  $   (30.0)     $    (1.9)
                                                    ---------  ---------         ------
                                                    ---------  ---------         ------
Income (loss) before extraordinary item...........  $     0.1  $   (22.9)     $    (1.3)
                                                    ---------  ---------         ------
                                                    ---------  ---------         ------

                                                                                             AS OF JUNE 30, 1997
                                                                                           ------------------------
                                                                                                  UNAUDITED

                                                                                             ACTUAL      PRO FORMA
                                                                                           -----------  -----------
                                                                                            (DOLLARS IN MILLIONS)
BALANCE SHEET DATA:
Working capital..........................................................................   $    74.5    $    87.8
Total assets.............................................................................       293.4        293.4
Total debt...............................................................................       239.6        249.7
Minority interest in subsidiary..........................................................         4.7          1.0
Total common shareholder's deficit.......................................................       (45.0)       (38.2)

                                                                                                        FOR THE THREE MONTHS
                                                      FISCAL YEARS ENDED MARCH 31,                         ENDED JUNE 30,
                                  --------------------------------------------------------------------  --------------------
                                                                                            UNAUDITED       (UNAUDITED)
                                                                                            PRO FORMA
                                    1993(1)      1994       1995       1996       1997     1997(2)(6)     1996       1997
                                  -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------

                                                                    (DOLLARS IN MILLIONS)
OTHER DATA:
Gross margin....................        25.6%       25.6%      24.8%      25.2%      26.5%       26.5%       26.3%      23.6%
EBITDA(8).......................   $    11.4   $    23.4  $    27.0  $    32.9  $    38.1      N/A      $     5.3  $   (16.8)
EBITDA margin(8)................         4.9%        7.7%       8.6%       9.7%       9.7%     N/A            7.5%      17.9%
Depreciation and
  amortization(9)...............   $     4.6   $     7.2  $    10.5  $    12.3  $    12.3   $    12.9   $     2.9  $     3.1
Capital expenditures............         3.3        15.0       16.7        3.5        3.5         3.8         0.6        1.3
Cash flows from operating
  activities....................         1.9       (17.1)      13.1       12.7       23.2      N/A            0.5        7.2
Cash flows from investing
  activities....................       (21.9)      (18.3)     (21.9)      (8.8)     (10.2)     N/A           (0.9)      (4.4)
Cash flows from financing
  activities....................        19.6        36.9        7.3       (2.5)     (12.1)     N/A            0.5       12.2
Ratio of total debt to
  EBITDA(8)(10).................         6.6x        4.2x       4.0x       3.2x       2.8x     N/A         --         --
Ratio of EBITDA to interest
  expense(8)....................         1.9         3.3        3.1        3.4        4.7      N/A            2.5       (9.7)
Ratio of earnings to fixed
  charges(11)...................         1.0         1.8        1.7        1.5        2.9         1.1         1.1     --



                                     PRO FORMA
                                      1997(6)
                                  ---------------

OTHER DATA:
Gross margin....................          23.6%
EBITDA(8).......................        N/A
EBITDA margin(8)................        N/A
Depreciation and
  amortization(9)...............     $     3.1
Capital expenditures............           1.3
Cash flows from operating
  activities....................        N/A
Cash flows from investing
  activities....................        N/A
Cash flows from financing
  activities....................        N/A
Ratio of total debt to
  EBITDA(8)(10).................        N/A
Ratio of EBITDA to interest
  expense(8)....................        N/A
Ratio of earnings to fixed
  charges(11)...................        --

------------------------
(1) The May 1992 acquisitions by Leiner Group of LHP and XCEL Laboratories, Inc. ("XCEL"), an OTC pharmaceuticals manufacturer, were accounted for under the purchase method of accounting and new bases of accounting were established at the time of each such acquisition. See "The Company--History." Accordingly, the statement of operations data for the fiscal year ended March 31, 1993 represent the results of operations of the Company, the results of operations for XCEL from the date of its acquisition, and purchase accounting for the acquisitions of LHP and XCEL during that fiscal year.

(2) On January 30, 1997, the Company purchased Vita Health. This column gives effect to the acquisition of Vita Health, as well as the Recapitalization and related transactions with respect to the Company. See "Unaudited Pro Forma Financial Information." The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for the two months ended March 31, 1997. The pro forma data shown for fiscal 1997 includes the operating results of Vita Health for the additional ten months ended January 30, 1997.

(3) During fiscal 1996, the Company decided to significantly reduce the size of its OTC liquid pharmaceuticals manufacturing business. Accordingly, the Company determined that certain long-lived assets with a carrying amount of $8.3 million were impaired and wrote them down by $4.7 million to their estimated fair value. During fiscal 1997, the Company closed the manufacturing facility and out-sourced the production to a third party. The costs incurred of $1.4 million include (i) the write-off of fixed assets of $0.8 million and (ii) closure costs including salaries in conjunction with the facility closing of $0.6 million. The expense does not include an additional charge to cost of sales of $0.5 million for the write-off of certain liquid OTC inventory which was no longer being manufactured by the Company.

(4) During fiscal 1997, the Company reorganized the management team. Expenses of $1.0 million include severance expense for the previous Chief Financial Officer, Vice President of Product Development and Vice President of Corporate Development and include the hiring and relocation expenses for the new Chief Financial Officer and other corporate officers.

(5) Represents non-recurring charges relating to the Recapitalization, consisting of (x) a compensation charge incurred by the Company for the in-the-money value of existing stock options of $15.4 million which were (i) converted into an equivalent value of Equity Rights at the date of the Recapitalization, (ii) paid out in cash, or (iii) exercised for common stock (or a combination thereof), (y) $5.1 million in transaction bonuses which were paid to members of the Company's management subsequent to the Recapitalization, and (z) expenses incurred by Leiner Group in connection with its capital raising activities. These non-recurring charges contributed significantly to the Company's net loss of $24.0 million for the three months ended June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operation--First Quarter Fiscal 1998 Compared to First Quarter Fiscal 1997."

(6) Other charges for the fiscal years ended March 31, 1993 through March 31, 1997 and the three months ended June 30, 1996 and June 30, 1997 include management fees paid to AEA that were discontinued upon consummation of the Recapitalization. Other charges also include costs related to the original acquisition of Leiner by the AEA Group and compensation expense arising from the sale of shares of Common Stock to management in connection with the acquisition of Leiner by the AEA Group in the fiscal year ended March 31, 1993, the write-off of deferred charges associated with the refinancing of the Company's revolving credit facility in the fiscal year ended March 31, 1994 and expenses incurred in connection with the withdrawn initial public offering in the fiscal year ended March 31, 1997. Other charges also include, in the fiscal years ended March 31, 1994 through March 31, 1997, non-cash compensation expense arising from the granting of stock options. Other charges in the fiscal year ended March 31, 1995 do not include $0.5 million in other charges incurred by Leiner Group in connection with its withdrawn initial public offering in that fiscal year, which are reflected in the consolidated financial statements of Leiner Group. Unaudited pro forma statement of operations data for fiscal 1997 and the three months ended June 30, 1997 include the pro rata portion of an annual management fee of $1.5 million payable to North Castle Partners, L.L.C., an affiliate of North Castle, following the Recapitalization and excludes the annual management fee of AEA. See "Certain Transactions."

(7) Net interest expense in the fiscal years ended March 31, 1993 and 1994 do not reflect $0.1 million and $0.2 million, respectively, in interest income received by Leiner Group, which is reflected in the consolidated financial statements of Leiner Group.

(8) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the income statement in the consolidated financial statements.

   "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and other non-cash charges, consisting of (i) the write off of deferred financing charges, net of income taxes, included as an extraordinary item in the statements of operations for fiscal 1997 and the first quarter of fiscal 1998, (ii) non-cash stock compensation charges, including those recorded in connection with the Recapitalization (see Note 5), (iii) expenses related to the impairment and closure of the OTC liquid pharmaceuticals manufacturing facility in fiscal 1996 and 1997 (see Note 3), and (iv) other non-cash charges in fiscal 1994 and fiscal 1997. EBITDA is calculated as follows (in thousands):

                                                                                                                 FOR THREE
                                                                                                                  MONTHS
                                                                                                                   ENDED
                                                                                                                 JUNE 30,
                                                                                                                 ---------
                                                                      FISCAL YEARS ENDED MARCH 31,
                                                          -----------------------------------------------------  (UNAUDITED)
                                                            1993       1994       1995       1996       1997       1996
                                                          ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss).......................................  $  (1,033) $   3,417  $   3,813  $   1,166  $   7,638  $     119
Add back:
  Interest expense, net.................................      5,791      7,144      9,010      9,924      8,281      2,152
  Income taxes..........................................        999      3,573      3,524      4,686      8,028         92
  Depreciation and amortization.........................      4,586      7,247     10,514     12,288     12,309      2,867
  Extraordinary item....................................         --         --         --         --        295         --
  Compensation related to stock options.................      1,093        264        132        132         99         33
  Impairment and closure of facility....................         --         --         --      4,730      1,416         --
  Other non-cash charges................................         --      1,753         --         --         18         --
                                                          ---------  ---------  ---------  ---------  ---------  ---------
  Subtotal..............................................     12,555     19,981     23,180     31,760     30,446      5,144
                                                          ---------  ---------  ---------  ---------  ---------  ---------
EBITDA..................................................  $  11,436  $  23,398  $  26,993  $  32,926  $  38,084  $   5,263
                                                          ---------  ---------  ---------  ---------  ---------  ---------
                                                          ---------  ---------  ---------  ---------  ---------  ---------


                                                             1997
                                                          -----------
Net income (loss).......................................   $ (23,966)
Add back:
  Interest expense, net.................................       1,800
  Income taxes..........................................      (7,105)
  Depreciation and amortization.........................       3,066
  Extraordinary item....................................       1,109
  Compensation related to stock options.................       8,300
  Impairment and closure of facility....................          --
  Other non-cash charges................................          --
                                                          -----------
  Subtotal..............................................       7,170
                                                          -----------
EBITDA..................................................   $ (16,796)
                                                          -----------
                                                          -----------

   Although EBITDA (as well as related EBITDA ratios) is a non-GAAP measurement, EBITDA, EBITDA margin, the ratio of total debt to EBITDA and the ratio of EBITDA to interest expense are included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(9) Depreciation and amortization as presented does not include the amortization of deferred financing fees. In the cash flow statement in the consolidated financial statements, the amortization of deferred financing fees is included in depreciation and amortization.

(10) The ratio of total debt to EBITDA is not presented for interim periods because it is not meaningful.


(11) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor). Earnings were inadequate to cover fixed charges by $30.0 million and $1.9 million for the three month period ended June 30, 1997 on an actual and pro forma basis, respectively.


                                  RISK FACTORS

    Prospective investors should carefully consider the matters set forth under "Risk Factors," beginning on page 15, in evaluating an investment in the Notes.

                                  RISK FACTORS

    IN ADDITION TO THE OTHER INFORMATION IN THIS PROSPECTUS, BEFORE TENDERING THEIR EXISTING NOTES FOR NEW NOTES, HOLDERS OF EXISTING NOTES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS, WHICH ARE GENERALLY APPLICABLE TO THE EXISTING NOTES AND THE NEW NOTES.

SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE INDEBTEDNESS

    As a result of the Recapitalization, the Company is highly leveraged, with indebtedness that is very substantial in relation to its shareholder's equity. After giving pro forma effect to the Recapitalization, as of June 30, 1997, the Company's aggregate outstanding indebtedness was $249.7 million and the Company's shareholder's equity reflected a deficit of $38.2 million. The New Credit Facility and the Indenture will permit the Company to incur or guarantee certain additional indebtedness, subject to certain limitations. The Company will be required to repay the $85.0 million in term loans under the New Credit Facility over the eight and one-half year period following June 30, 1997, with scheduled principal payments of $850,000 annually for the first six years, $27.4 million in the seventh year, $39.3 million in the eighth year, and $13.2 million in the final six months. All outstanding revolving credit borrowings under the New Credit Facility will become due on June 30, 2003. The Company expects that its working capital needs will require it to obtain replacement revolving credit facilities at that time. See "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources," "Description of New Credit Facility" and "Description of the New Notes."

    The Company's high degree of leverage could have important consequences to holders of Notes, including but not limited to the following: (i) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired in the future; (ii) a substantial portion of the Company's cash flow from operations must be dedicated to the payment of principal and interest on its indebtedness, thereby reducing the funds available to the Company for its operations and other purposes, including investments in research and development and capital spending; (iii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; (iv) the Company may be hindered in its ability to adjust rapidly to changing market conditions; and (v) the Company's substantial degree of leverage could make it more vulnerable in the event of a downturn in general economic conditions or its business or changing market conditions and regulations.

    The Company's ability to repay or to refinance its obligations with respect to its indebtedness will depend on its future financial and operating performance, which, in turn, will be subject to prevailing economic and competitive conditions and to certain financial, business, legislative, regulatory and other factors, many of which are beyond the Company's control. These factors could include operating difficulties, increased operating costs, product pricing pressures, the response of competitors, regulatory developments, and delays in implementing strategic projects. The Company's ability to meet its debt service and other obligations may depend in significant part on the extent to which the Company can implement successfully its business strategy. There can be no assurance that the Company will be able to implement its strategy fully or that the anticipated results of its strategy will be realized. See "Business--Business Strategy."

    If the Company's cash flow and capital resources are insufficient to fund its debt service obligations, the Company may be forced to reduce or delay capital expenditures, sell assets, or seek to obtain additional equity capital, or to refinance or restructure its debt. There can be no assurance that the Company's cash flow and capital resources will be sufficient for the payment of principal of, and premium, if any, and interest on, its indebtedness in the future, or that any such alternative measures would be successful or would permit the Company to meet its scheduled debt service obligations. In addition, because the Company's obligations under the New Credit Facility will bear interest at floating rates, an increase in interest rates could adversely affect, among other things, the Company's ability to meet its debt service obligations. The Company entered into an interest protection arrangement effective July 30, 1997 for a period of three years with respect to $29.4 million of its indebtedness under the New Credit Facility that provides a cap of 6.17% on the interest rates payable thereon. See "Description of New Credit Facility."

SUBORDINATION OF NEW NOTES

    The New Notes will be unsecured, senior subordinated obligations of LHP, and as such, will be subordinated in right of payment to all existing and future Senior Debt of LHP, including indebtedness of LHP under the New Credit Facility and LHP's guarantee of indebtedness of Vita Health under the New Credit Facility. The New Notes will rank PARI PASSU with all senior subordinated indebtedness of LHP, if any, and will rank senior to all subordinated indebtedness of LHP, if any. The New Notes will also be effectively subordinated to all secured indebtedness of LHP to the extent of the value of the assets securing such indebtedness, and to all existing and future obligations and liabilities of LHP's subsidiaries. The obligations of LHP under the New Credit Facility are secured by substantially all of the assets of LHP and any future U.S. subsidiary of LHP and a pledge of the capital stock of LHP and any such subsidiary and 65% of the capital stock of any direct foreign subsidiary of LHP. The obligations of Vita Health under the New Credit Facility are additionally secured by substantially all of the assets of Vita Health and its Canadian parents and subsidiaries. As of June 30, 1997, after giving pro forma effect to the Recapitalization, the aggregate principal amount of Senior Debt that effectively ranked senior to the Notes was approximately $164.7 million.

    In the event of bankruptcy, liquidation, dissolution, reorganization or any similar proceeding regarding LHP, or any default in payment or acceleration of any debt thereof, the assets of LHP will be available to pay obligations on the New Notes (and any Existing Notes that are not exchanged) only after the Senior Debt of LHP has been paid in full, and there may not be sufficient assets remaining to pay amounts due on all or any of such Notes. See "Description of the New Notes-- Subordination."

RESTRICTIVE FINANCING COVENANTS

    The New Credit Facility contains a number of covenants that significantly restrict the operations of the Company. In addition, the Company is required to comply with specified financial ratios and tests, including minimum net worth requirements, maximum leverage ratios, minimum fixed charge coverage ratios and minimum EBITDA to cash interest expense ratios, and certain of these ratios and tests may be more restrictive in future years. There can be no assurance that the Company will be able to comply with such covenants or restrictions in the future. The Company's ability to comply with such covenants and other restrictions may be affected by events beyond its control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the New Credit Facility that would permit the lenders thereunder to declare all amounts outstanding thereunder to be immediately due and payable, together with accrued and unpaid interest, and terminate their commitments to make further extensions of credit thereunder, and the Company could be prohibited from making any payments on the New Notes. See "Description of New Credit Facility." In addition, the Indenture contains a number of restrictive covenants relating to the Company. These covenants, however, are subject to a number of exceptions and limitations, and may not afford holders of the New Notes with protection in the event of a highly-leveraged transaction, reorganization, restructuring, merger or similar transaction involving the Company that may adversely affect holders of the Notes.

CHANGE OF CONTROL

    Upon the occurrence of a Change of Control (as defined in the Indenture), the Company will be required to make an offer to purchase all of the outstanding Notes at a price equal to 101% of the principal amount thereof at the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. The occurrence of certain of the events that would constitute a Change of Control under the Indenture would constitute a default under the New Credit Facility and might constitute a default under other indebtedness of the Company. In addition, the New Credit Facility prohibits the purchase of the Notes in the event of a Change of Control, unless and until such time as the indebtedness under the New Credit Facility is repaid in full. The Company's failure to purchase the Notes in such instance would result in a default under each of the Indenture and the New Credit Facility. The inability to repay the indebtedness under the New Credit Facility, if accelerated, could have material adverse consequences to the Company and to the holders of the Notes. Future indebtedness of the Company may also contain prohibitions of certain events or transactions that could constitute a Change of Control or require such indebtedness to be repurchased upon a Change of Control. In the event of a Change of Control, there can be no assurance that the Company would have sufficient assets to satisfy all of its obligations under the New Credit Facility and the Notes. See "Description of New Credit Facility" and "Description of the New Notes--Change of Control."

FRAUDULENT TRANSFER CONSIDERATIONS

    The incurrence of indebtedness by the Company, such as the Notes, may be subject to review under federal bankruptcy law or relevant state fraudulent conveyance laws if a bankruptcy case or lawsuit is commenced by or on behalf of unpaid creditors of the Company. Under these laws, if, in a bankruptcy or reorganization case or a lawsuit by or on behalf of unpaid creditors of the Company, a court were to find that, at the time the Company incurred indebtedness, including indebtedness under the Notes, (i) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding current or future creditors or (ii) (a) the Company received less than reasonably equivalent value or fair consideration for incurring such indebtedness and (b) the Company (1) was insolvent or was rendered insolvent by reason of any of the transactions, (2) was engaged, or about to engage, in a business or transaction for which its assets constituted unreasonably small capital, (3) intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured (as all of the foregoing terms are defined in or interpreted under the relevant fraudulent transfer or conveyance statutes) or (4) was a defendant in an action for money damages, or had a judgment for money damages docketed against it (if, in either case, after final judgment the judgment is unsatisfied), then such court could avoid or subordinate the amounts owing under the Notes to presently existing and future indebtedness of the Company and take other actions detrimental to the holders of the Notes.

    The measure of insolvency for purposes of the foregoing considerations will vary depending upon the law of the jurisdiction that is being applied in any such proceeding. Generally, however, the Company would be considered insolvent if, at the time it incurred the indebtedness, either (i) the sum of its debts (including contingent liabilities) is greater than its assets, at a fair valuation, or (ii) the present fair saleable value of its assets is less than the amount required to pay the probable liability on its total existing debts and liabilities (including contingent liabilities) as they become absolute and matured. There can be no assurance as to what standards a court would use to determine whether the Company was solvent at the relevant time, or whether, whatever standard was used, the Notes would not be avoided or further subordinated on another of the grounds set forth above. In rendering their opinions in connection with the initial financing of the Recapitalization, counsel for the Company and counsel for the lenders did not express any opinion as to the applicability of federal or state fraudulent transfer and conveyance laws.

    The Company believes that at the time the indebtedness constituting the Existing Notes was incurred initially by the Company, the Company (i) was (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its businesses effectively and (c) incurring debts within its ability to pay as the same matured or became due, and (ii) had sufficient assets to satisfy any probable money judgment against it in any pending action. The Company also believes that at the time it initially will incur indebtedness constituting the New Notes that the Company (i) will be (a) neither insolvent nor rendered insolvent thereby, (b) in possession of sufficient capital to run its businesses effectively and (c) incurring debts within its ability to pay as the same mature or become due and (ii) will have sufficient assets to satisfy any probable money judgment against it in any pending action. In reaching the foregoing conclusions, the Company has relied upon its analyses of internal cash flow projections and estimated values of assets and liabilities of the Company. There can be no assurance, however, that a court passing on such questions would reach the same conclusions.

CONTROL OF THE COMPANY

    North Castle holds approximately 74% of the issued and outstanding Group Common Stock on a fully diluted basis. Pursuant to the terms of the Leiner Group Stockholders Agreement, dated as of June 30, 1997 (the "Stockholders Agreement"), and entered among Leiner Group, North Castle, AEA Group, and certain other shareholders represented by AEA Group in connection with the Recapitalization, the AEA Group has the power to elect one member of Leiner Group's Board of Directors and North Castle has the power to elect the remaining directors of Leiner Group, and through Leiner Group, all the directors of LHP. Accordingly, North Castle controls the Company and has the power to appoint new management and approve any action requiring the approval of the holders of Group Common Stock, including adopting amendments to Leiner Group's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets. There can be no assurance that the interests of North Castle will not conflict with the interests of the holders of the Notes. Under North Castle's operating agreement, Mr. Baird has authority and discretion over the business, affairs and operations of North Castle. See "Management" and "Certain Transactions."

EFFECT OF RESEARCH AND PUBLICITY ON VITAMIN PRODUCT BUSINESS

    The Company believes the growth experienced in the last several years by the vitamin product business is based largely on national media attention regarding recent scientific research suggesting potential health benefits from regular consumption of certain vitamin products. Various studies published since 1992 by researchers at major universities have suggested an association between regular consumption of antioxidant supplements such as vitamins E and C and selenium and a reduced risk of certain diseases and including heart disease, cancer and Alzheimer's disease. In addition, certain other studies have reported that consumption of folic acid (a B vitamin) can aid prevention of heart disease and neural tube birth defects. Such research has been described in major medical journals, magazines, newspapers and television programs. However, certain recent studies relating to certain antioxidants have produced results contrary to the favorable indications of other prior and subsequent studies. The scientific research to date with respect to antioxidants and certain other of the Company's products, including Dehydroepiandrosterone ("DHEA") is not conclusive, and there can be no assurance of future favorable scientific results and media attention, or the absence of unfavorable or inconsistent findings. In the event of future unfavorable scientific results or media attention, the Company's sales of vitamin products could be materially adversely affected.

POTENTIAL FOR INCREASED GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling, advertising and sale of the Company's products are subject to regulation by one or more United States and Canadian federal agencies, including the United States Food and Drug Administration (the "FDA"), the United States Federal Trade Commission (the "FTC"), the United States Consumer Product Safety Commission (the "CPSC") and Health Canada. The Company's activities are also regulated by various agencies of the states, provinces, localities and countries in which the Company's products are sold. In addition, the Company manufactures and markets certain of its products in compliance with the guidelines promulgated by voluntary standard organizations, such as the USP.

    The Dietary Supplement Health and Education Act of 1994 ("DSHEA") was enacted on October 25, 1994. DSHEA amended the Federal Food, Drug, and Cosmetic Act to (i) define dietary supplements,

(ii) expand with certain limitations the number of products that can be marketed as dietary supplements, (iii) permit "structure/function" statements for all vitamin products, including herbal products and other nutritional supplements, and (iv) permit the use of published literature in the sale of vitamin products. The FDA has proposed, but not yet promulgated, regulations to implement the labeling requirements of DSHEA. Since its adoption, certain aspects of DSHEA have been subject to criticism as a result of the increased distribution of certain products that have been linked to harmful effects, including death. A possible effect of such criticism may be that regulations, when promulgated by the FDA, may significantly limit certain provisions of DSHEA beneficial to the Company. The Company cannot determine what effect regulations promulgated to implement DSHEA will have on its business in the future. Such regulations are likely, among other things, to require expanded or different labeling and could require expanded documentation of the properties of certain products and scientific substantiation regarding ingredients, product claims or safety. The Company believes that it is in material compliance with all applicable laws.

    In Canada, the Company's products are subject to government regulation under the Food and Drug Act and the regulations thereunder (the "Canadian Act") which require regulatory approvals of such products through a drug identification number ("DIN") or general proprietary number ("GP") by Health Canada. The loss of a particular DIN or GP would adversely affect the ability to continue to sell the particular product to which it was assigned. Material noncompliance with the provisions of the Canadian Act may result in the loss of a DIN or GP or the seizure and forfeiture of products which are sold in noncompliance with the Canadian Act. The Company is currently seeking regulatory approvals for certain of its products. There can be no assurance that such regulatory approvals will be received and receipt of such approvals may be subject to significant delays.

    Certain of the Company's products are subject to government regulation under the Canadian Controlled Drugs and Substances Act and the regulations thereunder (the "CDSA") which includes requirements for licenses of the factory, approved security, a qualified person in charge of the factory and detailed record keeping in connection with the manufacturing of controlled substances. The loss of a license or the failure to meet any of these requirements would adversely affect the ability to continue to manufacture and to sell products containing controlled substances.

    In response to the Canadian government's concern that a growing number of unlabeled and incorrectly labeled herbal products are for sale to the Canadian public which should have, but have not, received regulatory approval, a panel has been established to review the regulatory framework for herbal products. The Canadian government may implement new or amended requirements. There is, in addition, the risk of stricter government enforcement of existing requirements for herbal products. This may result in additional costs to the Company, delay the entry of some products into the market or adversely affect sales of herbal products.

    In addition, the Company cannot predict whether new legislation or regulation governing the Company's activities will be enacted by legislative bodies or promulgated by agencies regulating the Company's activities, or what the effect of any such legislation or regulation on the Company's business would be. There can be no assurance that new legislation or regulation, including changes to existing laws and regulations, will not materially adversely affect the Company's results of operations or business.

RELIANCE ON CERTAIN CUSTOMERS AND CERTAIN PRODUCTS

    The Company has approximately 200 active U.S. customers. In fiscal 1997, Wal-Mart Stores, Inc. and Walgreen Co. accounted for approximately 27% and 12%, respectively, of the Company's sales. Each of the Company's other major customers accounted for less than 10% of the Company's sales for fiscal 1997. The Company's top ten customers in the aggregate accounted for approximately 71% of the Company's sales for fiscal 1997. Sales of vitamins C and E, in the aggregate, accounted for approximately 34% of the Company's sales in fiscal 1997 (excluding sales by Vita Health). If one or more of the Company's major customers substantially reduced their volume of purchases from the Company, or if sales of vitamin C or E were substantially reduced, the Company's results of operations could be materially adversely affected.

DISRUPTION OF OPERATIONS

    Beginning in fiscal 1994, the Company implemented a major facilities consolidation, capacity expansion and equipment modernization program with respect to its western U.S. facilities, whereby the Company consolidated its western U.S. facilities into a smaller number of larger units with modern equipment and expanded capacity for the purpose of realizing certain cost savings and manufacturing efficiencies. The Company believes further cost reduction opportunities exist with respect to its eastern U.S. facilities and plans to consolidate its three existing eastern U.S. packaging and distribution facilities into a new facility in York County, South Carolina, an area just south of Charlotte, North Carolina. While the Company believes that this program will reduce the Company's manufacturing and distribution costs, there can be no assurance that the expected cost reductions will be realized or that this program will result in improved profit margins. A significant, unexpected disruption during the expansion of this program to the Company's eastern U.S. facilities could have a material adverse effect on the Company's results of operations.

POTENTIAL FOR INCREASED COMPETITION

    The market for the Company's products is highly competitive. The Company competes with other vitamin product and OTC pharmaceuticals manufacturers. Among other factors, competition among these manufacturers is based upon price. If one or more manufacturers significantly reduce their prices in an effort to gain market share, the Company's results of operations or market position could be adversely affected. Certain of the Company's competitors, particularly manufacturers of nationally advertised brand name products, are larger and have resources substantially greater than those of the Company, and are less leveraged than the Company will be following the Recapitalization. In the future, one or more of these companies could seek to compete more directly with the Company by manufacturing private label products or by significantly lowering the prices of their national brand products.

    The Company sells substantially all of its vitamin products to mass market retailers. Although the Company does not currently participate significantly in other channels such as health food stores, direct mail and direct sales, the Company's products may face competition from such alternative channels as more customers utilize these channels of distribution to obtain vitamin products.

RELIANCE ON CERTAIN SUPPLIERS; AVAILABILITY AND COST OF PURCHASED MATERIALS

    The Company purchases from third party suppliers certain important ingredients and products that the Company cannot manufacture. Although the Company currently has supply arrangements with several suppliers of these ingredients and products, and the Company's purchased materials are generally available from numerous sources, an unexpected interruption of supply could materially adversely affect the Company's results of operations. Two suppliers provided approximately 31% of the materials purchased during fiscal 1997 by the Company (excluding purchases by Vita Health), and a loss of either of these suppliers could materially adversely affect the Company. No other single supplier accounts for more than 10% of the Company's material purchases.

    Increased demand for certain products can occasionally exceed the existing supply of certain important ingredients and components that the Company does not manufacture. The Company generally receives adequate notice of any potential disruption in the supply of such ingredients and components to ensure sufficient time to procure alternative sources. As a result, the Company has been able to manage the supply of such ingredients and components. However, an interruption in supply of such ingredients and components that the Company is unable to remedy, could result in the Company's inability to deliver its products on a timely basis, which, in turn, could adversely affect its operations.

    The Company has not always in the past been, and may not in the future always be, able to raise prices quickly enough to fully offset the effects of increased purchased material costs.

POSSIBILITY OF TRADE DRESS CLAIMS

    The Company's packaging of certain of its branded products identifies nationally branded products to which the Company's products are comparable. Although the Company designs its packaging to avoid infringing upon any proprietary rights of national brand marketers and is not currently the subject of any legal actions regarding infringement, there can be no assurance that the Company will not be subject to such legal actions in the future.

EXPOSURE TO PRODUCT LIABILITY CLAIMS

    The Company, like other retailers, distributors and manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. With respect to product liability coverage, the Company currently has an aggregate of $57.0 million of insurance coverage, including primary product liability and umbrella liability coverage with deductibles of
(i) in the case of OTC pharmaceuticals, $0.25 million per claim, subject to an annual aggregate deductible limit of $0.75 million and (ii) in the case of vitamins and all other products, $0.25 million per claim, subject to an annual, aggregate deductible limit of $0.75 million. There can be no assurance that product liability insurance will continue to be available at an economically reasonable cost or that the Company's insurance will be adequate to cover liability the Company incurs in respect of product liability claims. See also "--Litigation Involving Products Containing L-Tryptophan."

RELIANCE ON KEY MANAGEMENT

    The operation of the Company requires managerial and operational expertise. LHP does not have employment contracts with any of its executive officers. LHP has entered severance benefit agreements with certain members of LHP's senior management. See "Management--Severance Arrangements." If, for any reason, key personnel do not continue to be active in LHP's management, operations could be adversely affected.

ACQUISITION RELATED RISKS

    Part of the Company's business strategy has been and will continue to be to acquire other businesses that will complement its existing business. Management is unable to predict whether or when any prospective acquisition candidates will become available or the likelihood of a material transaction being completed should any negotiations commence. The Company's ability to finance acquisitions may be constrained by, among other things, its high degree of leverage. The New Credit Facility and the Indenture may significantly limit the Company's ability to make acquisitions and to incur indebtedness in connection with acquisitions. In addition, acquisitions that the Company may make or in which the Company may enter will involve risks, including the successful integration and management of acquired technology, operations and personnel. The integration of acquired businesses may also lead to the loss of key employees of the acquired companies and diversion of management attention from ongoing business concerns. There can be no assurance that any acquisition will be made, that the Company will be able to obtain additional financing needed to finance such transactions and, if any acquisitions are so made or formed, that they will be successful.

RISKS ASSOCIATED WITH INTERNATIONAL MARKETS

    The Company's continued growth is dependent in part upon its ability to expand its operations into new markets, including international markets. The Company may experience difficulty entering new international markets due to greater regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. Operating in international markets exposes the Company to certain risks, including, among other things, (i) changes in or interpretations of foreign import, currency transfer and other restrictions and regulations that among other things may limit the Company's ability to sell certain products or repatriate profits to the United States, (ii) exposure to currency fluctuations, particularly in light of the Company's substantial interest payment obligations, which must be paid in United States and Canadian dollars, (iii) the potential imposition of trade or foreign exchange restrictions or increased tariffs and (iv) economic and political instability. As the Company continues to expand its international operations, these and other risks associated with international operations are likely to increase.

LITIGATION INVOLVING PRODUCTS CONTAINING L-TRYPTOPHAN

    The Company has been named in numerous actions brought in federal or state courts seeking compensatory and, in some cases, punitive damages for alleged personal injuries resulting from the ingestion of certain products containing L-Tryptophan. As of August 14, 1997, the Company and/or certain of its customers, many of whom have tendered their defense to the Company, had been named in 668 lawsuits of which 658 have been settled. The Company's supplier of bulk L-Tryptophan has agreed to assume the defense of all claims (including any future claims that may be made) and pay all settlements and judgments, other than for certain punitive damages, against the Company arising out of the ingestion of these L-Tryptophan products. To date, such supplier has funded all settlements and paid all legal fees and expenses incurred by the Company related to these matters. No punitive damages have been awarded in the 658 cases that have been settled. In light of such agreement and such supplier's performance to date thereunder, and the Company's product liability insurance (which is subject to deductibles not to exceed $1.6 million in the aggregate with respect to the 10 pending cases), the Company does not expect to be required to make any material payments in connection with the resolution of the remaining 10 cases.

ABSENCE OF PUBLIC MARKET

    The Existing Notes are eligible for trading through the PORTAL market. The New Notes are new securities for which there presently is no established market and none may develop. Although the Initial Purchasers have informed the Company that they currently intend to make a market in the New Notes, the Initial Purchasers are not obligated to do so and any such market making may be discontinued at any time without notice, at the sole discretion of the Initial Purchasers. In addition, such market making activity may be limited during the pendency of the Exchange Offer or the effectiveness of a shelf registration statement in lieu thereof. Accordingly, there can be no assurance as to the development or liquidity of any market for the New Notes.

    Even if a market for the New Notes develops, the price at which the holders of New Notes will be able to sell cannot be assured and the New Notes could trade at a price above or below either their purchase price or face value.

    To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for the remaining untendered or tendered but not accepted Existing Notes could be adversely affected. Because the Company anticipates that most holders of the Existing Notes will elect to exchange such Existing Notes for New Notes due to the absence of restrictions on the resale of New Notes under the Securities Act, the Company anticipates that the liquidity of the market for any Existing Notes remaining after the consummation of the Exchange Offer may be substantially limited.

                                  THE COMPANY

GENERAL

    Leiner is the nation's largest manufacturer of vitamins, minerals, and nutritional supplements and distributes its products primarily through mass market retailers. The Company has a 23% share of all mass market vitamin sales in the United States, 50% larger than its next closest competitor's share. Additionally, Leiner's 50% share of the mass market private label segment is more than two times the size of its next closest competitor's share. Leiner has increased its market share over the last five years, with its U.S. vitamin sales growing at a compound annual rate of 18.9% per year through fiscal 1997, over one and one half times the U.S. industry growth rate. Leiner is also one of the nation's largest private label OTC pharmaceuticals manufacturers, with 18% of its sales in OTC pharmaceutical and other products. In January 1997, the Company acquired Vita Health, the second largest private label vitamin and OTC pharmaceuticals manufacturer in the Canadian market.

    The Company's products are sold in more than 50,000 of the nation's leading retail outlets, including the 20 largest drug store chains, 18 of the 20 largest supermarket chains, 10 of the largest mass merchandising chains, and the two largest warehouse club chains, as well as in convenience stores and through United States military outlets worldwide. Leiner is the vitamin category manager for many leading retailers.

HISTORY

    The Company is the ultimate successor to the vitamin product division of P. Leiner & Sons, America, Inc. The division, founded in 1973, was purchased in 1979 by management and Booker plc ("Booker") through LHP, then named P. Leiner Nutritional Products Corp. (the "Predecessor Company"). On May 4, 1992, Leiner Group acquired LHP (the "LHP Acquisition") for a total purchase price of approximately $90.9 million. LHP subsequently changed its name to Leiner Health Products Inc. Leiner Group was incorporated under the laws of the State of Delaware in 1987 by AEA, and did not have any significant assets, liabilities or activities prior to the LHP Acquisition. Leiner Group is a holding company with no significant operations or assets other than the stock of LHP, which it holds through its sole direct subsidiary, PLI Holdings Inc., itself a holding company ("PLI").

    On May 22, 1992 Leiner Group acquired privately held XCEL, a major U.S. private label OTC pharmaceuticals manufacturer (the "XCEL Acquisition"), for a total purchase price of approximately $24.7 million. On March 8, 1993, XCEL was merged into LHP. On May 4, 1994, Leiner Group's name was changed from PLI Investors Inc. to Leiner Health Products Group Inc.

    In January 1997, the Company acquired Vita Health (the "Vita Health Acquisition"), one of the leading manufacturers of private label and branded vitamins, minerals and OTC pharmaceuticals in Canada, for a total purchase price of approximately $16.0 million, including $1.1 million of direct acquisition costs. Vita Health is currently a wholly-owned indirect subsidiary of LHP. Vita Health is headquartered in Winnipeg, Manitoba, Canada. This location serves as Vita Health's headquarters, manufacturing, tableting, packaging and distribution location.

    The principal executive offices of LHP are located at 901 East 233rd Street, Carson, California 90745-6204, and the telephone number is (310) 835-8400.

                                USE OF PROCEEDS

    There will be no cash proceeds payable to LHP from the issuance of the New Notes pursuant to the Exchange Offer. The proceeds of the Offering of the Existing Notes were used to fund a portion of the financing for the Recapitalization and related transactions. Such funding requirements included payments in respect of Common Stock and options for Common Stock, repayment of substantially all existing indebtedness of the Company other than certain capitalized leases, redemption of preferred stock of Leiner Group and Vita Health, payment of management transaction bonuses, and payment of transaction-related fees and expenses. For further discussion of the sources and uses of funds related to the Recapitalization, see "The Recapitalization."

    The existing indebtedness of the Company repaid in connection with the Recapitalization consisted of outstanding term loan and revolving credit borrowings under the Company's previous senior credit agreement, which had an expiration of April 1, 2003. Such indebtedness either consisted of short-term borrowings used for working capital, or was incurred in January 1997 in connection with financing the acquisition of Vita Health and refinancing of certain indebtedness of the Company. Such indebtedness amounted to approximately $102.2 million (including then accrued interest), with interest rates thereon of 6.4% per annum for U.S. borrowings and 4.1% per annum for Canadian borrowings. The preferred stock redeemed in connection with the Recapitalization consisted of pay-in-kind redeemable preferred stock of Leiner Group held by AEA, for which the aggregate redemption price was $13.9 million, and a minority preferred stock interest in Vita Health, issued in connection with the Vita Health Acquisition, for which the aggregate redemption price was $3.7 million.

                                 CAPITALIZATION

    The following table sets forth the capitalization of the Company as of June 30, 1997 on a historical basis including the effect of the Recapitalization, and on a pro forma basis after giving effect to certain Recapitalization-related transactions that were completed after June 30, 1997. This table should be read in conjunction with "Unaudited Pro Forma Financial Information," "Selected Historical and Pro Forma Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                           AS OF JUNE 30, 1997
                                                                                         -----------------------
                                                                                         HISTORICAL   PRO FORMA
                                                                                         ----------  -----------

                                                                                         (DOLLARS IN THOUSANDS)
Long-term debt (including current portion):
  Revolving credit facilities (1)......................................................  $   64,736   $  74,836
  Term loans (2).......................................................................      85,000      85,000
  Capitalized lease obligations........................................................       4,815       4,815
  New Notes............................................................................      85,000      85,000
                                                                                         ----------  -----------
    Total long-term debt...............................................................     239,551     249,651
Minority interest in subsidiary (3)....................................................       4,718       1,000
Total common shareholder's deficit.....................................................     (45,022)    (38,188)
                                                                                         ----------  -----------
Total capitalization...................................................................  $  199,247   $ 212,463
                                                                                         ----------  -----------
                                                                                         ----------  -----------

------------------------

(1) Borrowings of up to $125.0 million under the Revolving Credit Facility are available for working capital and general corporate purposes, including (subject to certain sublimits) letters of credit, the face value of which totalled $4.7 million as of June 30, 1997. As of September 30, 1997, the Company's unused availability under the Revolving Credit Facility was approximately $59.2 million. The Revolving Credit Facility will mature on June 30, 2003. See "Description of New Credit Facility."

(2) Term loan borrowings under the New Credit Facility consist of $45.0 million in Term B loans, maturing seven and one-half years following June 30, 1997, and $40.0 million in Term C loans, maturing eight and one-half years following June 30, 1997, in each case with required quarterly principal payments until maturity. See "Description of New Credit Facility."

(3) Consists of preferred stock of Vita Health held by certain of its former owners, valued at an aggregate redemption price of $4.7 million of which $3.7 million was redeemed in July 1997 in connection with the Recapitalization.

                   UNAUDITED PRO FORMA FINANCIAL INFORMATION

    The following unaudited pro forma consolidated financial data of the Company has been prepared to give effect to the Recapitalization and certain Recapitalization-related transactions that were completed after the Recapitalization with respect to the Company. For a discussion of the Recapitalization, see "The Recapitalization".

    The pro forma adjustments presented are based upon available information and certain assumptions that the Company believes are reasonable under the circumstances. The historical consolidated statement of operations data for the three months ended June 30, 1997 and the historical consolidated balance sheet data as of June 30, 1997 were derived from the unaudited condensed consolidated financial statements of the Company included elsewhere herein. The historical consolidated statement of operations data for the year ended March 31, 1997 was derived from the audited consolidated financial statements of the Company included elsewhere herein.

    The unaudited pro forma consolidated statement of operations data of the Company for the year ended March 31, 1997 give effect to (i) the Recapitalization with respect to the Company as if it had occurred on April 1, 1996, and (ii) the acquisition of Vita Health on January 30, 1997 as if that acquisition had occurred on April 1, 1996, based on the historical financial information for Vita Health for the ten months ended January 30, 1997 that was derived from Vita Health's unaudited financial statements. The unaudited pro forma consolidated statement of operations data of the Company for the three months ended June 30, 1997 give effect to the Recapitalization with respect to the Company as if it had occurred on April 1, 1997. The unaudited pro forma consolidated balance sheet data of the Company as of June 30, 1997 give effect to the Recapitalization with respect to the Company assuming that certain Recapitalization-related transactions that were completed after June 30, 1997 had occurred on June 30, 1997.

    The unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other financial data included elsewhere in this Prospectus, as well as the information concerning the Recapitalization (including the sources and uses therefor) contained in "The Recapitalization." The pro forma financial data and related notes are provided for informational purposes only and do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited proforma financial information been consummated as of the date and for the period indicated and are not intended to project the Company's financial position or results of operations for any future period.

                          LEINER HEALTH PRODUCTS INC.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)


                                                                             HISTORICAL   ADJUSTMENTS   PRO FORMA
                                                                             ----------   -----------   ---------
ASSETS
Current assets:
  Cash and cash equivalents................................................   $   3,117                 $  3,117
  Accounts receivable, net.................................................      56,012                   56,012
  Income taxes receivable..................................................       4,678                    4,678
  Inventories..............................................................      96,177                   96,177
  Deferred income taxes....................................................       3,838                    3,838
  Prepaid expenses and other current assets................................       3,117                    3,117
                                                                             ----------   -----------   ---------
    Total current assets...................................................     166,939                  166,939
Property, plant and equipment, net.........................................      42,034                   42,034
Goodwill, net..............................................................      57,675                   57,675
Deferred income taxes......................................................       3,321                    3,321
Deferred financing charges.................................................      11,853                   11,853
Other non-current assets...................................................      11,544                   11,544
                                                                             ----------   -----------   ---------
    Total assets...........................................................   $ 293,366                 $293,366
                                                                             ----------   -----------   ---------
                                                                             ----------   -----------   ---------

LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Bank checks outstanding, less cash on deposit............................   $  10,222                 $ 10,222
  Current portion of long-term debt........................................       2,062                    2,062
  Accounts payable.........................................................      53,525                   53,525
  Other accrued expenses...................................................      26,594    $ (7,131)(1)
                                                                                             (5,125)(2)
                                                                                               (960)(3)   13,378
                                                                             ----------   -----------   ---------
    Total current liabilities..............................................      92,403     (13,216)      79,187

Capitalized lease obligations..............................................       3,603                    3,603

Revolving credit facility..................................................      64,736       5,125(2)
                                                                                                960(3)
                                                                                              3,718(4)
                                                                                                297(5)    74,836
Term loans.................................................................      84,150                   84,150
Senior subordinated notes..................................................      85,000                   85,000
Deferred income taxes......................................................       2,582                    2,582
Other non-current liabilities..............................................       1,196                    1,196
Minority interest in subsidiary............................................       4,718      (3,718)(4)    1,000
Common shareholder's deficit...............................................     (45,022)      7,131(1)
                                                                                               (297)(5)  (38,188)
                                                                             ----------   -----------   ---------
    Total liabilities and shareholder's deficit............................   $ 293,366    $ --         $293,366
                                                                             ----------   -----------   ---------
                                                                             ----------   -----------   ---------


                            See accompanying notes.

                          LEINER HEALTH PRODUCTS INC.

            NOTES TO UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET

                                 JUNE 30, 1997

                                 (IN THOUSANDS)

    The Pro Forma First Quarter Fiscal 1998 balance sheet data of the Company give effect to the following pro forma adjustments:

    (1) Represents the cash transferred from Leiner Group and paid out by the Company in July 1997 related to the stock option compensation for options cancelled in connection with the Recapitalization.

    (2) Represents the management transaction bonuses paid in July 1997 related to the Recapitalization.

    (3) Represents certain Recapitalization fees and expenses which had been accrued as of June 30, 1997, but which were paid subsequent to June 30, 1997.

    (4) Consists of preferred stock of Vita Health held by certain of its former owners, valued at an aggregate redemption price of $4.7 million of which $3.7 million was redeemed in July 1997 in connection with Recapitalization.

    (5) Represents employer payroll taxes paid in July 1997 related to the stock option compensation and the management bonuses.

                          LEINER HEALTH PRODUCTS INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)


                                                                                  HISTORICAL(1) ADJUSTMENTS    PRO FORMA(1)
                                                                                  ------------  ------------   -------------
Net sales.......................................................................   $   94,076                   $    94,076
Cost of sales...................................................................       71,860                        71,860
                                                                                  ------------                 -------------
Gross profit....................................................................       22,216                        22,216
SG&A............................................................................       17,549                        17,549
Expenses related to recapitalization of parent..................................       32,339   (32,339)(2)         --
Amortization of goodwill........................................................          402                           402
Other charges...................................................................           88       287(3)              375
                                                                                  ------------  ------------   -------------
Operating income (loss).........................................................      (28,162)   32,052               3,890
Interest expense, net...........................................................        1,800       393(4)
                                                                                                  3,623(5)            5,816
                                                                                  ------------  ------------   -------------
Loss before income taxes and extraordinary item.................................      (29,962)   28,036              (1,926)
Benefit for income taxes........................................................       (7,105)    6,501(6)             (604)
                                                                                  ------------  ------------   -------------
Loss before extraordinary item..................................................   $  (22,857)  $21,535         $    (1,322)
                                                                                  ------------  ------------   -------------
                                                                                  ------------  ------------   -------------
Depreciation and amortization expenses(7).......................................   $    3,066   $ --            $     3,066
                                                                                  ------------  ------------   -------------
                                                                                  ------------  ------------   -------------


                            See accompanying notes.

                          LEINER HEALTH PRODUCTS INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                        THREE MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

Notes to the Pro Forma First Quarter Fiscal 1998 statement of operations data are as follows:

        (1) The historical financial data reflects data from the Company's consolidated statement of operations and therefore does not include any statement of operations data for the Company's parent, Leiner Group. The Company has recorded $11.8 million of expenses incurred by Leiner Group in connection with its Recapitalization activities (see Note 2). Historically, the Company has not paid any material recurring expenses on behalf of Leiner Group, although no assurances can be given that such payments will not be made in the future. Furthermore, although federal and other consolidated income taxes are legally payable by Leiner Group, such taxes historically have related to LHP's operations and accordingly have been paid for by LHP and accounted for in its consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Recapitalization Accounting; Financial Statement Presentation; Parent Company."

        (2) Represents non-recurring charges relating to the Recapitalization consisting of (x) a compensation charge incurred by the Company for the in-the-money value of existing stock options of $15.4 million which were (i) converted into an equivalent value of Equity Rights at the date of the Recapitalization, (ii) paid out in cash, or (iii) exercised for common stock (or a combination thereof), (y) $5.1 million in transaction bonuses which were paid to members of the Company's management subsequent to the Recapitalization, and (z) expenses incurred by Leiner Group in connection with its capital raising activities. These non-recurring charges contributed significantly to the Company's operating loss of $28.2 million for the three months ended June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations-- First Quarter Fiscal 1998 Compared to First Quarter Fiscal 1997."

        (3) Represents the elimination of the quarterly management fee of $88 charged by AEA and the application of the quarterly management fee of $375 that will be charged by North Castle after the Recapitalization.

        (4) Represents the amortization of debt issuance fees of $393 for the three months ended June 30, 1997 related to the New Credit Facility.

        (5) Reflects the change in interest expense based on the Recapitalization financing:

Elimination of historical interest expense.........................  $  (1,800)

Add back historical interest expense related to capitalized leases,
  net of historical interest income................................         71

Interest expense on New Credit Facility (at a weighted average rate of 8.1%, using pro forma principal balances outstanding as of
  June 30, 1997 and the actual interest rates on those balances as
  of June 30, 1997)................................................      3,307

Interest expense on the Notes......................................      2,045
                                                                     ---------

    Total incremental interest expense.............................  $   3,623
                                                                     ---------
                                                                     ---------

                          LEINER HEALTH PRODUCTS INC.

                        THREE MONTHS ENDED JUNE 30, 1997

                                 (IN THOUSANDS)

        For each 0.125% increase or decrease in the assumed weighted average interest rate in respect of the New Credit Facility, total pro forma interest expense would increase or decrease, respectively, by approximately $50 for the three months ended June 30, 1997.

        (6) Reflects the income tax effects of pre-tax pro forma adjustments and related financing structure.

        (7) Depreciation and amortization as presented does not include the amortization of deferred financing fees. In the cash flow statement in the unaudited condensed consolidated financial statements, the amortization of deferred financing fees is included in depreciation and amortization.

                          LEINER HEALTH PRODUCTS INC.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1997
                                 (IN THOUSANDS)

                                                             10 MONTHS                  ADJUSTED                     PRO
                                               HISTORICAL(1) VITA HEALTH  ADJUSTMENTS   COMPANY   ADJUSTMENTS     FORMA(1)
                                               ----------   -----------   -----------   --------  -----------     ---------
Net sales....................................   $392,786      $24,131                   $416,917                  $416,917
Cost of sales................................    288,579       17,790                    306,369                   306,369
                                               ----------   -----------                 --------                  ---------
Gross profit.................................    104,207        6,341                    110,548                   110,548
SG&A.........................................     72,696        6,561                     79,257                    79,257
Impairment and closure of OTC facility.......      1,416                                   1,416                     1,416
Management reorganization....................      1,000                                   1,000                     1,000
Amortization of goodwill.....................      1,514                    $   166(2)     1,680                     1,680
Other charges(3).............................        878                                     878   $  1,150(4)       2,028
                                               ----------   -----------   -----------   --------  -----------     ---------
Operating income (loss)......................     26,703         (220)         (166)      26,317     (1,150)        25,167
Interest expense, net........................      8,281           60                      8,341      1,573(5)
                                                                                                     13,454(6)      23,368
                                               ----------   -----------   -----------   --------  -----------     ---------
Income (loss) before income taxes and
  extraordinary item.........................     18,422         (280)         (166)      17,976    (16,177)         1,799
(Provision) benefit for income taxes.........     (8,028)        (112)       --           (8,140)     6,471(7)      (1,669)
                                               ----------   -----------   -----------   --------  -----------     ---------
Income (loss) before extraordinary item......   $ 10,394      $  (392)      $  (166)    $  9,836   $ (9,706)      $    130
                                               ----------   -----------   -----------   --------  -----------     ---------
                                               ----------   -----------   -----------   --------  -----------     ---------
Depreciation and amortization expenses(8)....   $ 12,345      $   351       $   166     $ 12,862   $ --           $ 12,862
                                               ----------   -----------   -----------   --------  -----------     ---------
                                               ----------   -----------   -----------   --------  -----------     ---------

                            See accompanying notes.

                          LEINER HEALTH PRODUCTS INC.

       NOTES TO UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                           YEAR ENDED MARCH 31, 1997

                                 (IN THOUSANDS)

    Notes to the Pro Forma Fiscal 1997 statement of operations data are as follows:

        (1) The historical financial data reflects data from the Company's consolidated statement of operations and therefore does not include any statement of operations data for the Company's parent, Leiner Group. Historically, the Company has not paid any material recurring expenses on behalf of Leiner Group, although no assurances can be given that such payments will not be made in the future. Furthermore, although federal and other consolidated income taxes are legally payable by Leiner Group, such taxes historically have related to LHP's operations and accordingly have been paid for by LHP and accounted for in its consolidated financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--General--Recapitalization Accounting; Financial Statement Presentation; Parent Company."

        (2) Represents the incremental amortization of goodwill related to the acquisition of Vita Health for the period from April 1, 1996 to January 31, 1997. The amount of goodwill recorded in connection with the acquisition was $7.1 million, and it is being amortized over its expected benefit period of 35 years.

        (3) Other charges do not include (i) non-recurring charges incurred in connection with the Recapitalization for transaction fees and expenses of $11.9 million which have been deferred and will be amortized over subsequent periods, not to exceed 10 years, (ii) stock option compensation expense of $15.7 million (including related employer payroll taxes), (iii) management bonuses of $5.2 million (including related employer payroll taxes) and (iv) expenses incurred by Leiner Group in connection with its capital raising activities of $11.8 million.

        (4) Represents the elimination of the management fee of $350 charged by AEA and the application of the management fee of $1,500 that will be charged by North Castle after the Recapitalization.

        (5) Represents the amortization of debt issuance fees of $1,573 for the year ended March 31, 1997. The amortization periods for fees related to the New Credit Facility and the Notes are 6.8 years and 10 years, respectively.

        (6) Reflects the change in interest expense based on the Recapitalization financing:

Elimination of historical interest expense.........................  $  (8,341)

Add back historical interest expense related to capitalized leases,
  net of historical interest income................................        370

Interest expense on New Credit Facility (at a weighted average rate of 8.1%, using pro forma principal balances outstanding as of
  June 30, 1997 and the actual interest rates on those balances as
  of June 30, 1997)................................................     13,244

Interest expense on the Notes......................................      8,181
                                                                     ---------

  Total incremental interest expense...............................  $  13,454
                                                                     ---------
                                                                     ---------

        For each 0.125% increase or decrease in the assumed weighted average interest rate in respect of the New Credit Facility, total pro forma interest expense would increase or decrease, respectively, by approximately $200 for the year ended March 31, 1997.

                          LEINER HEALTH PRODUCTS INC.

                           YEAR ENDED MARCH 31, 1997

                                 (IN THOUSANDS)

        (7) Reflects the income tax effects of pre-tax pro forma adjustments and related financing structure.

        (8) Depreciation and amortization as presented does not include the amortization of deferred financing fees. In the cash flow statement in the consolidated financial statements, the amortization of deferred financing fees is included in depreciation and amortization.

            SELECTED HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

    The following table presents selected historical financial data derived from the consolidated financial statements of the Company. The statement of operations data for the fiscal years ended March 31, 1993, 1994, 1995, 1996, and 1997, except for the unaudited pro forma statement of operations data for the fiscal year ended March 31, 1997, were derived from the consolidated financial statements of the Company audited by Ernst & Young LLP, Independent Auditors and included elsewhere herein. The statement of operations data for the three months ended June 30, 1996 and 1997, and the balance sheet data as of June 30, 1997, except for the unaudited pro forma financial information as of and for the three months ended June 30, 1997, were derived from the unaudited condensed consolidated financial statements of the Company included elsewhere herein.

    The unaudited pro forma consolidated statement of operations data of the Company for the year ended March 31, 1997 give effect to (i) the Recapitalization with respect to the Company as if it had occurred on April 1, 1996, and (ii) the acquisition of Vita Health on January 30, 1997 as if that acquisition had occurred on April 1, 1996. The historical financial information for Vita Health for the ten months ended January 30, 1997 was derived from Vita Health's unaudited financial statements. The unaudited pro forma consolidated statement of operations data of the Company for the three months ended June 30, 1997 give effect to the Recapitalization with respect to the Company as if it had occurred on April 1, 1997. The unaudited pro forma consolidated balance sheet data of the Company as of June 30, 1997 give effect to the Recapitalization with respect to the Company assuming that certain Recapitalization-related transactions that were completed after June 30, 1997 had occurred on June 30, 1997.

    The selected unaudited pro forma financial data should be read in conjunction with the historical consolidated financial statements of the Company and notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Unaudited Pro Forma Financial Information" contained elsewhere in this Prospectus, as well as the information concerning the Recapitalization (including the sources and uses therefor) contained in "The Recapitalization." The selected pro forma financial data and related notes are provided for informational purposes and do not necessarily reflect the results of operations or financial position of the Company that would have actually resulted had the events referred to above or in the notes to the unaudited pro forma financial information been consummated as of the date and for the period indicated and are not intended to project the Company's financial position or results of operations for any future period.

                                                                                                    FOR THE THREE MONTHS ENDED JUNE
                                                                                                                  30,
                                                 FISCAL YEARS ENDED MARCH 31,                      ---------------------------------
                             --------------------------------------------------------------------
                                                                                       UNAUDITED              (UNAUDITED)
                                                                                       PRO FORMA                          PRO FORMA
                               1993(1)      1994       1995       1996       1997     1997(2)(6)     1996       1997       1997(6)
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                                                    (DOLLARS IN MILLIONS)
STATEMENT OF OPERATIONS
  DATA:
Net sales..................   $   230.8   $   303.6  $   314.7  $   338.4  $   392.8   $   416.9   $    70.6  $    94.1   $    94.1
Cost of sales..............       171.7       226.0      236.6      253.3      288.6       306.4        52.0       71.9        71.9
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Gross profit...............        59.2        77.6       78.1       85.1      104.2       110.5        18.6       22.2        22.2
SG&A.......................        48.0        59.5       59.7       62.6       72.7        79.3        15.5       17.5        17.5
Impairment and closure of
  OTC facility(3)..........      --          --         --            4.7        1.4         1.4      --         --          --
Management
  reorganization(4)........      --          --         --         --            1.0         1.0         0.2     --          --
Expenses related to
  recapitalization of
  parent (5)...............      --          --         --         --         --          --          --           32.3      --
Amortization of goodwill...         1.4         1.6        1.6        1.6        1.5         1.7         0.4        0.4         0.4
Other charges(6)...........         4.0         2.4        0.5        0.5        0.9         2.0         0.1        0.1         0.4
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Operating income (loss)....         5.8        14.1       16.3       15.8       26.7        25.2         2.4      (28.2)        3.9
Interest expense, net(7)...         5.9         7.1        9.0        9.9        8.3        23.4         2.2        1.8         5.8
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income (loss) before income
  taxes and extraordinary
  item.....................        (0.1)        7.0        7.3        5.9       18.4         1.8         0.2      (30.0)       (1.9)
Provision (benefit) for
  income taxes.............         1.0         3.6        3.5        4.7        8.0         1.7         0.1       (7.1)       (0.6)
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Income (loss) before
  extraordinary item.......        (1.1)        3.4        3.8        1.2       10.4         0.1         0.1      (22.9)       (1.3)
Extraordinary item.........      --          --         --         --            2.8         2.8      --            1.1         1.1
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
Net income (loss)..........   $    (1.1)  $     3.4  $     3.8  $     1.2  $     7.6   $    (2.7)  $     0.1  $   (24.0)  $    (2.4)
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------
                             -----------  ---------  ---------  ---------  ---------  -----------  ---------  ---------  -----------

BALANCE SHEET DATA:
Working capital............   $    49.5   $    63.8  $    61.7  $    72.3  $    79.4          NA   $    74.8  $    74.5   $    87.8
Total assets...............       200.3       244.6      257.4      251.3      284.6          NA       242.1      293.4       293.4
Total debt.................        75.0        98.5      106.7      104.2      105.4          NA       104.7      239.6       249.7
Minority interest in
  subsidiary...............      --          --         --         --            4.7          NA      --            4.7         1.0
Total common shareholder's
  equity (deficit).........        50.1        67.7       71.5       72.7       80.2          NA        72.8      (45.0)      (38.2)

OTHER DATA:
Gross margin...............        25.6%       25.6%      24.8%      25.2%      26.5%       26.5%       26.3%      23.6%       23.6%
EBITDA(8)..................   $    11.4   $    23.4  $    27.0  $    32.9  $    38.1          NA   $     5.3  $   (16.8)         NA
EBITDA margin(8)...........         4.9%        7.7%       8.6%       9.7%       9.7%         NA         7.5%     (17.9)%         NA
Depreciation and
  amortization(9)..........  $      4.6   $     7.2  $    10.5  $    12.3  $    12.3  $     12.9   $     2.9  $     3.1  $      3.1
Capital expenditures.......         3.3        15.0       16.7        3.5        3.5         3.8         0.6        1.3         1.3
Cash flows from operating
  activities...............         1.9       (17.1)      13.1       12.7       23.2          NA         0.5       (7.2)         NA
Cash flows from investing
  activities...............       (21.9 )     (18.3)     (21.9)      (8.8)     (10.2)         NA        (0.9)      (4.4)         NA
Cash flows from financing
  activities...............        19.6        36.9        7.3       (2.5)     (12.1)         NA         0.5       12.2          NA

Ratio of total debt to
  EBITDA(8)(10)............         6.6 x       4.2x       4.0x       3.2x       2.8x         NA          --         --          NA
Ratio of EBITDA to interest
  expense(8)...............         1.9         3.3        3.1        3.4        4.7          NA         2.5       (9.7)         NA
Ratio of earnings to fixed
  charges(11)..............         1.0         1.8        1.7        1.5        2.9         1.1         1.1         --          --

------------------------------

(1) The May 1992 acquisitions by Leiner Group of LHP and XCEL were accounted for under the purchase method of accounting and new bases of accounting were established at the time of each such acquisition. See "The Company--History." Accordingly, the statement of operations data for the fiscal year ended March 31, 1993 represent the results of operations of LHP, the results of operations for XCEL from the date of its acquisition, and purchase accounting for the acquisitions of LHP and XCEL during that fiscal year.

(2) On January 30, 1997, the Company purchased Vita Health. This column gives effect to the Vita Health acquisition, as well as the Recapitalization and related transactions with respect to the Company. See "Unaudited Pro Forma Financial Information." The Vita Health acquisition was accounted for under the purchase method of accounting. Consequently, the results of operations of Vita Health were included in the consolidated financial results of the Company for two months ended March 31, 1997. The pro forma data shown for fiscal 1997 includes the operating results of Vita Health for the additional ten months ended January 30, 1997.

(3) During fiscal 1996, the Company decided to significantly reduce the size of its OTC liquid pharmaceuticals manufacturing business. Accordingly, the Company determined that certain long-lived assets with a carrying amount of $8.3 million were impaired and wrote them down by $4.7 million to their estimated fair value. During fiscal 1997, the Company closed the manufacturing facility and out- sourced the production to a third party. The costs incurred of $1.4 million include (i) the write-off of fixed assets of $0.8 million and (ii) closure costs including salaries in conjunction with the facility closing of $0.6 million. The expense does not include an additional charge to cost of sales of $0.5 million for the write-off of certain liquid OTC inventory which was no longer being manufactured by the Company.

(4) During fiscal 1997, the Company reorganized the management team. Expenses of $1.0 million include severance expense for the previous Chief Financial Officer, Vice President of Product Development and Vice President of Corporate Development and include the hiring and relocation expenses for the new Chief Financial Officer and other corporate officers.

(5) Represents non-recurring charges relating to the Recapitalization, consisting of (x) a compensation charge incurred by the Company for the in-the-money value of existing stock options of $15.4 million which were (i) converted into an equivalent value of Equity Rights at the date of the Recapitalization, (ii) paid out in cash, or (iii) exercised for common stock (or a combination thereof), (y) $5.1 million in transaction bonuses which were paid to members of the Company's management subsequent to the Recapitalization, and (z) expenses incurred by Leiner Group in connection with its capital raising activities. These non-recurring charges contributed significantly to the Company's net loss of $24.0 million for the three months ended June 30, 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operation--First Quarter Fiscal 1998 Compared to First Quarter Fiscal 1997."

(6) Other charges for the fiscal years ended March 31, 1993 through March 31, 1997 and the three months ended June 30, 1996 and June 30, 1997 include management fees paid to AEA that were discontinued upon consummation of the Recapitalization. Other charges also include costs related to the original acquisition of Leiner by the AEA Group and compensation expense arising from the sale of shares of Common Stock to management in connection with the acquisition of Leiner by the AEA Group in the fiscal year ended March 31, 1993, the write-off of deferred charges associated with the refinancing of the Company's revolving credit facility in the fiscal year ended March 31, 1994 and expenses incurred in connection with the withdrawn initial public offering in the fiscal year ended March 31, 1997. Other charges also include, in the fiscal years ended March 31, 1994 through March 31, 1997, non-cash compensation expense arising from the granting of stock options. Other charges in the fiscal year ended March 31, 1995 do not include $0.5 million in other charges incurred by Leiner Group in connection with its withdrawn initial public offering in that fiscal year, which are reflected in the consolidated financial statements of Leiner Group. Unaudited pro forma statement of operations data for fiscal 1997 and the three months ended June 30, 1997 includes the pro rata portion of an annual management fee of $1.5 million payable to North Castle Partners, L.L.C., an affiliate of North Castle, following the Recapitalization and excludes the annual management fee of AEA. See "Certain Transactions."

(7) Net interest expense in the fiscal years ended March 31, 1993 and 1994 do not reflect $0.1 million and $0.2 million, respectively, in interest income received by Leiner Group, which is reflected in the consolidated financial statements of Leiner Group.

(8) For purposes of calculating the ratio of EBITDA to interest expense, interest expense excludes the amortization of deferred financing fees, which is included in interest expense in the income statement in the consolidated financial statements.

   "EBITDA," as presented, represents earnings before interest expense, income taxes, depreciation and amortization and other non-cash charges, consisting of (i) the write off of deferred financing charges, net of income taxes, included as an extraordinary item in the statements of operations for fiscal 1997 and the first quarter of fiscal 1998, (ii) non-cash stock compensation charges, including those recorded in connection with the Recapitalization (see Note 5), (iii) expenses related to the impairment and closure of the OTC liquid pharmaceuticals manufacturing facility in fiscal 1996 and 1997 (see Note 3), and (iv) other non-cash charges in fiscal 1994 and fiscal 1997. EBITDA is calculated as follows (in thousands):

                                                                                                                  FOR THREE
                                                                                                                   MONTHS
                                                                                                                    ENDED
                                                                                                                  JUNE 30,
                                                                                                                  ---------
                                                                       FISCAL YEARS ENDED MARCH 31,
                                                           -----------------------------------------------------  (UNAUDITED)
                                                             1993       1994       1995       1996       1997       1996
                                                           ---------  ---------  ---------  ---------  ---------  ---------
Net income (loss)........................................  $  (1,033) $   3,417  $   3,813  $   1,166  $   7,638  $     119
Add back:
  Interest expense, net..................................      5,791      7,144      9,010      9,924      8,281      2,152
  Income taxes...........................................        999      3,573      3,524      4,686      8,028         92
  Depreciation and amortization..........................      4,586      7,247     10,514     12,288     12,309      2,867
  Extraordinary item.....................................         --         --         --         --        295         --
  Compensation related to stock options..................      1,093        264        132        132         99         33
  Impairment and closure of facility.....................         --         --         --      4,730      1,416         --
  Other non-cash charges.................................         --      1,753         --         --         18         --
                                                           ---------  ---------  ---------  ---------  ---------  ---------
    Subtotal.............................................     12,555     19,981     23,180     31,760     30,446      5,144
                                                           ---------  ---------  ---------  ---------  ---------  ---------
  EBITDA.................................................  $  11,436  $  23,398  $  26,993  $  32,926  $  38,084  $   5,263
                                                           ---------  ---------  ---------  ---------  ---------  ---------
                                                           ---------  ---------  ---------  ---------  ---------  ---------


                                                             1997
                                                           ---------
Net income (loss)........................................  $ (23,966)
Add back:
  Interest expense, net..................................      1,800
  Income taxes...........................................     (7,105)
  Depreciation and amortization..........................      3,066
  Extraordinary item.....................................      1,109
  Compensation related to stock options..................      8,300
  Impairment and closure of facility.....................         --
  Other non-cash charges.................................         --
                                                           ---------
    Subtotal.............................................      7,170
                                                           ---------
  EBITDA.................................................  $ (16,796)
                                                           ---------
                                                           ---------

   Although EBITDA (as well as related EBITDA ratios) is a non-GAAP measurement, EBITDA, EBITDA margin, the ratio of total debt to EBITDA and the ratio of EBITDA to interest expense are included because management understands that such information is considered by certain investors to be an additional basis for evaluating the Company's ability to pay interest, repay debt and make capital expenditures. EBITDA should not be considered an alternative to measures of operating performance as determined in accordance with generally accepted accounting principles, including net income as a measure of the Company's operating results and cash flows as a measure of the Company's liquidity. Because EBITDA is not calculated identically by all companies, the presentation herein may not be comparable to other similarly titled measures of other companies.

(9) Depreciation and amortization as presented does not include the amortization of deferred financing fees. In the cash flow statement in the consolidated financial statements, the amortization of deferred financing fees is included in depreciation and amortization.

(10) The ratio of total debt to EBITDA is not presented for interim periods because it is not meaningful.


(11) In calculating the ratio of earnings to fixed charges, earnings consist of income before taxes plus fixed charges. Fixed charges consist of interest expense and amortization of deferred financing fees, whether capitalized or expensed, plus one-third of rental expense under operating leases (the portion that has been deemed by the Company to be representative of an interest factor). Earnings were inadequate to cover fixed charges by $30.0 million and $1.9 million for the three month period ended June 30, 1997 on an actual and pro forma basis respectively.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    The following discussion of the Company's financial condition and results of operations should be read in conjunction with the consolidated financial statements of the Company contained elsewhere in this Prospectus (the "Consolidated Financial Statements"). The Company's fiscal year ends on March 31 of each year. References herein to a "fiscal" year refer to the Company's fiscal year ended March 31 in the calendar year indicated (e.g., references to fiscal 1997 are references to the Company's fiscal year ended March 31, 1997).

GENERAL

    CURRENT TRENDS. The Company believes that overall trends in the vitamin industry are the most significant trends affecting the Company's financial performance. According to industry sources, between 1992 and 1996, sales for the vitamin industry grew at a compound annual rate of approximately 11.2% to $4.1 billion, as the percentage of American adults regularly using vitamins grew from 35% to 40%. Between 1996 and 2005, the 50 to 64 age group is projected to be the fastest growing segment of the United States population. Gallup polling data shows that vitamin usage increases significantly with age, with 47% of individuals over age 50 regularly using vitamins, compared with 36% of younger adults.

    Increasing vitamin usage among the general population is linked to three major factors. First, research expenditures devoted to the positive effects of vitamin products have increased dramatically. Such research has been described in major medical journals and reported in the popular media. Second, the national trend towards improved fitness, greater self-care and preventive medicine has increased the general population's focus on nutritional products consumption. Finally, the more favorable regulatory environment resulting from the DSHEA has generated increased new product introductions and more effective point of sale communication of the health benefits of vitamins to consumers. However, as has been the case in the past, adverse scientific research or publicity concerning the health benefits of vitamin consumption can materially impact the growth of the vitamin market.

    Beginning in fiscal 1996 and continuing in fiscal 1997, the retail drugstore industry experienced several major consolidations. The Company provides private label vitamin products to the 20 largest drugstore chains in the United States and believes it has strong relationships with the leading drugstore chains. Consequently, management believes the Company is well positioned to benefit from this consolidation trend due to (i) its strong relationships with the acquiring companies in the largest consolidations and (ii) the anticipated reduction in the number of vendors as the consolidated companies streamline their purchasing. A number of the Company's customers made significant acquisitions or were acquired during this period, with CVS Corporation acquiring Revco D.S., Inc., Rite Aid Corporation acquiring Thrifty-Payless Inc. and JCPenney acquiring Eckerd Corporation. The recent retail drugstore consolidations have created certain temporary disruptions in these customers' operations and purchasing decisions. These disruptions had some minor adverse effects on the Company's sales in fiscal 1997. Although the Company believes that the consolidation of major drugstore chains will have a positive effect on its long-term sales, the increased purchasing scale of the consolidated retailers increases the relative importance of each of these customers to the Company's financial performance.

    HISTORICAL TRENDS. Throughout fiscal 1993 and fiscal 1994, the Company's growth was fueled by favorable publicity of scientific research evidencing the health benefits of vitamin product consumption. During fiscal 1994 and fiscal 1995, the Company took its initial step to build capacity and lower its manufacturing costs by making significant investments in its western U.S. tableting operation and consolidating two western U.S. packaging plants and one distribution facility into a single facility. See "Business -- Manufacturing and Distribution."

    In the first quarter of fiscal 1995, however, a study, referred to as the "Finnish Smokers Study," was released that reached a negative conclusion as to the health benefits of consumption of certain antioxidants. The release of this study received significant media attention and negatively impacted short-term consumer demand for certain vitamin products, and resulted in a downturn in sales. In response, the Company halted its manufacturing restructuring plan and focused on the development of a program to downsize, including the closure of a tableting plant and the elimination of approximately 200 tableting and packaging positions. The Company's manufacturing efficiency was negatively affected, as its western U.S. tableting and packaging facilities, designed to operate most efficiently on higher volumes, were operated at significantly sub-optimal production levels. Vitamin product sales stabilized during the second half of fiscal 1995, and by the first quarter of fiscal 1996 had largely recovered to pre-Finnish Smokers Study levels. Because the market stabilized and recovered more quickly and strongly than had been expected by the Company and its customers, the efficiency of the Company's manufacturing operations was again negatively impacted, this time by costs associated with expedited manufacturing and packaging scheduling required through December 1995 in order for the Company to timely meet its customers' increased orders.

    During fiscal 1996 and 1997, the retail mass market for vitamins returned to pre-Finnish Smokers Study levels. Overall market growth was positively affected by the release of a number of research reports regarding the benefits of such products as vitamin C, vitamin E and selenium, as well as by new product introductions, particularly in the herbal and nutritional supplement segments. During this period, the Company introduced 52 new products, the majority of which were targeted at these two segments.

    RECAPITALIZATION ACCOUNTING; FINANCIAL STATEMENT PRESENTATION; PARENT COMPANY. The Recapitalization has been accounted for as a recapitalization of Leiner Group, which will have no impact on the historical basis of assets and liabilities as reflected in the consolidated financial statements of Leiner Group or the Company. Other than with respect to redeemable preferred stock of Leiner Group, which was redeemed in connection with the Recapitalization, the consolidated financial statements of Leiner Group and LHP for the periods discussed below are not materially different. See Notes 6 and 7 to "Selected Historical and Pro Forma Financial Information."

    Leiner Group is a holding company with no significant independent operations or assets other than in respect of its investment in LHP. Leiner Group is not expected to have any significant sources of funds in the future other than the proceeds of sales of its equity or other securities (which it may be required to apply to repay borrowings under the New Credit Facility) and dividends and distributions for LHP. Historically, the Company has not paid any material recurring expenses on behalf of Leiner Group. However, no assurance can be given that such payments will not be made in the future to the extent permitted by the Company's financing agreements, including the New Credit Facility and the Indenture. Furthermore, although federal and other consolidated income taxes are legally payable by Leiner Group, such taxes historically have related to LHP's operations and accordingly have been paid for by LHP and accounted for in its consolidated financial statements.

SEASONALITY

    Leiner's business is seasonal, as increased vitamin usage corresponds with the cough, cold and flu season. A significant portion of the Company's sales and a more significant portion of the Company's operating income, therefore, occurs in the second half of the fiscal year as reflected in the table below:

                                                                          NET SALES          OPERATING INCOME (LOSS)
                                                                   ------------------------  ------------------------
                                                                    AMOUNT      % OF YEAR     AMOUNT      % OF YEAR
                                                                   ---------  -------------  ---------  -------------

                                                                                 (DOLLARS IN MILLIONS)
Fiscal 1998
  First quarter..................................................  $    94.1           --    $   (28.2 (1)          --

Fiscal 1997
  First quarter..................................................  $    70.6           18%   $     2.4            9%
  Second quarter.................................................       85.6           22          1.1            4
  Third quarter..................................................      104.3           26          9.3           35
  Fourth quarter.................................................      132.3           34         13.9           52
                                                                   ---------          ---    ---------          ---
                                                                   $   392.8          100%   $    26.7(2)         100%
                                                                   ---------          ---    ---------          ---
                                                                   ---------          ---    ---------          ---
Fiscal 1996
  First quarter..................................................  $    62.7           19%   $     1.5           10%
  Second quarter.................................................       78.7           23          2.6           16
  Third quarter..................................................       94.8           28          5.9           37
  Fourth quarter.................................................      102.2           30          5.8           37
                                                                   ---------          ---    ---------          ---
                                                                   $   338.4          100%   $    15.8(3)         100%
                                                                   ---------          ---    ---------          ---
                                                                   ---------          ---    ---------          ---

------------------------

(1) Includes expenses of $15.4 million related to stock option compensation, $5.1 million of management bonuses and expenses incurred by Leiner Group in connection with its capital raising activities of $11.8 million, all of which were incurred in connection with the Recapitalization. Without these expenses, operating income would have been $4.1 million.

(2) Includes expenses incurred in connection with the closure of the OTC liquid pharmaceuticals manufacturing facility, a management reorganization, non-cash stock compensation expense and the preparation of a registration statement in connection with a withdrawn initial public offering. See Note 4 of Notes to Consolidated Financial Statements.

(3) Includes charges for long-lived asset impairment of $4.7 million recorded in the fourth quarter of fiscal 1996 and non-cash stock compensation expense.

RESULTS OF OPERATIONS

    The following table summarizes the Company's historical results of operations as a percentage of net sales for the fiscal years ended March 31, 1995, 1996 and 1997 and for the three months ended June 30, 1996 and 1997.

                                                                             PERCENTAGE OF NET SALES
                                                              -----------------------------------------------------
                                                                                               FOR THE THREE MONTHS
                                                                FOR THE FISCAL YEARS ENDED
                                                                         MARCH 31,                ENDED JUNE 30,
                                                              -------------------------------  --------------------
                                                                1995       1996       1997       1996       1997
                                                              ---------  ---------  ---------  ---------  ---------
Net sales...................................................      100.0%     100.0%     100.0%     100.0%     100.0%
Cost of sales...............................................       75.2       74.8       73.5       73.7       76.4
                                                              ---------  ---------  ---------  ---------  ---------
Gross profit................................................       24.8       25.2       26.5       26.3       23.6
Marketing, selling and distribution expenses................       13.5       13.1       13.1       15.5       12.7
General and administrative expenses.........................        5.5        5.4        5.4        6.5        5.9
Impairment and closure of OTC Facility......................     --            1.4        0.3     --         --
Management reorganization...................................     --         --            0.3        0.3     --
Expenses related to recapitalization of parent..............     --         --         --         --           34.4
Amortization of goodwill....................................        0.5        0.5        0.4        0.5        0.4
Other charges...............................................        0.2        0.1        0.2        0.2        0.1
                                                              ---------  ---------  ---------  ---------  ---------
Operating income (loss).....................................        5.2        4.7        6.8        3.3      (29.9)
Interest expense, net.......................................        2.9        2.9        2.1        3.0        1.9
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before income taxes and extraordinary item....        2.3        1.7        4.7        0.3      (31.8)
Provision (benefit) for income taxes before extraordinary
  item......................................................        1.1        1.4        2.0        0.1       (7.5)
                                                              ---------  ---------  ---------  ---------  ---------
Income (loss) before extraordinary item.....................        1.2        0.3        2.6        0.2      (24.3)
Extraordinary item..........................................     --         --            0.7     --            1.2
                                                              ---------  ---------  ---------  ---------  ---------
Net income (loss)...........................................        1.2%       0.3%       1.9%       0.2%     (25.5)%
                                                              ---------  ---------  ---------  ---------  ---------
                                                              ---------  ---------  ---------  ---------  ---------

FIRST QUARTER FISCAL 1998 COMPARED TO FIRST QUARTER FISCAL 1997

    Net sales for the first quarter of fiscal 1998 increased by $23.5 million, or 33.2%, over the first quarter in fiscal 1997, from $70.6 million to $94.1 million. Sales from Vita Health Company (1985) Ltd. of Canada ("Vita Health"), a wholly-owned subsidiary acquired January 30, 1997, accounted for $7.1 million of this increase.

    Excluding Vita Health sales, the Company's net sales increased $16.4 million, or 23.2%, over the comparable period in fiscal 1997 due to market growth. Excluding Vita Health sales, vitamin product sales increased by $15.0 million, or 26.4%, compared to the first quarter of the prior year. Strong demand for supplements has pushed the vitamin sales volume higher in the current year. Additionally, an increase in the volume of multi-vitamin sales also contributed to the vitamin product sales increase. Sales of OTC pharmaceuticals, excluding Vita Health, increased by $1.7 million, or 15.0%, compared to the same period in the prior year.

    Gross profit increased $3.6 million, or 19.4%, from $18.6 million in the first quarter of fiscal 1997 to $22.2 million in the first quarter of fiscal 1998. Excluding Vita Health, the increase in gross profit was $1.5 million, or 8.1%. Gross profit margin for the first quarter of fiscal 1998 was 23.6% versus 26.3% in the year ago period. The decrease in margin is primarily attributed to a change in customer and product sales mix. Higher margin branded product sales were lower than expected in the first quarter of fiscal 1998 because of large fourth quarter promotions in fiscal 1997 which slowed first quarter volume, while lower margin private label customers involved in retail consolidations accelerated their purchases.

    Selling, marketing, distribution, general and administrative expense ("SG&A") increased $2.0 million, or 12.9%, in the first quarter of fiscal 1998 when compared to the same period in fiscal 1997. Of this increase, Vita Health accounted for $1.2 million. SG&A for the first quarter of fiscal 1998 totaled $17.5 million, representing 18.6% of net sales, showing an improvement over the same prior year period in which SG&A totaled $15.5 million or 22.0% of net sales. Overall, this improvement can be attributed primarily to the Company's focus on holding expenses steady while increasing sales. In addition, for the first quarter of fiscal 1998, marketing expenses were lower because of the change in the timing and the reduction of advertising and promotional expenditures.

    In the first quarter of fiscal 1997, the Company reorganized its management team. Expenses of $0.2 million were incurred relating to severance for the previous Chief Financial Officer, Vice President of Product Development and Vice President of Corporate Development, and include hiring and relocation expenses for the new Chief Financial Officer and other corporate officers.

    In the first quarter of fiscal 1998, the Company recorded compensation expenses related to the in-the-money value of stock options issued to certain management personnel of $15.4 million, management bonuses of $5.1 million, and expenses incurred by Leiner Group in connection with its capital raising activities of $11.8 million, all of which related to the Recapitalization.

    Primarily due to the impact of such Recapitalization-related expenses, the Company had an operating loss of $28.2 million for the first quarter of fiscal 1998. Without these Recapitalization-related expenses, the operating income would have been $4.1 million representing an increase of $1.7 million, or 70.8%, over the same period in the prior fiscal year.

    Net interest expense declined by $0.4 million during the first quarter of fiscal 1998, compared to the first quarter of fiscal 1997. Net interest expense during the first quarter of fiscal 1998 was $1.8 million, compared to $2.2 million for the comparable period in fiscal 1997. This improvement was due to both lower average borrowings and lower interest rates paid by the Company on its outstanding debt. Interest expense incurred in the first quarter of fiscal 1998 is not representative of the interest expense expected to be incurred during the balance of fiscal 1998 due to changes in the debt structure and interest rates effective with the Recapitalization.

    The income tax benefit for the first quarter of fiscal 1998 was $7.1 million, which compares to the income tax provision of $0.1 million for the first quarter of 1997. Based on current estimates, the Company expects its effective tax rate to be approximately 53% for the remainder of fiscal 1998, and to be higher than the combined federal and state rate of 40% primarily because of the nondeductability of goodwill amortization, certain recapitalization expenses and certain accruals.

    The extraordinary loss recorded in the first quarter of fiscal 1998 represented the write off of $1.9 million of deferred financing charges which had been incurred by the Company when it entered into a credit facility on January 30, 1997. The income tax effect of that charge was a benefit of $0.8 million.

    Primarily as a result of the previously discussed factors, a net loss of $24.0 million was recorded in the first quarter of fiscal 1998 compared to net income of $0.1 million recorded in the first quarter of fiscal 1997.

FISCAL 1997 COMPARED TO FISCAL 1996

    Net sales increased by $54.4 million, or 16.1%, to $392.8 million for fiscal 1997 from $338.4 million for fiscal 1996. Net sales for fiscal 1997 include $4.6 million of Vita Health sales.

    Vitamin product sales, including Vita Health, increased by $54.0 million, or 20.2%, to $321.7 million for fiscal 1997 from $267.7 million for fiscal 1996. The increase was principally attributable to unit sales increases and selective price increases in most major types of vitamin products including vitamin E, the growth of the Company's herbal product line introduced in fiscal 1996 and fiscal 1997, including products such as echinacea and ginkgo biloba, and the Company's introduction of new nutritional supplements, including products such as DHEA and shark cartilage, as well as the added sales from Vita Health.

    OTC pharmaceutical sales increased by $2.5 million, or 4.3%, to $61.3 million for fiscal 1997 from $58.8 million for fiscal 1996. The increase was principally due to market growth and the acquisition of Vita Health.

    Gross profit increased $19.1 million, or 22.4%, to $104.2 million for fiscal 1997 from $85.1 million for fiscal 1996. The gross margin also improved to 26.5% in fiscal 1997 from 25.2% in fiscal 1996. The increase in the gross profit margin was principally due to a decrease in the Company's manufacturing costs from the investment in manufacturing equipment and facility consolidations during the last four fiscal years and increased sales of higher margin new products and the Company's YOUR LIFE-REGISTERED TRADEMARK- brand.

    SG&A increased $10.1 million, or 16.1%, to $72.7 million for fiscal 1997 from $62.6 million in fiscal 1996. Expressed as a percentage of sales, SG&A remained essentially flat at 18.5% in fiscal 1996 and fiscal 1997. The dollar increase in SG&A was partially driven by the Company's investment of approximately $2.7 million in a national radio advertising campaign (versus $1.1 million in 1996), and an increase in other promotional expenses.

    During fiscal 1997, the Company closed its OTC liquid pharmaceuticals manufacturing facility and out-sourced the production to a third party. As a result, the Company incurred costs in fiscal 1997 of $1.4 million comprised of
(i) the write-off of fixed assets of $0.8 million and (ii) closure costs including salaries in conjunction with the closing of $0.6 million. An additional expense of $0.5 million for the write-off of certain liquid OTC inventory which was no longer being manufactured by the Company was also incurred and is included in cost of goods sold. The closure decision was made in fiscal 1997 based on an evaluation of the OTC liquids pharmaceutical business, as a result of which it was determined that it was more cost effective to out-source this production to a third party. As a result of an earlier decision in fiscal 1996 to reduce production, the Company recognized a long-lived asset impairment charge of $4.7 million in fiscal 1996. See "--Fiscal 1996 Compared to Fiscal 1995."

    In fiscal 1997, the Company reorganized its management team. Expenses of $1.0 million were incurred relating to severance for the previous Chief Financial Officer, Vice President of Product Development and Vice President of Corporate Development, and include hiring and relocation expenses for the new Chief Financial Officer and other corporate officers.

    Goodwill amortization of $1.5 million in fiscal 1997 and $1.6 million in fiscal 1996 related to the goodwill arising from the acquisitions of LHP, XCEL and Vita Health. Other charges of $0.9 million for fiscal 1997 included management fees paid to AEA, the write-off of expenses incurred in connection with Leiner Group's withdrawn initial public offering and compensation expense arising from the grant of stock options to certain members of management in fiscal 1994. Other charges of $0.5 million for fiscal 1996 included management fees paid to AEA and stock compensation expense.

    Primarily as a result of the factors discussed above, operating income increased by $10.9 million to $26.7 million for fiscal 1997 from $15.8 million for fiscal 1996.

    Net interest expense decreased by $1.6 million to $8.3 million in fiscal 1997 from $9.9 million in fiscal 1996. The decrease was principally due to a reduction in the Company's outstanding indebtedness prior to the Vita Health Acquisition. Additionally, the Company refinanced all of its outstanding indebtedness in January 1997, which reduced the Company's average interest cost. The interest rates on the majority of the Company's then existing debt were based upon variable rates that are a spread above either LIBOR or prime rates.

    The Company's effective income tax rate of approximately 44% for fiscal 1997 was higher than the combined state and federal rate of 40% primarily because of the nondeductibility of goodwill amortization.

    Primarily as a result of the factors discussed above, income before extraordinary item for fiscal 1997 increased by $9.2 million to $10.4 million for fiscal 1997 from $1.2 million for fiscal 1996.

    The extraordinary item for fiscal 1997 of $2.8 million, net of taxes, was a result of the Company's refinancing on January 30, 1997. See Note 7 to the Consolidated Financial Statements.

FISCAL 1996 COMPARED TO FISCAL 1995

    Net sales increased by $23.7 million, or 7.5%, to $338.4 million for fiscal 1996 from $314.7 million for fiscal 1995.

    Vitamin product sales increased by $28.1 million, or 11.7%, to $267.7 million for fiscal 1996 from $239.6 million for fiscal 1995. The increase was principally attributable to unit sales increases in most major types of vitamin products, initial sales of the Company's herbal product line and the Company's introduction of other new nutritional supplements, including products such as PYCNOGENOL-REGISTERED TRADEMARK-, evening primrose oil and coenzyme Q10. Selling price increases implemented late in fiscal 1995 and during fiscal 1996 contributed approximately $8.5 million of the vitamin product sales increase.

    OTC pharmaceutical sales decreased by $4.3 million, or 6.8%, to $58.8 million for fiscal 1996 from $63.1 million for fiscal 1995. The decrease was principally due to declines in the net average selling price of certain analgesics and in the number of units sold as a result of price competition and the introduction by nationally branded companies of several new analgesic products. Additionally, the Company's decision to resign as the OTC liquid pharmaceuticals supplier to a major drug store chain (due to unprofitable margins) in the first half of fiscal 1996 contributed approximately $4.0 million to this sales decline. These decreases were partially offset by revenues from new private label OTC pharmaceuticals business developed by the Company in fiscal 1996.

    Gross profit increased $7.0 million, or 9.0%, to $85.1 million in fiscal 1996 from $78.1 million in fiscal 1995. The gross profit margin also improved to 25.2% in fiscal 1996 from 24.8% in fiscal 1995. The increase in the gross profit margin was principally due to a decrease in the Company's manufacturing costs resulting from the investment in manufacturing equipment and facility consolidations during the last three fiscal years, which allowed the Company, among other things, to achieve lower per unit manufacturing and packaging costs through larger batch sizes and longer packaging runs.

    SG&A increased $2.9 million to $62.6 million in fiscal 1996 from $59.7 million in fiscal 1995. Expressed as a percentage of sales, SG&A declined 0.5% from 19.0% in fiscal 1995 to 18.5% in fiscal 1996, as the Company continued to leverage its SG&A as it increased sales.

    In fiscal 1996, following the Company's resignation as the OTC liquid pharmaceuticals supplier to a major drugstore chain, the Company decided to scale back its liquid manufacturing capability. As a result of this decision, the Company recognized a long-lived asset impairment and recorded a write-down of a portion of the goodwill arising from the XCEL Acquisition. This write-down has been reflected in the fiscal 1996 results of operations as a long-lived asset impairment charge of $4.7 million.

    Goodwill amortization of $1.6 million in each of the years ended March 31, 1995 and 1996 relates to the goodwill arising from the LHP and XCEL Acquisitions. The other charges of $0.5 million in each of the years ended March 31, 1995 and 1996 are comprised of management fees paid to AEA and compensation expense resulting from the grant of stock options to certain members of management in fiscal 1994.

    Primarily as a result of the factors discussed above, operating income of $15.8 million for fiscal 1996 was $0.5 million less than operating income in fiscal 1995.

    Net interest expense increased by $0.9 million to $9.9 million in fiscal 1996 from $9.0 million in fiscal 1995. The increase was principally due to higher weighted average interest rates. The interest rates on the majority of the Company's debt were at rates that were a function of either the LIBOR or prime rates.

    The Company's effective income tax rate of approximately 80% for fiscal 1996 was higher than the combined state and federal rate of 40% primarily because of the nondeductibility of goodwill amortization, as well as the nondeductibility of the long-lived asset impairment charge. The effective income tax rate for fiscal 1996 was higher than the effective income tax rate of 48% for fiscal 1995, principally due to the nondeductibility of the long-lived asset impairment charge.

    Primarily as a result of the above factors, net income for fiscal 1996 declined by 68.4% to $1.2 million from $3.8 million in fiscal 1995.

LIQUIDITY AND CAPITAL RESOURCES

    The Company's cash has historically been used to fund capital expenditures, working capital requirements and debt service. As a result of the Recapitalization, the Company's liquidity requirements have significantly increased, primarily due to significantly increased interest expense obligations. Interest expense, excluding amortization of deferred financing fees, is estimated to be $21.8 million per year, associated with borrowings of $159.8 million under the New Credit Facility, $85.0 million under the Notes, and existing capitalized lease obligations of $4.8 million. See "Unaudited Pro Forma Financial Information." In addition, the Company will be required to repay the $85.0 million in term loans under the New Credit Facility over the eight and one-half year period following June 30, 1997, with scheduled principal payments of $850,000 annually for the first six years, $27.4 million in the seventh year, $39.3 million in the eighth year, and $13.2 million in the final six months. The Company will also be required to apply certain asset sale proceeds, as well as 50% of its excess cash flow (as defined in the New Credit Facility) unless a leverage ratio test is met, to prepay the borrowings under the New Credit Facility. All outstanding revolving credit borrowings under the New Credit Facility will become due on June 30, 2003. The Company incurred a non-cash, one-time charge of approximately $1.9 million related to the write-off of existing deferred financing fees during the first quarter of fiscal 1998, as a result of the Recapitalization. See "-- Results of Operations--First Quarter Fiscal 1998 Compared to First Quarter Fiscal 1997."

    CASH FLOWS, WORKING CAPITAL AND CAPITAL EXPENDITURES. During the first quarter of fiscal 1998, net cash used in operating activities totaled $7.2 million. This resulted from the first quarter net loss of $24.0 million, offset by non-cash charges to income of $9.7 million, including $8.3 million related to stock option compensation expense incurred in connection with the Recapitalization, and a net change in operating assets and liabilities of $7.0 million. The changes from March 31, 1997 to June 30, 1997 in the net accounts receivable and inventory balances resulted primarily of the seasonality of the Company's business, whereby sales are normally higher in the fourth quarter of the fiscal year when compared to the first quarter of the fiscal year. See "--Seasonality." The change in accrued compensation and benefits was primarily due to the accrual of the management bonuses and the value of the stock options, both of which were paid in connection with the Recapitalization.

    Net cash used in investing activities was $4.4 million in the first quarter of fiscal 1998. This was primarily due to the net capital expenditures of $1.3 million and a deposit of $1.4 million which was made in connection with the lease of the South Carolina facility during the quarter. The capital expenditures included the investment that the Company is making in its information systems and new manufacturing and distribution facility in South Carolina.

    Net cash provided by financing activities was $12.2 million in the first quarter of fiscal 1998. This was due primarily to the financing transactions and related indebtedness incurred in connection with the Recapitalization, offset by repayments of existing indebtedness and, to a lesser extent, an increase in deferred financing charges resulting from $11.9 million of deferred financing charges related to the New Credit Facility and Existing Notes.

    Cash provided by operating activities prior to changes in assets and liabilities was $25.4 million in fiscal 1997. The Company's working capital increased $7.1 million, or 9.8%, to $79.4 million at March 31, 1997 from $72.3 million at March 31, 1996. This increase in working capital was principally due to a sales increase of 16.1%. The Company's capital expenditures totaled $3.5 million in each of fiscal 1996 and fiscal 1997. During the latter part of fiscal 1993 and during fiscal years 1994 and 1995, the Company significantly increased its manufacturing capacity and enhanced its manufacturing technology. Accordingly, the Company invested in property, plant and equipment during fiscal 1996 and fiscal 1997 at lower levels because of sufficient capacity. The Company anticipates investing approximately $12 million in capital equipment projects in fiscal 1998, with approximately 75% for manufacturing capacity and productivity improvements and 25% for routine maintenance.

    FINANCING ARRANGEMENTS. The New Credit Facility provides for term loan borrowings in an aggregate principal amount of $85.0 million, consisting of $45.0 million maturing seven and one-half years following June 30, 1997 and $40.0 million maturing eight and one-half years following June 30, 1997, and U.S. and Canadian revolving credit facilities with aggregate availability of $125.0 million, of which $74.8 million was drawn down in connection with the Recapitalization. As of September 30, 1997 the Company's unused availability under the New Credit Facility was approximately $59.2 million. The Revolving Credit Facility will mature six years after June 30, 1997, and includes letter of credit and swingline facilities. Borrowings under the New Credit Facility bear interest at floating rates that are based on LIBOR or on the applicable alternate base rate (as defined), and accordingly the Company's financial condition and performance is and will continue to be affected by changes in interest rates. The Company has entered into an interest protection arrangement effective July 30, 1997 with respect to $29.4 million of its indebtedness under the New Credit Facility that provides a cap of 6.17% on LIBOR rates plus applicable margin on the interest rates payable thereon. The New Credit Facility imposes certain restrictions on the Company, including restrictions on its ability to incur additional debt, enter into sale-leaseback transactions, incur contingent liabilities, pay dividends or make distributions, incur or grant liens, sell or otherwise dispose of assets, make investments or capital expenditures, repurchase or prepay the Notes or other subordinated debt, or engage in certain other activities. The Company must also comply with certain financial ratios and tests, including a minimum net worth requirement, a maximum leverage ratio, a minimum interest coverage ratio and a minimum fixed charge coverage ratio. For a more detailed summary of the terms of the New Credit Facility, including amortization and interest rates, see "Description of New Credit Facility."

    The Notes may be required to be purchased by the Company upon a Change of Control (as defined) and in certain circumstances with the proceeds of asset sales. The Notes are subordinated to the indebtedness under the New Credit Facility. The Indenture imposes certain restrictions on the Company and its subsidiaries, including restrictions on its ability to incur additional debt, make dividends, distributions or investments, sell or otherwise dispose of assets, or engage in certain other activities. See "Description of the New Notes."

    A portion of the outstanding borrowings under the New Credit Facility, amounting to approximately U.S. $15.0 million as of June 30, 1997, is denominated in Canadian dollars. All other outstanding borrowings under the New Credit Facility, and all of the borrowings under the Notes, are denominated in U.S. dollars.

    At June 30, 1997, borrowings under the New Credit Facility bore interest at a weighted average rate of 8.1% per annum. The Notes bear interest at a rate of 9 5/8% per annum. Certain additional interest is expected to be payable in respect of the Notes as a result of delayed effectiveness of the Registration Statement and consummation of the Exchange Offer. See "Registration Rights."

    The Company currently plans to pursue a receivables financing to be entered into during fiscal 1998, with initial availability of the equivalent of approximately $40 million principal amount, which would be fully drawn at the closing of that financing. Usage under this receivables facility is expected to result in a dollar-for-dollar reduction in both outstanding borrowings under the Revolving Credit Facility and the availability under the Revolving Credit Facility. No assurance can be given that this receivables financing will be implemented.

    The Company intends to establish a new packaging and distribution facility in York County, South Carolina. As this new facility becomes operational, other facilities located in the midwestern United States will be closed. The Company expects to incur expenses estimated at approximately $1.9 million annually through fiscal year 1999 in connection with the establishment of the new facility and the closure of the midwestern U.S. facilities. The Company will lease this new facility under a prearranged, assigned purchase and leaseback facility that will provide the financing for its construction, at an estimated annual lease expense, net of lease costs for the facilities currently expected to be closed, of $1.4 million. See "Business--Manufacturing and Distribution."

    The Company currently believes that cash flow from operating activities, together with revolving credit borrowings available under the New Credit Facility, will be sufficient to fund the Company's currently anticipated working capital, capital spending and debt service requirements until the maturity of the Revolving Credit Facility (six years after June 30, 1997), but there can be no assurance in this regard. The Company expects that its working capital needs will require it to obtain new revolving credit facilities at the time that the Revolving Credit Facility matures, whether by extending, renewing, replacing or otherwise refinancing the Revolving Credit Facility. No assurance can be given that any such extension, renewal, replacement or refinancing can be successfully accomplished.

FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISKS

    This Prospectus contains forward-looking statements, including statements regarding, among other items, (i) the Company's growth strategies; (ii) trends in the Company's business; and (iii) the Company's future liquidity requirements and capital resources. These forward-looking statements are based largely on the Company's expectations and are subject to a number of risks and uncertainties, certain of which are beyond the Company's control. Actual results could differ materially from those anticipated by these forward-looking statements, including as a result of the factors described in the section entitled "Risk Factors." In light of these risks and uncertainties, there can be no assurance that events anticipated by the forward-looking statements contained in this Prospectus will in fact transpire.

                                    INDUSTRY

    According to industry sources and management estimates, total retail sales of vitamin products in the United States were approximately $4.1 billion in calendar year 1996. Several different types of vitamin products are marketed through four major distribution channels and in three major product categories. The different types of vitamin products include multivitamins, minerals (such as calcium), single-entity vitamins (such as vitamins C and E), nutritional supplements (such as PYCNOGENOL-Registered Trademark-, coenzyme Q10 and evening primrose oil) and herbal products (such as ginseng, garlic, echinacea and ginkgo biloba).

PRODUCTS                                                                            1996 MASS MARKET VITAMIN SALES
----------------------------------------------------------------------------------  -------------------------------
Multivitamins.....................................................................                  28.5%
Minerals..........................................................................                  16.0
Herbal Products...................................................................                  11.3
Vitamin E.........................................................................                  11.3
Vitamin C.........................................................................                  11.0
Nutritional Supplements...........................................................                  10.9
B Vitamins........................................................................                   7.5
Other.............................................................................                   3.5
                                                                                                   -----
Total.............................................................................                 100.0%
                                                                                                   -----
                                                                                                   -----

------------------------

Sources: IRI Infoscan, MMI Data, CRN Industry Data, LHP shipments and management estimates.

    The primary channels of retail distribution in the vitamin product business are mass market retailers (drug stores, mass merchandising chains, supermarkets and warehouse club stores, such as Walgreens, Wal-Mart, Safeway and Sam's Club, respectively), health food stores, direct sales and mail order. Leiner is the leading participant in the U.S. mass market channel.

                                             1996 TOTAL                                                   1996 MASS
                                               VITAMIN                                                 MARKET VITAMIN
RETAIL DISTRIBUTION CHANNELS               INDUSTRY SALES   MASS MARKET RETAILERS                           SALES
-----------------------------------------  ---------------  -----------------------------------------  ---------------
Mass Market Retailers....................          52.6%    Drug Stores..............................          46.5%
Health Food..............................          25.7     Mass Merchandisers.......................          24.3
Direct Sales.............................          12.6     Supermarkets.............................          22.9
Mail Order...............................           5.8     Club Stores..............................           6.3
                                                                                                              -----
Other....................................           3.3     Total....................................         100.0%
                                                  -----                                                       -----
                                                                                                              -----
Total....................................         100.0%
                                                  -----
                                                  -----

------------------------

Sources: IRI Infoscan, MMI Data, CRN Industry Data, LHP shipments and management estimates.

    Within the mass market channel, there are three major product categories: national brands, broadline brands and private label products.

PRODUCT CATEGORY                                                                    1996 MASS MARKET VITAMIN SALES
----------------------------------------------------------------------------------  -------------------------------
National Brands...................................................................                  40.3%
Private Label.....................................................................                  36.3
Broadline Brands..................................................................                  23.4
                                                                                                   -----
Total.............................................................................                 100.0%
                                                                                                   -----
                                                                                                   -----

------------------------

Sources: IRI Infoscan (excludes warehouse club sales).

    The national brand category consists primarily of multi-vitamins such as CENTRUM-REGISTERED TRADEMARK-, ONE-A-DAY-REGISTERED TRADEMARK-, THERAGRAN-REGISTERED TRADEMARK- and OSCAL-REGISTERED TRADEMARK- mineral supplements. Broadline brands, such as Leiner's YOUR LIFE-REGISTERED TRADEMARK-brand, offer a complete range of products under one brand name, including multi-vitamins, single-entity vitamins, minerals, and nutritional supplements. Private label products are marketed under the retailer's name and offer a wide product assortment similar to, but somewhat narrower in scope than, broadline brands, including national brand equivalent formulas positioned as lower-priced products.

    In the mass market, private label products represented 36.3% of dollar vitamin sales in 1996. Private label products use the same active ingredients as national brands. The Company believes that consumers find private label products attractive because they sell at substantially lower prices than national brands yet are comparable in quality and efficacy. Private label products appeal to retailers because such products generally provide for a higher gross profit margin and higher dollar profit per unit than national brands. Broadline brands are supported by retailer merchandising programs and less extensive advertising than national brands. Broadline brands provide advantages to the consumer and retailer similar to those of private labels, and currently represent 23.4% of dollar vitamin sales, while national brands represent 40.3%.

    VITAMIN INDUSTRY GROWTH. During the last four years, vitamin industry sales have grown at a compound annual rate of approximately 11.2%, from $2.7 billion in 1992 to $4.1 billion in 1996. Growth in the vitamin category is being driven primarily by (i) favorable demographic trends and (ii) increased usage.

    According to Gallup polling information, people in the age group 50 and above exhibit the highest use of vitamin products of all age groups (measured by percentage of the age group using vitamin products). In the United States, 47% of persons over age 50 use vitamin products regularly (compared to 40% for persons age 35 to 49 and 32% for persons age 18 to 34). According to the United States Bureau of the Census, from 1996 through 2005, the age group of persons age 50 to 64 is projected to grow 39.2%, compared to 1.3% for the age group of persons age 18 to 49.

REGULAR VITAMIN USAGE BY AGE GROUP
-----------------------------------
AGE CATEGORY     1992       1996
-------------  ---------  ---------
      18-34         29.0%      32.0%
      35-49         35.5       40.0
      50-64         36.9       47.0
        65+         41.7       47.0

    The Company believes that three primary factors have generated significant increases in vitamin usage: (i) recent scientific research supporting vitamin supplementation, (ii) the growth of self-care and preventative medicine and
(iii) the increased ability of vitamin manufacturers to communicate the benefits of individual vitamins with the enactment of the DSHEA. These factors have created increased usage among all age groups. For example, the percentage of the United States population between the ages of 18 and 34 who regularly take vitamins increased from 29% in 1992 to 32% in 1996, and, between the ages of 50 and 64, the percentage increased from 37% to 47%. In addition to a larger percentage of the population regularly using vitamins, active vitamin users are consuming more pills. The average number of pills consumed daily by regular vitamin users increased 12.5%, from 2.4 in 1992 to 2.7 in 1996.

    - SCIENTIFIC RESEARCH. Various studies published since 1992 by researchers at major universities have suggested an association between regular consumption of vitamin products such as vitamins C and E and other "antioxidants" and a reduced risk of certain diseases, such as heart disease, cancer and Alzheimer's disease. Such research has been described in major medical journals, such as the NEW ENGLAND JOURNAL OF MEDICINE, magazines, newspapers and television programs. An indicator of the impact of this research is the reported increase in regular vitamin usage among the nation's physicians from 43% to 56% between 1994 and 1996.

    - GROWTH OF SELF-CARE AND PREVENTIVE MEDICINE. Vitamin product consumption has been favorably affected by the growing practice of self-care and preventive medicine by lay people in the United States. This trend is driven by (i) increased information available to the consumer on the health benefits of certain foods, including vitamin products, (ii) a desire to avoid rising health care costs, (iii) convenience and (iv) affordability.

    - DSHEA. The Dietary Supplement Health and Education Act of 1994, enacted in October 1994, removed or scaled back many restrictions previously imposed on vitamin product manufacturers. DSHEA expanded the ability of vitamin product manufacturers to make, on labels and in literature, "structure/function" statements that explain how a nutrient or dietary substance affects the structure or function of the body. The manufacturer's ability to better communicate the health benefits of vitamins is especially important in light of the growing trend toward self-care and the increased sales of vitamin products in the mass market channel, where customers are less able to rely on sales personnel for explanations of product benefits.

    MASS MARKET CHANNEL GROWTH. Over the last five years, the mass market, where Leiner has the leading position, has consistently grown faster than the overall vitamin industry. Between 1992 and 1996 the mass market industry sales have grown at a compound annual rate of approximately 11.9% compared to the vitamin industry sales which have grown at an annual compound rate of 11.2%. The Company believes that in addition to attractive economics to retailers, growth in the mass market channel is being driven by several consumer-driven factors:

    - PRICE POINT: The average price of a vitamin in the mass market channel is approximately 30% less than the same product in the health food channel. In the mass market, private label products are typically priced 40% below comparable national brands.

    - NUMBER OF OUTLETS: There are more than 50,000 mass market outlets versus approximately 9,000 in the health food channel.

    - CONVENIENCE: Consumers increasingly purchase vitamins at their customary marketplace. This favors the mass market channel over health food stores, which are visited less frequently by the general population.

    - HERB AND NUTRITIONAL SUPPLEMENT PRODUCTS: Some of the fastest growing products in the herbal category are just now transitioning from health food stores to mass market outlets. Typically, newer products are introduced in the health food channel and, after gaining credibility, migrate to the mass market. These herbal and nutritional supplement products currently represent 18.3% of the sales in the mass market channel versus over 50% of the health food channel's sales.

                                    BUSINESS

GENERAL

    Leiner is the nation's largest manufacturer of vitamins, minerals, and nutritional supplements and distributes its products primarily through mass market retailers. The Company has a 23% share of all mass market vitamin sales in the United States, 50% larger than its next closest competitor's share. Additionally, Leiner's 50% share of the mass market private label segment is more than two times the size of its next closest competitor's share. Leiner has increased its market share over the last five years, with its U.S. vitamin sales growing at a compound annual rate of 18.9% per year through fiscal 1997, over one and one half times the U.S. industry growth rate. Leiner is also one of the nation's largest private label OTC pharmaceuticals manufacturers, with 18% of its sales in OTC pharmaceutical and other products. In January 1997, the Company acquired Vita Health, the second largest private label vitamin and OTC pharmaceuticals manufacturer in the Canadian market.

    The Company sells a full line of vitamin products, including approximately 370 products in more than 4,400 SKUs. The Company's products are sold in tablet and capsule forms, and in varying sizes with different potencies, flavors and coatings. The Company's vitamin products include national brand equivalents which compare to CENTRUM-Registered Trademark-, ONE-A-DAY-Registered Trademark- and GINSANA-Registered Trademark-, natural vitamin products such as vitamins C and E and folic acid, minerals such as calcium and herbal products such as echinacea and ginkgo biloba. The Company's vitamin products are sold under its customers' store names ("private label products"), as well as under its own YOUR LIFE-REGISTERED TRADEMARK- brand. The Company estimates that private label vitamin products account for approximately 36% of total vitamin product sales by mass market retailers and accounted for approximately 55% of Leiner's total fiscal 1997 sales (excluding sales by Vita Health). The Company also markets over 100 different OTC pharmaceutical products in over 1,575 SKUs, including products comparable to most major national brands in the analgesic, cough and cold remedy and digestive aid categories.

    The Company's vitamin products are sold in all 50 states through more than 50,000 retail outlets, including drug store, supermarket, mass merchandising, and warehouse club chains, as well as in convenience stores and through United States military outlets worldwide. Leiner is the vitamin category manager for many leading retailers. The Company's vitamin product customers include the country's 20 largest drug store chains (including Walgreens, American Stores, Eckerd, CVS, Rite Aid and Revco), 18 of the 20 largest supermarket chains (including Safeway, Winn-Dixie, Albertson's, A&P and Lucky Stores), 10 of the largest mass merchandising chains (including Wal-Mart, Target, Kmart and Venture) and the two largest warehouse club chains (Sam's Club and Costco).

    Vita Health is currently the second largest industry participant in Canada in terms of private label sales and the third largest participant in terms of total sales. Vita Health has built strong relationships with Canada's largest mass market retailers, a mass market customer base that matches well with Leiner's customer base. Vita Health also has a strong position in the health food channel in Canada, a distribution channel Leiner is in the process of entering in the United States. Vita Health sells to more than 500 retail accounts across Canada.

COMPETITIVE STRENGTHS

    The Company attributes its strong market position and historical financial performance to competitive strengths, which it believes include (i) low cost manufacturing, (ii) high quality products, (iii) advanced category management and leading customer service, (iv) the consistent introduction of high margin new products and (v) a complementary OTC pharmaceutical business.

    LOW COST MANUFACTURING. During the last five years, the Company has invested $29.5 million primarily to increase capacity, as well as to consolidate plants and modernize equipment. Tableting capacity has been increased by 45% and packaging capacity by 66%. Tableting costs have been reduced by

8%, and packaging and distribution costs in its western U.S. facilities have been reduced by approximately 10% and 20%, respectively.

    The Company is the largest manufacturer in the vitamin industry with two tableting facilities and four packaging facilities. The tableting facilities operate to USP standards and are capable of producing over 14 billion tablets per year. The packaging facilities also operate to USP standards and contain 32 packaging lines.

    HIGH QUALITY PRODUCTS. Quality is a critical factor in the customer purchase decision, particularly of private label products, which are marketed under the brand names of Leiner's mass market retail customers. The Company was the first major vitamin product supplier to be certified as being in compliance with USP's vitamin manufacturing standards. Management believes that the Company is one of only two companies that have been independently certified as being in substantial compliance with USP standards for manufacturing vitamin products. While adhering to USP standards is currently voluntary, customers may require that products meet these standards. Moreover, if a company applies a USP designation to its vitamin labels, then the Federal Food, Drug and Cosmetics Act requires compliance with the USP monographs and USP Manufacturing Practices for nutritional supplements. All current Leiner vitamins that have USP monographs qualify under USP standards.

    In addition to USP vitamins, Leiner was the first major vitamin product supplier to introduce quality innovations to the mass market such as a full line of STANDARDIZED HERBAL EXTRACTS-Registered Trademark- (formulations specially prepared to ensure consistent potencies of active ingredients), PHARMACEUTICAL GRADE CALCIUM-TM-(specially processed calcium with the lowest lead levels in the industry), Preservative-Free Vitamins, and PROVEN RELEASE-Registered Trademark- (standards for dissolution and disintegration in substantially the form later adopted by the USP).

    The Company's management believes that its reputation for introducing many new products after review of their safety, utility and commercial acceptance is a key element of Leiner's strong relationships with mass market retailers and, in turn, enhances Leiner's ability to introduce new products into the channels it serves.

    ADVANCED CATEGORY MANAGEMENT. Through its information systems, the Company seeks to optimize the application of emerging science, new product introductions, merchandising opportunities, shelf space profitability, and inventory management for its customers. The Company produces over 6,000 SKUs and ships approximately 1,500 orders per week to over 200 customers. The Company receives 83% of its sales volume electronically through electronic data interchange ("EDI") systems and provides vendor-managed inventory ("VMI") services to many of its customers.

    The Company, through its account marketing managers, acts as the category manager for the vitamin product sections for several of the nation's largest mass market retailers. Approximately 50% of the Company's sales are from accounts where the Company is the vitamin category manager. As a category manager, the Company seeks to utilize industry sales data obtained from consumer market research firms, together with customer retail sales data (often received through the Company's on-line EDI system), to identify profit enhancement opportunities and to develop and present to customers analyses and proposals regarding merchandising, pricing and marketing strategies. Leiner's account marketing managers also provide private label customers with creative services (such as artwork for promotions, advertisement layouts and label and packaging design). The Company's category management program and creative services constitute sales and marketing tools that management believes strengthen Leiner's relationships with its customers.

    HIGH MARGIN NEW PRODUCTS. The Company identifies emerging products in non-mass market distribution channels and introduces proven items at the cost, quality and delivery standards required by mass market retailers. These new products, typically introduced under the YOUR LIFE-Registered Trademark- brand, produce the highest margins of all the Company's products and represent an increasing percentage of sales. To evaluate nutritional research and advise the Company on emerging science, Leiner created a Scientific Advisory

Board comprised of nationally recognized authorities on nutrition and science. In the last two fiscal years, the Company introduced 52 new products which generated $32 million of fiscal 1997 sales. As a result, in the mass market Leiner's share of the high growth herbal products segment has grown from 9% in 1994 to 16% in 1996.

                     NEW PRODUCTS INTRODUCED IN FISCAL 1997

Bilberry
Compare to Garlique-Registered Trademark-
DHA
Ester-C
Grape Seed Extract
Memory Support
Non-Aspirin Gelcaps
Super Multi-Vitamin
Cardio Complex
Compare to
  Propalmex-Registered Trademark-
DHEA
Eye Care Complex
Kava Kava
Milk Thistle
Selenium 200 Mcg
Cat's Claw
Compare to Rejuvex-Registered Trademark-
Dong Quai
Ginger
Liquid Energy Tonic
New Phytonutrients
Shark Cartilage
Cayenne
Coenzyme Q10
Echinacea & Goldenseal
Glucosamine Sulfate
Lubricare-TM-
Non-Aspirin Geltabs
St. John's Wort

    Leiner's Scientific Advisory Board is comprised of nationally recognized authorities in nutrition, gerontology, biochemistry, disease prevention, botanical research, cardiology, epidemiology and regulatory affairs related to nutrition and related health fields. The Scientific Advisory Board meets three times annually to review the most recent research published in the area of nutrition, specified new product development programs and various reports of interest from board members. The Company believes that its Scientific Advisory Board is viewed by Leiner's customers as a valuable resource.

    COMPLEMENTARY NATURE OF VITAMIN PRODUCT AND OTC PHARMACEUTICAL
BUSINESSES. The Company's OTC pharmaceutical products are sold through the same distribution channels and, for most products, manufactured by the same processes as the Company's vitamin products. In addition, vitamin product and OTC pharmaceuticals purchase decisions are generally made by the same buyer as the Company's customers. This overlap of channels and processes allows the Company to enhance its position with mass market retailers and its manufacturing and distribution expertise by allowing the Company to (i) offer "one-stop" vitamin/OTC pharmaceuticals shopping, (ii) allocate its fixed costs across a broader revenue base and (iii) offer a more diversified source of revenue to fund future growth of the Company.

BUSINESS STRATEGY

    The Company has developed an operating plan to take advantage of the continuing significant growth opportunities available to the Company specifically and within the industry as a whole. The operating plan includes the following principal elements: (i) introducing new products, (ii) expanding distribution in non-mass market domestic channels, (iii) growing international sales, (iv) building the YOUR LIFE-Registered Trademark- brand, (v) selectively pursuing add-on acquisitions and (vi) increasing operating margins and reducing working capital.

    INTRODUCING NEW PRODUCTS. Leiner has successfully introduced into the mass market herb and nutritional supplement products originally available only in non-mass market channels. Mass market sales of high margin herbal products increased 29% between 1995 and 1996 and represents a significant growth opportunity for the Company. The Company believes that the 30 new products it introduced in fiscal 1997 and its planned new product introductions for fiscal 1998 will further strengthen its position in the mass market channel.

    Leiner believes that herb and nutritional supplement products offer an important avenue of growth because (i) industry sales of herb and nutritional supplement products have increased in the mass market channel at a compound annual rate of approximately 31% from 1994 through 1996, and (ii) the Company's share of herb and nutritional supplement products sales in the mass market channel is substantially lower than the Company's share for vitamin and mineral sales and thus presents a growth opportunity. Since 1994, Leiner has introduced more than 28 herbal products and Leiner's share of herbal product sales in the mass market channel has grown from 10.7% in 1994 (or estimated retail sales of $13.3 million) to 16.7% in 1996 (or estimated retail sales of $39.4 million).

    The Company believes it is a leader in the vitamin product industry in the responsible development of new products. The Company intends to continue to develop new products and programs based on scientific research and consumer needs. Leiner has substantially bolstered its research/product development teams with the addition of seven people including a senior executive from the Company and two scientists with Ph.D's in food science and nutritional science. Leiner's research team has focused on the broad array of herbal products expected to migrate from the health food channel to the mass market channel.

    EXPANDING DISTRIBUTION IN NON-MASS MARKET DOMESTIC CHANNELS. In addition to its growth in the mass market channel, Leiner has a proven record of growing sales in non-mass market channels. For example, Leiner's sales through United States military outlets worldwide have grown from $9.1 million in fiscal 1994 to $18.9 million in fiscal 1997. The Company has contractual agreements to (i) sell products directly through television retailing, (ii) sell vitamins to companies that market directly to consumers and (iii) contract manufacture products for major pharmaceutical companies. The Company is also negotiating arrangements to market vitamin products through the health food store channel.

    GROWING INTERNATIONAL SALES. Leiner plans to (i) expand its leading position in Canada established through its recent acquisition of Vita Health, a major manufacturer of private label and branded vitamins and OTC pharmaceuticals in Canada, which resulted in exclusive relationships for Canadian distribution with Safeway, London Drug and Wal-Mart, (ii) distribute YOUR
LIFE-Registered Trademark- brand products in Japan through a strategic alliance established with Takeda Chemical Industries, Ltd., which is the largest vitamin producer in Japan, distributing vitamins to over 65,000 pharmacies, (iii) supply a full line of vitamin products to Teva Pharmaceutical Industries Ltd. for distribution in Israel under the Viva brand and (iv) follow its existing retail customers into major international markets including Mexico, Brazil and Indonesia.

    BUILDING THE YOUR LIFE-REGISTERED TRADEMARK- BRAND. Between fiscal 1993 and fiscal 1997, the Company expanded sales of the YOUR LIFE-Registered Trademark-brand from $40 million to $104 million. Between fiscal 1996 and fiscal 1997, YOUR LIFE-Registered Trademark- sales grew approximately 50%, driven primarily by increasing sales to the mass merchandisers and to warehouse clubs. In fiscal 1997, the Company spent approximately $12 million in advertising and promotional support to further enhance the YOUR LIFE-Registered Trademark- brand.

    Nearly all of the Company's product innovations (including PROVEN RELEASE-Registered Trademark-, DAILY PAKS-Registered Trademark-,
NATURALIZED-Registered Trademark- vitamin products, Family Size packages and PHYTOGRAPH-TM- herbal testing) are initially introduced under the YOUR LIFE-Registered Trademark- label. In fiscal 1998, the Company plans to implement its innovative BODY SYSTEMS-TM- science-based merchandising system, and transfer the successful YOUR LIFE-Registered Trademark- brand positioning recently developed in the warehouse club chains to the Company's core drug store customers.

    SELECTIVELY PURSUING ADD-ON ACQUISITIONS. The Company has successfully purchased and integrated five companies since 1988, including the acquisition of Vita Health in January 1997. With this acquisition, Leiner gained (i) a leading competitive position in the Canadian market, (ii) distribution in nearly all of the significant mass market retailers in Canada, (iii) an extensive herb and nutritional supplement product line and (iv) an established brand in the Canadian health food store segment. Leiner intends to continue to pursue selective acquisition opportunities.

    INCREASING OPERATING MARGINS AND REDUCING WORKING CAPITAL REQUIREMENTS. The Company plans to pursue initiatives to (i) consolidate its eastern U.S. packaging and distribution facilities; (ii) continue to reduce SG&A expense as a percentage of sales, (iii) continue to reduce its raw material costs, (iv) achieve savings from the integration of Vita Health and (v) increase the proportion of its overall sales represented by sales of Your
Life-Registered Trademark- branded products and other higher margin products, including new products and products sold through new channels.

    - CONSOLIDATING EASTERN U.S. PACKAGING AND DISTRIBUTION: Leiner is committed to continuous cost reduction and quality improvement. In fiscal 1995, the Company completed the consolidation of three Los Angeles, California area packaging and distribution sites into one location in Carson, California. The centralized facility allowed the Company to more effectively schedule its packaging lines, reducing set-ups and generating longer, uninterrupted runs. As a result, productivity in the California packaging location increased by 53% (measured in bottles produced per line shift). Aggregate western U.S. packaging costs per bottle were reduced by approximately 10%. In addition, distribution costs were reduced by approximately 20%, and, because of the more efficient organization of the western U.S. facilities, inventory now turns 40% faster in the western U.S. facilities than in the unconsolidated eastern U.S. facilities.

     In April 1997, Leiner announced its plan to consolidate its three eastern U.S. packaging and distribution sites into one facility in York County, South Carolina, an area just south of Charlotte, North Carolina. Based on the demonstrated performance improvement in its western U.S. facilities, the Company believes the eastern U.S. consolidation will result in future cost savings.

    - REDUCING RAW MATERIAL COSTS: The Company believes that it is the largest purchaser of vitamin raw material in the United States and, as a result, can use its purchasing leverage to receive volume discounts and other benefits that give it a competitive advantage. Although the Company believes that it has developed a low cost purchasing position in the industry, it continues to strive to further lower purchasing costs.

    - INTEGRATING THE VITA HEALTH ACQUISITION: Management has developed an integration program with four primary components: (i) consolidate raw materials purchasing and use low cost vendors; (ii) use Vita Health's strong relationships with the leading retailers in Canada to expand sales through the introduction of Leiner's low cost, high quality products in the Canadian market; (iii) use Vita Health's facilities for combined distribution in Canada; and (iv) focus manufacturing in low cost locations.

    - INCREASING THE PERCENTAGE OF HIGHER MARGIN PRODUCTS: Leiner intends to shift its product mix to increase the relative share of higher margin products by (i) introducing higher margin new products, including herb and nutritional supplement products, (ii) increasing its sales in alternative channels, including the health food store channel and direct television channel, which sell a larger percentage of higher margin branded products and (iii) continuing to expand the sales of YOUR
      LIFE-Registered Trademark- branded products with significant marketing support, extensive new product introductions and aggressive pricing in selected channels.

PRODUCTS

    The following table sets forth the sales of the Company's vitamin, OTC pharmaceutical and other product lines from fiscal 1993 through fiscal 1997:

                                                           FISCAL YEARS ENDED MARCH 31,
                                               -----------------------------------------------------
                                                 1993       1994       1995       1996       1997
                                               ---------  ---------  ---------  ---------  ---------

                                                               (DOLLARS IN MILLIONS)
Vitamin products.............................  $   159.5  $   217.3  $   239.6  $   267.7  $   321.7
OTC pharmaceuticals..........................       53.0       67.4       63.1       58.8       61.3
Other products...............................       18.3       18.9       12.0       11.9        9.8
                                               ---------  ---------  ---------  ---------  ---------
      Total..................................  $   230.8  $   303.6  $   314.7  $   338.4  $   392.8
                                               ---------  ---------  ---------  ---------  ---------
                                               ---------  ---------  ---------  ---------  ---------

    VITAMIN PRODUCTS. The Company sells a full line of vitamin products, including approximately 370 products in more than 4,400 SKUs. The Company's products are sold in tablet and capsule forms, and in varying sizes with different potencies, flavors and coatings. The Company's vitamin products include national brand equivalents which compare to CENTRUM-Registered Trademark-, ONE-A-DAY-Registered Trademark- and GINSANA-Registered Trademark-, natural vitamin products such as vitamins C and E and folic acid, minerals such as calcium and herbal products such as echinacea and ginkgo biloba. In addition, Leiner's Your Life-Registered Trademark- brand is one of the nation's largest broadline vitamin product brands. Sales of vitamins C and E, in the aggregate, accounted for approximately 34% of the Company's sales in fiscal 1997 (excluding sales by Vita Health).

    The following table lists representative national brand equivalent vitamin products marketed by the Company and the names of comparable nationally advertised brands (which names are owned by others) with which the Company's products compete. Virtually all of the Company's products listed below are marketed under both the Company's Your Life-Registered Trademark- brand and private label.

NATIONAL BRAND EQUIVALENT VITAMIN PRODUCTS     COMPARABLE NATIONALLY ADVERTISED BRANDS

Animal Chewable Multi........................  Flintstones-Registered Trademark-
Antioxidant Vitamin & Mineral Formula........  Protegra-Registered Trademark-
Calcium 600..................................  Caltrate-Registered Trademark-
Central-Vite Select-TM-......................  Centrum Silver-Registered Trademark-
Central-Vite-Registered Trademark-...........  Centrum-Registered Trademark-
Daily Garlic.................................  Garlique-Registered Trademark-
Fe-Tabs-TM-..................................  Feosol-Registered Trademark-
Ger-Tab-TM-..................................  Geritol-Registered Trademark-
Ginkgo Biloba Tablets........................  Ginkoba-TM-
Ginseng......................................  Ginsana-Registered Trademark-
Hi-Cal 500...................................  Oscal-Registered Trademark-
Mature Women's Formula.......................  Rejuvex-Registered Trademark-
My-A-Multi-Registered Trademark-.............  Myadec-Registered Trademark-
One Daily....................................  One-A-Day-Registered Trademark-
Prenatal Tablets.............................  Stuart Prenatal-Registered Trademark-
Saw Palmetto Complex.........................  Propalmex-TM-
Stress Formula...............................  Stress Tabs-Registered Trademark-
Thera Plus-Registered Trademark-.............  Theragran M-Registered Trademark-
Vision Formula...............................  Ocuvite-Registered Trademark-

DAILY PAKS-REGISTERED TRADEMARK-

Antioxidant Pak-TM-
Maximum Pak-Registered Trademark-
Men's Daily Pak-Registered Trademark-
Daily Pak Select-Registered Trademark-
Stress Pak-TM-
Women's Daily Pak-Registered Trademark-

    The following table lists other representative vitamin products marketed by the Company. Virtually all of the Company's products listed below are marketed under both the Company's Your Life-Registered Trademark- brand and private label.

NATURAL VITAMIN PRODUCTS

B-1 with Rice Bran
B-6 with Yeast
B-12 with Liver
Balanced B Complex +C
Balanced B-50, B-100, B-150 Complex
Beta Carotene
Calcium, Magnesium & Zinc
Calcium & Magnesium
Cod Liver Oil Vitamin A&D
Dieter's Multivitamin/Mineral
Hi Potency Iron
Hi Potency Multivitamin Mineral
Iron-Free Multivitamin & Mineral
Natural Source Calcium
Oyster Shell Calcium with D (250 mg, 500 mg)
Pharmaceutical Grade Calcium
Time Release Maximum Choice
Time Release Vit. C w/Rose Hips (500 mg, 1000 mg, 1500 mg)
Time Release Complete Multivitamin
Time Release Balanced B-50, B-100
Time Release B-12 (1000 mcg, 2000 mcg)
Time Release B-6
Vitamin A
Vitamin C with Rose Hips (250 mg, 500 mg, 1000 mg)
Vitamin E Blended (200 I.U., 400 I.U., 1000 I.U.)
Vitamin E
Zinc Lozenges with Vitamins C and B-6

REGULAR VITAMIN PRODUCTS

Advance E with ALA
All Purpose Multivitamin/Multimineral
B-Complex Supplement
Chewable Calcium + D
Chewable Vitamin C (orange)
Chewable Vitamin C with Acerola (100 mg, 300 mg, 500 mg)
Chromium Picolinate
Dieters Multi
Ferrous Sulfate
Folic Acid
New & Improved Antioxidant Tablet
Niacin 100 mg
Physically Active Multivitamin/Multimineral
Selenomax
Space Kids Children's Chewable Vitamin
Super Multi with Herbs
Time Release Vitamin C
Vitamin B-12
Vitamin B-6
Vitamin C (250 mg, 500 mg, Release Vitamin C)
Vitamin E (200 I.U., 400 I.U., 800 I.U., 1000 I.U., 1200 I.U.)
Vitamin E Plus Added Antioxidants
Vitamin E Water Dispersible
Women's Multivitamin/Multimineral

HERBAL PRODUCTS

Bilberry
Cats' Claw
Cayenne
Dong Quai
Echinacea
Echinacea & Goldenseal
Feverfew
Garlic Oil 1500 mg
Garlic & Parsley
Ginkgo Biloba
Ginseng
Ginger
Grape Seed Extract
Green Tea Extract
Hawthorn
Kava Kava
Milk Thistle
Saw Palmetto
St. John's Wort
Valerian

OTHER NUTRITIONAL SUPPLEMENTS

Aloe Vera
Bee Pollen
Brewer's Yeast
Cardio Complex
Citrimax-TM- Weight Loss System*
Coenzyme Q10
Concentrated Garlic
Cranberry Capsules
DHA
DHEA
Evening Primrose Oil
Eye Care Complex
Fast Release Lysine
Fish Oil Concentrate 1000 mg
Gelatin 5 gr
Glucosamine Sulfate
Imperial Ginseng Tablets
L-Formula Lysine (500 mg & 1000 mg)
Memory Support
Papayazyme-TM-
Pycnogenol-Registered Trademark-*
Shark Cartilage
Soya Lecithin

------------------------------

* Trademark owned by third party. The Company sells product under license.

    Vita Health produces more than 25 different types of vitamins and minerals. However, the majority of Vita Health's sales in this segment are concentrated in a few core product categories. The top 5 product categories, which comprise over one-half of Vita Health's vitamin sales, are vitamin C products, vitamin E products, multivitamins, herbal products and vitamin B products. Vita Health has extensive experience and expertise with herbal products which is the fastest growing segment of the United States vitamin market.

    OTC PHARMACEUTICALS. The Company markets over 100 different OTC pharmaceutical products in over 1,575 SKUs, including products comparable to most major national brands in the analgesic, cough and cold remedy and digestive aid categories. The Company sells its OTC pharmaceuticals under its customers' private labels as well as its own broadline brand, PHARMACIST
FORMULA-Registered Trademark-, first introduced in 1989.

    The following table sets forth representative OTC pharmaceutical products marketed by the Company and the names of comparable nationally advertised brands (which names are owned by others) with which the Company's products compete. Virtually all of the Company's products listed below are marketed under the Company's Pharmacist Formula-Registered Trademark- brand and private label.

                                                                     COMPARABLE NATIONALLY
COMPANY PRODUCTS                                                       ADVERTISED BRANDS
ANALGESICS
  Buffered Aspirin................................................  Bufferin-Registered Trademark-
  Children's Non-Aspirin Elixir...................................  Children's
                                                                    Tylenol-Registered Trademark-
  Enteric Coated Aspirin..........................................  Ecotrin-Registered Trademark-
  Extra Strength Pain Reliever....................................  Excedrin-Registered Trademark-
  Fruit Flavored Non-Aspirin Chewables............................  Children's
                                                                    Tylenol-Registered Trademark-
  Ibuprofen Tablets...............................................  Advil-Registered Trademark-
                                                                    Tablets
  Infant No-Aspirin Suspension Drops..............................  Tylenol-Registered Trademark-
                                                                    Infant Drops
  Micro-coated Aspirin............................................  Bayer-Registered Trademark-
  Non-Aspirin 160 mg Caplets......................................  Tylenol-Registered Trademark-
                                                                    Junior Strength
  Pain Reliever Without Aspirin (Acetaminophen)...................  Tylenol-Registered Trademark-
                                                                    Tablets
COUGH AND COLD
  12-hour Nasal Spray.............................................  Afrin-Registered Trademark-
  Advanced Formula Cold Tablets...................................  Dristan-Registered Trademark-
  Complete Allergy Medication Tablet..............................  Benadryl-Registered Trademark-
  Daytime Liquid Caps.............................................  Day
                                                                    Quil-Registered Trademark-
                                                                    Liqui-Caps-Registered Trademark-
  Flu & Cold Drink................................................  Thera-Flu-Registered Trademark-
  Hista-Tabs......................................................  Actifed-Registered Trademark-
  Minicol.........................................................  Triaminicol-Registered Trademark-
  Multisymptom Cold Tablets.......................................  Comtrex-Registered Trademark-
  Nasal Spray 1/2%................................................  Neo-Synephrine-Registered Trademark-
  Nite Time Liquid................................................  Nyquil-Registered Trademark-
  Nite Time Liquid Caps...........................................  Nyquil-Registered Trademark-
                                                                    Liqui-Caps
  Pseudoephedrine Tablets.........................................  Sudafed-Registered Trademark-
  Tap DM Elixir...................................................  Dimetapp-Registered Trademark-
  Tussin Expectorant..............................................  Robitussin-Registered Trademark-
ANTACIDS
  Antacid II Liquid with Simethicone..............................  Maximum Strength
                                                                    Fast-Acting
                                                                    Mylanta-Registered Trademark-
  Antacid Liquid..................................................  Maalox-Registered Trademark-
  Antacid Liquid with Simethicone.................................  Mylanta-Registered Trademark-
  Assorted Antacids Tablets.......................................  Tums-Registered Trademark-
  Pink Bismuth Liquid.............................................  Pepto-Bismol-Registered Trademark-

LAXATIVES
  Fiber Laxative Caplets..........................................  Fibercon-Registered Trademark-
  Natural Fiber Laxative..........................................  Metamucil-Registered Trademark-
  Women's Laxative Tablets........................................  Correctol-Registered Trademark-
ANTI-DIARRHEAL
  Loperamide Hydrochloride........................................  Imodium
                                                                    AD-Registered Trademark-
                                                                    Caplets

    Vita Health's OTC pharmaceutical sales are primarily analgesic products and cough and cold products. In Canada, there are two primary classes of analgesic products, those with codeine and those without. Vita Health produces both types of products.

    SERVICES; OTHER PRODUCTS. The Company offers drug repackaging services to major prescription pharmaceutical wholesalers and a major drug store chain. In addition, the Company performs contract manufacturing services on a limited basis for selected consumer products companies. In order to leverage further its existing distribution system and marketing expertise, the Company markets certain niche products. For example, the Company developed and markets the BODYCOLOGY-Registered Trademark- line of hair, skin and bath care products.

CUSTOMER SERVICE: SALES, MARKETING SUPPORT, LABEL AND PACKAGING DESIGN

    The Company, through its sales force and account marketing managers, provides retailers with sales and marketing support, designed to maximize retailers' sales and profits, including integrated schedules of merchandising programs, advertising and promotions.

    SALES. The Company has a sales force of over 30 professionals who regularly call on the Company's customers to develop an in-depth understanding of each customer's competitive environment and opportunities. Leiner's sales force is intended to enable the Company to establish close relationships with its customers. The Company's sales department consists of account managers organized into regional divisions. Each regional sales manager has broad authority in negotiating with and supporting the retail customers in their territory. The sales executives utilize financial costing models in order to understand the profitability of specific sales contracts. The Company has attracted and retained sales executives who have been trained at many of the leading pharmaceutical and consumer products companies. The Company believes its sales force constitutes a competitive advantage over companies that have less extensive sales forces and therefore rely more heavily on outside brokers.

    MARKETING SUPPORT. The Company provides retailers with comprehensive marketing support designed to maximize their sales and profits. Leiner's marketing activities are organized into four operating groups: (i) account marketing, which provides category management and marketing services to retailers, (ii) brand marketing, which focuses on supporting the Company's branded products, (iii) new product development, which develops new products and new product differentiation strategies and (iv) international marketing, which gains access to foreign markets.

    The brand management group focuses on building the sales of the Company's branded products, primarily YOUR LIFE-Registered Trademark- and DAILY PAKS-Registered Trademark-. The Company uses marketing programs for its branded products similar to those used for the Company's private label customers. In addition to utilizing retailer advertising vehicles, the Company supports its brands with consumer advertising, in print and radio, and with regular coupon support provided through free standing inserts in newspapers across the country.

    The new product development group seeks to develop new products in response to scientific research and consumer trends and often consults with the Scientific Advisory Board in developing and introducing new products. New products and formulas are developed in the Company's dedicated research facilities under rigorous testing procedures.

    The international marketing group is responsible for developing formulations and packaging for the Company's foreign markets, as well as obtaining trademark registrations and authorizations for importation and sale of the Company's products in countries outside the United States.

    LABEL AND PACKAGING DESIGN. The Company believes that its resources and expertise in label design and management are significant competitive advantages in servicing the complex needs of its private label customers. The Company's graphics design Staff consists of 35 professionals who produce design concepts, artwork, graphics and copy for over 5,450 private label products. Leiner's in-house graphics capability enables the Company to deliver quick turnaround times for private label design projects and allows its customers to participate in the development and production of labeling and packaging. Leiner's customers benefit from the Company's significant investment in computer design equipment, as well as in-house expertise in marketing strategies and regulatory matters applicable to labels and packaging. The Company believes that the competitive advantage derived from its graphics facilities has been enhanced by the increased use of "structure/function" claims and other nutritional claims on vitamin product labels as a result of DSHEA. The Company currently operates four packaging facilities equipped with 32 packaging lines in order to satisfy the complex demands and rapid response time required by its customers.

    The Company has received "Vendor of the Year" awards from several of the nation's leading retailers, including Albertson's, Revco, Rite-Aid, Safeway and Target. Vita Health was recently named "Vendor of the Year" by Wal-Mart Canada.

MANUFACTURING AND DISTRIBUTION

    MODERN FACILITIES. Leiner's active manufacturing and distribution facilities consist of approximately 1.0 million square feet of owned or leased plant and office facilities in six locations and five states. The Company also recently added Vita Health's site in Canada and announced the construction of a new plant in South Carolina. Combined, the Company is the largest manufacturer in the North American vitamin products industry and is capable of packaging over 18 billion doses each year. In April 1995, Leiner was the first major vitamin product manufacturer to be certified as being in compliance with USP's vitamin manufacturing standards, which became effective in January 1995. The Company's U.S. facilities were audited by an independent quality assurance laboratory and received the laboratory's highest categorical rating. All of the Company's U.S. manufacturing facilities also have been audited by the FDA and have been found to be in compliance with the FDA's "Current Good Manufacturing Practices for Finished Pharmaceuticals" ("cGMP").

    Leiner has two U.S. manufacturing facilities, which are located in Garden Grove, California and Kalamazoo, Michigan. The primary manufacturing facility for the Company's vitamin products is its 138,500 square foot Garden Grove plant. The primary manufacturing facility for the Company's OTC pharmaceuticals is the Company's 51,250 square foot Kalamazoo plant. In the event of a catastrophic casualty to one of the Company's primary vitamin or OTC tableting facilities, the Company has the ability to shift production to other facilities. The Company operates 38 tableting machines in its Garden Grove, California facility and 23 tableting machines in its Kalamazoo, Michigan facility. The Company operates four packaging and distribution facilities, which are located in Carson, California; West Unity, Ohio; Madison, Wisconsin; and Sherburne, New York, occupying 471,500, 204,200, 95,500 and 10,300 square feet, respectively. These facilities are equipped with a total of 32 packaging lines, and, as with tableting, products can be shifted between facilities in the event such a need arises. See "Properties."

    The Company intends to establish a new 535,000 square foot regional manufacturing and distribution center in Fort Mill, South Carolina. The center will serve the Company's retail customers throughout the eastern United States and will employ approximately 700 employees when it becomes fully operational within the next three years. Construction of the facility has begun. The Company has begun training the staff required for initial operations at a temporary 121,767 square foot facility adjacent to the permanent site of the Fort Mill center. Occupancy of the permanent site is expected by late summer of 1998. Within the first year of operation at the permanent site, the Company plans to hire up to 450 employees to work at the new center. The majority of these employees will be recruited from the local labor force with a smaller percentage relocating from the Company's other facilities. As the new facility becomes operational, other facilities located in the midwestern United States will be closed.

    Vita Health currently tablets, bottles and packages its products in a modern, 100,000 square foot facility in Manitoba. The facility contains 80,000 square feet of manufacturing and distribution space and 20,000 square feet of office space.

    The Company purchases approximately 600 different bulk raw materials which it mixes into over 480 proprietary formulations and fabricates into a wide variety of tablets, caplets and liquid products. Upon receipt by the Company, the raw materials are sampled and tested in the Company's laboratories and compared against rigid product specifications. After the bulk raw materials are tested and released, they are available to the manufacturing department where they are weighed, mixed and (in the case of tableting) compressed. Finished bulk products are then packaged or filled into a wide variety of bottle counts and labels producing over 6,000 SKUs. The Company performs comprehensive quality control procedures from the receipt of raw materials to the release of the packaged product, including extended stability and dissolution tests on the finished products. All of the Company's vitamin and OTC pharmaceutical products are manufactured according to cGMP and all of the Company's vitamin products are manufactured according to USP standards. In addition, the Company's manufacturing activities include packaging bulk products purchased from certain suppliers.

    EDI AND VMI. In order to enhance its customers' ability to place orders efficiently and accurately, Leiner has established an EDI system, which links Leiner electronically with many of its customers. Leiner receives over 83% of its sales volume via EDI. The Company also employs EDI, for example, to receive status reports on customers' warehouse balances, warehouse issues, and consumer sales, to notify customers in advance of what shipped and how it shipped, to invoice customers, and to receive payments. The Company has recently added EDI connections to its freight carriers, so that en route shipments and actual deliveries can now be monitored automatically. The Company maintains a Staff dedicated to increasing its connectivity to the customer, and new features are added each year.

    Another advanced aspect of the Company's customer service offering is its VMI system. As part of the VMI process, the Company electronically receives sales data generated by scanning equipment at its customers' cashier stations or warehouses. Using this data, the Company monitors and automatically restocks customer inventory as needed. In essence, the Company initiates its own purchase orders for VMI customers, operating on the customers' behalf according to mutually agreed operating practices. The EDI and VMI systems allow paperless order placement and increase the accuracy and timeliness of order processing, while enabling the customer and the Company to decrease inventory levels without losing sales due to products being out of stock. In addition, by communicating customer sales data to the Company, VMI allows the Company to better anticipate customer needs and enhances the Company's ability to manage production scheduling.

    The Company believes that it is a leader among vitamin product manufacturers and marketers in providing advanced order processing services and expects to provide these services to an increasing number of customers. The Company also believes that its new modern manufacturing and distribution facilities provide the Company with an increased capability to respond quickly to customers' sales orders while maintaining high levels of quality control.

    VITA HEALTH DISTRIBUTION. Vita Health distributes through all leading retail channels including mass-market stores and health food stores. However, the bulk of the Vita Health's sales are concentrated in the mass market, which reflects the overall market distribution in Canada. Mass merchandisers (Wal-Mart, Kmart, etc.) still represent a relatively small percentage of sales compared to the United States, but is the fastest growing channel in Canada. The Company believes that Vita Health should benefit from its strong relationship with Wal-Mart, as this company continues to gain market share in Canada.

    MANUFACTURING PROGRAM/COST REDUCTION. Leiner is committed to being a low cost producer of vitamin products and OTC pharmaceuticals. In support of this commitment, during the last five years, Leiner invested approximately $29.5 million in the implementation of its manufacturing program with respect to expanding and restructuring its tableting and its western U.S. packaging and distribution facilities. This program reduced costs per unit in tableting, western packaging, and western distribution by approximately 8%, 10%, and 20%, respectively. In April 1997, the Company announced its decision to consolidate its eastern U.S. packaging and distribution operations into a new plant in York County, South Carolina. The Company believes that it can achieve cost savings from the eastern restructuring commensurate with those it achieved in the west.

    The acquisition of XCEL, as well as other acquisitions made by the Company prior to 1989, resulted in a number of separate facilities with overlapping functions, creating opportunities to realize manufacturing cost reductions by consolidating the acquired facilities into a smaller number of larger, more efficient units equipped with modern tableting equipment. In response to these opportunities, in fiscal 1994, Leiner formulated a specific program, which called for the consolidation and expansion of its western U.S. tablet manufacturing, packaging and distribution facilities. The Company consolidated two packaging facilities and one distribution facility into one combined operation in Carson, California, increasing the aggregate space dedicated to distribution and packaging from 266,000 to 403,000 square feet. As a result of moving packaging operations out of the Company's Garden Grove, California facility and dedicating that facility primarily to tableting, the total tableting space at Garden Grove was expanded from 66,000 to 120,000 square feet. Into this space in Garden Grove, the Company consolidated the Warren, Michigan tableting plant, which was then closed, in fiscal 1996. The planned eastern U.S. restructuring will consolidate the remaining smaller packaging and distribution facilities into another facility much like the one in Carson.

    The Company has benefited from its significant investments in modern tableting and packaging equipment. The Company's newly purchased tableting presses run significantly faster than its older equipment and have reduced raw material yield loss. In addition, the new presses' advanced design and computer controls allow quicker setups and longer runs between cleanups. The newly purchased packaging equipment also runs significantly faster than the Company's older equipment and allows the Company to reduce changeover time, which increases packaging throughput and flexibility. The consolidation and consequent simplification of the Company's manufacturing system have allowed the Company to benefit from economies of scale (through increased average batch sizes) and to reduce manufacturing costs (through reduced overhead and handling associated with multiple subscale facilities). The Company has also reduced packaging changeover downtime by increased dedication of lines by bottle size.

CUSTOMERS

    The Company's vitamin products are sold in all 50 states through more than 50,000 retail outlets, including drug store, supermarket, mass merchandising, and warehouse club chains, as well as in convenience stores and through the United States military outlets worldwide. Leiner is the vitamin category manager for many leading retailers. The Company's vitamin product customers include the country's 20 largest drug store chains (including Walgreens, American Stores, Eckerd, CVS, Rite Aid and Revco), 18 of the 20 largest supermarket chains (including Safeway, Winn-Dixie, Albertson's, A&P and Lucky Stores), 10 of the largest mass merchandising chains (including Wal-Mart, Target, Kmart and Venture) and the two largest warehouse club chains (Sam's Club and Costco). The Company has approximately 200 active U.S. customers. In fiscal 1997, Wal-Mart Stores, Inc. and Walgreen Co. accounted for approximately 27% and 12%, respectively, of the Company's sales. Each of the Company's other major customers accounted for less than 10% of the Company's sales for fiscal 1997. The Company's top ten customers in the aggregate accounted for approximately 71% of the Company's sales for fiscal 1997.

BACKLOG ORDERS

    The Company had approximately $25.2 million in backlog orders, believed to be firm, as of September 30, 1997. Substantially all of these orders will be shipped in the fiscal 1998. The Company had $11.8 million in backlog orders, believed to be firm, as of September 30, 1996.

PURCHASED MATERIALS

    The Company purchases from third party suppliers certain important ingredients and products that the Company cannot manufacture. Although the Company currently has supply arrangements with several suppliers of these ingredients and products, and the Company's purchased materials are generally available from numerous sources, an unexpected interruption of supply could materially adversely affect the Company's results of operations. Two suppliers provided approximately 31% of the materials purchased during fiscal 1997 by the Company (excluding purchases by Vita Health). No other single supplier accounts for more than 10% of the Company's material purchases.

COMPETITION

    The markets for the Company's products are highly competitive. The Company competes on the basis of customer service, product quality, pricing and marketing support. In the mass market vitamin product business, the Company believes that its major U.S. competitors are Pharmavite Corp., Rexall Sundown, Inc. and NBTY, Inc. (manufacturer of Nature's Bounty vitamin products). In the OTC pharmaceuticals business, the Company believes its major U.S. competitor is Perrigo Company.

    In the United States, the Company sells substantially all of its vitamin products in the mass market. Although the Company does not currently participate significantly in other U.S. distribution channels such as health food stores, direct mail and direct sales, the Company's products may face competition from such alternative channels as more customers utilize these channels of distribution to obtain vitamin products. The mass market channel accounted for approximately 53% of all U.S. vitamin product sales in calendar year 1996.

    The Company competes with other major private label and broadline brand manufacturers, certain of which are larger and have access to greater resources than the Company. Among other factors, competition among private label manufacturers is based upon price. If one or more manufacturers significantly reduce their prices in an effort to gain market share, the Company's results of operations or market position could be adversely affected. However, the Company believes that it competes favorably with other companies because of its (i) low manufacturing costs, (ii) sales and marketing strategies, (iii) customer service (including complexity and speed of delivery) and (iv) reputation of being a quality supplier of products.

    The Company also competes with manufacturers of nationally advertised brand name products such as American Home Products Corp., Bayer Group and Bristol-Myers Squibb Co., which are larger and have resources substantially greater than those of the Company, and are substantially less leveraged than the Company. In the future, one or more of these companies could seek to compete more directly with the Company by manufacturing private label products or by significantly lowering the prices of their national brand products. The Company believes, however, that the mass-oriented manufacturing and marketing methods used by national brand manufacturers are less suited to the customized packaging and marketing requirements of private label customers, which the Company satisfies by utilizing its packaging and graphics facilities. See "--Customer
Service: Sales, Marketing Support, Label and Packaging Design."

PROPERTIES

    The following table sets forth the location, type of facility, square footage and ownership interest in each of the Company's principal facilities. In addition to the facilities shown below, the Company has a prearranged, assigned purchase and leaseback facility to occupy a new 535,000 square foot facility in Fort Mill, South Carolina. The Company has arranged for a third party to purchase the facility on its behalf and to lease it back to the Company. See "--Manufacturing and Distribution" for a description of the Company's ongoing consolidation program.

                                                                             APPROX.    LEASED       DATE OF
                                                                             SQUARE       OR          LEASE
LOCATION                                  TYPE OF FACILITY                    FEET       OWNED     EXPIRATION
------------------------  ------------------------------------------------  ---------  ---------  -------------
Carson, CA..............  Packaging, distribution and corporate offices       471,500  Leased           3/31/04(1)
Garden Grove, CA........  Manufacturing                                       138,500  Leased          10/31/02
Kalamazoo, MI...........  Manufacturing                                        51,250  Owned           --
Kalamazoo, MI...........  Auxiliary warehouse                                  10,000  Leased        Mo.-to-mo.
Winnipeg, Canada........  Manufacturing, packaging, distribution              100,000  Owned           --
West Unity, OH..........  Packaging and distribution                          204,200  Leased           5/31/99(2)
Madison, WI.............  Packaging and distribution                           95,500  Owned           --
Madison, WI.............  Auxiliary warehouse                                  40,000  Leased        Mo.-to-mo.
Sherburne, NY...........  Packaging and distribution                           10,300  Owned           --
Sherburne, NY...........  Auxiliary warehouse                                  13,600  Leased        Mo.-to-mo.
Chicago, IL.............  Not in use; held for sale                           379,000  Owned           --
Fort Mill, SC...........  Manufacturing, packaging and distribution (for      121,767  Leased           5/31/98
                          short-term use)

------------------------

(1) The Company has the option to extend by 10 years.

(2) The Company has the option to extend by 3 years. The Company also has an option to cancel with one year's notice.

    The Company believes that its facilities and equipment generally are well maintained and in good operating condition.

EMPLOYEES

    As of September 30, 1997, the Company had approximately 1,386 full-time employees. Approximately 404 employees were engaged in executive or administrative capacities and approximately 982 employees were engaged in manufacturing, packaging or distribution. In addition, as of September 30, 1997, the Company employed approximately 825 temporary employees. The large number of temporary employees gives the Company significant flexibility to adjust staffing levels in response to seasonal fluctuations in demand. None of the Company's employees is represented by a collective bargaining unit. The Company considers its relations with its employees to be good.

YEAR 2000 COMPLIANCE

    The Company is in the process of modifying, upgrading or replacing its computer software applications and systems to accommodate the "year 2000" dating changes necessary to permit correct recording of year dates for 2000 and later years. The Company does not expect that the cost of its year 2000 compliance program will be material to its financial condition or results of operations. The Company believes that it will be able to achieve compliance by the end of 1998, and does not currently anticipate any material disruption in its operations as the result of any failure by the Company to be in compliance. The Company does not currently have any information concerning the compliance status of its suppliers and customers.

In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve year 2000 compliance, the Company's business or operations could be adversely affected.

GOVERNMENT REGULATION

    The manufacturing, processing, formulation, packaging, labeling, advertising and sale of the Company's products are subject to regulation by one or more United States and Canadian federal agencies, including the FDA, the FTC, the CPSC and Health Canada. The activities are also regulated by various agencies of the states, provinces and localities in which the Company's products are sold. In addition, the Company manufactures and markets certain of its products in compliance with the guidelines promulgated by voluntary standard organizations, such as the USP.

    FDA. The United States Food and Drug Administration exercises authority over three aspects of the Company's business: (i) the labeling and marketing of dietary supplements, (ii) the labeling and marketing of OTC pharmaceuticals and
(iii) the operation of its manufacturing and packaging facilities.

    DIETARY SUPPLEMENTS. The Dietary Supplement Health and Education Act of 1994 was enacted on October 25, 1994 and amends the Federal Food, Drug and Cosmetic Act to (i) define dietary supplements, (ii) expand with certain limitations the number of products that can be marketed as dietary supplements,
(iii) permit "structure/function" statements for all vitamin products, including herbal products and other nutritional supplements, and (iv) permit the use of published literature in the sale of vitamin products. Dietary supplements are regulated as foods under DSHEA, and the FDA is prohibited from regulating the dietary ingredients in supplements as food additives, or the supplements as drugs, unless product claims trigger drug status.

    DSHEA provides for specific nutritional labeling requirements for dietary supplements. The FDA has proposed the form of these requirements, which are proposed to become effective January 1, 1998. DSHEA permits substantiated, truthful and non-misleading statements of nutritional support to be made in labeling, including describing the positive effects on general well-being from consumption of a dietary ingredient or the role of a nutrient or dietary ingredient in affecting or maintaining structure or function of the body. In addition, DSHEA also authorizes the FDA to promulgate current good manufacturing practices specific to the manufacture of dietary supplements, to be modeled after food current good manufacturing practices. The Company currently manufactures its dietary supplement products pursuant to the more detailed OTC pharmaceutical current good manufacturing practices.

    The FDA has begun proposing regulations to implement DSHEA. The Company cannot determine what effect such regulations, when promulgated, will have on its business in the future. Regulations in the form currently proposed by the FDA will likely require, among other things, expanded or different labeling. In addition, regulations promulgated by the FDA in the future could significantly limit certain provisions of DSHEA that are beneficial to the sales of vitamin products.

    The Nutrition Labeling and Education Act of 1990 (the "NLEA"), in part modified by DSHEA, requires the FDA to establish regulations (i) governing nutrition labeling of all foods, including dietary supplements, (ii) regulating the use of nutrient content descriptors (e.g., "high" or "low") and (iii) establishing permitted health claims. The FDA issued final regulations under the NLEA in January 1993. A limited number of the Company's vitamin products are foods subject to all of the January 1993 NLEA regulations; most of the Company's vitamin products are dietary supplements subject to the health claim regulations only.

    Based on the changes to the NLEA effected by DSHEA, the FDA has proposed new dietary supplement regulations (i) adopting standard formats for nutrition information on dietary supplement labels and (ii) applying existing approved and proposed new descriptors to dietary supplements. Under the current FDA proposal, the nutrition information and descriptor regulations for dietary supplements would apply to packages labeled on or after January 1, 1998. Previously labeled packages could be sold through the distribution chain. The health claim regulations took effect for packages labeled, or claims made, after July 1, 1994. While packages labeled before July 1, 1994 are protected from charges under the NLEA for making unapproved health claims, the FDA is not prevented from using these health claims to allege that the relevant product is a drug and, therefore, is subject to applicable drug regulations. The Company has established accounting reserves in connection with the anticipated cost of complying with the new regulations, which the Company believes are adequate.

    The Company cannot determine what effect the FDA's future regulations, when and if promulgated, would have on its business in the future. Such regulations could, however, among other things, require expanded documentation of the properties of certain products, or scientific substantiation regarding ingredients, product claims or safety. In addition, the Company cannot predict whether new legislation regulating the Company's activities will be enacted, or what effect any such legislation would have on the Company's business.

    OTC PHARMACEUTICALS. FDA regulation of OTC pharmaceuticals takes two forms. Most of the Company's OTC pharmaceutical products are governed by FDA monographs covering well-known ingredients and specifying, among other things, permitted claims, required warnings and precautions, allowable combinations of ingredients and dosage levels. Marketing a product governed by a monograph or pending monograph requires no prior approval of the FDA, only compliance with the applicable monograph. Monographs may be changed from time to time, requiring formulation, packaging or labeling changes for an affected product. While such changes may cause the Company to incur costs to comply with such changes, disruption of distribution or material obsolescence of inventory due to any such changes is not likely.

    In the future, the Company may desire to market as over-the-counter products previously "prescription only" pharmaceuticals ("Rx-to-OTC switch products"), which require FDA approval before the products can be marketed. The marketing of such products by the Company will require that the Company obtain FDA approvals or arrange to obtain such products from manufacturers that have obtained FDA approval. In addition, the Drug Price Competition & Patent Term Restoration Act of 1984 (the Hatch-Waxman Amendments to the Federal Food, Drug, and Cosmetic
Act) gives a three-year period of marketing exclusivity to a company that obtains FDA approval of a switch requiring clinical evidence of effectiveness of the OTC pharmaceutical dose. Unless Leiner establishes relationships with such companies having exclusive marketing rights, the Company's ability to market Rx-to-OTC switch products and offer its customers products comparable to national brand products would be delayed until the expiration of the exclusivity granted to the company initiating such a switch. There can be no assurance that, in the event that the Company applies for FDA approvals, the Company would obtain such approvals to market Rx-to-OTC switch products or, alternatively, that the Company would be able to obtain such products from other manufacturers.

    The Company is also subject to the requirements of the Comprehensive Methamphetamine Control Act of 1996, a new law designed to allow the Drug Enforcement Administration (DEA) to monitor transactions involving chemicals that may be used illegally in the production of methamphetamine. The Methamphetamine Control Act of 1996 establishes certain registration and recordkeeping requirements for manufacturers of OTC cold, allergy, asthma and diet medicines that contain ephedrine, pseudoephedrine or phenylpropanolamine. While certain of the Company's OTC pharmaceutical products contain pseudoephedrine, none of the Company's products contain ephedrine, a chemical compound that is distinct from pseudoephedrine. Pseudoephedrine is a common ingredient in decongestant products manufactured by the Company and other pharmaceutical companies.

    MANUFACTURING AND PACKAGING. All facilities where foods (including dietary supplements) and pharmaceuticals are manufactured, packed, warehoused, or sold must comply with the FDA manufacturing standards applicable to that type of product. All of the Company's products are manufactured according to the Current Good Manufacturing Practices for Finished Pharmaceuticals. The failure of a facility to be in compliance may lead to a breach of representations made to private label customers or to regulatory action against the products made in that facility, including seizure, injunction or recall. The Company believes that its facilities are in compliance in all material respects with the cGMPs and other applicable requirements for each facility.

    CPSC. The United States Consumer Product Safety Commission ("CPSC") has authority, under the Poison Prevention Packaging Act, to designate those products, including vitamin products and OTC pharmaceuticals, that require child resistant closures to help reduce the incidence of poisonings. The CPSC has adopted regulations requiring numerous OTC pharmaceuticals and iron-containing dietary supplements to have such closures, and has adopted rules on the testing of such closures by both children and adults. The Company, working with its packaging suppliers, believes that it is in compliance with all CPSC requirements.

    FTC. The United States Federal Trade Commission ("FTC") exercises primary jurisdiction over the advertising and other promotional practices of food and OTC pharmaceuticals marketers, and has concurrent jurisdiction with the FDA over the advertising and promotional practices of marketers of dietary supplements. The FTC has historically applied a different standard to health-related claims than the FDA; the FTC has applied a "substantiation standard," which is less restrictive than the standard under the NLEA. The FTC NLEA enforcement policy uses FDA regulations as a baseline (and safe harbor) and permits (i) nutrient content descriptions that are reasonable synonyms of FDA-permitted terms, and
(ii) qualified health claims not approved by FDA where adequate substantiation exists for the qualified or limited claims.

    STATE REGULATION. All states regulate foods and drugs under local laws that parallel federal statutes. Because the NLEA gave the states the authority to enforce many labeling prohibitions of the Federal Food, Drug, and Cosmetic Act, after notification to the FDA, the Company and other dietary supplement manufacturers may be subject to increasing state scrutiny for NLEA compliance, as well as increasing FDA review.

    USP. The United States Pharmacopoeia Convention, Inc. is a non-governmental, voluntary standard-setting organization. Its drug standards are incorporated by reference into the Federal Food, Drug, and Cosmetic Act as the standards that must be met for the listed drugs, unless compliance with those standards is specifically disclaimed. USP standards exist for most OTC pharmaceuticals. The FDA requires USP compliance as part of cGMP.

    The USP began adopting standards for vitamin and mineral dietary supplements in 1994. These standards cover composition (nutrient ingredient potency and combinations), disintegration, dissolution, manufacturing practices and testing requirements. These standards are codified in the USP Monographs and the USP Manufacturing Practices. In 1995, USP compliance included the standards for disintegration and dissolution. While USP standards for vitamins are voluntary, and not incorporated into federal law, customers of the Company may demand that products they are supplied meet these standards. Label claims of compliance with the USP may expose a company to FDA scrutiny for such claims. In addition, the FDA may in the future require compliance, or such a requirement may be included in new dietary supplement legislation. All of the Company's vitamin products (excluding certain nutritional supplements products for which no USP standards have been adopted) are formulated to comply with existing USP standards.

    CANADIAN REGULATION. In Canada, the Company's products are subject to federal and provincial law, particularly federal drug legislation. All substances sold for ingestion by humans are regulated either as a food or drug under the Canadian Act. In addition, certain of the Company's products are subject to government regulation under the CDSA. The Canadian Act and the CDSA are enforced by Health Canada--Health Protection Branch (the "HPB").

    The Canadian Act governs the processing, formulation, packaging, labelling, advertising and sale of the Company's products and regulates what may be represented to the public on labels and in promotional material, in respect of the properties of the various products. The Canadian Act also provides that any drugs sold in Canada must have a label affixed thereto which shows certain information such as its proper scientific or common name, the name and address of the distributor, its lot number, adequate directions for use, a quantitative list of its medical ingredients and its expiration date. In addition, no person may sell a drug unless it has been assigned a DIN or GP. DINs and GPs are obtained through an application to the HPB. Regulations under the Canadian Act require all manufacturers to pay annual fees for their DINs and GPs. HPB approval for the sale of the Company's products may be subject to significant delays despite the Company's best efforts.

    The CDSA governs the manufacture and sale of controlled substances as defined in the CDSA. The CDSA contains requirements for licenses of the factory, approved security, a qualified person in charge of the factory and detailed record keeping in connection with the manufacturing of controlled substances.

    Regulations under the Canadian Act set out mandatory and rigorous procedures, practices and standards for manufacturers. Health Canada performs inspections of companies in the industry to ensure compliance with the Canadian Act and the CDSA. For each of the Company's products, the development process, the manufacturing procedures, the use of equipment, and laboratory practices and premises must comply with Good Manufacturing Practices and Establishment Licensing regulations under the Canadian Act.

    The Company's herbal products which are being marketed with drug claims or which contain drug substances require regulatory approval in the form of a DIN or GP issued by Health Canada. In addition, the Canadian government has established a panel to review the regulatory framework for herbal products. If the Canadian government implements new or amended requirements for herbal products it may result in additional costs to the Company for the requisite regulatory approval, delay the entry of some products onto the market or adversely affect sales of herbal products.

LEGAL PROCEEDINGS AND PRODUCT LIABILITY

    The Company is currently engaged in various legal actions and governmental proceedings, and, although ultimate liability cannot be determined at the present time, the Company is currently of the opinion that the amount of any such liability from these other actions and proceedings, when taking into consideration the Company's product liability coverage, will not have a material adverse effect on its financial position.

    The Company, like other retailers, distributors and manufacturers of products that are ingested, faces an inherent risk of exposure to product liability claims in the event that, among other things, the use of its products results in injury. With respect to product liability coverage, the Company currently has an aggregate of $57.0 million of insurance coverage, including primary products liability and umbrella liability coverage with deductibles of
(i) in the case of OTC pharmaceuticals, $0.25 million per claim subject to an annual, aggregate deductible limit of $0.75 million and (ii) in the case of vitamins and all other products, $0.25 million per claim, subject to an annual, aggregate deductible limit of $0.75 million.

    The Company has been named in numerous actions brought in federal or state courts seeking compensatory and, in some cases, punitive damages for alleged personal injuries resulting from the ingestion of certain products containing L-Tryptophan. As of August 14, 1997, the Company and/or certain of its customers, many of whom have tendered their defense to the Company, had been named in 668 lawsuits of which 658 have been settled. The Company's supplier of bulk L-Tryptophan has agreed to assume the defense of all claims (including any future claims that may be made) and pay all settlements and judgments, other than for certain punitive damages, against the Company arising out of the ingestion of these L-Tryptophan products. To date, such supplier has funded all settlements and paid all legal fees and expenses incurred by the Company related to these matters. No punitive damages have been awarded in the 658 cases that have been settled. In light of such agreement and such supplier's performance to date thereunder, and the Company's product liability insurance (which is subject to deductibles not to exceed $1.6 million in the aggregate with respect to the 10 pending cases), the Company does not expect to be required to make any material payments in connection with the resolution of the remaining 10 cases.

    The Company learned in the first quarter of fiscal 1998 of an FDA proposal to ban the use of phenolthalein in laxatives. The FDA reportedly took this action in response to certain studies which concluded that the administration of very high doses of yellow phenolthalein could cause cancer in laboratory animals. The reports concerning these studies state that these dosages administered substantially exceeded the dosages commonly used by human beings. In response, the Company voluntarily discontinued production of its laxative product containing yellow phenolthalein and notified its customers that they may return this product. The Company has reformulated this product and expects to be shipping the reformulated version in November 1997.

INTELLECTUAL PROPERTY

    The Company owns trademarks registered with the United States Patent and Trademark Office and/or similar foreign authorities for 127 trademarks. In addition, the Company has applications pending for 62 trademark registrations. The Company regards its trademarks and other proprietary rights as valuable assets and believes they are important in the marketing of the Company's products. Leiner's most significant trademarks include YOUR
LIFE-Registered Trademark-, PHARMACIST FORMULA-Registered Trademark-, PROVEN RELEASE-Registered Trademark-, DAILY PAK-Registered Trademark-, NATURALIZED-Registered Trademark-, CENTRAL-VITE-Registered Trademark-, PHYTOGRAPH-Registered Trademark- and BODYCOLOGY-Registered Trademark-. The Company intends to maintain the registrations on its important trademarks so long as they remain valuable to its business. The Company vigorously protects its trademarks against infringement.

    The Company does not have any patents on its proprietary processes. The Company believes that it can better protect its trade secrets by maintaining the confidentiality of the relevant information as opposed to generating the public exposure inherent in the procedure of applying for patents.

ENVIRONMENTAL MATTERS

    The Company is subject to various United States and Canadian federal, state, provincial and local environmental laws and regulations. The costs of complying with such laws and regulations have not been, and are not expected to have a material adverse effect on the business of the Company.

                                   MANAGEMENT

DIRECTORS

    Management of the business of LHP is vested in its Board of Directors (the "Board"). The Board is currently comprised of Messrs. Baird, Kaminski, Bensussen and Towne. The Board of Directors of Leiner Group, LHP's indirect corporate parent, is currently comprised of Mr. Baird, who was appointed Chairman of such Board following the Recapitalization, Messrs. Kaminski and Bensussen who already were members of such Board prior to the Recapitalization, and Messrs. Barry Twomey, Bruce Gorchow and Alan Colner, who were appointed as members of such Board in September 1997. Until the formation of North Castle, Mr. Baird was a Managing Director of AEA. Pursuant to the terms of the Stockholders Agreement, the AEA Group has the right to elect one member of the Board of Directors of Leiner Group and North Castle has the right to elect the remaining directors.

EXECUTIVE OFFICERS OF LEINER HEALTH PRODUCTS INC.

    The following table sets forth with respect to each of the executive officers of the Company, their respective years of employment with the Company, ages and positions.

                                 YEARS
                                 WITH
NAME                            COMPANY   AGE                          POSITION
------------------------------  -------   ---   ------------------------------------------------------
Robert M. Kaminski............    19      47    Chief Executive Officer and Director
Gale K. Bensussen.............    23      50    President and Director
Kevin J. Lanigan..............    24      50    Executive Vice President and Chief Operations Officer
William B. Towne..............     1      53    Executive Vice President, Chief Financial Officer,
                                                  Director, Treasurer and Secretary
Stanley J. Kahn...............    17      44    Executive Vice President--Sales
Giffen H. Ott.................     4      37    Senior Vice President--Operations
Scott C. Rexinger.............    10      52    Senior Vice President--Product Marketing & Development
Robert J. LaFerriere..........     1      48    Senior Vice President--Marketing

    Robert M. Kaminski has been the Chief Executive Officer of LHP since May 1992, and a Director of LHP since June 1992. He has been Chief Executive Officer of Leiner Group since March 1994 and Vice Chairman of Leiner Group since July 1996. From 1988 to 1992, Mr. Kaminski was Chief Operating Officer of the Predecessor Company and from 1982 to 1988, he was Vice President--Sales of the Predecessor Company. Mr. Kaminski joined the Predecessor Company in 1978.

    Gale K. Bensussen has been a Director of LHP since June 1992 and President of LHP since May 1992. He has been a Director of Leiner Group since June 1992 and President of Leiner Group since March 1994. Mr. Bensussen was Senior Vice President--Marketing and Corporate Development of the Predecessor Company from May 1991 to May 1992. From July 1988 to May 1991, Mr. Bensussen was Senior Vice President--Sales and Marketing of the Predecessor Company. Mr. Bensussen joined the Predecessor Company in 1974.

    Kevin J. Lanigan became Executive Vice President and Chief Operations Officer of LHP in May 1992 and of Leiner Group in March 1994. From 1986 to 1992, Mr. Lanigan was Senior Vice President-- Operations Planning of the Predecessor Company and, from 1979 to 1986, was Vice President--Operations. Before joining the Predecessor Company in 1973, he held various engineering positions in the aerospace industry.

    William B. Towne became Executive Vice President and Chief Financial Officer of LHP and Leiner Group in June 1996, Treasurer of LHP in June 1996 and Secretary of LHP and Leiner Group in October 1997. Mr. Towne has been a Director of LHP since June 1996. From 1995 to 1996, Mr. Towne served as

Executive Vice President, Finance and Chief Financial Officer at L. Galoob Toys, Inc. From 1990 to 1995, Mr. Towne served as Executive Vice President, Chief Financial Officer for Forstmann & Co., Inc. From 1982 to 1990, Mr. Towne worked for Tambrands, Inc. where he rose from Manager of Forecast and Planning to Chief Financial Officer of its International Division.

    Stanley J. Kahn became Senior Vice President--Sales of LHP in May 1992 and of Leiner Group in March 1994. Mr. Kahn became Executive Vice President--Sales of Leiner Group in April 1997. From September 1989 to 1992, Mr. Kahn was Vice President--Sales of the Predecessor Company and, from July 1988 to September 1989, was Vice President--Business Development. Mr. Kahn was National Key Account Manager from 1985 to 1988. Mr. Kahn joined the Predecessor Company in 1980 as Regional Sales Manager.

    Giffen H. Ott became Senior Vice President--Operations of LHP in April 1997. Mr. Ott became Vice President--Operations in September 1995 after joining LHP in March 1993 as Vice President of Manufacturing Development. Prior to joining LHP Mr. Ott worked as a Manager with Bain & Company, the international management consulting firm, where the engagements he led included an evaluation of the Company's market position and operations on behalf of AEA.

    Scott C. Rexinger became Senior Vice President--Product Marketing and Development of LHP in June 1996. From May 1992 to June 1996, Mr. Rexinger was Vice President, Product Marketing, and from April 1991 to May 1992, he was Director, New Category Development. Mr. Rexinger was Group Marketing Manager, New Products and Brands from August 1988 to April 1991, and Marketing Manager, Brands from November 1987 to August 1988. Prior to joining the Company, Mr. Rexinger held various marketing positions in the consumer packaged goods industry.

    Robert J. LaFerriere became Senior Vice President--Marketing of LHP in February 1997 and was a consultant to LHP from 1996 to 1997. From 1992 to 1996, Mr. LaFerriere was President and Chief Executive Officer of Slim Fast Foods and was a Vice President, then Senior Vice President--Purchasing, at Thrifty Drug and Discount Stores from 1984 until 1990.

EXECUTIVE COMPENSATION

    The following table sets forth the compensation of each of the Company's chief executive officer and the four most highly paid executive officers (other than the chief executive officer) (collectively, the "named executive officers") for fiscal 1997.

                           SUMMARY COMPENSATION TABLE

                                                                                 ANNUAL COMPENSATION (1)(2)
                                                                            -------------------------------------
                                                                                                    OTHER ANNUAL
NAME AND PRINCIPAL POSITION                                                   SALARY      BONUS     COMPENSATION
--------------------------------------------------------------------------  ----------  ----------  -------------
Robert M. Kaminski........................................................  $  424,365  $  360,000       --
  Chief Executive Officer
Gale K. Bensussen.........................................................     266,731     225,000       --
  President
William B. Towne..........................................................     199,038     125,000    $  55,829
  Executive Vice President
Kevin J. Lanigan..........................................................     223,654     190,000       --
  Executive Vice President
Stanley J. Kahn...........................................................     266,731     250,000       --
  Executive Vice President

------------------------

(1) The compensation described in this table does not include medical and group life insurance received by the named executive officers which are available generally to all salaried employees of the Company and certain perquisites and other personal benefits received by the named executive officers, the value of which does not exceed the lesser of $50,000 or 10% of any such officer's total salary and bonus disclosed in this table.

(2) The compensation described in this table does not include the compensation of $395,000 and an additional payment of $588,000 received by Mr. David F. Brubaker, former Chairman of LHP, in fiscal 1997. Mr. Brubaker retired effective September 1996.

    The following table sets forth the stock option grants to each of the named executive officers for fiscal 1997.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                           POTENTIAL REALIZABLE
                                                                                                             VALUE AT ASSUMED
                                                                INDIVIDUAL GRANTS                            ANNUAL RATES OF
                                         ---------------------------------------------------------------       STOCK PRICE
                                                                   % OF TOTAL                                APPRECIATION FOR
                                               NUMBER OF         OPTIONS GRANTED   EXERCISE                    OPTION TERM*
                                         SECURITIES UNDERLYING    TO EMPLOYEES      PRICE     EXPIRATION   --------------------
NAME                                        OPTIONS GRANTED      IN FISCAL YEAR     ($/SH)       DATE         5%        10%
---------------------------------------  ---------------------   ---------------   --------   ----------   --------  ----------
Robert M. Kaminski.....................          4,074                 67            $175      12/31/06    $448,384  $1,136,239
Gale K. Bensussen......................          1,000                 16             175      12/31/06     110,060     278,900
William B. Towne.......................       --                    --               --          --           --         --
Kevin J. Lanigan.......................       --                    --               --          --           --         --
Stanley J. Kahn........................       --                    --               --          --           --         --

------------------------

* Sets forth potential option gains based on assumed annualized rates of stock price appreciation from the exercise price at the date of grant of 5% and 10% (compounded annually) over the full term of the grant with appreciation determined as of the expiration date. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission, and do not represent the Company's estimate or projection of future Common Stock prices.

    The following table sets forth the stock option exercises for the fiscal year ended March 31, 1997 and the stock option values as of March 31, 1997, in each case, for each of the named executive officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                     AND OPTION VALUES AS OF MARCH 31, 1997

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED        VALUE OF UNEXERCISED
                                                                            OPTIONS AT FISCAL          IN-THE-MONEY OPTIONS AT
                                                                                 YEAR END                 FISCAL YEAR END*
                                       SHARES ACQUIRED       VALUE     ----------------------------  ---------------------------
NAME                                     ON EXERCISE       REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
-----------------------------------  -------------------  -----------  -----------  ---------------  ------------  -------------
Robert M. Kaminski.................          --               --           12,305          4,555     $  1,916,400   $   484,950
Gale K. Bensussen..................          --               --           10,536          1,250        1,707,190       137,500
William B. Towne...................          --               --            2,000          2,000          240,640       240,640
Kevin J. Lanigan...................          --               --            7,524         --            1,243,868       --
Stanley J. Kahn....................          --               --            9,024            500        1,479,348        70,160

------------------------

* Sets forth values for "in-the-money" options that represent the positive spread between the respective exercise prices of outstanding stock options and the value of the Company's Common Stock as of March 31, 1997 based on an assumed value of approximately $265 per share for the Common Stock in the Recapitalization. In connection with the Recapitalization, all of these options were either exchanged for Equity Rights or cashed out. The Equity Rights represent the right to receive Recapitalized Common Stock upon the occurrence of certain events, including the termination of the holder's employment with the Company, a public offering or a change of control. See "The Recapitalization."

SEVERANCE ARRANGEMENTS

    In November 1991, the Predecessor Company entered into certain severance agreements with certain members of LHP's senior management, pursuant to which LHP will pay severance benefits if the individual's employment is terminated by LHP other than for cause or if the individual resigns his or her employment with LHP for good reason. In May 1997, LHP entered into a substantially similar agreement with William B. Towne.

    The severance benefits that the Company has agreed to provide to each of Robert M. Kaminski, Gale K. Bensussen, William B. Towne and Stanley J. Kahn include (a) a lump-sum severance payment equal to the sum of (i) one year's base salary, plus (ii) any annual individual performance bonus or targeted commission, both as in effect at the time of the termination or resignation; (b) outplacement assistance at the Company's expense, up to a maximum cost to the Company of $20,000; and (c) any rights under applicable Company plans or programs, including but not limited to stock option and incentive plans, as may be determined pursuant to the terms of such plans or programs. The severance benefits provided to Kevin J. Lanigan include a lump-sum severance payment equal to three times the sum of one year's base salary plus any annual individual performance bonus or targeted commission, both as in effect at the time of termination or resignation, as well as the benefits described in clauses (b) and
(c) above; subject to certain limitations to the extent that the Company determines that the foregoing benefits would not be deductible by the Company because such payments constitute an "excess parachute payment" (as defined in section 280G of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code")).

    In March 1997, the Company entered into a non-competition and retirement agreement with Mr. David F. Brubaker, former Chairman of LHP, pursuant to which, among other things, the Company has agreed to pay Mr. Brubaker an amount equal to approximately $1 million spread across several installments through February 2000. The agreement provides that under certain circumstances all of the Company's payment obligations to Mr. Brubaker would accelerate.

STOCK OPTION PLAN

    Leiner Group has authorized options for issuance to members of management and employees ("Management Options") representing the right to acquire an additional 10% of the Group Common Stock on a fully-diluted basis immediately after the Recapitalization (giving effect to the exercise of such options but without giving effect to the exercise of the Warrants referred to under "The Recapitalization" below), exercisable at a price equal to the greater of the purchase price paid by North Castle or the fair market value of such shares at the time of grant. A total of 83,843 of these Management Options were issued as of June 30, 1997. It is expected that the remaining Management Options will be granted in the ordinary course of business.

                           OWNERSHIP OF CAPITAL STOCK

    All of the shares of common stock of LHP are owned by PLI Holdings Inc. and all of the shares of common stock of PLI Holdings Inc. are owned by Leiner Group.

    The following table sets forth information regarding beneficial ownership of common stock of Leiner Group as of July 31, 1997, by (i) each person who is known by the Company to beneficially own more than 5% of voting Group Common Stock, (ii) each director of Leiner Group, (iii) each named executive officer of the Company listed on the Summary Compensation Table above and (iv) by all directors and executive officers as a group.

                                                             SHARES OF     SHARES OF NON-
                                                            VOTING GROUP    VOTING GROUP
                                                            COMMON STOCK    COMMON STOCK
                                                            BENEFICIALLY    BENEFICIALLY
NAME                                                           OWNED            OWNED         PERCENTAGE OF CLASS
---------------------------------------------------------  --------------  ---------------  ------------------------
North Castle Partners I, L.L.C.(1).......................       808,988          --              85.6%
Baird Investment Group, L.L.C.(2)........................       808,988          --              85.6%
Charles F. Baird, Jr.....................................       833,858(3)       --              88.2%
Alan Colner..............................................        --              --            --
Bruce Gorchow............................................        --              --            --
Barry Twomey.............................................        --              --            --
Robert M. Kaminski (4)...................................         4,146          --               0.4%
Gale K. Bensussen (4)....................................         8,490          --               0.9%
William B. Towne (4).....................................        --              --            --
Kevin J. Lanigan (4).....................................        --              16,582          25.7%
Stanley J. Kahn (4)......................................        --               4,245           6.6%
Executive officers and directors as a group (4)..........       846,494          20,827          89.5%        Voting
                                                                                                 32.3%    Non-Voting

------------------------

(1) The address for North Castle Partners I, L.L.C. ("North Castle") is 11 Meadowcroft Lane, Greenwich, CT 06830.

(2) North Castle is an investment fund formed as a limited liability company. Baird Investment Group, L.L.C. ("Baird Investment") is the sole managing member of North Castle. Mr. Baird is the sole managing member of Baird Investment. The address for Baird Investment is 11 Meadowcroft Lane, Greenwich, CT 06830.

(3) Includes 24,870 shares of voting Group Common Stock owned by Mr. Baird and the shares of Group Common Stock owned by North Castle which Mr. Baird may be deemed to have beneficial ownership of by virtue of his status as the managing member of Baird Investment. Mr. Baird expressly disclaims such beneficial ownership. Does not include 3,255 shares of voting Group Common Stock held by a trust in favor of Mr. Baird's children. Mr. Baird expressly disclaims beneficial ownership of such shares.

(4) Does not reflect Equity Rights owned by Messrs. Kaminski, Bensussen, Towne, Lanigan and Kahn reflecting the right to receive 24,607 shares, 18,484 shares, 4,812 shares, 4,938 shares and 5,570 shares of Group Common Stock, respectively, as such Equity Rights are not exercisable within 60 days of their acquisition.

                              THE RECAPITALIZATION

    The following is a summary of the structure of the Recapitalization and the Merger and certain provisions of the Recapitalization Agreement. This summary does not purport to be complete and is qualified in its entirety by reference to the Recapitalization Agreement. The Recapitalization Agreement is filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

    GENERAL. Leiner Group entered into the Recapitalization Agreement, among Leiner Group, North Castle and the Merger Entity, to effect the Recapitalization. The Recapitalization was accomplished through the Merger of the Merger Entity with and into Leiner Group, with Leiner Group continuing as the surviving corporation in the Merger. The Recapitalization Agreement does not provide for the survival of any representations and warranties and none of the parties has any post-closing indemnification obligations under the Recapitalization Agreement. The Recapitalization has been accounted for as a recapitalization of the Leiner Group, which has had no impact on the historical basis of assets and liabilities as reflected in its consolidated financial statements.

    North Castle, a Delaware limited liability company, is an investment fund formed by Mr. Baird for the purpose of participating in the Recapitalization. Mr. Baird was formerly a Managing Director of AEA, which, together with management, arranged the 1992 acquisition of the Company. Prior to the Recapitalization, the AEA Group and Mr. Baird were the holders of approximately 92% of the outstanding shares of the Existing Common Stock. Other Existing Shareholders, consisting of certain current and former managers and employees of the Company, held the remaining 8%. North Castle, in conjunction with the Company's management, effected the Recapitalization of the Company in order to pursue continuing growth opportunities for the Company in the vitamin industry.

    Upon consummation of the Recapitalization, (i) current managers and employees of the Company who had been Existing Shareholders had some of their Existing Common Stock exchanged for cash, but together with Mr. Baird, retained approximately 8.3% of the Group Equity (consisting of approximately 58.6% of the non-voting Group Common Stock and 5.6% of the Voting Group Common Stock) and received Equity Rights equal to approximately 7.4% of the Group Equity, as well as Warrants, (ii) the AEA Group and certain former managers of the Company, all of whom had been Existing Shareholders, had most of their Existing Common Stock purchased for cash, but also retained Group Common Stock equal to approximately 10.1% of the Group Equity (consisting of approximately 41.4% of the non-voting Group Common Stock and 8.8% of the voting Group Common Stock), as well as Warrants, and (iii) North Castle acquired the remainder of the Group Equity, primarily through the purchase of newly issued voting Group Common Stock equal to approximately 73.8% of the Group Equity for a cash investment of $80.4 million. In connection with the Recapitalization, existing stock options held by Management Shareholders were cashed out, exercised for Existing Common Stock, or converted into Equity Rights.

    The Warrants were issued to the Existing Shareholders as part of the consideration received by them in connection with the Recapitalization and are intended to provide the holders of the Warrants with a means to participate in any substantial increase in the equity value of Leiner Group. The Warrants provide the Existing Shareholders the right to purchase approximately 20.1% of the Group Common Stock on a fully-diluted basis giving effect to the exercise of such Warrants, the Equity Rights and the Management Options. The initial exercise price of the Warrants is 125% of the $100.00 purchase price per share paid by North Castle for its investment in the Recapitalization, or $125.00 per share. Commencing on the first anniversary of the Recapitalization Closing Date, the exercise price will increase at a rate of 25% per year in years two and three and then at a rate of 10% per year for the subsequent two years. After year five, the exercise price will remain constant. These increases will result in exercise prices of approximately $156.25, $195.31 and $214.84 on the second, third and fourth anniversaries of the Recapitalization Closing Date and approximately $236.33 on and after the fifth anniversary of such date. The Warrants will become exercisable upon the earlier of (i) a change of control (as defined), (ii) an initial public offering (as defined) and (iii) June 30, 2002, and will expire two years after becoming exercisable. Shares of Group

Common Stock issued upon exercise of the Warrants will be non-voting. The Warrants include customary anti-dilution provisions. If all of the Warrants, the Management Options and the Equity Rights were fully exercised, on a fully diluted basis giving effect to such exercise, 1,517,647 shares of Group Common Stock would be issued and outstanding, of which North Castle would own approximately 53.3%, Mr. Baird and current managers and employees of the Company would own approximately 21.7%, and the AEA Group and former managers of the Company would own approximately 25.0%.

    In connection with the Recapitalization, the Company established a management transaction bonus pool of $5.1 million which was paid by the Company following consummation of the Recapitalization.

    A portion of a minority preferred stock interest in Vita Health was redeemed in connection with the Recapitalization. The portion that remains outstanding can be exchanged at the holders' option, in whole or in part, for an aggregate of up to $1.0 million in cash or 10,000 shares of Group Common Stock, or a combination thereof.

    FINANCING FOR THE RECAPITALIZATION. The closing of the Recapitalization occurred simultaneously with the closing of the offering of the Existing Notes. Immediately following consummation of the Recapitalization and the Merger, the obligations of Leiner Group under the New Credit Facility and the Existing Notes were assigned to and assumed by LHP, and LHP became the obligor on the Notes. The cash sources of financing for the Recapitalization consisted of North Castle's investment in Group Common Stock, the proceeds of the Existing Notes and the term and revolving credit borrowings under the New Credit Facility. See "Description of New Credit Facility" and "Description of the New Notes." These funds were applied to acquire Common Stock for cash, to cash out options for Group Common Stock, to redeem preferred stock of Leiner Group and Vita Health, to refinance substantially all existing indebtedness of LHP other than certain capitalized leases, and to pay transaction-related fees and expenses.

    The following table sets forth the sources and uses of funds for the Recapitalization of Leiner Group, which closed on June 30, 1997.

            SOURCES OF FUNDS                AMOUNT
----------------------------------------  -----------
                                          (DOLLARS IN
                                           MILLIONS)
Revolving Credit Facility...............  $   74.8(a)
Term Loans..............................      85.0(b)
Existing Notes..........................      85.0
                                          -----------
Total Debt..............................     244.8

Total Common Equity of Leiner Group.....     109.0(c)
                                          -----------
TOTAL SOURCES OF FUNDS..................  $  353.8
                                          -----------
                                          -----------

             USES OF FUNDS                AMOUNT
----------------------------------------  ------

Repurchased and Retained Equity
  of Leiner Group.......................  $211.1(d)
Repayment of Debt and
  Preferred Stock.......................   119.8(e)
Management Transaction
  Bonuses...............................     5.2(f)
Estimated Fees and Expenses.............    17.7(g)
                                          ------

TOTAL USES OF FUNDS.....................  $353.8
                                          ------
                                          ------

------------------------

(a) Consists of borrowings under the Revolving Credit Facility provided under the New Credit Facility. See "Description of New Credit Facility."

(b) Consists of borrowings under a $45.0 million term B loan facility and a $40.0 million term C loan facility under the New Credit Facility, which were fully drawn on the Recapitalization Closing Date. See "Description of New Credit Facility."

(c) Consists of the Group Equity, comprised of (1) a new equity investment by North Castle in Group Common Stock for cash of $80.4 million, (2) a retained equity investment in Group Common Stock and Equity Rights with a value of $17.6 million (based on the per share value of the North Castle equity investment), held by certain current managers and employees of the Company and Mr. Baird, and (3) a retained equity investment in Group Common Stock with a value of $11.0 million (based on the per share value of the North Castle equity investment), to be held by the AEA Group and certain former managers of the Company.

(d) Includes transaction-related fees and expenses of $6.1 million, incurred by Leiner Group, that were an adjustment to the amount received by the Existing Shareholders.

(e) Consists of $102.2 million in outstanding borrowings and accrued interest under the Company's existing senior credit agreement, an aggregate $13.9 million redemption price for outstanding pay-in-kind redeemable preferred stock of Leiner Group held by AEA, and an aggregate $3.7 million redemption price for a minority preferred stock interest in Vita Health.

(f) Members of the Company's management received $5.1 million in transaction bonuses ($3.1 million on an after-tax basis), which were paid by the Company following the Recapitalization Closing Date. In addition, the Company paid $0.1 million in employer payroll taxes related to the bonus payments.

(g) Does not include any fees and expenses that were an adjustment to the amount received by the Existing Shareholders, which are included in (d) above.

                              CERTAIN TRANSACTIONS

    STOCKHOLDERS AGREEMENT. On the Recapitalization Closing Date, Leiner Group and the stockholders of Leiner Group entered into the Stockholders Agreement, which contains, among other terms and conditions, provisions relating to corporate governance, certain restrictions with respect to transfer of Recapitalized Common Stock by certain parties thereunder, certain rights and obligations with respect to transfers of Recapitalized Common Stock and certain registration rights granted by the Company with respect to shares of Recapitalized Common Stock. The Stockholders Agreement gives the AEA Group the power to elect one member of Leiner Group's Board of Directors and, so long as North Castle owns at least 40% of all outstanding Group Equity, gives North Castle the power to elect the remaining directors of Leiner Group, and through Leiner Group, all the directors of LHP. If North Castle's ownership of Group Equity falls below 40%, it may elect the number of directors that is proportionate to its shareholdings. Accordingly, North Castle controls the Company and has the power to appoint new management and approve any action requiring the approval of the holders of Group Common Stock, including adopting amendments to Leiner Group's certificate of incorporation and approving mergers or sales of substantially all of the Company's assets.

    The Stockholders Agreement also restricts the ability of existing shareholders to transfer their Group Equity to third parties prior to June 30, 1998, and gives certain of these shareholders a right of first refusal after that date. These restrictions either do not apply or change if there is a public offering, or if North Castle sells more than 5% of all outstanding Group Equity. If North Castle seeks to sell more than 5% of the outstanding Group Equity, other existing shareholders have the right to sell their shares at the same time. The Agreement also gives North Castle rights to require Leiner Group to register Group Equity under the Securities Act, subject to certain limitations and conditions.

    MANAGEMENT AGREEMENTS. Following the LHP Acquisition on May 4, 1992, AEA entered into a management agreement with Leiner Group, pursuant to which AEA has been providing management, consulting and financial services to the Company for an annual fee of $0.35 million plus expenses. In connection with the Vita Health Acquisition, the Company paid to AEA an additional transaction fee of $0.3 million for services in arranging, structuring, and negotiating the terms of the Vita Health Acquisition and related refinancing, and reimbursed it for certain related expenses. AEA received a transaction fee of $3.5 million for similar services rendered in connection with the Recapitalization.

    Upon consummation of the Recapitalization, Leiner Group's management agreement with AEA was terminated, and Leiner Group and LHP entered into a consulting agreement with North Castle Partners, L.L.C. (the "Sponsor"), an affiliate of North Castle, to provide the Company with certain business, financial and managerial advisory services. Mr. Baird acts as the managing member of the Sponsor through Baird Investment Group, L.L.C. In exchange for such services, Leiner Group and LHP have agreed to pay the Sponsor an annual fee of $1.5 million, payable semi-annually in advance, plus the Sponsor's reasonable out-of-pocket expenses. This fee may be reduced upon completion of an initial public offering of Leiner's shares. The agreement also terminates on June 30, 2007, unless Baird Investment Group ceases to be the managing member of North Castle or North Castle terminates before that date. Leiner Group and LHP have also paid the Sponsor a transaction fee of $3.5 million for services relating to arranging, structuring and financing the Recapitalization, and reimbursed the Sponsor's related out-of-pocket expenses.

    RELATIONSHIP OF MR. BAIRD WITH AEA. Prior to the formation of North Castle in 1997, Mr. Baird served for seven years as Managing Director of AEA and as such oversaw the LHP Acquisition and was thereafter closely involved in the management of the Company. The aggregate valuation of the Company, upon which the financial terms and conditions of the Recapitalization were based, was determined on the basis of negotiations between the Existing Shareholders, including AEA, and Mr. Baird. North Castle and the Company believe that such valuation was the result of bona fide arm's length negotiations. In addition, prior to the Recapitalization, Leiner Group obtained a fairness opinion from Lehman Brothers to the effect that the consideration to be received by the Existing Shareholders in connection with Recapitalization was fair from a financial point of view.

    MANAGEMENT. As part of the Recapitalization, the current managers and employees of the Company were afforded the opportunity to choose the amount of their existing equity they wished to retain in Leiner Group in the form of Group Equity. Managers and employees who retained their equity in Leiner Group will, as a result of the increased leverage on the Company incurred as part of the Recapitalization, acquired a greater percentage equity ownership. Under the Stockholders Agreement, current managers have the right, upon their death or permanent disability, to require Leiner Group to purchase their Group Common Stock for its then fair market value.

    In connection with the Recapitalization, the Company paid senior managers transaction bonuses of $5.1 million in the aggregate. In addition, Leiner Group has established a new stock option plan which provides for the Board of Leiner Group to grant Management Options to acquire 122,222 shares of Group Common Stock. A total of 83,842 of these Management Options were issued as of June 30, 1997.

    The Board of Leiner Group and management of the Company are currently considering instituting a stock purchase plan pursuant to which certain managers and employees of the Company would be afforded the opportunity to purchase Group Common Stock. The Company currently expects that the gross proceeds of such an offering would not exceed $1 to $2 million.

    OTHER. Merrill Lynch & Co. acquired $15 million in limited liability company interests of North Castle and The Bank of Nova Scotia also acquired $3 million of such interests.

    On June 25, 1997, Baird Investment Group, L.L.C. ("Baird Group "), the managing member of North Castle, entered into separate agreements with three of the principal investors in North Castle, Electra Fleming Inc. ("Electra"), Moore Capital Management, Inc. ("Moore") and PPM America, Inc. ("PPM"). As part of these agreements, Baird Group caused North Castle to exercise its rights under the Stockholders Agreement to nominate one person designated by Electra, Moore and PPM to serve on the Board of Directors of Leiner Group. In connection with these agreements, Leiner Group paid Electra, Moore and PPM a one-time board representation fee of $100,000, $75,000 and $75,000, respectively.

                       DESCRIPTION OF NEW CREDIT FACILITY

    GENERAL. In connection with the Recapitalization, Leiner Group and Vita Health entered into the New Credit Facility with a syndicate of financial institutions, The Bank of Nova Scotia ("Scotiabank") as administrative agent (the "Administrative Agent"), Merrill Lynch Capital Corporation as documentation agent, and Salomon Brothers Holding Company Inc as syndication agent. On the Recapitalization Closing Date, immediately following the consummation of the Recapitalization, Leiner Group assigned to LHP, and LHP assumed, all of Leiner Group's rights and obligations in respect of the New Credit Facility and the Existing Notes. Leiner Group was released and discharged from all further obligations in respect of the New Credit Facility and the Existing Notes. The following is a summary of the principal terms of the credit agreement governing the New Credit Facility and the related loan documents (the "Credit Documentation") and is subject to and qualified in its entirety by reference to the Credit Documentation. Copies of the Credit Documentation are filed as Exhibits to the Registration Statement of which this Prospectus forms a part.

    The New Credit Facility provides for senior secured credit facilities in an aggregate amount of $210.0 million, consisting of (i) U.S. and Canadian revolving credit facilities in an aggregate amount of $125.0 million comprising the Revolving Credit Facility, and (ii) a $45.0 million term B loan facility (the "Term B Facility") and a $40.0 million term C loan facility (the "Term C Facility" and together with the Term B Facility, the "Term Facilities"). The Revolving Credit Facility initially consists of a $105.0 million revolving credit facility made available to Leiner Group (the "U.S. Revolving Facility") and a Canadian dollar-denominated revolving credit facility in an amount equivalent to $20.0 million (the "Canadian Revolving Facility") made available to Vita Health. The Company will be entitled to vary from time to time the allocation of the aggregate Revolving Credit Facility commitment between the U.S. Revolving Facility and the Canadian Revolving Facility, decreasing the allocation to one while increasing it to the other (but not over the Canadian dollar equivalent of $20.0 million, in the case of the Canadian Revolving Facility). The Revolving Credit Facility also provides for a U.S. swingline subfacility of $15.0 million, a U.S. letter of credit subfacility of $35.0 million, a Canadian letter of credit subfacility of up to Cdn.$13.0 million and a Canadian swingline subfacility of up to Cdn.$1.0 million.

    USE OF FACILITY. In connection with the Recapitalization, Leiner Group fully drew down the $85.0 million in term loan borrowings under the Term Facilities, and Leiner Group and Vita Health borrowed $74.8 million under the Revolving Credit Facility, as part of the financing for the Recapitalization. See "The Recapitalization." The remaining unused commitment under the Revolving Credit Facility is available to the Company for working capital and general corporate purposes.

    GUARANTEE; SECURITY. The obligations of LHP under the U.S. Revolving Facility and the Term Facilities are guaranteed by its direct parent PLI Holdings Inc. and by any direct or indirect U.S. subsidiaries of LHP. The obligations of Vita Health under the Canadian Revolving Facility are guaranteed by LHP and all of its direct and indirect U.S. subsidiaries, by PLI Holdings Inc. and by all direct and indirect subsidiaries of Vita Health. The Term Facilities and the Revolving Credit Facility are secured by substantially all assets of LHP and any direct or indirect U.S. subsidiaries of LHP, all of the capital stock of LHP and any such direct or indirect U.S. subsidiaries, and 65% of the capital stock of any direct non-U.S. subsidiaries of LHP and its U.S. subsidiaries. The Canadian Revolving Facility is also secured by substantially all assets of Vita Health, its direct and indirect Canadian parents and any direct or indirect non- U.S. subsidiaries of LHP, and all of the capital stock of any such direct or indirect non-U.S. subsidiaries.

    AMORTIZATION; INTEREST; FEES. Loans under the Term Facilities amortize in equal quarterly installments. Annual scheduled repayments under the Term B Facility amount to $450,000 for the first six years following the Recapitalization Closing Date, $27.0 million in the seventh year, and $15.3 million in the final six months, with the facility maturing seven and one-half years after the Recapitalization Closing Date. Annual scheduled repayments under the Term C Facility amount to $400,000 for the first seven years, $24.0 million in the eighth year, and $13.2 million in the final six months, with the facility maturing eight and one-half years after the Recapitalization Closing Date. The Revolving Credit Facility will mature six years after the Recapitalization Closing Date, with all amounts then outstanding thereunder becoming due.

    At LHP's option, the U.S. Revolving Facility and the Term Facilities may bear interest at variable rates equal to either Scotiabank's alternate base rate ("ABR") or reserve-adjusted LIBO rate ("LIBOR"), plus the applicable margin as described below (the "Applicable Margin"). At Vita Health's option, the Canadian Revolving Facility may bear interest at either Scotiabank's Canadian prime rate or bankers acceptance ("BA") rate, plus the Applicable Margin. The Applicable Margin is based on the Company's Leverage Ratio, defined generally as the ratio of total funded indebtedness to the consolidated EBITDA, and will vary as follows: (a) for revolving credit borrowings, from 0.75% to 2.5% for LIBOR- or BA-based loans and from zero to 1.5% for ABR- or Canadian prime rate-based loans, (b) for loans under the Term B Facility, from 2.375% to 2.875% for LIBOR-based loans and from 1.375% to 1.875% for ABR-based loans, and (c) for loans under the Term C Facility, from 2.5% to 3.0% for LIBOR-based loans and from 1.5% to 2.0% for ABR-based loans.

    The transaction fees and expenses set forth in the sources and uses of funds for the Recapitalization (see "The Recapitalization") include transaction fees paid in connection with the provision of the New Credit Facility. In addition, a commitment fee is payable quarterly on the daily average unused portion of the U.S. Revolving Facility by LHP, and of the Canadian Revolving Facility by Vita Health, in an amount calculated at a rate varying from 0.25% or 0.50% based on the Company's Leverage Ratio. A letter of credit fee is payable to the New Credit Facility lenders on the outstanding amount of letters of credit calculated at the then Applicable Margin. Customary fees are also payable to Scotiabank as administrative agent and letter of credit issuing bank.

    PREPAYMENTS. The New Credit Facility permits the prepayment of loans thereunder without premium or penalty. In addition, mandatory repayments are required to be made from (i) 100% of net proceeds from non-ordinary asset sales,
(ii) 50% of annual excess cash flow (as defined in the New Credit Facility) for each year in which the Company's Leverage Ratio was greater than or equal to 3.5 to 1, and (iii) 50% of the net proceeds from certain sales or issuances of equity securities. Mandatory prepayments will be applied to term loans ratably in accordance with remaining amortization payments until all term loans are paid in full, and then to revolving credit loans, with an accompanying commitment reduction in the case of prepayments from the proceeds of asset sales.

    COVENANTS AND EVENTS OF DEFAULT. The New Credit Facility contains covenants that impose certain restrictions on the Company, including restrictions on its ability to incur additional debt, enter into sale-leaseback transactions, incur contingent liabilities, make dividends or distributions, incur or grant liens, sell or otherwise dispose of assets, make investments or capital expenditures, repurchase or prepay the Notes or other subordinated debt, or engage in certain other activities. The Company must also comply with certain financial ratios and tests, including a minimum net worth requirement, a maximum Leverage Ratio (beginning at 6.50:1 and declining to 3.25:1 in fiscal 2004 through 2006), a minimum fixed charge coverage ratio (beginning at 1.10:1, increasing to 1.20:1 in fiscal 2001 through 2003, and declining thereafter to 1.00:1 in fiscal 2005 and 2006) and a minimum interest coverage ratio (beginning at 1.60:1 and increasing to 3.25:1 in fiscal 2005 and 2006). In addition, the Company will be required to apply certain asset sale proceeds, as well as 50% of its excess cash flow (as defined in the New Credit Facility) unless a leverage ratio test is met, to prepay the borrowings under the New Credit Facility. The Company has entered into an interest rate protection arrangement effective July 30, 1997 for a period of three years with respect to $29.4 million of its indebtedness under the New Credit Facility that provides an effective cap of 6.17% on LIBOR plus applicable margin (2.25%) for the interest payable thereon.

    The New Credit Facility contains customary events of default, including a cross default (beyond all applicable grace periods) to other indebtedness of the Company and default upon any change of control (as defined).

                               THE EXCHANGE OFFER

    The summary herein of certain provisions of the Registration Rights Agreement does not purport to be complete and reference is made to the provisions of the Registration Rights Agreement, which has been filed as an Exhibit to the Registration Statement of which this Prospectus forms a part.

TERMS OF THE EXCHANGE OFFER

    GENERAL. In connection with the issuance of the Existing Notes pursuant to a Purchase Agreement, dated as of June 19, 1997, among Leiner Group, LHP and the Initial Purchasers, the Initial Purchasers and their respective assignees became entitled to the benefits of the Registration Rights Agreement.

    Under the Registration Rights Agreement, LHP has agreed to use its best efforts (i) to file with the Commission within 60 days after June 30, 1997, the Recapitalization Closing Date and date the Existing Notes were issued, the Registration Statement of which this Prospectus is a part with respect to a registered offer to exchange the Existing Notes for the New Notes, (ii) to cause the Registration Statement to be declared effective under the Securities Act within 120 days after the Recapitalization Closing Date, (iii) to keep the Registration Statement effective until consummation of the Exchange Offer, and
(iv) to consummate the Exchange Offer not later than 150 days after the Recapitalization Closing Date. LHP will keep the Exchange Offer open for acceptance for not less than 30 days after the date notice of the Exchange Offer is mailed to holders of the Existing Notes. The Exchange Offer being made hereby will satisfy those requirements under the Registration Rights Agreement. However, because the Registration Statement will not have been declared effective and the Exchange Offer will not have been consummated within the time periods described in this paragraph, certain additional interest will be payable in respect of the Notes. See "Registration Rights."

    Upon the terms and subject to the conditions set forth in this Prospectus and in the Letter of Transmittal, all Existing Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. New Notes will be issued in exchange for an equal principal amount of outstanding Existing Notes accepted in the Exchange Offer. The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to The Exchange Offer, except that the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. Existing Notes may be tendered only in integral multiples of $1,000, and New Notes will be issued in denominations of $1,000 or integral multiples thereof. This Prospectus, together with the Letter of Transmittal, is being sent to all registered holders of Existing Notes as of
           , 1997. The Exchange Offer is not conditioned upon any minimum principal amount of Existing Notes being tendered for exchange. However, the obligation to accept Existing Notes for exchange pursuant to the Exchange Offer is subject to certain conditions as set forth herein under "--Conditions."

    Existing Notes shall be deemed to have been accepted as validly tendered when, as and if LHP has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Existing Notes for the purposes of receiving the New Notes and delivering New Notes to such holders.

    Based on interpretations by the Staff of the Commission as set forth in no-action letters issued to third parties (including EXXON CAPITAL HOLDINGS CORPORATION (available May 13, 1988), MORGAN STANLEY & CO. INCORPORATED (available June 5, 1991), K-III COMMUNICATIONS CORPORATION (available July 2,
1993) and SHEARMAN & STERLING (available July 2, 1993)), LHP believes that the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is a broker-dealer or an "affiliate" of LHP within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that (i) such New Notes are acquired in the ordinary course of business, (ii) at the time of the commencement of the Exchange Offer such holder has no arrangement with any person to participate in a distribution of such New Notes and (iii) such holder is not engaged in, and does not intend to engage in, a distribution of such New Notes. LHP has not sought, and does not intend to seek, a no-action letter from the Commission with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the New Notes as it has in such no-action letters.

    By tendering Existing Notes in exchange for New Notes and executing the Letter of Transmittal, each holder of Existing Notes will represent to LHP that:
(i) it is not an affiliate of LHP, (ii) any New Notes to be received by it will be acquired in the ordinary course of business and (iii) at the time of the commencement of the Exchange Offer it had no arrangement with any person to participate in a distribution of the New Notes and, if such holder is not a broker-dealer, it is not engaged in, and does not intend to engage in, a distribution of New Notes. If a holder of Existing Notes is unable to make the foregoing representations, such holder may not rely on the applicable interpretations of the Staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any secondary resale transaction unless such sale is made pursuant to an exemption from such requirements.

    Each broker-dealer that receives New Notes for its own account in exchange for Existing Notes where such Existing Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act and that it has not entered into any arrangement or understanding with LHP or any affiliate of LHP to distribute New Notes in connection with any resale of such New Notes. See "Plan of Distribution."

    After the Expiration Date and subject to certain limited exceptions, holders of Existing Notes who do not exchange their Existing Notes for New Notes in the Exchange Offer will no longer be entitled to registration rights and will not be able to offer or sell their Existing Notes, unless such Existing Notes are subsequently registered under the Securities Act (which, subject to certain limited exceptions, LHP will have no obligation to do), except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws.

    EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION.  The term "Expiration
Date" shall mean            , 1997 (30 days following the commencement of the
Exchange Offer), unless LHP, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. Notwithstanding any extension of the Exchange Offer, the interest rate borne by the Existing Notes shall be increased by one-half of one percent (0.5%) per annum from and including November 28, 1997 until but excluding the date the Exchange Offer is consummated. See "Registration Rights."

    To extend the Expiration Date, LHP will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of the Existing Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that LHP is extending the Exchange Offer for a specified period of time.

    LHP reserves the right (i) to delay acceptance of any Existing Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Existing Notes not previously accepted if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by LHP, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, or (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Existing Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent. If the Exchange Offer is amended in a manner determined by LHP to constitute a material change, LHP will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Existing

Notes of such amendment. Furthermore, any such amendment may require LHP to make a post-effective amendment to this Registration Statement.

    Without limiting the manner in which LHP may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, LHP shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE NEW NOTES

    The New Notes will accrue interest at the rate of 9 5/8% per annum from the Issue Date of the Existing Notes or the most recent date to which interest has been paid thereon or duly provided for. Interest on the New Notes is payable on January 1 and July 1 of each year, commencing January 1, 1998. In addition, it is expected that additional interest will accrue on the Notes at a rate of 0.5% per annum for the periods (i) from and including the 121st day following the Recapitalization Closing Date (October 29, 1997) until but excluding the date the Registration Statement was declared effective, and (ii) from and including the 151st day following the Recapitalization Closing Date (November 28, 1997) until but excluding the date of consummation of the Exchange Offer. See "--Registration Rights."

PROCEDURES FOR TENDERING

    To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either (i) a timely confirmation of a book-entry transfer (a "Book-Entry Confirmation") of such Existing Notes into the Exchange Agent's account at The Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date or
(ii) the holder must comply with the guaranteed delivery procedures described below. THE METHOD OF DELIVERY OF LETTERS OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTERS OF TRANSMITTAL OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

    The tender by a holder of Existing Notes will constitute an agreement between such holder and LHP in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal. Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

    Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act (each an "Eligible Institution") unless the Existing Notes tendered pursuant thereto are tendered for the account of an Eligible Institution.

    If the Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by LHP, evidence satisfactory to LHP of their authority to so act must be submitted with the Letter of Transmittal.

    All questions as to the validity, form, eligibility (including time of receipt) and withdrawal of the tendered Existing Notes will be determined by LHP in its sole discretion, which determination will be final and binding. LHP reserves the absolute right to reject any and all Existing Notes not validly tendered or any Existing Notes which, if accepted, would, in the opinion of counsel for LHP, be unlawful. LHP also reserves the absolute right to waive any irregularities or conditions of tender as to particular Existing Notes. LHP's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Existing Notes must be cured within such time as LHP shall determine. Neither LHP, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Existing Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Existing Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Existing Notes received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

    In addition, LHP reserves the right in its sole discretion, subject to the provisions of the Indenture, (i) to purchase or make offers for any Existing Notes that remain outstanding subsequent to the Expiration Date or, as set forth under "--Conditions", (ii) to terminate the Exchange Offer in accordance with the terms of the Registration Rights Agreement, (iii) to redeem Existing Notes as a whole or in part at any time and from time to time, as set forth under "Description of Notes--Optional Redemption" and (iv) to the extent permitted by applicable law, to purchase Existing Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; DELIVERY OF NEW NOTES

    Upon satisfaction or, if applicable, waiver of all of the conditions to the Exchange Offer and as soon as practicable after the Expiration Date, LHP will accept all Existing Notes properly tendered and not validly withdrawn, deliver or cause delivery of such Existing Notes to the Trustee for cancellation, and issue and cause the Trustee to promptly authenticate and deliver New Notes in exchange therefor. See "-- Conditions." For purposes of the Exchange Offer, Existing Notes shall be deemed to have been accepted as validly tendered for exchange when, as and if LHP has given oral or written notice thereof to the Exchange Agent.

    In all cases, issuance of New Notes for Existing Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of a Book-Entry Confirmation of such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility, a properly completed and duly executed Letter of Transmittal and all other required documents. If any tendered Existing Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Existing Notes will be credited to an account maintained with such Book-Entry Transfer Facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

    The Exchange Agent will make a request to establish an account with respect to the Existing Notes at the Book-Entry Transfer Facility for purposes of the Exchange Offer within two business days after the date of this Prospectus. Any financial institution that is a participant in the Book-Entry Transfer Facility's systems may make book-entry delivery of Existing Notes by causing the Book-Entry Transfer Facility to transfer such Existing Notes into the Exchange Agent's account at the Book-Entry Transfer Facility in accordance with such Book-Entry Transfer Facility's procedures for transfer. However, the Letter of Transmittal or facsimile thereof with any required signature guarantees and any other required documents must, in any case, be transmitted to and received by the Exchange Agent at one of the addresses set forth below under "--Exchange Agent" on or prior to the Expiration Date or the guaranteed delivery procedures described below must be complied with.

EXCHANGING BOOK-ENTRY NOTES

    The Exchange Agent and the Depository Trust Company (the "DTC") have confirmed that any financial institution that is a participant in DTC may utilize the Book-Entry Transfer Facility Automated Tender Offer Program ("ATOP") procedures to tender Existing Notes.

    Any DTC participant may make book-entry delivery of Existing Notes by causing DTC to transfer such Existing Notes into the Exchange Agent's account in accordance with DTC's ATOP procedures for transfer. However, the exchange for the Existing Notes so tendered will only be made after a Book-Entry Confirmation of such book-entry transfer of Existing Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an Agent's Message (as such term is defined in the next sentence) and any other documents required by the Letter of Transmittal. The term "Agent's Message" means a message, transmitted by DTC and received by the Exchange Agent and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgment from a participant tendering Existing Notes that are the subject of such Book-Entry Confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and that LHP may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

    If the procedures for book-entry transfer cannot be completed on a timely basis, a tender may be effected if (i) the tender is made through an Eligible Institution, (ii) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) and Notice of Guaranteed Delivery, substantially in the form provided by LHP (by facsimile transmission, mail or hand delivery), setting forth the name and address of the holder of Existing Notes and the amount of Existing Notes tendered, stating that the tender is being made thereby and guaranteeing that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, a Book-Entry Confirmation and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent, and (iii) a Book-Entry Confirmation and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the Notice of Guaranteed Delivery.

WITHDRAWAL OF TENDERS

    Tenders of Existing Notes may be withdrawn at any time prior to 5:00 p.m., New York City time on the Expiration Date.

    For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at one of the addresses set forth below under "--Exchange Agent." Any such notice of withdrawal must specify the name of the holder, the name and number of the account at the Book-Entry Transfer Facility from which the Existing Notes was tendered, identify the principal amount of the Existing Notes to be withdrawn, specify the name and number of the account at the Book-Entry Transfer Facility to be credited with the withdrawn Existing Notes and otherwise comply with the procedures of such facility and state that such holder is withdrawing its election to have those Existing Notes exchanged. All questions as to the validity, form and eligibility

(including time of receipt) of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Existing Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Existing Notes which have been tendered for exchange but which are not exchanged for any reason will be credited to an account maintained with such Book-Entry Transfer Facility for the Existing Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Existing Notes may be retendered by following one of the procedures described under "--Procedures for Tendering" and "--Book-Entry Transfer" above at any time on or prior to the Expiration Date.

CONDITIONS

    LHP has no obligation to consummate the Exchange Offer if the New Notes to be received by such holder or holders of Existing Notes in the Exchange Offer, upon receipt, will not be tradable by such holder without restriction under the Securities Act and the Exchange Act and without material restrictions under the "blue sky" or securities laws of the several states of the United States. The Exchange Offer is also subject to the condition that it not violate applicable law or any applicable interpretation of the Commission or its Staff. All conditions to the Exchange Offer (with the exception of certain necessary governmental approvals) must be satisfied or waived prior to the Expiration Date.

    LHP reserves the right in its sole discretion to waive any conditions to the Exchange Offer. In the event that the Company deems satisfied any such condition, where it is unreasonable to do so, such action may be the equivalent of a waiver by the Company of such condition. If such action would be such a waiver, and such waiver constitutes a material change to the Exchange Offer or in the information previously disclosed to the holders of the Existing Notes, the Company will, in accordance with the applicable rules of the Commission, disseminate promptly disclosure of such change in a manner reasonably calculated to inform holders of the Existing Notes to such change. If it is necessary to permit adequate dissemination of information regarding such change, the Company will extend the Exchange Offer to permit an adequate time for holders of Existing Notes to consider the additional information.

EXCHANGE AGENT

    United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                BY MAIL:                                                               BY HAND BEFORE 4:30 P.M.:
P.O. Box 843                                           Telephone:               United States Trust Company of New York
Cooper Station                                       (800) 548-6565             111 Broadway
New York, NY 10276                                                              New York, NY 10006
Attention: Corporate Trust                             Facsimile:               Attention: Lower Level Corporate
         Services                                    (212) 780-0592             Trust Window

                                            (FOR ELIGIBLE INSTITUTIONS ONLY)
                                                 Attn: Customer Service
                                                Confirm by Telephone to:
                                                     (800) 548-6565
                                   BY OVERNIGHT COURIER AND BY HAND AFTER 4:30 P.M.:
                                                      770 Broadway
                                                    13th Floor 10003
                                                   New York, NY 10036
                                          Attention: Corporate Trust Services

FEES AND EXPENSES

    LHP will pay all fees and expenses incident to its performance of the Exchange Offer under the Registration Rights Agreement, including fees and expenses of the Exchange Agent and Trustee and accounting, legal, printing and related fees and expenses. These fees and expenses include the cost of registering the New Notes under the Securities Act and applicable Blue Sky laws and of soliciting tenders under the Exchange Offer. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by officers and regular employees of LHP.

    LHP will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. LHP, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. LHP may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Existing Notes and in handling or forwarding tenders for exchange.

    LHP will pay all transfer taxes, if any, applicable to the transfer of Existing Notes to it or to its order pursuant to the Exchange Offer. If, however, New Notes or Existing Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Existing Notes tendered, or if tendered Existing Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Existing Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

CONSEQUENCES OF FAILURE TO EXCHANGE

    Holders of Existing Notes who do not exchange their Existing Notes for New Notes pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Existing Notes as set forth in the legend thereon as a consequence of the issuance of the Existing Notes pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, the Existing Notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. LHP does not currently anticipate that it will register the Existing Notes under the Securities Act. To the extent that Existing Notes are tendered and accepted in the Exchange Offer, the trading market for untendered and tendered but unaccepted Existing Notes could be adversely affected.

                              REGISTRATION RIGHTS

    Pursuant to the Registration Rights Agreement, in the event that (i) applicable interpretations of the staff of the Commission do not permit LHP to effect such an Exchange Offer, (ii) for any other reason the Exchange Offer is not consummated within 150 days of the Recapitalization Closing Date, (iii) a holder of Existing Notes is not permitted by applicable law to participate in the Exchange Offer or does not receive freely tradeable New Notes pursuant to the Exchange Offer or, (iv) under certain circumstances, LHP or the Initial Purchasers or the holders of a majority in aggregate principal amount of Existing Notes so request (any of (i) through (iv) being an "Event" and the date thereof, the "Event Date"), LHP will, at its cost, use its best efforts to (a) as promptly as practicable and, in any event, within 30 days after such Event Date (which shall be no earlier than 90 days after the Recapitalization Closing
Date), file a shelf registration statement (the "Shelf Registration Statement") covering resales of the Existing Notes, (b) cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) keep effective the Shelf Registration Statement for a period of two years after the Recapitalization Closing Date or such shorter period that will terminate when all Existing Notes have been sold thereunder. LHP will, in the event a Shelf Registration Statement is declared effective, provide to each applicable holder of the Existing Notes copies of the prospectus which is a part of the Shelf Registration Statement and notify each such holder when the Shelf Registration Statement has become effective and take certain other actions as are required to permit unrestricted resales of the Existing Notes.

    A holder of Existing Notes that sells such Existing Notes pursuant to the Shelf Registration Statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a holder (including certain indemnification obligations).

    If on or prior to 60 days following the Recapitalization Closing Date, an Exchange Offer Registration Statement has not been filed with the Commission, additional interest will accrue on the Existing Notes from and including the 61st day following the Recapitalization Closing Date until, but excluding, the date such registration statement is filed. In addition, if on or prior to 120 days following the Recapitalization Closing Date, such Exchange Offer Registration Statement is not declared effective, additional interest will accrue on the Existing Notes from and including the 121st day following the Recapitalization Closing Date until, but excluding, the date such registration statement is declared effective. Further, if on or prior to 150 days following the Recapitalization Closing Date the Exchange Offer is not consummated, additional interest will accrue on the Notes from and including the 151st day following the Closing Date until, but excluding, the date of consummation of the Exchange Offer. If an Event shall have occurred, and if by 180 days after the Recapitalization Closing Date a Shelf Registration is not declared effective, additional interest will accrue on the Existing Notes not exchanged as a result of such Event from and including the 181st day after the Recapitalization Closing Date, until, but excluding, the effective date of the Shelf Registration Statement. In each case, additional interest will be payable semi-annually in arrears, with the first semiannual payment due on the first interest payment date in respect of the Existing Notes following the date from which additional interest begins to accrue, and will accrue, under each circumstance set forth above, at a rate per annum equal to an additional one-half of one percent (0.5%) of the principal amount of the Existing Notes upon the occurrence of each such circumstance, which rate will increase by one half of one percent (0.5%) for each 90-day period that such additional interest continues to accrue under any such circumstance, with an aggregate maximum increase in the interest rate per annum equal to one percent (1.0%).

    As a result of the foregoing provisions, it is expected that additional interest will accrue on the Notes at a rate of 0.5% per annum for the periods
(i) from and including the 121st day following the Recapitalization Closing Date (October 29, 1997) until but excluding the date the Registration Statement was declared effective, and (ii) from and including the 151st day following the Recapitalization Closing Date (November 28, 1997) until but excluding the date of consummation of the Exchange Offer.

    If applicable, in the event that the Shelf Registration Statement ceases to be effective prior to the second anniversary of the Recapitalization Closing Date for a period in excess of 45 days, whether or not consecutive, in any given year, then, the interest rate borne by the Existing Notes shall increase by an additional one half of one percent (0.5%) per annum on the 46th day in the applicable year such Shelf Registration Statement ceases to be effective. Such interest rate will increase by an additional one half of one percent (0.5%) per annum for each additional 90 days that such Shelf Registration Statement is not effective, subject to the same aggregate maximum increase in the interest rate per annum of one percent (1.0%) referred to above. Upon the filing of the Registration Statement, the effectiveness of the Registration Statement, or the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be, the interest rate borne by the Existing Notes from the date of such filing, effectiveness or consummation will be reduced by the full amount of any such increase, provided that none of the conditions that trigger an interest rate increase exist.

    Pursuant to the Registration Rights Agreement, upon the consummation of the Exchange Offer made hereby, LHP will have no further obligation in respect of the filing or effectiveness of the Shelf Registration Statement (subject to certain limited exceptions).

                          DESCRIPTION OF THE NEW NOTES

GENERAL

    The Existing Notes were issued, and the New Notes offered hereby will be issued, under an Indenture (the "Indenture"), dated as of June 30, 1997, by and between Leiner Group and United States Trust Company of New York as the Trustee. Immediately following the Recapitalization, pursuant to a supplemental indenture (the "Supplemental Indenture") between LHP and the Trustee, LHP assumed (the "Assumption") all of the obligations of Leiner Group under the Indenture and the Existing Notes, and thereby became the obligor on the Existing Notes. Following consummation of the Assumption, Leiner Group was released and discharged from all further obligations in respect of the Indenture and the Existing Notes. Upon the issuance of the New Notes, the Indenture will be subject to and governed by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The terms of the New Notes are identical in all material respects to the terms of the Existing Notes for which they may be exchanged pursuant to the Exchange Offer, except that the New Notes will have been registered under the Securities Act, and thus will not bear restrictive legends restricting their transfer pursuant to the Securities Act. As used in this "Description of the New Notes" section, the term "Notes" means the Existing Notes and the New Notes, collectively, and the term "Company" means Leiner Health Products Inc., but not any of its subsidiaries (unless the context otherwise requires).

    The following is a summary of the material provisions of the Indenture and does not purport to be complete and is subject to the detailed provisions of, and is qualified in its entirety by reference to, the Trust Indenture Act, the Notes and the Indenture, including the definitions of certain terms contained therein and including those terms made part of the Indenture by reference to the Trust Indenture Act. The Indenture and the Supplemental Indenture are filed as Exhibits to the Registration Statement of which this Prospectus forms a part. The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions." Reference is made to the Indenture for the full definition of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

MATURITY AND INTEREST

    The New Notes will be unsecured senior subordinated obligations of the Company limited in aggregate principal amount to $85,000,000. The New Notes will mature on July 1, 2007. Interest on the New Notes will accrue at the rate of 9 5/8% per annum and will be payable semi-annually in arrears on January 1 and July 1 in each year, commencing on January 1, 1998, to holders of record on the immediately preceding December 15 and June 15, respectively. Interest on the New Notes will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Issue Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    In addition, it is expected that additional interest will accrue on the Notes at a rate of 0.5% per annum for the periods (i) from and including the 121st day following the Recapitalization Closing Date (October 29, 1997) until but excluding the date the Registration Statement was declared effective, and
(ii) from and including the 151st day following the Recapitalization Closing Date (November 28, 1997) until but excluding the date of consummation of the Exchange Offer. See "--Registration Rights."

    Principal of, and premium, if any, and interest on, the New Notes will be payable at the office or agency of the Company maintained for such purpose in The City of New York or, at the option of the Company, payment of interest may be made by check mailed to the holders of the New Notes at their respective addresses as set forth in the register of holders of Notes. Until otherwise designated by the Company, the Company's office or agency in The City of New York will be the office of the Trustee maintained for such purpose. The New Notes will be issued in fully registered form, without coupons, and in denominations of $1,000 and integral multiples thereof. No service charge will be made for any transfer, exchange or redemption of Notes, except in certain circumstances for any tax or other governmental charge that may be imposed in connection therewith.

SUBORDINATION

    The payment of the principal of, and premium, if any, and interest on, the New Notes will be subordinated, as set forth in the Indenture, in right of payment to the prior payment in cash in full of all existing and future Senior Debt. The New Notes will be senior subordinated indebtedness of the Company ranking PARI PASSU with all other existing and future senior subordinated indebtedness of the Company. The New Notes will also be effectively subordinated to any secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness, and to all indebtedness of the Company's Subsidiaries. As of June 30, 1997, after giving effect to the Recapitalization and the financing therefor on a pro forma basis, there was outstanding approximately $164.7 million principal amount of Senior Debt of the Company (including Indebtedness of Vita Health in an amount equivalent to approximately $15.0 million, which would be Guaranteed by the Company).

    The Indenture provides that in the event of any insolvency or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding in connection therewith, relating to the Company or its assets, or any liquidation, dissolution or other winding-up of the Company, whether voluntary or involuntary, or any assignment for the benefit of creditors or other marshalling of assets or liabilities of the Company, all Senior Debt must be paid in full in cash or cash equivalents, or such payment duly provided for to the satisfaction of holders of Senior Debt, before any payment or distribution, whether in cash, property or securities (excluding certain permitted equity or junior debt securities of the Company), is made, directly or indirectly on account of the Senior Subordinated Note Obligations or for the acquisition of any of the Notes.

    During the continuance of any default in the payment when due (whether at stated maturity, by acceleration or otherwise) of principal of, or premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or fees relating to letters of credit constituting or other fees in respect of, any Senior Debt (in each case, a "Payment Default"), no direct or indirect payment of any kind or character by or on behalf of the Company or from any source whatsoever shall be made on account of the Senior Subordinated Note Obligations of the Company or for the acquisition of any of the Notes unless and until such default has been cured or waived or has ceased to exist or such Senior Debt has been discharged or paid in full in cash or cash equivalents.

    In addition, during the continuance of any other default with respect to any Designated Senior Debt of the Company pursuant to which the maturity thereof may be accelerated (a "Non-payment Default"), after receipt by the Trustee and the Company from an agent or other representative of holders of such Designated Senior Debt of a written notice of such Non-payment Default specifying, among other things, the applicable Designated Senior Debt the Company to which such Non-payment Default relates, no direct or indirect payment of any kind or character may be made by the Company on account of the Senior Subordinated Note Obligations or for the acquisition of any of the Notes for the period specified below (the "Payment Blockage Period").

    The Payment Blockage Period shall commence upon the receipt of notice of a Non-payment Default by the Trustee and the Company from an agent or other representative of holders of Designated Senior Debt stating that such notice is a payment blockage notice pursuant to the Indenture and shall end on the earliest to occur of the following events: (i) 179 days shall have elapsed since the receipt of such notice; (ii) the date on which such default is cured or waived or ceases to exist (provided that no other Payment Default or Non-payment Default has occurred or is then continuing after giving effect to such cure or waiver); (iii) the date on which such Designated Senior Debt is discharged or paid in full in cash or cash equivalents; or (iv) the date on which such Payment Blockage Period shall have been terminated by express written notice to the Company or the Trustee from the agent or other representative of holders of Designated Senior Debt initiating such Payment Blockage Period, after which the Company, subject to the existence of any Payment Default, shall promptly resume making any and all required payments in respect of the Notes including any missed payments. Only one Payment Blockage Period with respect to the Notes may be commenced within any 360 consecutive day period. No Non-payment Default with respect to Designated Senior Debt that existed or was continuing on the date of the commencement of any Payment

Blockage Period with respect to the Designated Senior Debt initiating such Payment Blockage Period (other than any such Non-payment Default which was not and could not reasonably be expected to have been known by the holders or the agent or other representative of such Designated Senior Debt) will be, or can be, made the basis for the commencement of a second Payment Blockage Period, whether or not within a period of 360 consecutive days, unless such default has been cured or waived for a period of not less than 90 consecutive days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of commencement of such Payment Blockage Period, that, in either case, would give rise to a Non-payment Default pursuant to any provision under which a Non-payment Default previously existed or was continuing shall constitute a new Non-payment Default for this purpose; PROVIDED that, in the case of a breach of a particular financial covenant, the Company shall have been in compliance for at least one full 90 consecutive day period after the date of commencement of such Payment Blockage Period). In no event will a Payment Blockage Period extend beyond 179 days from the date of the receipt by the Trustee of the notice and there must be a 181 consecutive day period in any 360 day period during which no Payment Blockage Period is in effect.

    If the Company fails to make any payment on the Notes when due or within any applicable grace period, whether or not on account of the payment blockage provisions referred to above, such failure would constitute an Event of Default under the Indenture and would enable the holders of the Notes to accelerate the maturity thereof. See "--Events of Default."

    If the Company shall make any payment to the Trustee on account of the principal of, or premium, if any, or interest on, the Notes, or any other Senior Subordinated Note Obligations, or the holders of the Notes shall receive from any source any payment on account of the principal of, or premium, if any, or interest on, the Notes or any other Senior Subordinated Note Obligations, at a time when such payment is prohibited by the subordination provisions of the Indenture, the Trustee or such holders shall hold such payment in trust for the benefit of, and shall pay over and deliver to, the holders of Senior Debt (pro rata as to each of such holders on the basis of the respective amounts of such Senior Debt held by them), or their representative or the trustee under the indenture or other agreement (if any) pursuant to which such Senior Debt may have been issued, as their respective interests may appear, for application to the payment of all outstanding Senior Debt until all such Senior Debt has been paid in full in cash, after giving effect to all other payments or distributions to, or provisions made for, the holders of Senior Debt.

    By reason of such subordination, in the event of liquidation, receivership, reorganization or insolvency, creditors of the Company who are holders of Senior Debt may recover more, ratably, than the holders of the Notes, and funds which would be otherwise payable to the holders of the Notes will be paid to the holders of the Senior Debt to the extent necessary to pay the Senior Debt in full, and the Company may be unable to meet its obligations in full with respect to the Notes.

REDEMPTION

    MANDATORY REDEMPTION. The Notes are not subject to any mandatory sinking fund redemption prior to maturity.

    OPTIONAL REDEMPTION. The Notes are redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2002 at the redemption prices (expressed as percentages of the principal amount of the Notes) set forth below plus in each case accrued and unpaid interest, if any, to the date of redemption, if redeemed during the twelve-month period beginning on July 1 of the years indicated below.

YEAR                                                                                PERCENTAGE
----------------------------------------------------------------------------------  -----------
2002..............................................................................     104.813%
2003..............................................................................     103.208%
2004..............................................................................     101.604%
2005 and thereafter...............................................................     100.000%

    In addition, at any time prior to July 1, 2000, the Company may, at its option, redeem up to 30% of the aggregate principal amount of Notes originally issued with the net cash proceeds of one or more Public

Equity Offerings (as defined below), at 109 5/8 % of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption; PROVIDED, HOWEVER, that not less than $60.0 million principal amount of the Notes is outstanding immediately after giving effect to such redemption (other than any Notes owned by the Company or any of its Affiliates) and such redemption is effected within 60 days of such issuance. As used in this paragraph, a "Public Equity Offering" means an underwritten primary public offering of common stock (other than Disqualified Stock) of the Company, Leiner Group or PLI pursuant to an effective registration statement filed under the Securities Act, all of the net proceeds of which, if issued by Leiner Group or PLI, are contributed as common equity to the Company; PROVIDED that the first public equity offering pursuant to which the Company redeems Notes pursuant to this paragraph shall have resulted in gross proceeds to the issuer in such offering of not less than $50 million. Such a primary offering may be undertaken either independently or in conjunction with any secondary offering of securities by the issuer thereof.

    The Notes will be subject to redemption as a whole, at the option of the Company, prior to July 1, 2002, at any time within 180 days after a Change of Control at a redemption price equal to 100% of the principal amount thereof plus the Applicable Premium as of, and accrued and unpaid interest, if any, to, the date of redemption (the "Redemption Date"). Each holder of Notes will also have certain rights to require the Company to purchase such Notes upon the occurrence of a Change of Control. See "--Change of Control."

    SELECTION AND NOTICE. If less than all of the Notes are to be redeemed at any time, selection of the Notes to be redeemed will be made by the Company in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not listed on a securities exchange, on a pro rata basis or by lot or any other method as the Trustee shall deem fair and appropriate; PROVIDED, that Notes redeemed in part shall only be redeemed in integral multiples of $1,000; PROVIDED, FURTHER, that any such redemption pursuant to the provisions relating to a Public Equity Offering shall be made on a pro rata basis or on as nearly a pro rata basis as practicable (subject to the procedures of The Depository Trust Company, New York, New York ("DTC") or any other Depository). Notices of any optional or mandatory redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Notes to be redeemed at such holder's registered address. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed, and the Trustee shall authenticate and mail to the holder of the original Note a new Note in principal amount equal to the unredeemed portion of the original Note promptly after the original Note has been cancelled. On and after the redemption date, interest will cease to accrue on Notes or portions thereof called for redemption.

CHANGE OF CONTROL

    The Indenture provides that, in the event that any of certain "Change of Control" events occurs, each holder of Notes will have the right, subject to the terms and conditions of the Indenture, to require the Company to offer to purchase all or any portion of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, in accordance with the terms set forth below (a "Change of Control Offer"). The term "Change of Control" is defined in the Indenture. See "-- Certain Definitions." Generally, a "Change of Control" consists of one or more of (i) certain events involving the acquisition by a person, entity or group of more than 50% of the voting power of the Company, Leiner Group or PLI, (ii) certain changes in the composition of a majority of the Board of Directors of the Company, Leiner Group or PLI that are not approved by certain existing directors, or (iii) certain dispositions of all or substantially all of the assets of the Company, Leiner Group or PLI.

    Unless the Company has exercised its right to redeem all of the Notes as described under "--Optional Redemption," the Company shall mail on or before the 30th day following the occurrence of any Change of Control (or at the Company's option, prior to such Change of Control but after the public announcement thereof), to each holder of Notes at such holder's registered address a notice stating: (i) that a

Change of Control has occurred or will occur and that such holder has (or upon such occurrence will have) the right to require the Company to purchase all or a portion (equal to $1,000 or an integral multiple thereof) of such holder's Notes at a purchase price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase (the "Change of Control Purchase Date"), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Change of Control Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Change of Control Offer, any Notes accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date,
(v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept a Change of Control Offer or to withdraw such acceptance, (vi) such other information as may be required by the Indenture and applicable laws and regulations and (vii) if such Change of Control Offer is made prior to the occurrence of such Change of Control, payment is conditioned on the occurrence of such Change of Control.

    On the Change of Control Purchase Date, provided that such Change of Control has occurred, the Company will (i) accept for payment all Notes or portions thereof tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued interest on such Notes as of the Change of Control Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Change of Control Offer. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to each holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after a Change of Control Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Change of Control Offer to holders of the Notes on or as soon as practicable after the Change of Control Purchase Date.

    The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Change of Control Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

    The Company will not be required to make a Change of Control Offer, upon a Change of Control, if a third party makes such an offer in the manner, at the times and in compliance with the same requirements in the Indenture as apply to the Company. The third party must purchase all Notes validly tendered and not withdrawn under the terms of the Change of Control Offer.

    The term "all or substantially all of the assets" of the Company is not defined in the Indenture or the Trust Indenture Act. This may create uncertainty for holders in the event that some, but not all of the assets of the Company, PLI or Leiner Group are sold. In such event, if the parties disagree as to how to characterize a particular sale, the Company nonetheless may or may not initiate a Change of Control Offer and the parties may need to seek legal redress for clarification of their rights.

    The New Credit Facility prohibits the Company from purchasing any Notes pursuant to a Change of Control Offer prior to repayment in full of the indebtedness under the New Credit Facility. Any additional credit agreements or other agreements relating to unsubordinated indebtedness to which the Company becomes a party may contain similar restrictions and provisions. Moreover, the New Credit Facility contains a "change of control" provision that in relevant part is similar to the provision in the Indenture relating to a Change of Control, and the occurrence of such a "change of control" would constitute a default under the New Credit Facility. The Company's obligations under the New Credit Facility represent obligations senior in right of payment to the Notes, and the New Credit Facility will not permit the purchase of the Notes absent consent of the lenders thereunder in the event of a Change of Control

(although the failure by the Company to comply with its obligations in the event of a Change of Control would constitute a Default under the Indenture).

    If the Company is unable to obtain the requisite consents and/or repay all indebtedness which prohibits the repurchase of the Notes upon the occurrence of a Change of Control, the Company would remain prohibited by such indebtedness from purchasing any Notes and, as a result, the Company could not commence a Change of Control Offer to purchase the Notes within 30 days of the occurrence of the Change of Control, which would constitute an Event of Default under the Indenture. The Company's failure to commence such a Change of Control Offer would also constitute an event of default under the New Credit Facility which would permit the lenders thereunder to accelerate all of the Company's indebtedness under the New Credit Facility. If a Change of Control were to occur, there can be no assurance that the Company would have sufficient assets to first satisfy its obligations under the New Credit Facility or other agreements relating to any such indebtedness, if accelerated, and then to purchase all of the Notes that might be delivered by holders seeking to accept a Change of Control Offer.

CERTAIN COVENANTS

    LIMITATION ON INCURRENCE OF INDEBTEDNESS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, create, incur, assume or directly or indirectly enter into any Guarantee of, or in any other manner become directly or indirectly liable for ("incur"), any Indebtedness (including Acquired Debt), except that the Company and any Subsidiary Guarantor may incur Indebtedness if, at the time of, and immediately after giving PRO FORMA effect to, such incurrence of Indebtedness, the Consolidated Cash Flow Coverage Ratio of the Company for the most recently ended four fiscal quarters for which financial statements are available would be at least 2.0 to 1.0 until July 1, 1999, and 2.25 to 1.0 thereafter.

    The foregoing limitations will not apply to the incurrence of any of the following (collectively, "Permitted Indebtedness"), each of which shall be given independent effect:

       (i) Indebtedness incurred by the Company or any Subsidiary Guarantor pursuant to the Credit Facility in a maximum principal amount not to exceed at any time

           (a) an aggregate principal amount of $85.0 million under the Term Loan Facility, minus the aggregate amount of all scheduled repayments of principal, and all mandatory prepayments of principal with Net Proceeds from Asset Sales, whether or not such repayments or prepayments are actually made (unless the relevant provision requiring any such repayment or prepayment is waived or amended by the lenders thereunder in accordance therewith), applied to permanently reduce the Indebtedness outstanding under the Term Loan Facility, and plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and

           (b) an aggregate principal amount outstanding at any time under the Revolving Credit Facility not to exceed an amount equal to (A) an amount (the "Total Amount") equal to the greater of (x) an amount equal to $125.0 million, minus the amount of all mandatory prepayments of principal with Net Proceeds from Asset Sales applied to permanently reduce the commitments under the Revolving Credit Facility, and plus (in the case of any refinancing thereof) the aggregate amount of fees, underwriting discounts, premiums and other costs and expenses incurred in connection with such refinancing, and (y) the Borrowing Base, minus (B) without duplication, the amount then outstanding (I.E., advanced, and received by, and available for use by, the Company) under any Receivables Financing (as set forth in the books and records of the Company and confirmed by the agent, trustee or other representative of the institution or group providing such Receivables Financing) that has been entered into by the Company, any Restricted Subsidiary or any Receivables Subsidiary since the Issue Date and that, as of such date of determination, has not expired or otherwise terminated, minus (C) the aggregate principal amount of Indebtedness incurred under the Revolving Credit Facility by Restricted Subsidiaries pursuant to clause (ii) below;

        (ii) Indebtedness incurred by any Restricted Subsidiary under the Revolving Credit Facility in an aggregate principal amount at any one time outstanding not to exceed the greater of (A) $25.0 million and (B) 20.0% of the Total Amount, and any Guarantees thereof;

       (iii) Indebtedness of Foreign Subsidiaries and any Guarantees in respect thereof; PROVIDED that the aggregate principal amount of such Indebtedness outstanding at any time does not exceed, as to all such Foreign Subsidiaries, the greater of (A) $20.0 million and (B) an amount equal to 9.0% of Consolidated Tangible Assets (calculated on a PRO FORMA basis giving effect to any Acquisition being financed with any such Indebtedness);

        (iv) Indebtedness represented by the Notes or the Exchange Notes, any Guarantees in respect thereof, and any Indebtedness arising by reason of any Lien granted to secure any of the foregoing Indebtedness;

        (v) Indebtedness owed by any Restricted Subsidiary to the Company or to another Restricted Subsidiary, or owed by the Company to any Restricted Subsidiary; PROVIDED, HOWEVER, that any such Indebtedness shall be at all times held by a Person which is either the Company or a Restricted Subsidiary of the Company; PROVIDED, FURTHER, HOWEVER, that upon either (a) the transfer or other disposition of any such Indebtedness to a Person other than the Company or another Restricted Subsidiary or (b) the sale, lease, transfer or other disposition of shares of Capital Stock (including by consolidation or merger) of any such Restricted Subsidiary to a Person other than the Company or another Restricted Subsidiary, the incurrence of such Indebtedness shall be deemed to be an incurrence that is not permitted by this clause (v);

        (vi) Indebtedness of the Company or any Restricted Subsidiary in the form of Purchase Money Obligations, Capital Lease Obligations or Attributable Debt, in an aggregate amount at any one time outstanding not to exceed the greater of (A) $5.0 million and (B) an amount equal to 3.0% of Consolidated Tangible Assets;

       (vii) Indebtedness of the Company or any Restricted Subsidiary arising in the ordinary course of business with respect to Interest Rate Agreement Obligations or Currency Agreement Obligations incurred for the purpose of fixing or hedging interest rate risk or currency risk with respect to any fixed or floating rate Indebtedness that is permitted by the terms of the Indenture to be outstanding or any foreign currency exposure;

      (viii) Indebtedness of the Company or any Restricted Subsidiary arising from the honoring of a check, draft or similar instrument of such Person drawn against insufficient funds, provided that such Indebtedness is extinguished within five Business Days of its incurrence;

        (ix) Indebtedness of the Company or any Restricted Subsidiary consisting of Guarantees, indemnities, or Obligations in respect of purchase price adjustments, in connection with the acquisition or disposition of assets, including pursuant to the Recapitalization;

        (x) Indebtedness of the Company or any Restricted Subsidiary in respect of (A) letters of credit, bankers' acceptances or other similar instruments or obligations, issued in connection with liabilities incurred in the ordinary course of business (including those issued to governmental entities in connection with self-insurance under applicable workers' compensation statutes), or (B) surety, judgment, appeal, performance and other similar bonds, instruments or obligations provided in the ordinary course of business or (C) Guarantees of Senior Debt or incurred in compliance with the "Limitation on Issuances of Guarantees of Indebtedness by Subsidiaries" covenant, or (D) Indebtedness arising by reason of any Lien securing Senior Debt or incurred in compliance with the "Limitation on Liens" covenant;

        (xi) Indebtedness (A) of the Company or any Subsidiary Guarantor consisting of Guarantees of up to an aggregate principal amount of $2.0 million of borrowings by Management Investors in connection with the purchase of Capital Stock of the Company, Leiner Group or PLI by such Management Investors or (B) of the Company or any Restricted Subsidiary consisting of Guarantees in respect of loans or advances made to officers or employees of Leiner Group, the Company or any Restricted Subsidiary, or Guarantees otherwise made on their behalf, (1) in respect of travel, entertainment and moving-related expenses incurred in the ordinary course of business, or (2) in the ordinary course of business not exceeding $500,000 in the aggregate outstanding at any time;

       (xii) Indebtedness of a Receivables Subsidiary secured by a Lien on all or part of the assets disposed of in, or otherwise incurred in connection with, a Financing Disposition;

      (xiii) Any Indebtedness incurred in connection with or given in exchange for the renewal, extension, substitution, refunding, defeasance, refinancing, repayment or replacement (a "refinancing") of any Indebtedness described in clauses (i), (ii), (iii), (iv), (xiii), (xiv) or (xv) hereof or of any Indebtedness permitted to be incurred pursuant to the first paragraph of this "Limitation on Incurrence of Indebtedness" covenant ("Refinancing Indebtedness"); PROVIDED, HOWEVER, that (a) the principal amount of such Refinancing Indebtedness shall not exceed the principal amount (or accrued amount, if less) of the Indebtedness so renewed, extended, substituted, refunded, defeased, refinanced, repaid or replaced ("refinanced"), plus the fees, underwriting discounts, premium (not to exceed the stated amount of any premium required to be paid in connection with such a refinancing pursuant to the terms of the Indebtedness being refinanced) and other costs and expenses incurred in connection therewith, (b) with respect to Refinancing Indebtedness of any Indebtedness other than Senior Debt, the Refinancing Indebtedness shall have a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of the Indebtedness being refinanced; (c) with respect to Refinancing Indebtedness other than Senior Debt, such Refinancing Indebtedness shall rank no more senior than, and shall be at least as subordinated in right of payment to, the Notes as the Indebtedness being refinanced; and (d) the obligor on such Refinancing Indebtedness shall be the obligor on the Indebtedness being refinanced, the Company or any Subsidiary Guarantor, or (in the case of Indebtedness of a Foreign Subsidiary that is being refinanced) any Foreign Subsidiary;

       (xiv) Indebtedness of the Company or any Restricted Subsidiary which is outstanding on the Issue Date;

       (xv) Acquired Debt of any Restricted Subsidiary and any Guarantee thereof, PROVIDED that at the time of such incurrence and after giving effect thereto on a PRO FORMA basis, (x) no Default or Event of Default will have occurred and be continuing or would result therefrom and (y) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of this "Limitation on Incurrence of Indebtedness" covenant; and

       (xvi) Indebtedness of the Company or any Subsidiary Guarantor in addition to that described in clauses (i) through (xv) above, and any renewals, extensions, substitutions, refinancings or replacements of such Indebtedness, so long as the aggregate principal amount at any one time outstanding of all such Indebtedness incurred pursuant to this clause (xvi) does not exceed the greater of (a) $15.0 million and (b) an amount equal to 7.0% of Consolidated Tangible Assets.

    For purposes of determining compliance with, and the outstanding principal amount of any particular Indebtedness incurred pursuant to and in compliance with, this covenant, (i) any other obligation of the obligor on such Indebtedness (or of any other Person that could have incurred such Indebtedness as the obligor thereon) arising under any Guarantee, Lien or letter of credit supporting such Indebtedness shall be disregarded to the extent that such Guarantee, Lien or letter of credit secures the principal amount of such Indebtedness; (ii) in the event that Indebtedness meets the criteria of more than one of the types of Indebtedness described in the preceding paragraphs, the Company, in its sole discretion, shall classify such item of Indebtedness and only be required to include the amount and type of such Indebtedness in one of such clauses; and (iii) the amount of Indebtedness issued at a price that is less than the principal amount thereof shall be equal to the amount of the liability in respect thereof determined in accordance with GAAP.

    For purposes of determining compliance with any Dollar-denominated restriction on the incurrence of Indebtedness denominated in a foreign currency, the Dollar-equivalent principal amount of such Indebtedness incurred pursuant thereto shall be calculated based on the relevant currency exchange rate in effect on the date that such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt, provided that
(x) the Dollar-equivalent principal amount of any such Indebtedness outstanding on the Issue Date shall be calculated based on the relevant currency exchange rate in effect on the Issue Date and (y) if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced and (z) the Dollar-equivalent principal amount of Indebtedness denominated in a foreign currency and incurred pursuant to the Credit Facility shall be calculated based on the relevant currency exchange rate in effect on, at the Company's option, (i) the Issue Date, (ii) any date on which any of the respective commitments under the Credit Facility shall be reallocated between or among facilities or subfacilities thereunder, or on which such rate is otherwise calculated for thereunder, or on which such rate is otherwise calculated for any purpose thereunder, or (iii) the date of such incurrence. The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

    Indebtedness of any Person that is not a Restricted Subsidiary, which Indebtedness is outstanding at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, shall be deemed to have been incurred at the time such Person becomes a Restricted Subsidiary or is merged with or into or consolidated with the Company or a Restricted Subsidiary, and Indebtedness which is assumed at the time of the acquisition of any asset shall be deemed to have been incurred at the time of such acquisition.

    LIMITATION ON RESTRICTED PAYMENTS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, make any Restricted Payment, unless at the time of and immediately after giving effect to the proposed Restricted Payment (with the value of any such Restricted Payment, if other than cash, to be as determined in good faith by the Board of Directors of the Company, which determination shall be conclusive), (i) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof, (ii) the Company could incur at least $1.00 of additional Indebtedness pursuant to the first paragraph under the "Limitation on Incurrence of Indebtedness" covenant and (iii) the aggregate amount of all Restricted Payments made after the Issue Date shall not exceed the sum of (a) an amount equal to 50% of the Company's aggregate cumulative Consolidated Net Income accrued on a cumulative basis from the Issue Date (or, if such aggregate cumulative Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), PLUS (b) the aggregate amount of all net cash proceeds (other than proceeds from the issuance of the common stock of Leiner Group to North Castle Partners on the Issue Date) received since the Issue Date by the Company (w) as capital contributions in the form of common equity to the Company after the Issue Date, (x) from the issuance and sale (other than to a Restricted Subsidiary) of Capital Stock (other than Disqualified Stock), (y) from the issuance to a Person who is not a Subsidiary of the Company of any options, warrants or other rights to acquire Capital Stock of the Company (in each case, exclusive of any Disqualified Stock or any options, warrants or other rights that are redeemable at the option of the holder, or are required to be redeemed, prior to the Stated Maturity of the Notes) and (z) from the issuance and sale by the

Company or any Restricted Subsidiary after the Issue Date of Disqualified Stock or debt securities that have been converted into or exchanged for Capital Stock of the Company (other than Disqualified Stock), PLUS the amount of cash received by the Company or any Restricted Subsidiary upon such conversion or exchange, in each case to the extent that such proceeds are not used to redeem, repurchase, retire or otherwise acquire Capital Stock or any Indebtedness of the Company or any Restricted Subsidiary, pursuant to clause (ii) of the next paragraph, PLUS
(c) the amount of the net reduction in Investments by the Company in Unrestricted Subsidiaries resulting from (x) the payment of cash dividends or the repayment in cash of the principal of loans or the cash return on any Investment, in each case to the extent received by the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, (y) the release or extinguishment of any Guarantee of Indebtedness of any Unrestricted Subsidiary, and (z) the redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries of the Company (valued as provided in the definition of "Investment"), such aggregate amount of the net reduction in Investments not to exceed in the case of any Unrestricted Subsidiaries the amount of Restricted Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, which amount was included in the calculation of the amount of Restricted Payments, PLUS (d) to the extent that any Restricted Investment that was made after the Issue Date is sold for cash or otherwise liquidated or repaid for cash, the amount of cash proceeds received with respect to such Restricted Investment, net of taxes and the cost of disposition, not to exceed the amount of Restricted Investments made after the Issue Date.

    The foregoing provisions will not prohibit the following actions (collectively, "Permitted Payments"):

        (i) the payment of any dividend within 60 days after the date of declaration thereof, if at such declaration date such payment would have been permitted under the Indenture and such payment shall be deemed to have been paid on such date of declaration for purposes of clause (iii) of the preceding paragraph;

        (ii) the redemption, repurchase, retirement or other acquisition of any Capital Stock or any Indebtedness of the Company that is subordinated in right of payment to the Notes in exchange for, or out of the proceeds of, the substantially concurrent sale (other than to a Restricted Subsidiary) of Capital Stock of the Company (other than any Disqualified Stock);

       (iii) Restricted Investments in an amount such that the sum of the aggregate amount of Restricted Investments made pursuant to this clause
    (iii) after the Issue Date and outstanding (net of any returns in cash thereof or cash received in liquidation or on disposition thereof) does not exceed at any time the greater of (A) $15.0 million and (B) 7.0% of Consolidated Tangible Assets;

        (iv) loans, advances, dividends or distributions to Leiner Group or PLI to the extent necessary to permit Leiner Group to repurchase or otherwise acquire, or payments by the Company to purchase or otherwise acquire, Capital Stock of Leiner Group (including options, warrants or other rights to acquire such Capital Stock) from departing or deceased directors, officers or employees of Leiner Group, the Company or its Subsidiaries, or other Management Investors (or payments in lieu of issuing and reacquiring any such Capital Stock, made to or on behalf of any such Person), whether pursuant to the terms of an employee benefit plan or employment agreement or otherwise; PROVIDED that the aggregate amount of all such repurchases shall not exceed $2.5 million during any fiscal year and $5.0 million during any period of five consecutive fiscal years (plus the net cash proceeds received by the Company after the Issue Date as a capital contribution from the sale to Management Investors of Capital Stock of Leiner Group or options, warranty or other rights in respect thereof);

        (v) payments to Leiner Group or PLI to permit Leiner Group to pay, or the payment by the Company directly of, the payments provided for by clause
    (viii) of the exceptions to the "Limitation on Transactions with Affiliates" covenant;

        (vi) loans, advances, dividends or distributions by the Company or any Restricted Subsidiary to Leiner Group or PLI not to exceed an amount necessary to permit Leiner Group or PLI to (A) pay its costs (including all professional fees and expenses) incurred to comply with its reporting obligations under federal or state laws or under the Indenture, including any reports filed with respect to the Securities Act, Exchange Act or the respective rules and regulations promulgated thereunder,
    (B) make payments in respect of its indemnification obligations owing to directors, officers, employees or other Persons under its charter or by-laws or pursuant to written agreements with any such Person, to the extent such payments relate to the Company and its Subsidiaries, (C) pay all reasonable fees and expenses payable by it in connection with the Recapitalization and related transactions (including without limitation the financing thereof), or (D) pay its other operational expenses (other than taxes) incurred in the ordinary course of business and not exceeding $500,000 in the aggregate in any fiscal year;

       (vii) payments by the Company or any Restricted Subsidiary to Leiner Group or PLI (A) pursuant to the Tax Sharing Agreement, (B) to pay or permit Leiner Group to pay any taxes, charges or assessments, including but not limited to sales, use, transfer, rental, ad valorem, value-added, stamp, property, consumption, franchise, license, capital, net worth, gross receipts, excise, occupancy, intangibles or similar taxes, charges or assessments ("Taxes") (other than federal, state or local taxes measured by income and federal, state or local withholding imposed on payments made by Leiner Group), required to be paid by Leiner Group or PLI by virtue of its being incorporated or having capital stock outstanding (but not by virtue of owning stock of any corporation other than PLI or the Company or any of its Subsidiaries), or being a holding company parent of PLI or the Company or receiving dividends from or other distributions in respect of the stock of PLI or the Company, or having guaranteed any obligations of PLI or the Company or any of its Subsidiaries, or having made any payment in respect of any of the items for which the Company is permitted to make payments to Leiner Group or PLI pursuant to this covenant, (C) to pay or permit Leiner Group or PLI to pay any other federal, state, foreign, provincial or local taxes measured by income for which Leiner Group or PLI is liable up to an amount not to exceed with respect to such federal taxes the amount of any such taxes which the Company would have been required to pay on a separate company basis or on a consolidated basis if the Company had filed a consolidated return on behalf of an affiliated group (as defined in Section 1504 of the Internal Revenue Code of 1986, as amended, or an analogous provision of state, local or foreign law) of which it was the common parent, or with respect to state and local taxes, on a combined basis if the Company had filed a combined return on behalf of an affiliated group consisting only of the Company and its Subsidiaries, (D) to pay or permit Leiner Group or PLI to pay any Taxes attributable to periods prior to the issuance of the Notes, or (E) to pay or permit Leiner Group or PLI to pay any Taxes attributable to the Assumption or any dividend or distribution in respect of the stock of PLI or the Company;

      (viii) the payment by the Company of, or loans, advances, dividends or distributions by the Company to Leiner Group or PLI to pay, dividends on the common stock of the Company, Leiner Group or PLI, as applicable, following an initial public offering of such common stock, in an amount not to exceed in any fiscal year 6% of the net proceeds received by the Company, in or from such public offering;

        (ix) loans, advances, dividends or distributions by the Company or any Restricted Subsidiary in an aggregate amount not to exceed $5.0 million; PROVIDED, HOWEVER, that the Company or any Restricted Subsidiary shall not be permitted to make Restricted Payments under this clause (ix) unless, after giving effect thereto (including the incurrence of any Indebtedness to fund such Restricted Payment), the Consolidated Coverage Ratio of the Company would be at least equal to 2.25:1.00; and

PROVIDED, FURTHER, that in the case of clauses (viii) and (ix) no Default or Event of Default shall have occurred or be continuing at the time of such payment after giving effect thereto.

    For purposes of clause (iii) of the first paragraph of this covenant, Permitted Payments made pursuant to clauses (i), (iii), (iv), (viii) and (ix) of the immediately preceding paragraph shall be included (with respect to clause
(i), as of the date of declaration) as Restricted Payments made since the Issue Date.

    LIMITATION ON ASSET SALES. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, make any Asset Sale unless (i) the Company or such Restricted Subsidiary, as the case may be, receives consideration (including by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise) at the time of such Asset Sale at least equal to the Fair Market Value of the assets or other property sold or disposed of in the Asset Sale, as such Fair Market Value may be determined (and shall be determined, to the extent such Asset Sale or any series of related Asset Sales involves aggregate consideration in excess of $1.0 million) in good faith by the Board of Directors, whose determination shall be conclusive (including as to the value of all noncash consideration), and (ii) at least 75% of such consideration (excluding, in the case of an Asset Sale of assets, any consideration by way of relief from, or by any other Person assuming responsibility for, any liabilities, contingent or otherwise, which are not Indebtedness) consists of either cash or Cash Equivalents. For purposes of this covenant, "cash" shall include (1) the amount of any Indebtedness (other than any Indebtedness that is by its terms expressly subordinated in right of payment to the Notes) of the Company or such Restricted Subsidiary that is assumed by the transferee of any such assets or other property in such Asset Sale or another Person (and excluding any liabilities that are incurred in connection with or in anticipation of such Asset Sale), but only to the extent that such assumption is effected on a basis under which there is no further recourse to the Company or any of the Restricted Subsidiaries with respect to such liabilities, (2) Indebtedness of a Restricted Subsidiary that is no longer a Restricted Subsidiary as a result of such Asset Sale, to the extent that the Company and each other Restricted Subsidiary is unconditionally released from any Guarantee of such Indebtedness in connection with such Asset Sale, (3) securities received by the Company or any Restricted Subsidiary from the transferee that are promptly converted into cash and (4) consideration consisting of Indebtedness of the Company or any Restricted Subsidiary (other than Indebtedness that is by its terms expressly subordinated in right of payment to the Notes), to the extent such Indebtedness is canceled and there is no further recourse to the Company or any such Restricted Subsidiary, as the case may be, under such Indebtedness.

    Within 365 days after any Asset Sale, the Company may elect to apply an amount equal to the Net Proceeds from such Asset Sale to (a) permanently reduce any Senior Debt of the Company or Indebtedness (other than Preferred Stock) of a Restricted Subsidiary and/or (b) make an investment in, or acquire assets related to, a Related Business. Pending the final application of such amount, the Company may temporarily reduce Senior Debt or Indebtedness of a Restricted Subsidiary or temporarily invest such Net Proceeds in any manner permitted by the Indenture. Any portion of such amount not applied or invested as provided in the first sentence of this paragraph within 365 days of such Asset Sale will be deemed to constitute "Excess Proceeds."

    Each date on which the aggregate amount of Excess Proceeds in respect of which an Asset Sale Offer has not been made exceeds $10.0 million shall be deemed an "Asset Sale Offer Trigger Date." As soon as practicable, but in no event later than 20 Business Days after each Asset Sale Offer Trigger Date, the Company shall commence an offer (an "Asset Sale Offer") to purchase the maximum principal amount of Notes and other Indebtedness of the Company that ranks PARI PASSU in right of payment with the Notes (to the extent required by the instrument governing such other Indebtedness) that may be purchased out of the Excess Proceeds. Any Notes and other Indebtedness to be purchased pursuant to an Asset Sale Offer shall, and any other Indebtedness to be purchased pursuant to an Asset Sale Offer may, be purchased pro rata based on the aggregate principal amount of Notes and all such other Indebtedness outstanding, and all Notes shall be purchased at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of purchase. To the extent that any Excess Proceeds remain after completion of an Asset Sale Offer, the Company may use the remaining amount for general corporate purposes otherwise permitted by the Indenture. In the event that the Company is prohibited under the terms of any agreement governing outstanding Senior Debt of the Company from repurchasing Notes with Excess Proceeds pursuant to an Asset Sale Offer as set forth in this paragraph, the Company shall promptly use all Excess Proceeds to permanently reduce such outstanding Senior Debt of the Company. Upon the consummation of such permanent reduction, or of any Asset Sale Offer, the amount of Excess Proceeds shall be deemed to be reset to zero.

    Notice of an Asset Sale Offer shall be mailed by the Company not later than the 20th Business Day after the related Asset Sale Offer Trigger Date to each holder of Notes at such holder's registered address, stating: (i) that an Asset Sale Offer Trigger Date has occurred and that the Company is offering to purchase the maximum principal amount of Notes that may be purchased out of the Excess Proceeds (to the extent provided in the immediately preceding paragraph), at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date of the purchase (the "Asset Sale Offer Purchase Date"), which shall be a Business Day, specified in such notice, that is not earlier than 30 days or later than 60 days from the date such notice is mailed, (ii) the amount of accrued and unpaid interest, if any, as of the Asset Sale Offer Purchase Date, (iii) that any Note not tendered will continue to accrue interest, (iv) that, unless the Company defaults in the payment of the purchase price for the Notes payable pursuant to the Asset Sale Offer, any Notes accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest after the Asset Sale Offer Purchase Date, (v) the procedures, consistent with the Indenture, to be followed by a holder of Notes in order to accept an Asset Sale Offer or to withdraw such acceptance, and (vi) such other information as may be required by the Indenture and applicable laws and regulations.

    On the Asset Sale Offer Purchase Date, the Company will (i) accept for payment the maximum principal amount of Notes or portions thereof tendered pursuant to the Asset Sale Offer that can be purchased out of Excess Proceeds from such Asset Sale that are to be applied to an Asset Sale Offer (to the extent provided in the second preceding paragraph), (ii) deposit with the Paying Agent the aggregate purchase price of all Notes or portions thereof accepted for payment and any accrued and unpaid interest, if any, on such Notes as of the Asset Sale Offer Purchase Date, and (iii) deliver or cause to be delivered to the Trustee all Notes tendered pursuant to the Asset Sale Offer. If less than all Notes tendered pursuant to the Asset Sale Offer are accepted for payment by the Company for any reason consistent with the Indenture, selection of the Notes to be purchased by the Company shall be in compliance with the requirements of the principal national securities exchange, if any, on which the Notes are listed or, if the Notes are not so listed, on a pro rata basis or by lot; PROVIDED, HOWEVER, that Notes accepted for payment in part shall only be purchased in integral multiples of $1,000. The Paying Agent shall promptly mail to each holder of Notes or portions thereof accepted for payment an amount equal to the purchase price for such Notes plus accrued and unpaid interest, if any, thereon, and the Trustee shall promptly authenticate and mail to such holder of Notes accepted for payment in part a new Note equal in principal amount to any unpurchased portion of the Notes, and any Note not accepted for payment in whole or in part shall be promptly returned to the holder of such Note. On and after an Asset Sale Offer Purchase Date, interest will cease to accrue on the Notes or portions thereof accepted for payment, unless the Company defaults in the payment of the purchase price therefor. The Company will announce the results of the Asset Sale Offer to holders of the Notes on or as soon as practicable after the Asset Sale Offer Purchase Date.

    The Company will comply with the applicable tender offer rules, including the requirements of Section 14(e) and Rule 14e-1 under the Exchange Act, and all other applicable securities laws and regulations in connection with any Asset Sale Offer and will be deemed not to be in violation of any of the covenants under the Indenture to the extent such compliance is in conflict with such covenants.

    LIMITATION ON LIENS. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien on any asset now owned or hereafter acquired by such Person, or any income or profits therefrom, or assign or convey any right to receive income therefrom (any such Lien, including any such assignment or conveyance, the "Initial Lien"), securing Indebtedness of the Company or any Subsidiary Guarantor that is PARI PASSU with or expressly subordinated in right of payment to the Notes (other than Permitted Liens), unless the Notes are equally and ratably secured thereby for so long as such Indebtedness is so secured by the Initial Lien. Any such Lien thereby created in favor of the Notes will be automatically and unconditionally released and discharged upon (i) the release and discharge of the Initial Lien to which it relates, or (ii) any sale, exchange or transfer to any Person not an Affiliate of the Company of the property or assets secured by such Initial Lien, or of all of the Capital Stock held by the Company or any Restricted Subsidiary in, or all or substantially all the assets of, any Restricted Subsidiary creating such Lien.

    LIMITATION ON DIVIDENDS AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends or make any other distributions to the Company or any other Restricted Subsidiary on its Capital Stock or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any other Restricted Subsidiary, (ii) make loans or advances to the Company or any other Restricted Subsidiary or (iii) transfer any of its properties or assets to the Company or any other Restricted Subsidiary, except for such encumbrances or restrictions consisting of or existing under or by reason of (a) the Credit Facility or any other agreement or instrument as in effect on the Issue Date, and any amendments, restatements, renewals, replacements or refinancings thereof; PROVIDED, HOWEVER, that such amendments, restatements, renewals, replacements or refinancings are no more restrictive with respect to such dividend and other payment restrictions than those contained in the Credit Facility or such other agreement or instrument (or, if more restrictive, than those contained in the Indenture) immediately prior to any such amendment, restatement, renewal, replacement or refinancing, (b) any requirement of any regulatory authority having jurisdiction over the Company or any Restricted Subsidiary or any of their businesses, (c) any agreement or instrument of a Person, or governing Indebtedness or Capital Stock of a Person, acquired by or merged or consolidated with or into the Company or any Restricted Subsidiary, or assumed by the Company or any Restricted Subsidiary in connection with an acquisition of assets from such Person, as in effect at the time of such acquisition, merger or consolidation (except to the extent that such Indebtedness was incurred in connection with or in contemplation of such acquisition, merger or consolidation), PROVIDED that for purposes of this clause
(c), if another Person is the Surviving Person, any Subsidiary or agreement thereof shall be deemed acquired or assumed, as the case may be, by the Company when such Person becomes the Surviving Person, (d) any provision that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract, or the assignment or transfer of any lease, license or other contract, (e) any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the Indenture, (f) mortgages, pledges or other security agreements securing Indebtedness of a Restricted Subsidiary to the extent such encumbrance or restrictions restrict the transfer of the property subject to such mortgages, pledges or other security agreements, (g) customary provisions restricting dispositions of real property interests set forth in any reciprocal easement agreements of the Company or any Restricted Subsidiary, (h) encumbrances or restrictions arising or agreed to in the ordinary course of business and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary, (i) any agreement or instrument relating to any Indebtedness incurred by a Foreign Subsidiary pursuant to the first paragraph, or clause (ii), (iii), (vii), (x)(A) and (x)(B) of the second paragraph, of the "Limitation on Incurrence of Indebtedness" covenant, (j) subordination provisions applicable to any note representing an obligation of the Company or any Restricted Subsidiary owing to any Restricted Subsidiary, (k) Purchase Money Obligations for property acquired in the ordinary course of business that only impose restrictions on the property so acquired,
(l) an agreement relating to Indebtedness of or a Financing Disposition to or by any Receivables Entity, (m) an agreement for the sale or disposition of the Capital Stock or assets of any Restricted Subsidiary; PROVIDED, HOWEVER, that such restriction is only applicable to such Restricted Subsidiary or assets, as applicable, and such sale or disposition otherwise is permitted under the "Limitation on Asset Sales" covenant, or (n)

Refinancing Indebtedness permitted under the Indenture, PROVIDED, HOWEVER, that the restrictions contained in the agreements governing such Refinancing Indebtedness are no more restrictive in the aggregate than those contained in the agreements governing the Indebtedness being refinanced immediately prior to such refinancing.

    Nothing contained in this "Limitation on Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries" covenant shall prevent the Company or any Restricted Subsidiary from (1) creating, incurring, assuming or suffering to exist any Liens otherwise permitted by the "Limitation on Liens" covenant or (2) restricting the sale or other disposition of property or assets of the Company or any of its Restricted Subsidiaries that secure Indebtedness of the Company or any of its Restricted Subsidiaries.

    LIMITATION ON TRANSACTIONS WITH AFFILIATES. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions (including, without limitation, the sale, purchase, exchange or lease of assets, property or services) with any Affiliate of the Company (other than the Company or a Restricted Subsidiary) unless (1) such transaction or series of related transactions is on terms that taken as a whole are no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be available in a comparable transaction in arm's-length dealings with a Person that was not such an Affiliate, and (2) the Company delivers to the Trustee (a) with respect to any transaction or series of related transactions involving aggregate payments in excess of $1.0 million, an Officers' Certificate certifying that such transaction or series of related transactions complies with clause (1) above and (b) with respect to any transaction or series of related transactions involving aggregate payments in excess of $5.0 million, an Officers' Certificate certifying that such transaction or series of related transactions has been approved by a majority of the members of the Board of Directors of the Company and approved by a majority of the Independent Directors or, in the event there is only one Independent Director, by such Independent Director, and evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate, and (c) with respect to any transaction or series of related transactions involving aggregate payments in excess of $15.0 million, an opinion issued by an investment banking firm or appraiser or accounting firm of national standing as to the fairness to the Company or such Restricted Subsidiary from a financial point of view. Notwithstanding the foregoing, this covenant will not apply to (i) any transaction entered into by or among the Company or one of its Restricted Subsidiaries with one or more Restricted Subsidiaries; (ii) any Restricted Payment or Permitted Payment not prohibited by the "Limitation on Restricted Payments" covenant; (iii) the payment of reasonable and customary regular fees to directors of the Company and its Restricted Subsidiaries who are not employees of the Company or its Subsidiaries; (iv) any transaction with an employee, officer or member of the Board of Directors of the Company or any Restricted Subsidiary in the ordinary course of business involving compensation, indemnity or employee benefit arrangements; (v) loans or advances made to directors, officers or employees of Leiner Group, PLI, the Company or any Restricted Subsidiary, or Guarantees in respect thereof or otherwise made on their behalf (including any payments under such Guarantees), (A) in respect of travel, entertainment or moving-related expenses incurred in the ordinary course of business, or (B) in the ordinary course of business not exceeding $500,000 in the aggregate outstanding at any time; (vi) payments pursuant to the Tax Sharing Agreement; (vii) any agreement as in existence on the Issue Date, as the same may be amended from time to time in any manner not adverse to the holders of Notes; and (viii) the payment of fees in an aggregate amount not to exceed $1.5 million in any fiscal year and the reimbursement of reasonable out-of-pocket expenses incurred by North Castle Partners, L.L.C., in each case in connection with its performance of services pursuant to the Management Agreement; (ix) the Recapitalization and all related transactions (including but not limited to the financing thereof), including without limitation the incurrence and payment of all fees and expenses in connection therewith; (x) any transaction in the ordinary course of business or approved by a majority of the Independent Directors, between the Company or any Restricted Subsidiary and any Affiliate of the Company controlled by the Company that is a joint venture or similar entity primarily engaged in a Related Business; and (xii) Guarantees of borrowings by Management Investors in connection with the purchase of Capital Stock of the Company, Leiner Group or PLI by such Management

Investors, which Guarantees are permitted under the "Limitation on Incurrence of Indebtedness" covenant, and payments thereunder.

    LIMITATION ON INCURRENCE OF OTHER SENIOR SUBORDINATED INDEBTEDNESS. The Company will not, and will not permit any Subsidiary Guarantor to, directly or indirectly, incur any Indebtedness that is expressly subordinate in right of payment in any respect to any other Indebtedness, unless such Indebtedness is expressly subordinate in right of payment to, or ranks PARI PASSU with, the Notes, in the case of the Company, or the Subsidiary Guarantees, in the case of a Subsidiary Guarantor; PROVIDED that the foregoing restriction shall not apply to distinctions between categories of Senior Debt or senior Indebtedness of a Subsidiary Guarantor ("Guarantor Senior Debt") that exist solely by reason of Liens or Guarantees arising or created in respect of some but not all such Senior Debt or Guarantor Senior Debt, as the case may be.

    LIMITATION ON THE SALE OR ISSUANCE OF PREFERRED STOCK OF RESTRICTED SUBSIDIARIES. The Company will not sell, and will not permit any Restricted Subsidiary to, directly or indirectly, issue or sell, any shares of Preferred Stock of any Restricted Subsidiary, except (i) to the Company or a Restricted Subsidiary, or to directors as director's qualifying shares to the extent required by applicable law, or (in the case of a Foreign Subsidiary) to the extent required by applicable law, or (ii) for any sale in compliance with the terms of the "Limitation on Asset Sales" covenant or (iii) for any Preferred Stock incurred by any Restricted Subsidiary in compliance with the "Limitations on Incurrence of Indebtedness" covenant.

    LIMITATION ON DESIGNATION OF UNRESTRICTED SUBSIDIARIES. The Indenture will provide that the Company will not designate any Subsidiary of the Company (other than a newly created Subsidiary in which no Investment has previously been made in excess of $1,000) as an "Unrestricted Subsidiary" under the Indenture (a "Designation") unless:

        (a) no Default shall have occurred and be continuing at the time of or after giving effect to such Designation;

        (b) immediately after giving effect to such Designation the Company would be able to incur $1.00 of Indebtedness (other than Permitted Indebtedness) under the "Limitation on Incurrence of Indebtedness" covenant; and

        (c) the Company would not be prohibited under the Indenture from making an Investment at the time of Designation in an amount (the "Designation Amount") equal to the Fair Market Value of such Restricted Subsidiary on such date.

    In the event of any such Designation, the Company shall be deemed to have made an Investment constituting a Restricted Payment pursuant to the "Limitation on Restricted Payments" covenant for all purposes of the Indenture in the Designation Amount. The Indenture will further provide that neither the Company nor any Restricted Subsidiary shall at any time (x) provide credit support for, or a Guarantee of, any Indebtedness of any Unrestricted Subsidiary (including any undertaking, agreement or instrument evidencing such Indebtedness); PROVIDED that the Company may pledge Capital Stock or Indebtedness of any Unrestricted Subsidiary on a nonrecourse basis such that the pledgee has no claim whatsoever against the Company other than to obtain such pledged property, (y) be directly or indirectly liable for any Indebtedness of any Unrestricted Subsidiary or (z) be directly or indirectly liable for any Indebtedness which provides that the holder thereof may (upon notice, lapse of time or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its final scheduled maturity upon the occurrence of a default with respect to any Indebtedness of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary), except to the extent permitted under the "Limitation on Restricted Payments" covenant.

    The Indenture will further provide that the Company will not revoke any Designation of a Subsidiary as an Unrestricted Subsidiary (a "Revocation"), unless:

        (a) no Default shall have occurred and be continuing at the time of and after giving effect to such Revocation; and

        (b) all Liens and Indebtedness of such Unrestricted Subsidiary outstanding immediately following such Revocation shall be deemed to have been incurred at such time and shall have been permitted to be incurred for all purposes of the Indenture.

    All Designations and Revocations must be evidenced by a resolution of the Board of Directors of the Company delivered to the Trustee certifying compliance with the foregoing provisions.

    LIMITATION ON ISSUANCES OF GUARANTEES OF INDEBTEDNESS BY SUBSIDIARIES. The Indenture will provide that the Company will not permit any U.S. Restricted Subsidiary, directly or indirectly, to Guarantee any other Indebtedness of the Company or any Subsidiary Guarantor ("U.S. Specified Indebtedness") unless such U.S. Restricted Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee (a "U.S. Subsidiary Guarantee") of the payment of the Notes by such U.S. Restricted Subsidiary, which U.S. Subsidiary Guarantee shall be subordinated to such U.S. Restricted Subsidiary's Guarantee of such U.S. Specified Indebtedness to the same extent as the Notes or the Subsidiary Guarantees, as applicable, are subordinated to such U.S. Specified Indebtedness under the Indenture; PROVIDED, HOWEVER, that a U.S. Restricted Subsidiary will not be required to provide a U.S. Subsidiary Guarantee under this covenant unless and until such time as such U.S. Restricted Subsidiary, individually or together with all other U.S. Restricted Subsidiaries that are otherwise obligated to provide a U.S. Subsidiary Guarantee under this covenant, accounts for one percent or more of Consolidated Tangible Assets. The Indenture will further provide that the Company will not permit any Foreign Subsidiary, directly or indirectly, to Guarantee any other Indebtedness of the Company or any Subsidiary Guarantor (the "Foreign Specified Indebtedness") that
(i) is PARI PASSU with or expressly subordinated in right of payment to the Notes or the Subsidiary Guarantees, as applicable, or (ii) represents Public Debt, in each case, unless such Foreign Subsidiary simultaneously executes and delivers a supplemental indenture to the Indenture providing for the Guarantee (a "Foreign Subsidiary Guarantee") of the payment of the Notes by such Foreign Subsidiary, which Foreign Subsidiary Guarantee shall be subordinated to such Foreign Subsidiary's Guarantee of such Foreign Specified Indebtedness to the same extent as the Notes or the Subsidiary Guarantees, as applicable, are subordinated to such Foreign Specified Indebtedness under the Indenture. A Subsidiary Guarantor shall be deemed released from all of its obligations under its U.S. Subsidiary Guarantee or Foreign Subsidiary Guarantee, as applicable, at any such time that such Subsidiary Guarantor is released from all of its obligations under all of its Guarantees in respect of U.S. Specified Indebtedness or Foreign Specified Indebtedness, as the case may be, unless such release results from payment under such Guarantee of U.S. Specified Indebtedness or Foreign Specified Indebtedness, as applicable. In addition, the Company will have the right to cause any Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary will guarantee payment of the Notes. The obligations of each Subsidiary Guarantor under its Guarantee will be limited to the maximum amount, as will, after giving effect to all other contingent and fixed liabilities of such Subsidiary Guarantor, result in the obligations of such Subsidiary Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Notwithstanding the foregoing, any Guarantee by a Restricted Subsidiary of the Notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon the sale or other disposition, by way of merger or otherwise, to any Person not an Affiliate of the Company, of all of the Company's stock in, or all or substantially all the assets of, such Restricted Subsidiary. In addition, any Subsidiary Guarantee will be automatically and unconditionally released and discharged upon the merger or consolidation of the applicable Subsidiary Guarantor with and into the Company or another Subsidiary Guarantor that is the surviving Person in such merger or consolidation. The form of such supplemental indenture will be attached as an exhibit to the Indenture.

    PROVISION OF FINANCIAL STATEMENTS. The Indenture will provide that, whether or not the Company is then subject to Section 13(a) or 15(d) of the Exchange Act, the Company will file (unless such filing is not permitted under the Exchange Act) with the Commission, so long as Notes are outstanding, the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to such Section 13(a) or 15(d) if the Company were so subject, and such documents shall be filed with the Commission on or prior to the respective dates (the "Required Filing Dates") by which the Company would have been required so to file such documents if the Company were so subject. The Company will also in any event (i) within 15 days of each Required Filing Date, (a) transmit by mail to all holders of Notes, as their names and addresses appear in the Note register, without cost to such holders and (b) file with the Trustee copies of the annual reports, quarterly reports and other periodic reports which the Company would have been required to file with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act if the Company were subject to such Sections and (ii) if filing such documents by the Company with the Commission is prohibited under the Exchange Act, promptly upon written request and payment of the reasonable cost of duplication and delivery, supply copies of such documents to any prospective holder at the Company's cost.

    ADDITIONAL COVENANTS. The Indenture also contains covenants with respect to the following matters: (i) payment of principal, premium and interest; (ii) maintenance of an office or agency in The City of New York; (iii) maintenance of corporate existence; (iv) payment of taxes and other claims; (v) maintenance of properties; and (vi) maintenance of insurance.

MERGER, CONSOLIDATION AND SALE OF ASSETS

    The Indenture will provide that the Company shall not, in any single transaction or series of related transactions, consolidate or merge with or into (whether or not the Company is the Surviving Person (other than a consolidation or merger with or into a wholly owned Restricted Subsidiary; PROVIDED that, in connection with any such merger or consolidation, no consideration (other than Common Stock in the Surviving Person or the Company) shall be issued or distributed to the shareholders of the Company)), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, another Person, and the Company will not permit any Restricted Subsidiary to enter into any such transaction or series of related transactions if such transaction or series of related transactions, in the aggregate, would result in a sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties and assets of the Company and the Restricted Subsidiaries, taken as a whole, to another Person, unless (i) the Surviving Person is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the Surviving Person (if other than the Company) assumes all the obligations of the Company under the Notes (and the Guarantees of the Company's subsidiaries shall be confirmed as applying to such Surviving Person's obligations), and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) at the time of and immediately after such Disposition, no Default or Event of Default shall have occurred and be continuing; and (iv) at the time of such Disposition and after giving pro forma effect thereto, the Surviving Person would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness."

    In the event of any transaction (other than a lease) described in and complying with the conditions listed in the immediately preceding paragraph in which the Company is not the Surviving Person, the Surviving Person is to assume all the obligations of the Company under the Notes, the Indenture and, if then in effect, the Registration Rights Agreement pursuant to a supplemental indenture or other written agreement, as the case may be, and such Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of, the Company and the Company shall be discharged from its obligations under the Indenture, the Notes and the Registration Rights Agreement. In addition, each Subsidiary Guarantor, unless it is the other party to the transaction or unless its Subsidiary Guarantee will be released and discharged in accordance with its terms as a result of the transaction, will be required to confirm, by supplemental indenture, that its Subsidiary Guarantee will apply to the obligations of the Company or the Surviving Person under the Indenture.

EVENTS OF DEFAULT

    The Indenture will provide that each of the following constitutes an Event of Default:

        (i) a default for 30 days in the payment when due of interest on any Note (whether or not prohibited by the subordination provisions of the Indenture);

        (ii) a default in the payment when due of principal on any Note (whether or not prohibited by the subordination provisions of the Indenture), whether upon maturity, acceleration, optional or mandatory redemption, required repurchase or otherwise;

       (iii) the failure to perform or comply with any provision described in "Merger, Consolidation and Sale of Assets" and the failure to offer to repurchase or to repurchase the Notes in the event of a Change of Control in accordance with the provisions described in "Change of Control";

        (iv) the failure to perform or comply with any covenant or agreement in the Indenture, the Notes or any Subsidiary Guarantee (other than the defaults specified in clauses (i), (ii) or (iii) above) which failure continues for 30 days after written notice thereof has been given to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the then outstanding Notes;

        (v) the occurrence of one or more defaults under any agreements, indentures or instruments under which the Company or any Significant Subsidiary then has outstanding Indebtedness in excess of $7.5 million in the aggregate and, if not already matured at its final maturity in accordance with its terms, such Indebtedness shall have been accelerated;

        (vi) one or more judgments, orders or decrees for the payment of money in an amount (net of any insurance or indemnity payments actually received in respect thereof prior to or within 60 days from the entry thereof, or to be received in respect thereof in the event any appeal thereof shall be unsuccessful) in excess of $7.5 million, either individually or in the aggregate, shall be entered against the Company, any Subsidiary Guarantor or any Significant Subsidiary or any of their respective properties and which judgments, orders or decrees are not paid, discharged, bonded or stayed or stayed pending appeal for a period of 60 days after their entry;

       (vii) certain events of bankruptcy, dissolution, insolvency, reorganization, administration or similar proceedings of the Company, any Subsidiary Guarantor or any Significant Subsidiary; or

      (viii) any Subsidiary Guarantee of a Subsidiary Guarantor ceases to be in full force and effect or is declared null and void or any Subsidiary Guarantor denies in writing that it has any further liability under any Subsidiary Guarantee, or gives written notice to such effect (other than by reason of the termination of the Indenture or the release of any such Subsidiary Guarantee in accordance with such Subsidiary Guarantee or the Indenture).

    If any Event of Default (other than as specified in clause (vii) of the preceding paragraph with respect to the Company) occurs and is continuing, the Trustee or the holders of at least 25% in aggregate principal amount of the then outstanding Notes may, and the Trustee at the request of such holders shall, declare all the Notes to be due and payable, immediately by notice in writing to the Company, and to the Company and the Trustee if by the holders, specifying the respective Event of Default and that such notice is a "notice of acceleration," and the Notes shall become immediately due and payable; PROVIDED that so long as the Credit Agreement shall be in full force and effect, if an Event of Default shall have occurred and be continuing (other than as specified in clause (vii) above with respect to the Company), and such acceleration shall not be effective until the earlier to occur of (x) five Business Days following delivery of a written notice of such acceleration of the Notes to the agent under the Credit Agreement and (y) the acceleration of any Indebtedness under the Credit Agreement. Notwithstanding the foregoing, in the case of an Event of Default arising from the events specified in clause (vii) of the preceding paragraph with respect to the Company, the principal of, and premium, if any, and any accrued interest on, all outstanding

Notes shall ipso facto become immediately due and payable without further action or notice. Holders of the Notes may not enforce the Indenture or the Notes except as provided in the Indenture.

    Notwithstanding the foregoing, in the event of a declaration of acceleration in respect of the Notes because an Event of Default specified in clause (v) above shall have occurred and be continuing, such declaration of acceleration of the Notes and such Event of Default shall be automatically annulled and rescinded and be of no further effect if the Indebtedness that is the subject of such Event of Default has been discharged or paid in full or such Event of Default shall have been cured or waived by the holders of such Indebtedness and if such Indebtedness has been accelerated, then the holders thereof have rescinded their declaration of acceleration in respect of such Indebtedness and written notice of such discharge, cure or waiver and rescission, as the case may be, shall have been given to the Trustee within 60 days after such declaration of acceleration in respect of the Notes by the Company or by the requisite holders of such Indebtedness or a trustee, fiduciary or agent for such holders or other evidence satisfactory to the Trustee of such events is provided to the Trustee and no other Event of Default shall have occurred which has not been cured or waived during such 60-day period.

    The holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the holders of all of the Notes waive any existing Default or Event of Default and its consequences under the Indenture except (i) a continuing Default or Event of Default in the payment of the principal of, or premium, if any, or interest on, the Notes (which may only be waived with the consent of each holder of Notes affected), or (ii) in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each Note outstanding. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from holders of the Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal, premium or interest) if it determines that withholding notice is in their interest.

    No holder of any of the Notes has any right to institute any proceeding with respect to the Indenture or any remedy thereunder, unless the holders of at least 25% in aggregate principal amount of the outstanding Notes have made written request, and offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee under the Notes and the Indenture, the Trustee has failed to institute such proceeding within 30 days after receipt of such notice and the Trustee, within such 30-day period, has not received directions inconsistent with such written request by holders of a majority in aggregate principal amount of the outstanding Notes. Such limitations do not apply, however, to a suit instituted by a holder of a Note for the enforcement of the payment of the principal of, premium, if any, or interest on, such Note on or after the respective due dates expressed in such Note.

    The Company is required to deliver to the Trustee annually a statement regarding compliance by the Company with its obligations under the Indenture, and the Company is required, upon becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

    The Indenture provides that no recourse for the payment of the principal of, or premium, if any, or interest on, any of the Notes or for any claim based thereon or otherwise in respect thereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or in any of the Notes, or of any Subsidiary Guarantor in any Subsidiary Guarantee, or because of the creation of any Indebtedness represented thereby, shall be had against any incorporator, shareholder, officer, director, employee or controlling person of the Company or of any successor Person thereof. Each holder, by accepting the Notes, waives and releases all such liability.

DEFEASANCE OR COVENANT DEFEASANCE OF INDENTURE

    The Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor discharged with respect to the outstanding Notes ("defeasance"). Such defeasance means that the Company shall be deemed to have paid and discharged the entire indebtedness represented by the outstanding Notes and to have satisfied all other obligations under the Notes and the Indenture except for (i) the rights of holders of the outstanding Notes to receive, solely from the trust fund described below, payments in respect of the principal of, and premium, if any, and interest on, such Notes when such payments are due, (ii) the Company's obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes, and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee under the Indenture, and (iv) the defeasance provisions of the Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and any Subsidiary Guarantor released with respect to certain covenants that are described in the Indenture ("covenant defeasance") and any omission to comply with such obligations shall not constitute a Default or an Event of Default with respect to the Notes. In the event that a covenant defeasance occurs, certain events (not including non-payment, bankruptcy and insolvency events) described under "--Events of Default" will no longer constitute Events of Default with respect to the Notes.

    Either defeasance option may be exercised to any redemption date or to the maturity date for the Notes. In order to exercise either defeasance or covenant defeasance, (i) the Company shall irrevocably deposit with the Trustee, as trust funds in trust, for the benefit of the holders of the Notes, cash in United States dollars, U.S. Government Obligations (as defined in the Indenture), or a combination thereof, in such amounts as will be sufficient, in the report of a nationally recognized firm of independent public accountants or a nationally recognized investment banking firm, to pay and discharge the principal of, and premium, if any, and interest on the outstanding Notes to redemption or maturity, as the case may be; (ii) the Company shall have delivered to the Trustee an Opinion of Counsel in the United States to the effect that the holders of the outstanding Notes will not recognize income, gain or loss for Federal income tax purposes as a result of such defeasance or covenant defeasance, as the case may be, and will be subject to Federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance, as the case may be, had not occurred (in the case of defeasance, such opinion must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable Federal income tax laws); (iii) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or insofar as clause (vii) under the first paragraph under "-- Events of Default" is concerned, at any time during the period ending on the 91st day after the date of deposit; (iv) such defeasance or covenant defeasance shall not result in a breach or violation of, or constitute a Default under, the Indenture or any other material agreement or instrument to which the Company or any Subsidiary Guarantor is a party or by which it is bound; and (v) the Company shall have delivered to the Trustee an Officers' Certificate and an Opinion of Counsel, each to the effect that all conditions precedent under the Indenture to either defeasance or covenant defeasance, as the case may be, have been complied with and (in the case of such Officer's Certificate) that no violations under material agreements governing any other outstanding Indebtedness would result therefrom.

SATISFACTION AND DISCHARGE

    The Indenture will cease to be of further effect (except as to surviving rights of registration of transfer or exchange of the Notes, as expressly provided for in the Indenture) as to all outstanding Notes when (i) either (a) all the Notes theretofore authenticated and delivered (except lost, stolen or destroyed Notes which have been replaced or paid) have been delivered to the Trustee for cancellation or (b) all Notes not theretofore delivered to the Trustee for cancellation (x) have become due and payable, (y) will become due and payable at their Stated Maturity within one year or (z) are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption by the

Trustee in the name, and at the expense, of the Company and, in each case, the Company has irrevocably deposited or caused to be deposited with the Trustee an amount in United States dollars, U.S. Government Obligations, or a combination thereof, sufficient to pay and discharge the entire indebtedness on the Notes not theretofore delivered to the Trustee for cancellation, for principal, premium, if any, and interest to the date of deposit; (iii) the Company has paid or caused to be paid all other sums payable under the Indenture by the Company; and (iv) the Company has delivered to the Trustee an Officers' Certificate and an Opinion of Counsel each to the effect that all conditions precedent under the Indenture relating to the satisfaction and discharge of the Indenture have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

    Except as provided in the next two paragraphs, the Indenture or the Notes may be amended or supplemented with the written consent of the holders of at least a majority in aggregate principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes), and any existing Default or Event of Default or compliance with any provision of the Indenture or the Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Notes (including consents obtained in connection with a tender offer or exchange offer for Notes).

    Without the consent of each holder affected, an amendment or waiver shall not: (i) reduce the principal amount of the Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Note, or reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed as described under "Redemption--Optional Redemption" above or, following the occurrence of a Change of Control or an Asset Sale, amend, change or modify the obligation of the Company to offer to repurchase and to repurchase the Notes in the event of a Change of Control or make and consummate the Asset Sale Offer with respect to any Asset Sale, including by modifying any of the provisions or definitions with respect thereto, (iii) reduce the rate of or change the time for payment of interest on any Notes, (iv) waive a Default or Event of Default in the payment of principal of, or premium, if any, or interest on, the Notes (except that holders of at least a majority in aggregate principal amount of the then outstanding Notes may (a) rescind an acceleration of the Notes that resulted from a non-payment default, and (b) waive the payment default that resulted from such acceleration), (v) make any Note payable in money other than that stated in the Notes, (vi) make any change in the provisions of the Indenture relating to waivers of past Defaults or the rights of holders of Notes to receive payments of principal of, or premium, if any, or interest on, the Notes, (vii) waive a redemption payment with respect to any Note, (viii) make any change to the subordination provisions of the Indenture (including definitions) that adversely affects holders, (ix) make any change in the foregoing amendment and waiver provisions, or (x) release any Subsidiary Guarantor that is a Significant Subsidiary from any of its obligations under its Subsidiary Guarantee or the Indenture other than in compliance with the terms of such Subsidiary Guarantee or the Indenture.

    Notwithstanding the foregoing, without the consent of any holder of Notes, the Company and the Trustee may amend or supplement the Indenture or the Notes
(i) to cure any ambiguity, omission, defect or inconsistency, (ii) to provide for uncertificated Notes in addition to or in place of certificated Notes, (iii) to provide for the assumption of the Company's obligations to holders of the Notes in the event of any Disposition involving the Company in which the Company is not the Surviving Person or to add Subsidiary Guarantees or to secure the Notes, (iv) to make any change that would provide any additional rights or benefits to the holders of the Notes or that does not adversely affect the rights of any such holder, or (v) to comply with the requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act.

    No amendment to the subordination provisions of the Indenture or the Notes described under "Subordination," including by modifying any of the definitions relating thereto, may be made that adversely affects the rights of any Senior Debt then outstanding unless the holders of such Senior Debt (or any group or representative thereof authorized to give a consent) consent in writing to such amendment.

TRANSFER AND EXCHANGE

    The registered holder of a Note will be treated as the owner of it for all purposes. A holder may transfer or exchange Notes in accordance with the Indenture. The Registrar and the Trustee may require a holder among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the Indenture. Neither the Company nor the Registrar shall be required to issue, register the transfer of or exchange any Note (i) during a period beginning at the opening of business on the day that the Trustee receives notice of any redemption from the Company and ending at the close of business on the day the notice of redemption is sent to holders, (ii) selected for redemption, in whole or in part, except the unredeemed portion of any Note being redeemed in part may be transferred or exchanged, and (iii) during a Change of Control Offer or an Asset Sale Offer if such Note is tendered pursuant to such Change of Control Offer or Asset Sale Offer and not withdrawn.

THE TRUSTEE

    United States Trust Company of New York is to be the Trustee under the Indenture and has been appointed by the Company as Registrar and Paying Agent with regard to the Notes.

    The Indenture (including the provisions of the Trust Indenture Act incorporated by reference therein) will contain limitations on the rights of the Trustee thereunder, should it become a creditor of the Company, to obtain payment of claims in certain cases or to realize on certain property received by it in respect of any such claims, as security or otherwise. The Trustee is permitted to engage in other transactions; PROVIDED, HOWEVER, if it acquires any conflicting interest (as defined in the Trust Indenture Act) it must eliminate such conflict or resign.

GOVERNING LAW

    The Indenture, the Notes and the Guarantees will be governed by the laws of the State of New York, without regard to the principles of conflict of laws.

CERTAIN DEFINITIONS

    Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for the definition of all other terms used in the Indenture.

    "ACQUIRED DEBT" means (x) Indebtedness of any Person (the "Acquired Person") existing at the time the Acquired Person merges or consolidates with or into, or becomes a Restricted Subsidiary of, the Company or any Restricted Subsidiary, or
(y) Indebtedness of any Person assumed by the Company or any Restricted Subsidiary in connection with its acquisition of assets from such Person, in each case excluding Indebtedness incurred in connection with, or in contemplation of, the Acquired Person merging or consolidating with or into, or becoming a Restricted Subsidiary of, the Company or any Restricted Subsidiary, or such acquisition of assets.

    "ACQUISITION" means the purchase or other acquisition of any Person or substantially all the assets of any Person by any other Person, whether by purchase, stock purchase, merger, consolidation, or other transfer, and whether or not for consideration.

    "AEA" means AEA Investors Inc., a Delaware corporation, or any legal successor thereto as a result of a reorganization thereof that does not involve any change in control thereof.

    "AFFILIATE" means, with respect to any specified Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with") of any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

    "APPLICABLE PREMIUM" means, with respect to a Note at any Redemption Date, the greater of (i) 1.0% of the then outstanding principal amount of such Note and (ii) the excess of (A) the present value at such time of (1) the redemption price of such Note at July 1, 2002 (such redemption price being described under "--Optional Redemption"), plus (2) all required interest payments (excluding accrued but unpaid interest) due on such Note through July 1, 2002, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (B) the then outstanding principal amount of such Note.

    "ASSET SALE" means (i) any sale, lease, conveyance or other disposition by the Company or any Restricted Subsidiary of any assets (including by way of a sale-and-leaseback) other than (A) in the ordinary course of business, (B) the sale, lease, conveyance or other disposition of the Discontinued Facilities, (C) any Financing Disposition, (D) the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company, which shall not be an "Asset Sale" but instead shall be governed by the provisions of the Indenture described under "Merger, Consolidation and Sale of Assets" and (E) any "fee in lieu" or other disposition of assets to any governmental authority or agency that continue in use by the Company or any Restricted Subsidiary, so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time upon reasonable notice by paying a nominal fee, or (ii) the issuance or sale of Capital Stock of any Restricted Subsidiary, in the case of each of (i) and (ii), whether in a single transaction or a series of related transactions, to any Person (other than to the Company or a Restricted Subsidiary) for Net Proceeds in excess of $1.0 million.

    "ATTRIBUTABLE DEBT" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate assumed in making calculations in accordance with FAS 13) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

    "BANK DEBT" means any and all amounts, whether outstanding on the Issue Date or thereafter incurred, payable under or in respect of the Credit Facility, including without limitation principal, premium (if any), interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company or any Restricted Subsidiary whether or not a claim for post-filing interest is allowed in such proceedings), fees, charges, expenses, reimbursement obligations, guarantees, other monetary obligations of any nature and all other amounts payable thereunder or in respect thereof.

    "BORROWING BASE" means, as of any date, an amount equal to the sum of (i) 80% of the consolidated book value of the net accounts receivable that (x) are owned by the Company or any of its Restricted Subsidiaries as shown on the balance sheet of the Company and of its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available or
(y) are then outstanding as of such balance sheet date and held pursuant to the terms of any Receivables Financing, and in each case that are not more than 90 days past due, plus (ii) 60% of the consolidated book value of the inventory owned by the Company or any of its Restricted Subsidiaries as of such balance sheet date, all as calculated on a consolidated basis and in accordance with GAAP.

    "BUSINESS DAY" means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close.

    "CAPITAL LEASE OBLIGATION" of any Person means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease for property leased by such Person that would at such time be required to be capitalized on the balance sheet of such Person in accordance with GAAP.

    "CAPITAL STOCK" of any Person means (i) in the case of a corporation, corporate stock, (ii) in the case of an association, limited liability company or business entity, any and all Equity Interests, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person, including any Preferred Stock.

    "CASH EQUIVALENTS" means (i) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any instrumentality or agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality or agency thereof maturing within one year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor's Rating Group (a division of McGraw Hill Inc.) or any successor rating agency ("S&P") or Moody's Investors Service, Inc. or any successor rating agency ("Moody's"); (iii) commercial paper maturing no more than one year from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody's; (iv) certificates of deposit, time deposits or bankers' acceptances (or, with respect to foreign banks, similar instruments) maturing within one year from the date of acquisition thereof issued by (x) any lender under the Credit Agreement or (y) a commercial banking institution that is a member of the Federal Reserve System or a commercial banking institution organized and located in a country recognized by the United States of America, in each case under this clause (y), having combined capital and surplus and undivided profits in excess of $500,000,000 (or the foreign currency equivalent thereof); (v) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iv) above; (vi) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (i) through (v) above; and (vii) other short-term investments utilized by Foreign Subsidiaries in accordance with normal investment practices for cash management not exceeding $1.0 million in aggregate principal amount outstanding at any time.

    "CHANGE OF CONTROL" means the occurrence of any of the following events: (i) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than Permitted Holders, is or becomes (including by merger, consolidation or otherwise) the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have beneficial ownership of all shares that such Person has the right to acquire within one year, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the voting power of the total outstanding Voting Stock of the Company; PROVIDED that any "person" or "group" will be deemed to "beneficially own" any Voting Stock of the Company held, directly or indirectly, by Leiner Group or PLI so long as such person or group "beneficially owns," directly or indirectly, in the aggregate more than 50% of the voting power of the total outstanding Voting Stock of Leiner Group or PLI; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of any of the Company, Leiner Group or PLI (together with any new directors whose election to such Board of Directors, or whose nomination for election by the stockholders of the Company, was approved by the Permitted Holders or by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of such Board of Directors of the Company, Leiner Group or PLI then in office, as applicable; or (iii) the sale or other disposition (including by merger, consolidation or otherwise) of all or substantially all of the assets of any of the Company, Leiner Group or PLI to any "person" or "group" (as defined in Rule 13d-5 of the

Exchange Act) as an entirety or substantially as an entirety in one transaction or a series of related transactions unless immediately after giving effect to such transaction, no "person" or "group," other than the Permitted Holders, is or becomes (as a result of the acquisition, by merger or otherwise) the beneficial owner, directly or indirectly, of more than 50% of the voting power of the total outstanding Voting Stock of the surviving or transferee corporation.

    "COMPANY" means Leiner Health Products Inc., a Delaware corporation, which upon the Assumption became the primary obligor on the Notes, and any successor that thereafter replaces it in accordance with the Indenture.

    "CONSOLIDATED CASH FLOW" means, with respect to any period, the Consolidated Net Income for such period, plus without duplication (i) Consolidated Interest Expense for such period, plus (ii) provision for taxes based on income, profits or capital, to the extent such provision for taxes was included in computing such Consolidated Net Income, plus (iii) depreciation, amortization (including, without limitation, amortization of goodwill and other intangibles) and all other non-cash charges (excluding any non-cash charge which requires an accrual or reserve for cash charges for any future period), to the extent such depreciation, amortization and other non-cash charges were deducted in computing such Consolidated Net Income.

    "CONSOLIDATED COVERAGE RATIO" means, with respect to any date of determination, the ratio of (i) the aggregate amount of Consolidated Cash Flow for the period of the most recent four consecutive fiscal quarters ended prior to such date for which consolidated financial statements of the Company are available, to (ii) Consolidated Interest Expense for such four fiscal quarters, PROVIDED that:

    (1) if since the beginning of such period the Company or any Restricted Subsidiary has incurred any Indebtedness that remains outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves an incurrence of Indebtedness (including without limitation any Acquired Debt), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Indebtedness and the application of the proceeds thereof (and, in the case of any Acquired Debt, the related acquisition) as if such Indebtedness had been incurred (and any such acquisition had occurred) on the first day of such period;

    (2) if since the beginning of such period the Company or any Restricted Subsidiary has repaid, repurchased, defeased, retired or otherwise discharged (a "Discharge") any Indebtedness that is no longer outstanding on such date of determination, or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio involves a Discharge of Indebtedness, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving effect to such Discharge of such Indebtedness, including with the proceeds of any such new Indebtedness, as if such Discharge had occurred on the first day of such period;

    (3) if since the beginning of such period the Company or any Restricted Subsidiary shall have disposed of any company, any business, any group of assets constituting an operating unit, or any other assets out of the ordinary course of business (a "Sale"), (x) Consolidated Cash Flow for such period shall be reduced by an amount equal to the Consolidated Cash Flow (if positive) directly attributable to the assets that are the subject of such Sale for such period or increased by an amount equal to the Consolidated Cash Flow (if negative) directly attributable thereto for such period and (y) Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness of the Company or any Restricted Subsidiary Discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Sale for such period (and, if the Capital Stock of any Restricted Subsidiary is sold, transferred or otherwise disposed of, the Consolidated Interest Expense for such period directly attributable to the Indebtedness of such Restricted Subsidiary to the extent the Company and its continuing Restricted Subsidiaries are no longer liable for such Indebtedness after such sale, transfer or disposition);

    (4) if since the beginning of such period the Company or any Restricted Subsidiary shall have acquired (by merger or otherwise) any company, any business, any group of assets constituting an operating unit, or any other assets out of the ordinary course of business (a "Purchase"), Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the incurrence of any related Indebtedness) as if such Purchase had occurred on the first day of such period; and

    (5) if since the beginning of such period any Person became a Restricted Subsidiary or was merged or consolidated with or into the Company or any Restricted Subsidiary, in each case in a Purchase, and since the beginning of such period such Person shall have Discharged any Indebtedness or made any Sale or Purchase that would have required an adjustment pursuant to clause (2), (3) or (4) above if made by the Company or a Restricted Subsidiary during such period, Consolidated Cash Flow and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Discharge, Sale or Purchase occurred on the first day of such period.

    If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement Obligation applicable to such Indebtedness if such Interest Rate Agreement Obligation has a remaining term as at the date of determination in excess of 12 months). If any Indebtedness bears, at the option of the Company or a Restricted Subsidiary, a fixed or floating rate of interest and is being given pro forma effect, the interest expense on such Indebtedness shall be computed by applying, at the option of the Company, either a fixed or floating rate. If any Indebtedness that is being given pro forma effect was incurred under a revolving credit facility, the interest expense on such Indebtedness shall be computed based upon the average daily balance of such Indebtedness during the applicable period. In making any calculation of the Consolidated Coverage Ratio for any period prior to the date of the closing of the Recapitalization, the Recapitalization shall be deemed to have taken place on the first day of such period.

    "CONSOLIDATED INTEREST EXPENSE" means, with respect to any period, the sum (without duplication) of (i) the interest expense of the Company and its Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP consistently applied, including without limitation (a) amortization of debt discount, (b) net payments, if any, made or received under Interest Rate Agreement Obligations (including amortization of discounts), (c) the interest portion of any deferred payment obligation, (d) accrued interest,
(e) the interest component of Capital Lease Obligations and rent expense associated with Attributable Debt in respect of the relevant lease giving rise thereto determined as if such lease were a capitalized lease, accrued by the Company during such period, and all capitalized interest of the Company and its Restricted Subsidiaries, and (e) all commissions, discounts and other fees and charges owed with respect to letters of credit, bankers' acceptance financing or similar facilities, plus (ii) all cash dividends paid during such period by the Company and its Restricted Subsidiaries with respect to any Disqualified Stock (other than to the Company or a Restricted Subsidiary), and minus (iii) to the extent otherwise included in Consolidated Interest Expense, amortization or write-off of financing costs, in each case under clauses (i) through (iii) as determined on a consolidated basis in accordance with GAAP consistently applied.

    "CONSOLIDATED NET INCOME" means, with respect to any period, the net income (or loss) of the Company and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP consistently applied, adjusted by excluding, to the extent included in calculating such net income (or loss), without duplication, (i) any extraordinary gain or loss as recorded on the statement of operations in accordance with GAAP, (ii) the portion of net income (or loss) of the Company and its Restricted Subsidiaries allocable to the Company's equity in the net income (or loss) of any unconsolidated Person or Unrestricted Subsidiary, except (in the case of such net income) to the extent of the amount of dividends or distributions actually paid or made to the Company or any of its Restricted Subsidiaries by such other Person during such period,
(iii) net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of combination, (iv) any gain or loss realized upon any Asset Sale and any gain or loss realized upon the sale or other disposition of any Capital Stock of any Person, (v) the net income of any Restricted Subsidiary if the declaration of dividends or similar distributions by that Restricted Subsidiary of that net income to the Company is at the time restricted, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders (other than pursuant to the Notes or the Indenture), except to the extent that any dividend or distribution was or could have been made by the Restricted Subsidiary to the Company or another Restricted Subsidiary during such period in compliance with such restrictions, (vi) all deferred financing costs written off and premiums paid in connection with any early extinguishment of Indebtedness, (vii) any unrealized gains or losses in respect of Currency Agreement Obligations, (viii) any unrealized foreign currency transaction gains or losses in respect of Indebtedness of any Person denominated in a currency other than the functional currency of such Person, (ix) any nonrecurring charges related to the Recapitalization or to any acquisition by the Company or any Restricted Subsidiary after the Issue Date, including without limitation (a) any non-recurring compensation expense for the in-the-money value of stock options that will be cashed out, converted, exchanged or otherwise retired in connection with the Recapitalization, and (b) any charge or expenses incurred for management transaction bonuses in connection with the Recapitalization, (x) any non-cash, non-recurring charges, (xi) any charge relating to the closure of the Discontinued Facilities, (xii) any non-recurring charges incurred in connection with the Eastern Consolidation, (xiii) any charge or expense incurred during the fiscal year ended March 31, 1997 (a) for severance, hiring and relocation expenses in connection with a management reorganization, (b) in connection with the preparation and filing of a registration statement with the Securities and Exchange Commission and (c) for bonuses paid to the former owners of the Company's Canadian subsidiary and (xiv) any non-cash compensation charge arising from any grant of stock options.

    "CONSOLIDATED TANGIBLE ASSETS" means, as of any date of determination, the total assets, less goodwill and other intangibles (other than patents, trademarks, copyrights, licenses and other intellectual property) shown on the balance sheet of the Company and its Restricted Subsidiaries for the most recently ended fiscal quarter for which financial statements are available, determined on a consolidated basis in accordance with GAAP.

    "CREDIT AGREEMENT" means the credit agreement dated as of June 30, 1997, among the Company, Vita Health Company (1985) Ltd., a Canadian corporation, the banks and other financial institutions party thereto from time to time, The Bank of Nova Scotia, as administrative agent, Merrill Lynch Capital Corporation, as documentation agent, and Salomon Brothers Holding Company Inc, as syndication agent, as such agreement may be assumed by any successor in interest, and as such agreement may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or otherwise).

    "CREDIT FACILITY" means the collective reference to the Credit Agreement, any Loan Documents (as defined therein), any notes and letters of credit issued pursuant thereto and any guarantee and collateral agreement, patent and trademark security agreement, mortgages, letter of credit applications and other guarantees, security agreements and collateral documents, and other instruments and documents, executed and delivered pursuant to or in connection with any of the foregoing, in each case as the same may be amended, supplemented, waived or otherwise modified from time to time, or refunded, refinanced, restructured, replaced, renewed, repaid, increased or extended from time to time (whether in whole or in part, whether with the original agent and lenders or other agents and lenders or otherwise, and whether provided under the original Credit Agreement or otherwise). Without limiting the generality of the foregoing, the term "Credit Facility" shall include any agreement (i) changing the maturity of any

Indebtedness incurred thereunder or contemplated thereby, (ii) adding Subsidiaries of the Company as additional borrowers or guarantors thereunder,
(iii) increasing the amount of Indebtedness incurred thereunder or available to be borrowed thereunder or (iv) otherwise altering the terms and conditions thereof.

    "CURRENCY AGREEMENT OBLIGATIONS" means the Obligations of any Person under a foreign exchange contract, currency swap agreement or other similar agreement or arrangement to protect such Person against fluctuations in currency values.

    "DEFAULT" means any event that is, or after the giving of notice or passage of time or both would be, an Event of Default.

    "DESIGNATED SENIOR DEBT" means (i) all Bank Debt, and (ii) if no Senior Debt is outstanding under the Credit Agreement, or if the lenders under the Credit Agreement shall have consented thereto, any other Senior Debt of the Company permitted to be incurred under the Indenture the principal amount of which is $10.0 million or more at the time of the designation of such Senior Debt as "Designated Senior Debt" by the Company in a written instrument delivered to the Trustee.

    "DISCONTINUED FACILITIES" means the Company's Chicago, Illinois OTC pharmaceutical facility and the Company's facilities to be closed in connection with the Eastern Consolidation, including the West Unity, Ohio and Sherburne, New York facilities.

    "DISPOSITION" means, with respect to any Person, any merger, consolidation or other business combination involving such Person (whether or not such Person is the Surviving Person) or the sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of such Person's assets.

    "DISQUALIFIED STOCK" means (i) any Preferred Stock of any Restricted Subsidiary and (ii) any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof (other than upon a change of control of the Company in circumstances where the holders of the Notes would have similar rights), in whole or in part on or prior to the final stated maturity of the Notes.

    "DOLLARS" and "$" mean lawful money of the United States of America.

    "EASTERN CONSOLIDATION" means the consolidation of the Company's eastern United States packaging and distribution operations into a new facility in South Carolina, including the closure of Discontinued Facilities, and the incurrence of moving and relocation expenses for equipment and personnel, severance expenses in connection with the closure of Discontinued Facilities and training expenses in connection with the opening of the new facility.

    "EXCHANGE ACT" means the Securities Exchange Act of 1934, as amended.

    "FAIR MARKET VALUE" means, with respect to any asset or property, the sale value that would be obtained in an arm's-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy.

    "FINANCING DISPOSITION" means any sale, transfer, conveyance or other disposition of property or assets by the Company or any Subsidiary thereof to any Receivables Entity, or by any Receivables Subsidiary, in each case in connection with the incurrence by a Receivables Entity of Indebtedness, or obligations to make payments to the obligor on Indebtedness, which may be secured by a Lien in respect of such property or assets.

    "FOREIGN SUBSIDIARY" means (a) any Restricted Subsidiary of the Company that is (i) not organized under the laws of the United States of America or any state thereof or the District of Columbia and (ii) conducts its principal operations outside the United States and (b) any Restricted Subsidiary of the Company that has no material assets other than securities of one or more Foreign Subsidiaries, and other assets relating to an ownership interest in any such securities or Subsidiaries.

    "GAAP" means generally accepted accounting principles in the United States of America (i) as in effect on the Issue Date (for purposes of the definitions of the terms "Borrowing Base," "Consolidated Cash Flow," "Consolidated Coverage Ratio," "Consolidated Interest Expense," "Consolidated Net Income," "Consolidated Tangible Assets," all defined terms in the Indenture as and to the extent used in or relating to any of the foregoing definitions, and all ratios and computations based on any of the foregoing definitions) and (ii) as in effect from time to time (for all other purposes of the Indenture), including those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statement by such other entity as approved by a significant segment of the accounting profession.

    "GUARANTEE" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

    "INDEBTEDNESS" means, with respect to any Person, without duplication, and whether or not contingent, (i) all indebtedness of such Person for borrowed money or which is evidenced by a note, bond, debenture or similar instrument,
(ii) all obligations of such Person to pay the deferred or unpaid purchase price of property or services, which purchase price is due more than six months after the date of placing such property in service or taking delivery and title thereto or the completion of such service, (iii) all Capital Lease Obligations and Attributable Debt of such Person, (iv) all obligations of such Person in respect of letters of credit or bankers' acceptances issued or created for the account of such Person, (v) to the extent not otherwise included in this definition, all net obligations of such Person under all Interest Rate Agreement Obligations or Currency Agreement Obligations of such Person, (vi) all liabilities of others of the kind described in the preceding clause (i), (ii) or
(iii) secured by any Lien on any property owned by such Person even if such Person has not assumed or otherwise become liable for the payment thereof to the extent of the value of the property subject to such Lien, (vii) all Disqualified Stock issued by such Person, and (viii) to the extent not otherwise included, any Guarantee by such Person of any other Person's indebtedness or other obligations described in clauses (i) through (vii) above. "Indebtedness" of the Company and the Restricted Subsidiaries shall not include (i) current trade payables incurred in the ordinary course of business and payable in accordance with customary practices and (ii) non-interest bearing installment obligations and accrued liabilities incurred in the ordinary course of business which are not more than 90 days past due.

    "INDEPENDENT DIRECTOR" means a member of the Board of Directors of the Company who does not have any material direct or indirect financial interest in or with respect to any transaction or series of related transactions.

    "INTEREST RATE AGREEMENT OBLIGATIONS" means, with respect to any Person, the Obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements, and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

    "INVESTMENT" in any Person means any direct or indirect advance, loan or other extension of credit (including, without limitation, by way of Guarantee or similar arrangement, but excluding advances, loans and other extension of credit to customers, directors, officers and employees in the ordinary course of business) to, capital contribution (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others) to, or any purchase or acquisition of Capital Stock, bonds, notes, debentures or other similar instruments issued by, such Person and shall include the designation of a Restricted Subsidiary as an Unrestricted Subsidiary. For purposes of the definition of "Unrestricted Subsidiary" and the "Limitation on Restricted Payments" covenant described above, (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the assets (net of liabilities) of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the Fair Market Value of the assets (net of liabilities) of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its Fair Market Value at the time of such transfer, in each case as determined by the Board of Directors in good faith.

    "ISSUE DATE" means the date on which the Notes are first issued under the Indenture.

    "LEINER GROUP" means Leiner Health Products Group Inc., a Delaware corporation, or any successor thereto.

    "LIEN" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, or any option or other agreement to sell or give a security interest in any asset).

    "MANAGEMENT AGREEMENT" means the Consulting Agreement dated as of the Issue Date, among the Company, Leiner Group and North Castle Partners, L.L.C., as in effect on the Issue Date, and as the same may be amended from time to time in accordance with the terms of the Indenture.

    "MANAGEMENT INVESTORS" means the officers, directors, employees and other members of the management of Leiner Group, PLI, the Company or any of their respective Subsidiaries, or family members or relatives thereof, or trusts for the benefit of any of the foregoing, or any of their heirs, executors, successors and legal representatives, who at any date beneficially own or have the right to acquire, directly or indirectly, Capital Stock of the Company, Leiner Group or PLI.

    "NET PROCEEDS" from an Asset Sale means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Indebtedness or other obligations relating to the properties or assets that are the subject of such Asset Sale or received in any other noncash form) therefrom, in each case net of (i) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all federal, state, provincial, foreign and local taxes required to be paid or accrued as a liability under GAAP, as a consequence of such Asset Sale, (ii) all payments made, and all installment payments required to be made, on any Indebtedness that is secured by any assets subject to such Asset Sale, in accordance with the terms of any Lien upon such assets, (iii) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale, or to any other Person (other than the Company or a Restricted Subsidiary) owning a beneficial interest in the assets disposed of in such Asset Sale and (iv) appropriate amounts to be provided as a reserve, in accordance with GAAP, against any liabilities associated with the assets disposed of in such Asset Sale and retained by the Company or any Restricted Subsidiary after such Asset Sale.

    "NORTH CASTLE PARTNERS" means North Castle Partners I, L.L.C., a Delaware limited liability company, or any legal successor thereto as a result of a reorganization thereof that does not involve any change in control thereof.

    "OBLIGATIONS" means any principal, interest, penalties, fees, indemnifications, reimbursement obligations, damages and other liabilities payable under the documentation governing any Indebtedness.

    "PERMITTED HOLDERS" means collectively or individually (i) North Castle Partners and AEA and each of their respective current, former and future employees, members, stockholders, directors and officers, (ii) trusts for the benefit of such Persons or the spouses, issue, parents or other relatives of such Persons, (iii) Persons controlling or controlled by such Persons and (iv) in the event of the death of any such individual Person, heirs or testamentary legatees of such Person. For purposes of this definition, "control," as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or by contract or otherwise.

    "PERMITTED INVESTMENTS" means (i) any Investment in the Company or any Restricted Subsidiary; (ii) any Investment in Cash Equivalents; (iii) any Investment in a Person if, as a result of such Investment, (a) such Person becomes a Restricted Subsidiary, or (b) such Person either (1) is merged, consolidated or amalgamated with or into the Company or one of its Restricted Subsidiaries and the Company or such Restricted Subsidiary is the Surviving Person, or (2) transfers or conveys substantially all of its assets to, or is liquidated into, the Company or one of its Restricted Subsidiaries; (iv) Investments in accounts and notes receivable acquired in the ordinary course of business; (v) any securities or other Investments received in connection with any sale or other disposition of property or assets, including any Asset Sale that complies with the "Limitation on Asset Sales" covenant; (vi) Interest Rate Agreement Obligations or Currency Agreement Obligations permitted pursuant to the "Limitation on Incurrence of Indebtedness" covenant; (vii) securities or other Investments received in settlement of debts created in the ordinary course of business and owing to the Company or any Restricted Subsidiary, or as a result of foreclosure, perfection or enforcement of any Lien, or in satisfaction of judgments, including in connection with any bankruptcy proceeding or other reorganization of another Person; (viii) Investments in existence or made pursuant to legally binding written commitments in existence on the Issue Date;
(ix) pledges or deposits (a) with respect to leases or utilities, provided to third parties in the ordinary course of business or (b) otherwise described in the definition of "Permitted Liens"; (x) bonds secured by assets leased to and operated by the Company or any Restricted Subsidiary that were issued in connection with the financing of such assets so long as the Company or any Restricted Subsidiary may obtain title to such assets at any time by paying a nominal fee, cancelling such bonds and terminating the transaction; (xi) (1) Investments in connection with a Financing Disposition by or to any Receivables Entity, including Investments of funds held in accounts permitted or required by the arrangements governing such Financing Disposition or any related Indebtedness, or (2) any promissory note issued by Leiner Group or PLI, provided that if Leiner Group or PLI, as applicable, receives cash from the relevant Receivables Entity in exchange for such note, an equal cash amount is contributed by Leiner Group or PLI to the Company; and (xii) any promissory note of any Management Investor acquired in connection with the issuance of Capital Stock of Leiner Group to such Management Investor.

    "PERMITTED LIENS" means (i) Liens securing Indebtedness of a Person existing at the time that such Person is merged into or consolidated with or into, or becomes a Restricted Subsidiary of, the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens were not incurred in connection with, or in contemplation of, such merger, consolidation or other transaction, and do not extend to any property or assets other than those of such Person; (ii) Liens on property or assets acquired by the Company or a Restricted Subsidiary; PROVIDED, HOWEVER, that such Liens were not incurred in connection with, or in contemplation of such acquisition, and do not extend to any other property or assets; (iii) Liens in respect of Interest Rate Agreement Obligations, Currency Agreement Obligations, Purchase Money Obligations, Capital Lease Obligations and Attributable Debt permitted under the Indenture; (iv) Liens to secure Indebtedness or other obligations of any Receivables Entity; (v) Liens in favor of the Company or any Restricted Subsidiary; and (vi) Liens incurred, or pledges and deposits in connection with, (a) workers' compensation, unemployment insurance and other social security benefits, and other similar legislation or other insurance related obligations, (b) bids, tenders, trade, government or other contracts (other than for borrowed money), obligations for utilities, leases, licenses, statutory obligations, and surety, judgment, performance and appeal bonds and other obligations of like nature incurred by the Company or any Restricted Subsidiary in the ordinary course of business, (c) carriers', warehousemen's, mechanics', landlords', materialmen's, repairmen's or other like Liens arising in the ordinary course of business, and (d) any extension, renewal, refinancing, refunding or replacement of any Permitted Lien (or any arrangement to which such Permitted Lien relates), provided that such new Lien, pledge or deposit is limited to the property or assets that secured (or under the arrangement under which the original Permitted Lien arose, could secure) the obligations to which such Liens relate.

    "PERSON" means any individual, corporation, partnership, joint venture, association, joint-stock company, limited liability company, trust, unincorporated organization or government or any agency or political subdivision thereof.

    "PLI" means PLI Holdings Inc., a Delaware corporation, or any successor thereto.

    "PREFERRED STOCK" as applied to the Capital Stock of any Person, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over Capital Stock of any other class of such Person.

    "PUBLIC DEBT" means any Indebtedness represented by debt securities (including any Guarantee of such securities) issued by the Company or any Restricted Subsidiary in connection with a public offering (whether or not underwritten) or a private placement (provided such private placement is underwritten for resale pursuant to Rule 144A, Regulation S or otherwise under the Securities Act or sold on an agency basis by a broker-dealer or one of its affiliates); it being understood that the term "Public Debt" shall not include any evidence of Indebtedness under the Credit Facility or any other commercial bank borrowings or similar borrowings, any Receivables Financing, recourse transfers of financial assets, capital leases or other types of borrowings incurred in a manner not customarily viewed as a "securities offering."

    "PURCHASE MONEY OBLIGATION" means any Indebtedness secured by a Lien on assets related to the business of the Company or the Restricted Subsidiaries, and any additions and accessions thereto, which are purchased or constructed by the Company or any Restricted Subsidiary at any time after the Issue Date; PROVIDED that (i) any security agreement or conditional sales or other title retention contract pursuant to which the Lien on such assets is created (collectively a "Security Agreement") shall be entered into within 180 days after the purchase or substantial completion of the construction of such assets and shall at all times be confined solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom, (ii) at no time shall the aggregate principal amount of the outstanding Indebtedness secured thereby be increased, except in connection with the purchase of additions and accessions thereto and except in respect of fees and other obligations in respect of such Indebtedness and (iii) (A) the aggregate outstanding principal amount of Indebtedness secured thereby (determined on a per asset basis in the case of any additions and accessions) shall not at the time such Security Agreement is entered into exceed 100% of the purchase price to the Company or any Restricted Subsidiary of the assets subject thereto or (B) the Indebtedness secured thereby shall be with recourse solely to the assets so purchased or acquired, any additions and accessions thereto and any proceeds therefrom.

    "RECAPITALIZATION" means the recapitalization of Leiner Group pursuant to the Stock Purchase Agreement and Plan of Merger, dated as of May 31, 1997, among Leiner Group, North Castle and LHP Acquisition Corp., whereby LHP Acquisition Corp. was merged with and into Leiner Group, with Leiner Group continuing as the surviving corporation.

    "RECEIVABLE" means a right to receive payment arising from a sale or lease of goods or services by a Person pursuant to an arrangement with another Person pursuant to which such other Person is obligated to pay for goods or services under terms that permit the purchase of such goods and services on credit, as determined in accordance with GAAP.

    "RECEIVABLES ENTITY" means (x) any Receivables Subsidiary or (y) any other Person that is engaged in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time), other accounts and/or other receivables, and/or related assets.

    "RECEIVABLES FINANCING" means any financing of Receivables of the Company or any Restricted Subsidiary that have been transferred to a Receivables Entity in a Financing Disposition.

    "RECEIVABLES SUBSIDIARY" means a Subsidiary of the Company that (a) is engaged solely in the business of acquiring, selling, collecting, financing or refinancing Receivables, accounts (as defined in the Uniform Commercial Code as in effect in any jurisdiction from time to time) and other accounts and receivables (including any thereof constituting or evidenced by chattel paper, instruments or general intangibles), all proceeds thereof and all rights (contractual and other), collateral and other assets relating thereto, and any business or activities incidental or related to such business, and (b) is designated as a "Receivables Subsidiary" by the Board of Directors of the Company.

    "RELATED BUSINESS" means the business conducted (or proposed to be conducted) by the Company and its Subsidiaries as of the Issue Date and any and all businesses that in the good faith judgment of the Board of Directors of the Company are related, ancillary or complementary to such business.

    "RESTRICTED INVESTMENT" means an Investment other than a Permitted
Investment.

    "RESTRICTED PAYMENT" means (i) any dividend or other distribution declared or paid on any Capital Stock of the Company or any of its Restricted Subsidiaries (other than dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) of the Company or such Restricted Subsidiary or dividends or distributions payable to the Company or any Restricted Subsidiary (and, if the Restricted Subsidiary making such dividend or distributions has any stockholder other than the Company or another Restricted Subsidiary, to such stockholder on no more than a PRO RATA basis, measured by value)); (ii) any payment to purchase, redeem or otherwise acquire or retire for value any Capital Stock of the Company or any Restricted Subsidiary (other than any Capital Stock owned by the Company or any Restricted Subsidiary, except from all holders of such Capital Stock of a Restricted Subsidiary on a pro rata basis); (iii) any payment to purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is expressly subordinated in right of payment to the Notes (other than a purchase, redemption, defeasance or other acquisition or retirement for value (A) that is paid for with the proceeds of Refinancing Indebtedness that is permitted under the covenant described under "--Certain Covenants-- Limitation on Incurrence of Indebtedness," or (B) in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of such acquisition or retirement, or (C) from Net Proceeds to the extent permitted by the covenant described under "--Certain Covenants--Limitation on Asset Sales" or (D) upon a Change of Control to the extent required by the agreement governing such Indebtedness but only if the Company shall have complied with the covenant described under "--Change of Control" and purchased all Notes tendered pursuant to the offer to repurchase all of the Notes required thereby, prior to purchasing or repaying such Indebtedness); or (iv) any Restricted Investment.

    "RESTRICTED SUBSIDIARY" means each direct or indirect Subsidiary of the Company other than an Unrestricted Subsidiary.

    "REVOLVING CREDIT FACILITY" means the revolving credit facilities provided under the Credit Facility (which may include any line or letter of credit facility or subfacility thereunder).

    "SALE/LEASEBACK TRANSACTION" means an arrangement relating to property now owned or hereafter acquired by the Company or a Restricted Subsidiary whereby the Company or such Restricted Subsidiary transfers such property to a Person more than nine months after acquiring such property, and the Company or such Restricted Subsidiary leases it from such Person, other than leases (x) between the Company and a Restricted Subsidiary or between Restricted Subsidiaries, (y) required to be classified and accounted for as capitalized leases for financial reporting purposes in accordance with GAAP or (z) of any assets referred to in clause (i)(E) of the definition of Asset Sale.

    "SENIOR DEBT" means the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on and other amounts due on or in connection with (including any fees, premiums, expenses, including costs of collection, and indemnities) any Indebtedness of the Company, whether outstanding on the Issue Date or thereafter created, incurred or assumed, unless, in the case of any particular Indebtedness, the instrument creating or evidencing the same or pursuant to which the same is outstanding expressly provides that such Indebtedness shall not be senior in right of payment to the Notes. Without limiting the generality of the foregoing, "Senior Debt" shall also include the principal of, premium, if any, and interest (including any interest accruing subsequent to the filing of a petition of bankruptcy at the rate provided for in the documentation with respect thereto, whether or not such interest is an allowed claim under applicable state, federal or foreign law) on, and all other amounts owing in respect of, (i) Bank Debt of the Company and any Receivables Financing and (ii) all Currency Agreement Obligations and Interest Rate Agreement Obligations relating to Bank Debt of the Company, in each case whether outstanding on the Issue Date or thereafter created, incurred or assumed and including in respect of claims under Guarantees, claims for indemnity, claims in relation to such Currency Agreement Obligations and Interest Rate Agreement Obligations, expense reimbursement and fees. Notwithstanding the foregoing, "Senior Debt" shall not include (a) Indebtedness evidenced by the Notes, (b) Indebtedness that is PARI PASSU with or expressly subordinated in right of payment to any Senior Debt of the Company,
(c) Indebtedness which, when incurred and without respect to any election under
Section 1111(b) of Title 11, United States Code, is by its terms without recourse to the Company, (d) any repurchase, redemption or other obligation in respect of Disqualified Stock of the Company, (e) to the extent it might constitute Indebtedness, amounts owing for goods, materials or service purchased in the ordinary course of business or consisting of trade payables or other current liabilities (other than any current liabilities owing under Bank Debt or the current portion of any long-term Indebtedness which would constitute Senior Debt but for the operation of this clause (e)), (f) to the extent it might constitute Indebtedness, amounts owed by the Company for services rendered to the Company, (g) to the extent it might constitute Indebtedness, any liability for federal, state, local, foreign or other taxes owed or owing by the Company,
(h) Indebtedness of the Company to a Subsidiary of the Company and (i) that portion of any Indebtedness of the Company which at the time of incurrence is incurred in violation of the Indenture; PROVIDED, however, that such Indebtedness shall be deemed not to have been incurred in violation of the Indenture for purposes of this clause (i) if (x) the holder(s) of such Indebtedness or their representative or the Company shall have furnished to the Trustee an opinion of recognized independent legal counsel, unqualified in all material respects, addressed to the Trustee (which legal counsel may, as to matters of fact, rely upon an Officers' Certificate of the Company) to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture or (y) such Indebtedness consists of Bank Debt, and the holder(s) of such Indebtedness of their agent or representative (1) had no actual knowledge at the time of incurrence that the incurrence of such Indebtedness violated the Indenture and (2) shall have received a certificate from an Officer of the Company to the effect that the incurrence of such Indebtedness does not violate the provisions of the Indenture.

    "SENIOR SUBORDINATED NOTE OBLIGATIONS" means any principal of, premium, if any, and interest on, and any other amounts owing in respect of, the Notes payable pursuant to the terms of the Notes or the Indenture or upon acceleration of the Notes, including, without limitation, amounts received upon the exercise of rights of rescission or other rights of action (including claims for damages) or otherwise, to the extent relating to the purchase price of the Notes or amounts corresponding to such principal of, premium, if any, or interest on, or other amounts owing with respect to, the Notes.

    "SIGNIFICANT SUBSIDIARY" means any Restricted Subsidiary of the Company that would be a "significant subsidiary" of the Company as defined in Rule 1-02 of Regulation S-X under the Securities Act and the Exchange Act, as such Rule is in effect on the Issue Date.

    "STATED MATURITY" means, when used with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the purchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

    "SUBSIDIARY" of a Person means (i) any corporation more than 50% of the outstanding voting power of the Voting Stock of which is owned or controlled, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person, or by such Person and one or more other Subsidiaries thereof, or
(ii) any limited partnership of which such Person or any Subsidiary of such Person is a general partner, or (iii) any other Person (other than a corporation or limited partnership) in which such Person, or one or more other Subsidiaries of such Person, or such Person and one or more other Subsidiaries thereof, directly or indirectly, has more than 60% of the outstanding partnership or similar interests or has the power, by contract or otherwise, to direct or cause the direction of the policies, management and affairs thereof.

    "SUBSIDIARY GUARANTEE" means any Guarantee of the Notes that may from time to time be provided by a Restricted Subsidiary pursuant to the terms of the Indenture.

    "SUBSIDIARY GUARANTOR" means each of the Company's Restricted Subsidiaries that issues a Subsidiary Guarantee.

    "SURVIVING PERSON" means, with respect to any Person involved in or that makes any Disposition, the Person formed by or surviving such Disposition or the Person to which such Disposition is made.

    "TAX SHARING AGREEMENT" means the Tax Sharing Agreement dated as of the Issue Date between Leiner Group, PLI and the Company, and as the same may be amended from time to time in accordance with the terms of the indenture.

    "TERM LOAN FACILITY" means the term loan facilities provided under the Credit Facility.

    "TREASURY RATE" means the yield to maturity at the time of computation of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two Business Days prior to the Redemption Date (or, if such Statistical Release is no longer published, any publicly available source or similar market data)) most nearly equal to the period from the Redemption Date to the Stated Maturity; PROVIDED, HOWEVER, that if the period from the Redemption Date to the Stated Maturity is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the period from the Redemption Date to the Stated Maturity is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

    "UNRESTRICTED SUBSIDIARY" means any Subsidiary of the Company (other than a Guarantor) designated as such pursuant to and in compliance with the covenant described under "Limitation on Designation of Unrestricted Subsidiaries." Any such designation may be revoked by a resolution of the Board of Directors of the Company delivered to the Trustee, subject to the provisions of such covenant.

    "U.S. RESTRICTED SUBSIDIARY" means any Restricted Subsidiary that is not a Foreign Subsidiary.

    "VOTING STOCK" of a Person means Capital Stock of such Person of the class or classes pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the board of directors, managers or trustees of such Person (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

    "WEIGHTED AVERAGE LIFE TO MATURITY" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required scheduled payment of principal, including payment at final maturity, in respect thereof, with (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding aggregate principal amount of such Indebtedness.

BOOK-ENTRY; DELIVERY AND FORM

    The certificates representing the New Notes will be issued in fully registered form, without coupons. Except as described below, the New Notes will be deposited with, or on behalf of, DTC, and registered in the name of Cede & Co. ("Cede") as DTC's nominee in the form of a global Note certificate (the "Global Certificate") or will remain in the custody of the Trustee pursuant to the FAST Balance Certificate Agreement between DTC and the Trustee.

    Existing Notes originally purchased by or transferred to (i) institutional "accredited investors" (as defined in Rule 501(a)(1), (2), (3) or (7) under the Securities Act) who are not "qualified institutional buyers" (as defined in Rule 144A under the Securities Act) ("QIBs"), (ii) except as described below, persons outside the United States pursuant to sales in accordance with Regulation S under the Securities Act or (iii) any other persons who are not QIBs (collectively, "Non-Global Purchasers") were issued in registered form without coupons (the "Certificated Notes"). Upon the transfer to a QIB of Certificated Existing Notes initially issued to a Non-Global Purchaser, such Certificated Existing Notes will be exchanged for an interest in the Global Certificate representing the Existing Notes in the custody of the Trustee representing the principal amount of Notes being transferred. See "--Certificated Notes."

    DTC has advised the Company that it is (i) a limited purpose trust company organized under the laws of the State of New York, (ii) a "banking organization" within the meaning of the New York banking law, (iii) a member of the Federal Reserve System, (iv) a "clearing corporation" within the meaning of the Uniform Commercial Code, as amended, and (v) a "Clearing Agency" registered pursuant to
Section 17A of the Exchange Act. DTC was created to hold securities for its participants (collectively, the "Participants") and facilitates the clearance and settlement of securities transactions between Participants through electronic book-entry changes to the accounts of its Participants, thereby eliminating the need for physical transfer and delivery of certificates. Participants include securities brokers and dealers (including the Initial Purchasers), banks and trust companies, clearing corporations and certain other organizations. Indirect access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly.

    The Company expects that pursuant to procedures established by DTC (i) upon deposit of the Global Certificate representing New Notes, DTC will credit the account of Participants tendering Existing Notes in exchange for New Notes with an interest in the Global Certificate and (ii) ownership of beneficial interests therein will be effected only through records maintained by DTC (with respect to interests of Participants), Participants and Indirect Participants. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own and that security interests in negotiable instruments can only be perfected by delivery of certificates representing the instruments. Consequently, the ability to transfer the Notes or to pledge the Notes as collateral to persons in such states will be limited to such extent.

    So long as DTC or its nominee is the registered owner of a Global Certificate, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Notes represented by the Global Certificate for all purposes under the Indenture and the Notes. Except as provided below, owners of beneficial interests in a Global Certificate will not be entitled to have Notes represented by such Global Certificate registered in their names, will not receive or be entitled to receive physical delivery of Certificated Notes, and will not be considered the owners or holders thereof under the Indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee thereunder. As a result, the ability of a person having a beneficial interest in Notes represented by a Global

Certificate to pledge or transfer such interest to persons or entities that do not participate in DTC's system or otherwise to take action with respect to such interest, may be affected by the lack of a physical certificate evidencing such interest.

    Accordingly, each holder of New Notes owning a beneficial interest in a Global Certificate must rely on the procedures of DTC and, if such holder of New Notes is not a Participant or an Indirect Participant, on the procedures of the Participant through which such holder of New Notes owns its interest, to exercise any rights of a holder of Notes under the Indenture. The Company understands that under existing industry practice, in the event the Company requests any action of a holder of New Notes or a holder of New Notes that is an owner of a beneficial interest in a Global Certificate desires to take any action that DTC, as the holder of such Global Certificate, is entitled to take, DTC would authorize the Participant to take such action or would otherwise act upon the instruction of such holder of New Notes. Neither the Company nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of the New Notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to such New Notes or for any other matter relating to the actions or procedures of DTC.

    Payments with respect to the principal of, premium, if any, and interest on, any Notes represented by a Global Certificate registered in the name of DTC or its nominee on the applicable record date will be payable by the Trustee to or at the direction of DTC or its nominee in its capacity as the registered holder of the Global Certificate representing such Notes under the Indenture. Under the terms of the Indenture, the Company and the Trustee may treat the persons in whose names the Notes, including the Global Certificate, are registered as the owners thereof for the purpose of receiving such payment and for any and all other purposes whatsoever. Consequently, neither the Company nor the Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of interests in the Global Certificate (including principal, premium, if any, and interest), or to immediately credit the accounts of the relevant Participants with such payment, in an amount proportionate to their respective holdings in principal amount of the Global Certificate as shown on the records of DTC. The Company expects that payments by the Participant and the Indirect Participant to the beneficial owners of interests in the Global Certificate will be governed by standing instructions and customary practice and will be the responsibility of the Participant or the Indirect Participant and DTC.

    The information in this section concerning DTC and DTC's book-entry system has been obtained from the sources the Company believes to be reliable, but the Company takes no responsibility for the accuracy thereof.

    CERTIFICATED NOTES

    If (i) the Company notifies the Trustee in writing that DTC is no longer willing or able to act as a depository or DTC ceases to be registered as a clearing agency under the Exchange Act and the Company is unable to locate a qualified successor within 90 days, (ii) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of Notes in definitive form under the Indenture or (iii) upon the occurrence of certain other events, then, upon surrender by DTC of its Global Certificate, then Certificated Notes will be issued to each person that DTC identifies as the beneficial owner of the Notes represented by the Global Certificate. In addition, subject to certain conditions, any person having a beneficial interest in a Global Certificate may, upon request to the Trustee, exchange such beneficial interest for Certificated Notes. Upon any such issuance, the Trustee is required to register such Certificated Notes in the name of such person or persons (or the nominee of any thereof), and cause the same to be delivered thereto.

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

    The following summary describes the material U.S. federal income tax consequences to holders of the exchange of the Existing Notes for New Notes pursuant to the Exchange Offer. The exchange of Existing Notes for New Notes pursuant to the Exchange Offer will not constitute a taxable exchange for United States federal income tax purposes. Accordingly, a holder who exchanges such Notes in the Exchange Offer will not recognize gain or loss on the exchange, such holder's tax basis in the New Notes received pursuant to the Exchange Offer will be the same as such holder's tax basis in the Existing Notes surrendered therefor and such holder's holding period for the New Notes received pursuant to the Exchange Offer will include its holding period for the Existing Notes surrendered therefor.

    ALL HOLDERS OF EXISTING NOTES ARE ADVISED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE UNITED STATES FEDERAL, STATE AND LOCAL AND NON-UNITED STATES TAX CONSEQUENCES OF THE EXCHANGE OF EXISTING NOTES FOR NEW NOTES AND OF THE OWNERSHIP AND DISPOSITION OF NEW NOTES RECEIVED IN THE EXCHANGE OFFER IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

                              PLAN OF DISTRIBUTION

    Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used for a period of 180 days after the Expiration Date by a broker-dealer in connection with resales of New Notes received in exchange for Existing Notes where such Existing Notes were acquired as a result of market-making activities or other trading activities. LHP has agreed that, for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any such broker-dealer for use in connection with any such resale. In addition, until
        , 1997, all dealers effecting transactions in the New Notes may be required to deliver a prospectus. LHP may require any such sellers of New Notes to supply information reasonably requested in connection with these activities. LHP may also require such sellers to discontinue disposition of the New Notes if certain events identified in the Registration Rights Agreement that require updating of the Prospectus occur.

    LHP will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit or any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

    LHP has agreed to pay all expenses incident to its performance in connection with the Exchange Offer under the Registration Rights Agreement, which, among other things, do not include commissions or concessions of any brokers-dealers, and will indemnify the Holders of the Existing Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

    Certain of the Initial Purchasers have in the past, and may in the future, provide investment banking and other related services to LHP and its affiliates in the ordinary course of business. Merrill Lynch

Capital Corporation, an affiliate of Merrill Lynch, is the documentation agent and a lender under the New Credit Facility for which it received usual and customary fees. Salomon Brothers Holding Company Inc, an affiliate of Salomon Brothers Inc, is the syndication agent and a lender under the New Credit Facility, for which it received usual and customary fees. Scotiabank, an affiliate of Scotia Capital, is the Administrative Agent and a lender under the New Credit Facility, for which it received usual and customary fees. In addition, in connection with the Recapitalization, Merrill Lynch & Co. acquired $15 million in limited liability company interests of North Castle, and The Bank of Nova Scotia acquired $3 million of such interests.

                                 LEGAL MATTERS

    The validity of the Notes offered hereby will be passed upon for the Company by Debevoise & Plimpton, New York, New York.

                                    EXPERTS

    The Consolidated Financial Statements as of March 31, 1996 and March 31, 1997, and for each of the three years in the period ended March 31, 1997, appearing in this Prospectus and the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this Prospectus and in the Registration Statement, and are included in reliance upon the reports of Ernst & Young LLP, independent auditors, given upon the authority of such firm as experts in accounting and auditing.

                          LEINER HEALTH PRODUCTS INC.
                                    INDEX TO
                       CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements:

  Report of Independent Auditors.....................................................        F-2

  Consolidated Balance Sheets as of March 31, 1996 and 1997..........................        F-3

  Consolidated Statements of Income for the years ended March 31, 1995, 1996 and
    1997.............................................................................        F-4

  Consolidated Statements of Shareholder's Equity for the years ended March 31, 1995,
    1996 and 1997....................................................................        F-5

  Consolidated Statements of Cash Flows for the years ended March 31, 1995, 1996 and
    1997.............................................................................        F-6

  Notes to Consolidated Financial Statements.........................................        F-7

Unaudited Condensed Consolidated Financial Statements:

  Condensed Consolidated Balance Sheet (Unaudited) at June 30, 1997..................       F-18

  Condensed Consolidated Statements of Operations (Unaudited) for the three months
    ended June 30, 1996 and 1997.....................................................       F-19

  Condensed Consolidated Statements of Cash Flows (Unaudited) for the three months
    ended June 30, 1996 and 1997.....................................................       F-20

  Notes to Unaudited Condensed Consolidated Financial Statements.....................       F-21

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholder
Leiner Health Products Inc.

    We have audited the accompanying consolidated balance sheets of Leiner Health Products Inc. as of March 31, 1996 and 1997, and the related consolidated statements of income, shareholder's equity and cash flows for each of the three years in the period ended March 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Leiner Health Products Inc. at March 31, 1996 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended March 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Orange County, California
April 25, 1997

                          LEINER HEALTH PRODUCTS INC.

                          CONSOLIDATED BALANCE SHEETS

                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents...............................................................  $    1,411  $    2,066
  Accounts receivable, net of allowances of $2,539 and $3,840 at March 31, 1996 and 1997,
    respectively..........................................................................      67,459      77,436
  Inventories.............................................................................      71,744      86,823
  Deferred income taxes...................................................................       3,826       3,838
  Prepaid expenses and other current assets...............................................         862       2,639
                                                                                            ----------  ----------
      Total current assets................................................................     145,302     172,802
Property, plant and equipment, less accumulated depreciation and amortization.............      41,864      42,367
Goodwill, less accumulated amortization of $5,608 and $7,131 at March 31, 1996 and 1997,
  respectively............................................................................      52,386      58,035
Other noncurrent assets...................................................................      11,762      11,360
                                                                                            ----------  ----------
      Total assets........................................................................  $  251,314  $  284,564
                                                                                            ----------  ----------
                                                                                            ----------  ----------
                                       LIABILITIES AND SHAREHOLDER'S EQUITY
Current liabilities:
  Bank checks outstanding, less cash on deposit...........................................  $    2,291  $   10,410
  Current portion of long-term debt.......................................................       2,023       3,148
  Accounts payable........................................................................      53,710      61,623
  Customer allowances payable.............................................................       5,471       6,632
  Accrued compensation and benefits.......................................................       4,749       6,233
  Income taxes payable....................................................................         461       1,818
  Other accrued expenses..................................................................       4,326       3,535
                                                                                            ----------  ----------
      Total current liabilities...........................................................      73,031      93,399
Long-term debt............................................................................     102,151     102,290
Deferred income taxes.....................................................................       2,202       2,582
Other noncurrent liabilities..............................................................       1,245       1,425
Commitments and contingent liabilities
Minority interest in subsidiary...........................................................      --           4,718
Shareholder's equity:
  Common stock, $1 par value: 1,000 shares authorized, issued and outstanding at March 31,
    1996 and 1997.........................................................................           1           1
  Capital in excess of par value..........................................................      62,966      62,966
  Cumulative translation adjustment.......................................................      --            (173)
  Retained earnings.......................................................................       9,718      17,356
                                                                                            ----------  ----------
      Total shareholder's equity..........................................................      72,685      80,150
                                                                                            ----------  ----------
      Total liabilities and shareholder's equity..........................................  $  251,314  $  284,564
                                                                                            ----------  ----------
                                                                                            ----------  ----------

          See accompanying notes to consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

                       CONSOLIDATED STATEMENTS OF INCOME
                                 (IN THOUSANDS)

                                                                                     YEARS ENDED MARCH 31,
                                                                               ----------------------------------
                                                                                  1995        1996        1997
                                                                               ----------  ----------  ----------
Net sales....................................................................  $  314,730  $  338,417  $  392,786
Cost of sales................................................................     236,613     253,272     288,579
                                                                               ----------  ----------  ----------
Gross profit.................................................................      78,117      85,145     104,207
Marketing, selling and distribution expenses.................................      42,400      44,228      51,477
General and administrative expenses..........................................      17,302      18,344      21,219
Impairment and closure of OTC facility.......................................      --           4,730       1,416
Management reorganization....................................................      --          --           1,000
Amortization of goodwill.....................................................       1,586       1,585       1,514
Other charges................................................................         482         482         878
                                                                               ----------  ----------  ----------
Operating income.............................................................      16,347      15,776      26,703
Interest expense, net........................................................       9,010       9,924       8,281
                                                                               ----------  ----------  ----------
Income before income taxes and extraordinary item............................       7,337       5,852      18,422
Provision for income taxes before extraordinary item.........................       3,524       4,686       8,028
                                                                               ----------  ----------  ----------
Income before extraordinary item.............................................       3,813       1,166      10,394
Extraordinary loss on the early extinguishment of debt, net of income taxes
  of $1,833..................................................................      --          --           2,756
                                                                               ----------  ----------  ----------
Net income...................................................................  $    3,813  $    1,166  $    7,638
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

          See accompanying notes to consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY

                             (DOLLARS IN THOUSANDS)

                                                               CAPITAL
                                               COMMON STOCK   IN EXCESS   CUMULATIVE             TOTAL
                                               ------------    OF PAR     TRANSLATION RETAINED SHAREHOLDER'S
                                               SHARES   AMOUNT   VALUE    ADJUSTMENT EARNINGS   EQUITY
                                               ------   ---   ---------   ------   --------   -----------
Balance at March 31, 1994....................  1,000    $1      $62,966   $--      $  4,739      $67,706
Net income...................................   --      --       --        --         3,813        3,813
                                               ------   ---   ---------   ------   --------   -----------
Balance at March 31, 1995....................  1,000     1      62,966     --         8,552       71,519
Net income...................................   --      --       --        --         1,166        1,166
                                               ------   ---   ---------   ------   --------   -----------
Balance at March 31, 1996....................  1,000     1      62,966     --         9,718       72,685
Net income...................................   --      --       --        --         7,638        7,638
Translation adjustment.......................   --      --       --        (173)      --            (173)
                                               ------   ---   ---------   ------   --------   -----------
Balance at March 31, 1997....................  1,000    $1      $62,966   $(173)   $ 17,356      $80,150
                                               ------   ---   ---------   ------   --------   -----------
                                               ------   ---   ---------   ------   --------   -----------

          See accompanying notes to consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                        YEARS ENDED MARCH 31,
                                                                                   -------------------------------
                                                                                     1995       1996       1997
                                                                                   ---------  ---------  ---------
OPERATING ACTIVITIES
Net income.......................................................................  $   3,813  $   1,166  $   7,638
Adjustments to reconcile net income to net cash provided by operating activities:
  Depreciation and amortization..................................................     10,698     12,496     12,600
  Stock option compensation expense..............................................        132        132         99
  Deferred income taxes..........................................................      2,779      3,364        270
  Charge for long-lived asset impairment.........................................     --          4,730     --
  Extraordinary loss on the early extinguishment of debt.........................     --         --          4,589
  Translation adjustment.........................................................     --         --            173
  Changes in operating assets and liabilities, net of effects of acquisition:
    Accounts receivable..........................................................     (4,600)     4,742     (7,371)
    Inventories..................................................................        (99)    (7,818)    (8,694)
    Bank checks outstanding, less cash on deposit................................     12,191     (9,900)     7,979
    Accounts payable.............................................................      1,120      4,756      5,418
    Customer allowances payable..................................................     (7,330)       260      1,161
    Accrued compensation and benefits............................................     (1,339)      (925)     1,484
    Other accrued expenses.......................................................     (4,323)    (1,252)    (1,956)
    Income taxes payable.........................................................        101        691      1,246
    Other........................................................................        (56)       261     (1,469)
                                                                                   ---------  ---------  ---------
Net cash provided by operating activities........................................     13,087     12,703     23,167
                                                                                   ---------  ---------  ---------
INVESTING ACTIVITIES
Additions to property, plant and equipment, net..................................    (16,722)    (3,468)    (3,540)
Acquisition of business, net of cash acquired....................................     --         --         (2,420)
Increase in other noncurrent assets..............................................     (5,128)    (5,335)    (4,263)
                                                                                   ---------  ---------  ---------
Net cash used in investing activities............................................    (21,850)    (8,803)   (10,223)
                                                                                   ---------  ---------  ---------
FINANCING ACTIVITIES
Net borrowings under bank line of credit.........................................      5,225         78     47,247
Repayment of senior notes, including prepayment penalty..........................     --         --        (49,097)
Increase in other long-term debt.................................................      5,662      1,305      2,270
Payments on other long-term debt.................................................     (3,566)    (3,872)   (12,493)
                                                                                   ---------  ---------  ---------
Net cash provided by (used in) financing activities..............................      7,321     (2,489)   (12,073)
                                                                                   ---------  ---------  ---------
Effect of exchange rate changes..................................................     --         --           (216)
                                                                                   ---------  ---------  ---------
Net increase (decrease) in cash and cash equivalents.............................     (1,442)     1,411        655
Cash and cash equivalents at beginning of period.................................      1,442     --          1,411
                                                                                   ---------  ---------  ---------
Cash and cash equivalents at end of period.......................................  $  --      $   1,411  $   2,066
                                                                                   ---------  ---------  ---------
                                                                                   ---------  ---------  ---------

          See accompanying notes to consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 MARCH 31, 1997

1. FORMATION AND OPERATIONS

    Leiner Health Products Inc. (the Company) is primarily involved in a single business segment, the manufacture and distribution of vitamins, over-the-counter drugs and other health and beauty aid products to mass market retailers and through other channels, primarily in the United States and Canada. On May 4, 1992, with the support of the Company's Senior Management, the Company became a wholly owned subsidiary of PLI Holdings Inc., which operates solely as a holding company and which is itself a wholly owned subsidiary of Leiner Health Products Group Inc. (the Parent), a corporation formed by AEA Investors Inc., a private investment firm. These consolidated financial statements include the accounts of the Company and its subsidiaries, including VH Holdings Inc., a holding company which owns Vita Health Company (1985) Ltd. ("Vita Health"). See Note 3.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

    The accompanying consolidated financial statements include the accounts of Leiner Health Products Inc. and its direct and indirect subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Actual results could differ from those estimates.

CASH EQUIVALENTS

    The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

FAIR VALUES OF FINANCIAL INSTRUMENTS

    Fair values of cash and cash equivalents, short-term borrowings and the current portion of long-term debt approximate cost due to the short period of time to maturity. Fair values of long-term debt, which have been determined based on borrowing rates currently available to the Company for loans with similar terms or maturity, approximate the carrying amounts in the consolidated financial statements.

INVENTORIES

    Inventories are stated at the lower of cost or market, with cost being determined by the first-in, first-out method.

                          LEINER HEALTH PRODUCTS INC.

                                 MARCH 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
PROPERTY, PLANT AND EQUIPMENT

    Property, plant and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided using the straight-line method, at rates designed to distribute the cost of assets over their estimated service lives or, for leasehold improvements, the shorter of their estimated service lives or their remaining lease terms.

OTHER ASSETS

    Goodwill, representing the excess of the purchase price over the fair values of the net assets of acquired entities, is being amortized over the period of expected benefit ranging from 35 to 40 years. Deferred financing charges are being amortized based on the principal balance outstanding using the effective interest method. Other intangible assets are being amortized over the period of expected benefit of 15 years. Incentives provided to customers to secure long-term sales agreements (primarily cash advances and credit memos to be applied against purchases under the contract) are amortized over the terms of the agreements or as related sales are recognized. Amounts deferred under such agreements totaled $9.5 million and $6.3 million as of March 31, 1996 and 1997, respectively.

LONG-LIVED ASSETS

    The Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF (SFAS No. 121), in March 1995. SFAS No. 121 requires long-lived assets and certain intangibles held and used by the Company to be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability test is to be performed at the lowest level at which undiscounted net cash flows can be directly attributable to long-lived assets. Goodwill that is not associated with specific assets that are impaired is assessed for impairment when impairment indicators are present and reduced to its estimated fair value if less than its carrying value. The Company adopted SFAS No. 121 during the fiscal year ended March 31, 1996; see Note 4 for disclosure regarding the effect of adoption on the Company's consolidated financial statements.

FOREIGN CURRENCY TRANSLATION

    The Company translates the foreign currency financial statements of its Canadian subsidiary by translating balance sheet accounts at the year-end exchange rate and income statement accounts at the weighted monthly average exchange rate for the year. Translation gains and losses are recorded in common shareholder's equity, and realized gains and losses are reflected in income. Transaction gains and losses were immaterial.

REVENUE RECOGNITION

    The Company recognizes revenue from product sales at the time of shipment. Provisions are made currently for estimated returns.

                          LEINER HEALTH PRODUCTS INC.

                                 MARCH 31, 1997

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
STOCK-BASED COMPENSATION

    The Company has elected to account for its stock-based compensation plans in accordance with Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees" and related interpretations. Under the provisions of APB 25, compensation expense is measured at the grant date for the difference between the fair value of the stock, less the exercise price.

ADVERTISING COSTS

    Advertising costs are expensed as incurred. Advertising expense for the years ended March 31, 1995, 1996 and 1997 was $8.3 million, $8.7 million and $11.3 million, respectively.

3. ACQUISITION

    On January 30, 1997, the Company acquired all of the outstanding capital stock of G. S. Investments Ltd. which owned, among other companies, Vita Health Company (1985) Ltd. (Vita Health). Vita Health is headquartered in Winnipeg, Manitoba, Canada and primarily manufactures and distributes vitamins and over-the-counter drugs. The results of operations of Vita Health are included in the accompanying consolidated statements of income since the date of acquisition. The total cost of the acquisition, including direct acquisition costs of $1.1 million, was approximately $16.0 million, represented by $2.4 million of cash, $4.7 million of preferred stock of a subsidiary and $8.9 million of liabilities assumed. The acquisition has been accounted for as a purchase and, accordingly, the excess of cost over the fair value of net assets acquired of $7.1 million has been included in goodwill, and is being amortized over its expected benefit period of 35 years.

    As part of the acquisition purchase price, the Company issued approximately 46,037 shares of class A preferred stock and approximately 17,511 shares of class B preferred stock in VH Holdings Inc., a subsidiary of the Company. The class A preferred stock has an aggregate redemption value of approximately $3.4 million and the class B preferred stock has an aggregate redemption value of approximately $1.3 million. The preferred stock does not accrue dividends and has no voting rights. It is redeemable at the option of the Company until January 2003, or at the option of the holders beginning in January 1998 through January 2003 at the redemption value. Redemption is mandatory in January 2004. This stock has been classified as minority interest in subsidiary in the accompanying consolidated balance sheet as of March 31, 1997.

    The following unaudited pro forma summary presents the consolidated results of operations as if the acquisition of Vita Health had occurred at the beginning of the period presented and does not purport to be indicative of the results that would have occurred had the acquisition of Vita Health been made as of such date or of results which may occur in the future.

                                                                        YEARS ENDED MARCH 31,
                                                                        ----------------------
                                                                           1996        1997
                                                                        ----------  ----------
Net sales.............................................................  $  366,430  $  416,917
Net income before extraordinary item..................................       3,089      10,455
Net income............................................................       2,639       7,586

                          LEINER HEALTH PRODUCTS INC.

                                 MARCH 31, 1997

3. ACQUISITION (CONTINUED)
    Adjustments made in arriving at pro forma unaudited results of operations include amortization of debt issuance fees related to the new Credit Agreement, (see Note 7), increased interest expense on the new Credit Agreement, amortization of goodwill and related tax adjustments.

4. MANAGEMENT REORGANIZATION, LONG-LIVED ASSET IMPAIRMENT AND FACILITY CLOSURE

    During the year ended March 31, 1997, the Company reorganized the management team. Expenses of $1.0 million include severance expense for the previous Chief Financial Officer, Vice President of Product Development and Vice President of Corporate Development and include the hiring and relocation expenses for the new Chief Financial Officer and other corporate officers.

    Because of declining sales and continued operating losses during the year ended March 31, 1996, the Company decided to significantly reduce the size of its over-the-counter (OTC) liquids pharmaceutical manufacturing business. Accordingly, the Company evaluated, based on the criteria prescribed by SFAS No. 121, the ongoing value of the plant, equipment and related goodwill that arose as part of the XCEL acquisition in May 1992. Goodwill of $7.8 million was allocated based on the relative estimated fair value of the long-lived assets at the date of acquisition. Based on its evaluation, the Company determined that assets with a carrying amount of $8.3 million were impaired and wrote them down by $4.7 million to their fair value. Fair value was based on independent appraisals of the plant and equipment. This asset impairment charge is reflected in the consolidated balance sheet as a reduction in the carrying amount of goodwill.

    During the year ended March 31, 1997, the Company closed its OTC liquids pharmaceutical manufacturing facility and out sourced this production to a third party. The costs incurred of $1.4 million included the write-off of fixed assets ($0.8 million) and closure costs ($0.6 million). In addition, an inventory write-down of $0.5 million was made and is included in cost of sales.

                          LEINER HEALTH PRODUCTS INC.

5. COMPOSITION OF CERTAIN BALANCE SHEET ITEMS

                                                                                                   MARCH 31,
                                                                                              --------------------
                                                                                                1996       1997
                                                                                              ---------  ---------

                                                                                                 (IN THOUSANDS)
Inventories:
  Raw materials, bulk vitamins and packaging materials......................................  $  40,950  $  51,488
  Work-in-process...........................................................................      3,573      5,849
  Finished products.........................................................................     27,221     29,486
                                                                                              ---------  ---------
                                                                                              $  71,744  $  86,823
                                                                                              ---------  ---------
                                                                                              ---------  ---------

Property, plant and equipment:

                                                                          DEPRECIABLE LIVES
                                                                          -----------------
                                                                               (YEARS)
  Land..................................................................         --          $      537  $      734
  Buildings and improvements............................................          31-40           3,012       5,206
  Leasehold improvements................................................           7-40           9,761      10,549
  Machinery and equipment...............................................           3-20          37,781      42,194
  Furniture and fixtures................................................           3-10           2,790       3,425
                                                                                             ----------  ----------
                                                                                                 53,881      62,108
  Less accumulated depreciation and amortization........................                        (12,017)    (19,741)
                                                                                             ----------  ----------
                                                                                             $   41,864  $   42,367
                                                                                             ----------  ----------
                                                                                             ----------  ----------

6. SUPPLEMENTARY CASH FLOW INFORMATION

                                                                                           YEARS ENDED MARCH 31,
                                                                                      -------------------------------
                                                                                        1995       1996       1997
                                                                                      ---------  ---------  ---------

                                                                                              (IN THOUSANDS)
Cash paid during the period for:
  Interest..........................................................................  $   8,759  $   9,532  $  11,248
  Income taxes, net of refunds received.............................................        555        616      5,603

                          LEINER HEALTH PRODUCTS INC.

7. LONG-TERM DEBT

    Long-term debt consists of:

                                                                                                  MARCH 31,
                                                                                            ----------------------
                                                                                               1996        1997
                                                                                            ----------  ----------

                                                                                                (IN THOUSANDS)
  Credit agreement, banks.................................................................  $   42,803  $  100,378
  Capital lease obligations...............................................................       6,077       5,060
  Senior note agreements (Series A and B).................................................      45,000      --
  Revolving loan agreement, vendor........................................................       8,271      --
  Term loan, bank.........................................................................       1,898      --
  Industrial revenue bonds................................................................         125      --
                                                                                            ----------  ----------
                                                                                               104,174     105,438
  Less current portion....................................................................      (2,023)     (3,148)
                                                                                            ----------  ----------
    Total long-term debt..................................................................  $  102,151  $  102,290
                                                                                            ----------  ----------
                                                                                            ----------  ----------

CREDIT AGREEMENT, BANKS

    On January 30, 1997, the Company entered into a Credit Agreement that expires on April 1, 2003 and permits the Company to borrow up to $165 million subject to borrowing limitations, as defined. Borrowings under this agreement bear interest at either the bank's base rate (8.5% at March 31, 1997) or Canadian prime rate (4.75% at March 31, 1997) plus up to 0.5% or LIBOR (5.72% at March 31, 1997) plus up to 1.5% or banker's acceptance rate (3.2% at March 31,
1997) plus up to 1%, at the option of the Company. As of March 31, 1997, the Company's interest rates were 6.4% for U.S. borrowings of $90.1 million and 4.1% for Canadian borrowings of $10.3 million. In addition to certain agent and up-front fees, as defined, this agreement requires a commitment fee of up to 0.5% of the average daily unused portion of the revolving loan commitment amount, as defined. Borrowings under this agreement are secured by a pledge of all the common stock of the Company.

CAPITAL LEASE OBLIGATIONS

    The capital lease obligations are payable in variable monthly installments through January 2002, bear interest at effective rates ranging from 6.8% to 9.3% and are secured by equipment with a net book value of approximately $5.1 million at March 31, 1997.

COVENANTS AND MINIMUM PAYMENTS

    Provisions of certain of the Company's debt agreements include terms, among others, that require the Company to maintain certain financial ratios. Furthermore, the agreements restrict indebtedness and expenditures for dividend distributions, certain capital expenditures and investments. A change of control, as defined, will constitute a default under the Credit Agreement. As of March 31, 1997, the Company was in compliance with the covenants and conditions of the new Credit Agreement. Due to restrictions in the Credit Agreement, none of the retained earnings are available for dividends.

                          LEINER HEALTH PRODUCTS INC.

7. LONG-TERM DEBT (CONTINUED)
    Principal payments on long-term debt through fiscal 2002 and thereafter are:

                                                                                      (IN
FISCAL YEAR                                                                       THOUSANDS)
-------------------------------------------------------------------------------  -------------
  1998.........................................................................   $     3,148
  1999.........................................................................         3,417
  2000.........................................................................         9,493
  2001.........................................................................        13,625
  2002.........................................................................        15,405
  Thereafter...................................................................        60,350
                                                                                 -------------
    Total                                                                         $   105,438
                                                                                 -------------
                                                                                 -------------

RETIREMENT OF DEBT

    As of March 31, 1996, Series A notes aggregated $35 million and bore interest at 9.44% and Series B notes aggregated $10 million and bore interest at 9.60%. In connection with the new Credit Agreement, these senior notes were prepaid in full on January 30, 1997, along with accrued interest and a prepayment charge of $4.1 million which is included in the consolidated statement of income as an extraordinary loss on the early extinguishment of debt in the year ended March 31, 1997.

    On December 10, 1993, the Company entered into a Credit Agreement that was to expire on June 30, 1998 and had permitted the Company to borrow up to $55,000,000, subject to borrowing base limitations, as defined. In connection with the new credit agreement described above, borrowings under this agreement were refinanced and the unamortized debt issuance costs of $492,000 were written off and included in the consolidated statement of income as an extraordinary loss on the early extinguishment of debt in the year ended March 31, 1997.

8. INCOME TAXES

    The Company is included in the consolidated Federal income tax return of the Parent. Under a tax sharing agreement, the Federal income tax provision is computed on a consolidated return basis and provides that the Company by participating in the consolidated filing shall be liable and make payment to the Parent for its proportionate share of the total tax liability. The agreement also provides that the Company shall receive benefit to the extent that its losses and other credits result in a reduction of the consolidated tax liability. In the event that a combined or consolidated state, local or foreign tax return is filed, the tax sharing arrangement for the Federal provision shall apply in a similar manner in computing the state, local and foreign tax liability or benefit.

    Deferred income taxes are computed using the liability method and reflect the effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Valuation allowances are established, when necessary, to reduce deferred tax assets to estimated realizable amounts. The provision for income taxes reflects the taxes to be paid for the period and the change during the period in the deferred tax assets and liabilities.

                          LEINER HEALTH PRODUCTS INC.

8. INCOME TAXES (CONTINUED)

Significant components of the Company's deferred tax assets and liabilities are:

                                                                                                    MARCH 31,
                                                                                               --------------------
                                                                                                 1996       1997
                                                                                               ---------  ---------

                                                                                                  (IN THOUSANDS)
Deferred tax assets:
  Acquisition related accruals...............................................................  $     485  $      81
  Inventory capitalization...................................................................        759        634
  Compensation accruals......................................................................        442        405
  Inventory obsolescence reserves............................................................      1,033        863
  Allowances for doubtful accounts and sales returns.........................................      1,031      1,392
  Other......................................................................................         76        463
                                                                                               ---------  ---------
Total deferred tax assets....................................................................      3,826      3,838
                                                                                               ---------  ---------
Deferred tax liabilities:
  Fixed assets book versus tax basis difference..............................................     (2,202)    (2,582)
                                                                                               ---------  ---------
Deferred tax assets, net of deferred tax liabilities.........................................  $   1,624  $   1,256
                                                                                               ---------  ---------
                                                                                               ---------  ---------

    The following is a reconciliation of the statutory federal income tax rate to the Company's effective income tax rate before extraordinary item:

                                                                                  YEARS ENDED MARCH 31,
                                                                                  ----------------------
                                                                                  1995     1996     1997
                                                                                  ----     ----     ----
  Tax at U.S. statutory rates...................................................   35%      35%      35%
  Charge for long-lived asset impairment........................................  --        28      --
  Goodwill amortization.........................................................    7        9        3
  State income taxes, net of federal tax benefit................................    6        8        6
                                                                                  ----     ----     ----
                                                                                   48%      80%      44%
                                                                                  ----     ----     ----
                                                                                  ----     ----     ----

    Significant components of the provision for income taxes are:

                                                                        YEARS ENDED MARCH 31,
                                                                   -------------------------------
                                                                     1995       1996       1997
                                                                   ---------  ---------  ---------
                                                                           (IN THOUSANDS)
Current:
  Federal........................................................  $     539  $   1,176  $   6,622
  State..........................................................        206        146        954
  Foreign........................................................     --         --            182
                                                                   ---------  ---------  ---------
Total current....................................................        745      1,322      7,758
                                                                   ---------  ---------  ---------
Deferred:
  Federal........................................................      2,251      2,846       (131)
  State..........................................................        528        518        401
                                                                   ---------  ---------  ---------
  Total deferred.................................................      2,779      3,364        270
                                                                   ---------  ---------  ---------
  Provision for income taxes before extraordinary item...........      3,524      4,686      8,028
  Tax benefit from extraordinary loss............................     --         --         (1,833)
                                                                   ---------  ---------  ---------
  Provision for income taxes, net................................  $   3,524  $   4,686  $   6,195
                                                                   ---------  ---------  ---------
                                                                   ---------  ---------  ---------

                          LEINER HEALTH PRODUCTS INC.

9. EMPLOYEE BENEFITS

STOCK OPTION PLAN

    The Parent's Stock Option Plan, as amended in 1996, provides for the issuance of nonqualified stock options to certain key employees and directors to purchase up to 175,000 shares of the Parent's Class A common stock. Options granted are at exercise prices as determined by the Parent's Board of Directors, but not less than $100 per share. Options generally vest on a pro rata basis at a rate of 25% per year, with 25% immediate vesting on the date of grant, and expire no later than ten years from the date of grant.

    Pro forma information regarding net income is required by FASB Statement No. 123, "Accounting for Stock-Based Compensation," which also requires that the information be determined as if the Parent has accounted for its employee stock options granted subsequent to March 31, 1995 under the fair value method for that Statement. The fair value for these options was estimated at the date of grant using the Black-Scholes option pricing model. The Black-Scholes model was developed for use in estimating the fair value of traded options which have no vesting restrictions and are fully transferable. In addition, option valuation models require the input of highly subjective assumptions including the expected stock price volatility. Because the Parent's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing models do not necessarily provide a reliable single measure of the fair value of its employee stock options.

    In calculating pro forma information regarding net income, the fair value was estimated at the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions for the options on the Parent's common stock: a risk-free interest rate of 6%; a dividend yield of 0%; a volatility of the expected market price of the Parent's Class A common stock of 0; and a weighted-average expected life of the options of 6 years. The pro forma net income for the years ended March 31, 1996 and 1997 was $1.1 million and $7.4 million, respectively.

    There was no activity under the Stock Option Plan during the year ended March 31, 1995. Activity under the Stock Option Plan for the years ended March 31, 1996 and 1997 is set forth below:

                                                                              OPTIONS OUTSTANDING
                                                              ----------------------------------------------------
                                                                 SHARES                    PRICE       WEIGHTED
                                                              AVAILABLE FOR   NUMBER OF     PER        AVERAGE
                                                                  GRANT        SHARES      SHARE    EXERCISE PRICE
                                                              -------------   ---------   --------  --------------
Balance at March 31, 1995...................................      --            81,552    $    100       $100
Additional shares reserved..................................      18,448         --          --        --
Options granted.............................................     (18,448)       18,448     125-145        137
Options canceled............................................      --             --          --        --
                                                              -------------   ---------   --------      -----
Balance at March 31, 1996...................................      --           100,000     100-145        107
Additional shares reserved..................................      75,000         --          --        --
Options granted.............................................      (6,074)        6,074         175        175
Options canceled............................................       6,074        (6,074)    100-145        107
                                                              -------------   ---------   --------      -----
Balance at March 31, 1997...................................      75,000       100,000    $100-175       $111
                                                              -------------   ---------   --------      -----
                                                              -------------   ---------   --------      -----

                          LEINER HEALTH PRODUCTS INC.

9. EMPLOYEE BENEFITS (CONTINUED)
    No options were exercised during the three year period ended March 31, 1997. Options exercisable at March 31, 1995, 1996 and 1997 were 58,157, 83,147 and 86,721, respectively. The weighted-average fair value of options granted during the years ended March 31, 1996 and 1997 were $40 and $52, respectively.

    The weighted average remaining contractual life and weighted average exercise price of options outstanding and of options exercisable as of March 31, 1997 were as follows:

                                   OUTSTANDING                           EXERCISABLE
                  ---------------------------------------------   --------------------------
                                  WEIGHTED
                                  AVERAGE
                                 REMAINING          WEIGHTED                     WEIGHTED
   RANGE OF       NUMBER OF   CONTRACTUAL LIFE      AVERAGE       NUMBER OF      AVERAGE
EXERCISE PRICES    SHARES         (YEARS)        EXERCISE PRICE    SHARES     EXERCISE PRICE
---------------   ---------   ----------------   --------------   ---------   --------------
   $100-$175       100,000          6.9               $111         86,721          $105

    The Parent has reserved a total of 188,238 shares of its Class A common stock for issuance under stock option plans as of March 31, 1997.

CONTRIBUTORY RETIREMENT PLANS

    The Company has contributory retirement plans that cover substantially all of the Company's employees who meet minimum service requirements. The Company's contributions to the plans are discretionary and are determined and funded annually by the Parent's Board of Directors. The Company's contributions totaled $969,000, $1,011,000 and $1,109,000 for the plan years ended March 31, 1995,
1996 and 1997, respectively.

10. RELATED PARTY TRANSACTIONS

    The Company leased certain facilities under an operating lease with a partnership which included two officers of the Company's operating subsidiary. The lease was terminated as of March 31, 1995. Rents paid to the partnership totaled $477,000 during the year ended March 31, 1995.

    Under a Management Agreement dated as of May 4, 1992 by and between the Company and AEA Investors Inc., one of the Company's shareholders, the Company paid AEA Investors Inc. management fees of $350,000 during each of the three years ended March 31, 1997 in exchange for advisory and consulting services rendered in connection with certain financial, management and other matters relating to the business and operations of the Company. The annual management fees of $350,000 were included in other charges in the accompanying consolidated statements of income.

11. COMMITMENTS

    The Company leases certain real estate for its manufacturing facilities, warehouses, corporate and sales offices, as well as certain equipment under operating leases (noncancelable) that expire at various dates through March 2004 and contain renewal options. Total rents charged to operations were $5,558,000, $4,679,000 and $4,755,000 for the years ended March 31, 1995, 1996 and 1997, respectively.

                          LEINER HEALTH PRODUCTS INC.

11. COMMITMENTS (CONTINUED)
    Minimum future obligations on noncancelable operating leases in effect at March 31, 1997 are:

                                                                                      (IN
FISCAL YEAR                                                                       THOUSANDS)
-------------------------------------------------------------------------------  -------------
1998...........................................................................    $   4,379
1999...........................................................................        3,512
2000...........................................................................        2,446
2001...........................................................................        2,093
2002...........................................................................        1,473
Thereafter.....................................................................        1,922
                                                                                 -------------
Total minimum lease payments...................................................    $  15,825
                                                                                 -------------
                                                                                 -------------

12. CONTINGENT LIABILITIES

L-TRYPTOPHAN

    The Company has been named in numerous actions brought in federal or state courts seeking compensatory and, in some cases, punitive damages for alleged personal injuries resulting from the ingestion of certain products containing L-Tryptophan. As of April 24, 1997, the Company and/or certain of its customers, many of whom have tendered their defense to the Company, had been named in 660 lawsuits of which 647 have been settled.

    The Company has entered into an agreement (the Agreement) with the Company's supplier of bulk L-Tryptophan, under which the supplier has agreed to assume the defense of all claims and to pay all settlements and judgments, other than for certain punitive damages, against the Company arising out of the ingestion of L-Tryptophan products. To date, the Supplier has funded all settlements and paid all legal fees and expenses incurred by the Company related to these matters.

    Of the remaining 13 cases, management does not expect that the Company will be required to make any material payments in connection with their resolution by virtue of the Agreement, or, in the event that the supplier ceases to honor the Agreement, by virtue of the Company's product liability insurance, subject to deductibles not to exceed $1.4 million in the aggregate. Accordingly, no provision has been made in the Company's consolidated financial statements for any loss that may result from these remaining actions.

OTHER

    The Company is subject to other legal proceedings and claims which arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

13. CONCENTRATION OF CREDIT RISK AND SIGNIFICANT CUSTOMERS

    Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of trade receivables. The Company sells its products to a geographically diverse customer base in the drugstore, supermarket and discount chain industries. The Company performs ongoing credit evaluations of its customers and maintains reserves for potential losses. For the years ended March 31, 1995, 1996 and 1997, two customers represented approximately 19% and 14%, 21% and 13%, and 27% and 12%, respectively, of net sales.

                          LEINER HEALTH PRODUCTS INC.

                      CONDENSED CONSOLIDATED BALANCE SHEET

                                  (UNAUDITED)
                                 (in thousands)

                                                                                                        JUNE 30,
                                                                                                          1997
                                                                                                       -----------
                                                      ASSETS
Current assets:
  Cash and cash equivalents..........................................................................  $     3,117
  Accounts receivable, net...........................................................................       56,012
  Income taxes receivable............................................................................        4,678
  Inventories........................................................................................       96,177
  Deferred income taxes..............................................................................        3,838
  Prepaid expenses and other current assets..........................................................        3,117
                                                                                                       -----------
    Total current assets.............................................................................      166,939
                                                                                                       -----------
Property, plant and equipment, net...................................................................       42,034
Goodwill, net........................................................................................       57,675
Deferred income taxes................................................................................        3,321
Deferred financing charges...........................................................................       11,853
Other noncurrent assets..............................................................................       11,544
                                                                                                       -----------
    Total assets.....................................................................................  $   293,366
                                                                                                       -----------
                                                                                                       -----------

                                      LIABILITIES AND SHAREHOLDER'S DEFICIT
Current liabilities:
  Bank checks outstanding, less cash on deposit......................................................  $    10,222
  Current portion of long-term debt..................................................................        2,062
  Accounts payable...................................................................................       53,525
  Customer allowances payable........................................................................        6,645
  Accrued compensation and benefits..................................................................       17,343
  Income taxes payable...............................................................................      --
  Other accrued expenses.............................................................................        2,606
                                                                                                       -----------
    Total current liabilities........................................................................       92,403
                                                                                                       -----------
Long-term debt.......................................................................................      237,489
Deferred income taxes................................................................................        2,582
Other noncurrent liabilities.........................................................................        1,196

Commitments and contingent liabilities
Minority interest in subsidiary......................................................................        4,718
Shareholder's deficit:
  Common stock.......................................................................................            1
  Cumulative translation adjustment..................................................................           33
  Accumulative deficit and $38,442 charge from recapitalization of parent............................      (45,056)
                                                                                                       -----------
    Total shareholder's deficit......................................................................      (45,022)
                                                                                                       -----------
    Total liabilities and shareholder's deficit......................................................  $   293,366
                                                                                                       -----------
                                                                                                       -----------

      See accompanying notes to unaudited condensed financial statements.

                          LEINER HEALTH PRODUCTS INC.

                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

                                  (UNAUDITED)

                                 (in thousands)

                                                                                              THREE MONTHS ENDED
                                                                                                   JUNE 30,
                                                                                             ---------------------
                                                                                               1996        1997
                                                                                             ---------  ----------
Net sales..................................................................................  $  70,634  $   94,076
Cost of sales..............................................................................     52,070      71,860
                                                                                             ---------  ----------
  Gross profit.............................................................................     18,564      22,216
Marketing, selling and distribution expenses...............................................     10,960      11,956
General and administrative expenses........................................................      4,569       5,593
Management reorganization..................................................................        187      --
Expenses related to recapitalization of parent.............................................     --          32,339
Amortization of goodwill...................................................................        364         402
Other charges..............................................................................        121          88
                                                                                             ---------  ----------
  Operating income (loss)..................................................................      2,363     (28,162)
Interest expense, net......................................................................      2,152       1,800
                                                                                             ---------  ----------
  Income (loss) before income taxes and extraordinary item.................................        211     (29,962)
Provision (benefit) for income taxes before extraordinary item.............................         92      (7,105)
                                                                                             ---------  ----------
  Income (loss) before extraordinary item..................................................        119     (22,857)
Extraordinary loss on the early extinguishment of debt, net of income taxes of $761........     --           1,109
                                                                                             ---------  ----------
    Net income (loss)......................................................................  $     119  ($  23,966)
                                                                                             ---------  ----------
                                                                                             ---------  ----------

See accompanying notes to unaudited condensed consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                                 (IN THOUSANDS)

                                                                                             THREE MONTHS ENDED
                                                                                                  JUNE 30,
                                                                                           -----------------------
                                                                                              1996        1997
                                                                                           ----------  -----------
OPERATING ACTIVITIES:
Net income (loss)........................................................................  $      119  $   (23,966)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
  Depreciation and amortization..........................................................       2,921        3,098
  Stock option compensation expense......................................................          33        8,300
  Deferred income taxes..................................................................      --           (3,321)
  Extraordinary loss on the early extinguishment of debt.................................      --            1,870
  Translation adjustment.................................................................      --             (206)
  Changes in operating assets and liabilities:
    Accounts receivable..................................................................      16,320       21,430
    Inventories..........................................................................      (8,445)      (9,335)
    Bank checks outstanding, less cash on deposit........................................       3,953         (192)
    Accounts payable.....................................................................     (10,581)      (8,103)
    Customer allowances payable..........................................................         242           13
    Accrued compensation and benefits....................................................      (1,873)      11,110
    Other accrued expenses...............................................................      (1,418)        (931)
    Income taxes payable/receivable......................................................        (178)      (6,496)
    Other................................................................................        (635)        (478)
                                                                                           ----------  -----------
        Net cash provided by (used in) operating activities..............................         458       (7,207)
                                                                                           ----------  -----------
INVESTING ACTIVITIES:
Additions to property, plant, and equipment, net.........................................        (572)      (1,301)
Increase in other noncurrent assets......................................................        (325)      (3,069)
                                                                                           ----------  -----------
    Net cash used in investing activities................................................        (897)      (4,370)
                                                                                           ----------  -----------
FINANCING ACTIVITIES:
Net borrowings (payments) under former bank revolving credit facility....................         937     (100,405)
Net borrowings under new bank revolving credit facility..................................      --           37,247
Borrowings under new bank term credit facility...........................................      --           85,000
Increase in deferred financing charges...................................................      --           (9,366)
Payments on other long-term debt.........................................................        (449)        (245)
                                                                                           ----------  -----------
    Net cash provided by financing activities............................................         488       12,231
                                                                                           ----------  -----------
Effect of exchange rate changes..........................................................      --              397
                                                                                           ----------  -----------
Net increase in cash and cash equivalents................................................          49        1,051
Cash and cash equivalents at beginning of period.........................................       1,411        2,066
                                                                                           ----------  -----------
Cash and cash equivalents at end of period...............................................  $    1,460  $     3,117
                                                                                           ----------  -----------
                                                                                           ----------  -----------

See accompanying notes to unaudited condensed consolidated financial statements.

                          LEINER HEALTH PRODUCTS INC.

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited condensed consolidated financial statements for the three months ended June 30, 1997 include the accounts of Leiner Health Products Inc. (the "Company") and its subsidiaries, including Vita Health Company (1985) Ltd. ("Vita Health") which was acquired January 30, 1997 in a transaction accounted for as a purchase, and have been prepared by the Company in accordance with generally accepted accounting principles for interim financial information and in accordance with the rules of the Securities and Exchange Commission ("SEC"). Accordingly, they do not include all of the information and notes required by generally accepted accounting principles for complete financial statements.

    In the opinion of management, all adjustments necessary for a fair presentation of such financial statements have been included. Such adjustments consisted only of normal recurring items except for adjustments recorded in connection with the Recapitalization as discussed in Note 3. This report should be read in conjunction with the Company's March 31, 1997 consolidated financial statements and notes thereto in the registration statement. The results of operations for the periods indicated should not be considered as indicative of operations for the full year.

2. INVENTORIES

    Inventories consist of the following as of June 30, 1997 (in thousands):

Raw materials, bulk vitamins and packaging materials..........   $  57,139
Work-in-process...............................................       7,980
Finished products.............................................      31,058
                                                                -----------
                                                                 $  96,177
                                                                -----------
                                                                -----------

3. THE RECAPITALIZATION

    On June 30, 1997, the Company's ultimate parent, Leiner Health Products Group Inc. ("Leiner Group") completed a leveraged recapitalization transaction ("Recapitalization"). This transaction was effected through receipt of an equity investment from North Castle Partners I, L.L.C. ("North Castle"), an investment fund formed by Mr. Charles F. Baird, Jr. to effect the Recapitalization. Pursuant to the Recapitalization, Leiner Group repurchased common stock from its existing shareholders in an amount totaling (together with equity retained by such shareholders) $205.0 million, issued $80.4 million of new shares of the recapitalized Leiner Group to North Castle, issued $85 million of Senior Subordinated Notes (the "Notes"), and established a $210 million senior secured credit facility (the "New Credit Facility") that provides for both term and revolving credit borrowings. Immediately upon consummation of the Recapitalization, the obligations of Leiner Group under the Notes and the New Credit Facility were assigned to and assumed by the Company. The Recapitalization was accounted for as a recapitalization of Leiner Group which had no impact on the historical basis of assets and liabilities as reflected in the Company's consolidated financial statements.

    In connection with the Recapitalization, the Company deducted $1.1 million of deferred financing charges, net of income taxes of $0.8 million, from net income (loss) as an extraordinary loss in the three months ended June 30, 1997. Additionally in connection with the Recapitalization, the Company incurred expenses of $32.3 million consisting of $11.8 million related to Leiner Group's capital raising activities,

                          LEINER HEALTH PRODUCTS INC.

3. THE RECAPITALIZATION (CONTINUED)
transaction bonuses granted to certain management personnel in the aggregate amount of approximately $5.1 million and compensation expense related to the in-the-money value of stock options of approximately $15.4 million. The compensation expense represented the excess of the fair market value of the underlying common stock over the exercise price of the options canceled in connection with the Recapitalization.

    The assumption of debt and the transfer of excess funds from Leiner Group related to the Recapitalization total approximately $109.7 million and consist of the following (in thousands):

    - Assumption of debt from Leiner Group
        New Credit Facility.............................  $(149,736)
        Notes...........................................    (85,000) $(234,736)
                                                          ---------
                                                          ---------

    - Excess funds transferred from Leiner Group........               125,028
                                                                     ---------
          Recapitalization of Parent....................             $(109,708)
                                                                     ---------
                                                                     ---------

    The net amount above has been first applied against capital in excess of par value until that was exhausted and then against accumulated deficit.

4. LONG-TERM DEBT

    The New Credit Facility consists of two term loans ("Term Facility") due December 30, 2004 and December 30, 2005 in the amounts of $45 million and $40 million, respectively, and a revolving credit facility in the amount of $125 million (the "Revolving Facility"), made available in U.S. dollars to the Company (such portion, the "U.S. Revolving Facility") with a portion denominated in Canadian dollars made available to Vita Health (such portion, the "Canadian Revolving Facility"). The unpaid principal amount outstanding on the Revolving Facility is due and payable on June 30, 2003. The Term Facility requires quarterly amortization payments of approximately 1% per annum over the next six years. Amortization payments scheduled during the period July 1, 1997 through June 30, 1998 total $0.85 million. Borrowings under the New Credit Facility bear interest at floating rates that are based on the lender's base rate (8.5% at June 30, 1997), the lender's Canadian prime rate (4.75% at June 30, 1997), LIBOR (5.9% at June 30, 1997) or the lender's banker's acceptance rate (3.44% at June 30, 1997), as the case may be, plus an "applicable margin" that is itself based on the Company's leverage ratio. The leverage ratio is defined generally as the ratio of total funded indebtedness to the consolidated EBITDA and varies as follows: (a) for revolving credit borrowings, from 0.75% to 2.5% for LIBOR-or banker's acceptance-based loans and from zero to 1.5% for alternate base rate- or Canadian prime rate-based loans, and (b) for loans under the Term Facility, from 2.375% to 2.875% or 2.5% to 3.0% for LIBOR-based loans and from 1.375% to 1.875% or 1.5% to 2.0% for alternate base rate-based loans. As of June 30, 1997, the Company's interest rates were 10.02% for U.S. borrowings and 5.69% for Canadian borrowings under the New Credit Facility. In addition to certain agent and up-front fees, the New Credit Facility requires a commitment fee of up to 0.5% of the average daily unused portion of the revolving credit facility based on the Company's leverage ratio.

    The obligations of the Company under the U.S. Revolving Facility and the Term Facilities are guaranteed by the direct parent of the Company, PLI Holdings Inc. ("PLI Holdings") and by any direct or

                          LEINER HEALTH PRODUCTS INC.

4. LONG-TERM DEBT (CONTINUED)
indirect U.S. subsidiaries of the Company. The obligations of Vita Health under the Canadian Revolving Facility are guaranteed by the Company, PLI Holdings, the Company's direct or indirect U.S. subsidiaries, Vita Health and its direct or indirect subsidiaries. The New Credit Facility also is secured by substantially all the assets of the Company and any of its direct or indirect U.S. subsidiaries, all of the capital stock of the Company and any such direct or indirect U.S. subsidiaries, and 65% of the capital stock of any direct non-U.S. subsidiaries of the Company and its U.S. subsidiaries. The Canadian Revolving Facility is also secured by substantially all assets of Vita Health, its direct and indirect Canadian parents and any direct or indirect non-U.S. subsidiaries of LHP, and all of the capital stock of any such direct or indirect non-U.S. subsidiaries. The New Credit Facility contains financial covenants that require, among other things, the Company to comply with certain financial ratios and tests, including those that relate to the maintenance of specified levels of cash flow and stockholder's equity. The Company was in compliance with all such covenants as of June 30, 1997. As of September 30, 1997, the Company had $59.2 million available under its New Revolving Facility.

    Principal payments on long-term debt as of June 30, 1997 through fiscal 2002 and thereafter are (in thousands):

FISCAL YEAR
1998...........................................................  $   1,595
1999...........................................................      1,674
2000...........................................................      2,402
2001...........................................................      2,321
2002...........................................................        861
Thereafter.....................................................    230,698
                                                                 ---------
Total..........................................................  $ 239,551
                                                                 ---------
                                                                 ---------

5. RELATED PARTY TRANSACTION

    Upon consummation of the recapitalization, Leiner Group's management agreement with AEA was terminated, and Leiner Group and the Company entered into a consulting agreement with North Castle Partners, L.L.C. (the "Sponsor"), an affiliate of North Castle, to provide the Company with certain business, financial and managerial advisory services. Mr. Baird acts as the managing member of the Sponsor through Baird Investment Group, L.L.C. In exchange for such services, Leiner Group and the Company have agreed to pay the Sponsor an annual fee of $1.5 million, payable semi-annually in advance, plus the Sponsor's reasonable out-of-pocket expenses. This fee may be reduced upon completion of an initial public offering of Leiner Group's shares. The agreement also terminates on June 30, 2007, unless Baird Investment Group ceases to be the managing member of North Castle, or upon the earliest of June 30, 2007 or the date that North Castle terminates before that date. Leiner Group and the Company have also paid the Sponsor a transaction fee of $3.5 million for services relating to arranging, structuring and financing the Recapitalization, and reimbursed the Sponsor's related out-of-pocket expenses.

6. CONTINGENT LIABILITIES

LITIGATION AND CLAIMS

    The Company has been named in numerous actions brought in federal or state courts seeking compensatory and, in some cases, punitive damages for alleged personal injuries resulting from the

                          LEINER HEALTH PRODUCTS INC.

6. CONTINGENT LIABILITIES (CONTINUED)
ingestion of certain products containing L-Tryptophan. As of August 14, 1997, the Company and/or certain of its customers, many of whom have tendered their defense to the Company, had been named in 668 lawsuits of which 658 have been settled.

    The Company has entered into an agreement (the "Agreement") with the Company's supplier of bulk L-Tryptophan, under which the supplier has agreed to assume the defense of all claims and to pay all settlements and judgments, other than certain punitive damages, against the Company arising out of the ingestion of these L-Tryptophan products. To date, the supplier has funded all settlements and paid all legal fees and expenses incurred by the Company related to these matters. No punitive damages have been awarded in the 658 cases that have been settled.

    Of the remaining 10 cases, management does not expect that the Company will be required to make any material payments in connection with their resolution by virtue of the Agreement, or, in the event that the supplier ceases to honor the Agreement, by virtue of the Company's product liability insurance, subject to deductibles with respect to the 10 currently pending claims not to exceed $1.6 million in the aggregate. Accordingly, no provision has been made in the Company's consolidated financial statements for any loss that may result from these remaining actions.

    The Company is subject to other legal proceedings and claims which arise in the normal course of business. While the outcome of these proceedings and claims cannot be predicted with certainty, management does not believe the outcome of any of these matters will have a material adverse effect on the Company's consolidated financial position, results of operations or cash flows.

OTHER

    In August 1997, the FDA announced a proposal to ban the use of phenolthalein in laxatives. The FDA reportedly took this action in response to certain studies which concluded that the administration of very high doses of yellow phenolthalein could cause cancer in laboratory animals. The reports concerning these studies state that the dosages administered substantially exceeded the dosages commonly used by human beings. In response, the Company voluntarily discontinued production of its laxative product containing yellow phenolthalein and notified its customers that they may return this product. Accordingly, the Company has provided approximately $0.8 million for estimated returns and inventory valuation reserves related to this action. The Company has reformulated this product and expects to be shipping the reformulated version in November 1997.

7. SUBSEQUENT EVENT

    On July 30, 1997, the Company entered into an interest protection arrangement covering $29.5 million of its borrowings under the New Credit Facility. Under this arrangement, the Company obtained a fixed interest rate of 6.17% on LIBOR, plus applicable margin (2.25%) instead of the fluctuating rate as described in Note 4 and pays a fee of approximately $15.8 thousand per annum. That fee is charged to interest expense as incurred and payments received as a result of the cap are accrued as a reduction of interest expense on the floating-rate borrowings under the New Credit Facility. The agreement expires July 30, 2000.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE NEW NOTES TO WHICH IT RELATES OR AN OFFER TO SELL, OR THE SOLICITATION OF AN OFFER TO BUY THE NEW NOTES, IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN A CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF LEINER GROUP OR THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------

                               TABLE OF CONTENTS

Available Information.................        iii
Prospectus Summary....................          1
Risk Factors..........................         15
The Company...........................         23
Use of Proceeds.......................         24
Capitalization........................         25
Unaudited Pro Forma Financial
 Information..........................         26
Selected Historical and Pro Forma
 Financial Information................         35
Management's Discussion and Analysis
 of Financial Condition and Results of
 Operations...........................         39
Industry..............................         49
Business..............................         52
Management............................         71
Ownership of Capital Stock............         76
The Recapitalization..................         77
Certain Transactions..................         80
Description of New Credit Facility....         82
The Exchange Offer....................         84
Registration Rights...................         91
Description of the New Notes..........         93
Certain Federal Income Tax
 Considerations.......................        131
Plan of Distribution..................        131
Legal Matters.........................        132
Experts...............................        132
Index to Financial Statements.........        F-1

UNTIL            , 1997, ALL DEALERS EFFECTING TRANSACTIONS IN THE NEW NOTES,
WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                          LEINER HEALTH PRODUCTS INC.

                               OFFER TO EXCHANGE
                       9 5/8% SENIOR SUBORDINATED NOTES,
                           DUE 2007, WHICH HAVE BEEN
                              REGISTERED UNDER THE
                             SECURITIES ACT OF 1933
                          AS AMENDED, FOR ANY AND ALL
                           OUTSTANDING 9 5/8% SENIOR
                          SUBORDINATED NOTES DUE 2007

                             ---------------------

                                   PROSPECTUS

                             ---------------------

                                          , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Amended and Restated Certificate of Incorporation and Article V, Section 5 of the By-Laws of the Company authorize indemnification of officers and directors to the full extent permitted under Delaware law, including a provision eliminating (except under certain enumerated circumstances) the liability of directors for duty of care violations.

    The indemnification provided for in the Delaware General Corporation Law is not exclusive of any other rights of indemnification, and a corporation may maintain insurance against liabilities for which indemnification is not expressly provided by the Delaware General Corporation Law.

    Section 145 of the Delaware Corporation Law, as amended, provides in regards to indemnification of directors and officers as follows:

        "145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE.-- (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

        (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

        (c) To the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

        (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of this section. Such determination shall be made
    (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (3) by the stockholders.

        (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

        (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

        (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under this section.

        (h) For purposes of this section, references to "the corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (i) For purposes of this section, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this section.

        (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any by-law, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation's obligation to advance expenses (including attorneys' fees)."

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (A) LIST OF EXHIBITS

EXHIBIT
 NUMBER                                             DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
      2.1   -- Stock Purchase Agreement and Agreement and Plan of Merger, dated as of May 31, 1997, by and among
              Leiner Group, North Castle Partners I, L.L.C. and LHP Acquisition Corp.+
      2.2   -- Amendment No. 1 to Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 30,
              1997, by and among Leiner Group, North Castle Partners I, L.L.C. and LHP Acquisition Corp.+
      3.1   -- Amended and Restated Certificate of Incorporation of Leiner Health Products Inc. ("LHP").+
      3.2   -- Amended and Restated By-Laws of LHP.+
      4.1   -- Indenture, dated as of June 30, 1997, between Leiner Group and United States Trust Company of New
              York (the "Trustee").+
      4.2   -- First Supplemental Indenture, dated as of June 30, 1997, among Leiner Group, LHP and the Trustee.+
      4.3   -- Purchase Agreement, dated as of June 19, 1997, among Leiner Group, LHP, Merrill Lynch & Co., Salomon
              Brothers Inc and Scotia Capital Markets (USA) Inc. (the "Initial Purchasers").+
      4.4   -- Registration Rights Agreement, dated as of June 30, 1997, among Leiner Group, LHP and the Initial
              Purchasers.+
      4.5   -- Credit Agreement, dated as of June 30, 1997 (the "Credit Agreement"), among Leiner Group, Vita Health
              Company (1985) Ltd., a Canadian corporation ("Vita Health"), the banks and other financial institutions party thereto, as lenders, The Bank of Nova Scotia, as U.S. Agent and Canadian Agent (the
              "Agents"), Merrill Lynch Capital Corporation, as documentation agent, and Salomon Brothers Holding
              Company Inc, as syndication agent.+
      4.6   -- First Amendment to the Credit Agreement, dated as of September 29, 1997.+
      4.7   -- Assumption Agreement, dated as of June 30, 1997, between Leiner Group and LHP and accepted and acknowledged by the Agents on behalf of the lenders that are party to the Credit Agreement.+
      4.8   -- U.S. Borrower Security Agreement, dated as of June 30, 1997, between LHP and The Bank of Nova Scotia, as collateral agent.+
      4.9   -- U.S. Borrower Pledge Agreement, dated as of June 30, 1997, made by LHP in favor of the Agents for the secured parties, as defined therein.+
      4.10  -- Parent Pledge Agreement, dated as of June 30, 1997, made by PLI Holdings Inc. in favor of the Agents for the secured parties, as defined therein.+
      4.11  -- Canadian Holdings Pledge Agreement, dated as of June 30, 1997, made by VH Holdings Inc. in favor of
              The Bank of Nova Scotia, as agent for each of the secured portions, as defined therein.+

EXHIBIT
 NUMBER                                             DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
      4.12  -- Canadian Borrower Pledge Agreement, dated as of June 30, 1997, made by Vita Health in favor of The
              Bank of Nova Scotia, as agent for each of the secured portions, as defined therein.+
      4.13  -- U.S. Borrower Guaranty, dated as of June 30, 1997, made by LHP in favor of the Agents for the secured portions, as defined therein.+
      4.14  -- Parent Guaranty, dated as of June 30, 1997, made by PLI Holdings in favor of the Agents for the secured portions, as defined therein.+
      4.15  -- Canadian Holdings Guaranty, dated as of June 30, 1997, made by VH Holdings Inc. in favor of The Bank of Nova Scotia as agent for the secured portions, as defined therein.+
      4.16  -- Canadian Subsidiary Guaranties, each dated as of June 30, 1997, made by each of 64804 Manitoba Ltd.
              and Westcan Pharmaceuticals Ltd. in favor of The Bank of Nova Scotia as agent for the secured portions, as defined therein.+
      4.17  -- Canadian Borrower Debenture, each dated as of June 30, 1997, made by Vita Health in favor of The Bank of Nova Scotia on its own behalf and as agent for the Canadian secured portions as defined therein in the amount of $75,000,000.+
      4.18  -- Canadian Holdings Debenture, dated as of June 30, 1997, made by VH Holdings Inc. in favor of the The
              Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of $75,000,000.+
      4.19  -- Canadian Subsidiary Debenture, dated as of June 30, 1997, made by 64804 Manitoba Ltd. in favor of the
              The Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of $75,000,000.+
      4.20  -- Canadian Subsidiary Debenture, dated as of June 30, 1997, made by Westcan Pharmaceuticals Ltd. in favor of the The Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of $75,000,000.+
      4.21  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 30,
              1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at
              3532 West 47th Place, Chicago, Illinois, as amended by the First Amendment to the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing dated as of July 31, 1997.+
      4.22  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of August
              20, 1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at 3308 Covington, Kalamazoo, Michigan.+
      4.23  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 30,
              1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at
              2300 Badger Lane, Madison, Wisconsin.+
      4.24  -- Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated
              June 30, 1997 from LHP, as Trustor, in favor of Lawyers Title Company of California as Trustee, for the benefit of The Bank of Nova Scotia, as agent, relating to the property located at 7366 Orangewood
              Avenue, Garden Grove, California.+
      4.25  -- Trademark Security Agreement, dated as of June 30, 1997, between LHP and The Bank of Nova Scotia as collateral agent for the secured parties.+
      5     -- Opinion of Debevoise & Plimpton regarding the legality of the New Notes being registered.+
     10.1   -- Consulting Agreement, dated as of June 30, 1997, among Leiner Group, LHP and North Castle.+
     10.2   -- Restated Standard Indemnity Agreement, dated September 1, 1992 between Showa Denko America Inc. and
              LHP Holdings Corp. (now LHP).+

EXHIBIT
 NUMBER                                             DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
     10.3   -- Guaranty Agreement, dated September 1, 1992, between Showa Denko K.K. and LHP Holdings Corp. (now
              LHP).+
     10.4   -- Leiner Group Stock Option Plan (formerly known as PLI Investors Inc. Stock Option Plan).+
     10.5   -- First Amendment to the Leiner Group Stock Option Plan, effective as of June 30, 1997.+
     10.6   -- Leiner Group Stock Incentive Plan, adopted and effective as of June 30, 1997.+
     10.7   -- Lease, dated as of March 12, 1984, by and between R&R Properties ("R&R") and Trupak, Inc. ("Trupak"), as amended by the First Amendment, dated as of August 1, 1986 between R&R and Trupak, the Second
              Amendment, dated as of June 19, 1989 between R&R and Trupak, the Third Amendment, dated as of August
              3, 1992 between R&R and P. Leiner Nutritional Products Inc. (successor to merger to Trupak, Inc. ("P.
              Leiner"), the Fourth Amendment, dated as of August 2, 1994 between R&R and LHP (successor to P.
              Leiner), and the Fifth Amendment, dated May 20, 1996 between R&R and LHP, related to a premise located in West Unity, Ohio.+
     10.8   -- Lease Agreement, dated August 2, 1994, between Square Feet Unlimited ("Square Feet Unlimited") and
              LHP, relating to a premise in West Unity, Ohio, as amended by the First Amendment of Lease, dated May
              20, 1996, between Square Feet Unlimited and LHP.+
     10.9   -- Lease, dated as of October 4, 1993, by and between Watson Land Company ("Watson") and LHP, related to a premise located at 810 East 233rd Street, Carson, California.+
     10.10  -- Lease, dated as of October 4, 1993, by and between Watson and LHP, related to a premise located at
              901 East 233rd Street, Carson, California.+
     10.11  -- Sublease, dated as of October 8, 1993 by and between Teledyne, Inc. and LHP, related to a premise located at 901 East 233rd Street, Carson, California.+
     10.12  -- Standard Industrial Lease, dated February 19, 1988 between Richard F. Burns, J. Grant Monahan and
              Lawrence W. Doyle, as Trustees of AEW #113 Trust established under Declaration of Trust dated January
              19, 1988 and Vita-Fresh Vitamin Co. Inc. and Vital Industries, Inc., as amended by the First Lease
              Amendment, dated as of June 12, 1997, between Sierra Pacific California--LP and LHP, related to a premise located in Garden Grove, California.+
     10.13  -- Lease, dated May 1, 1997 between Crescent Resources, Inc. and LHP, related to a premise located in
              York County, South Carolina.+
     10.14  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Robert M.
              Kaminski.+
     10.15  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Gale K.
              Bensussen.+
     10.16  -- Severance Benefit Agreement, dated as of May 30, 1997, by and between LHP and William B. Towne.+
     10.17  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Kevin J. Lanigan.+
     10.18  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Stanley J. Kahn.+
     10.19  -- Net Lease, dated as of October 14, 1997, by and between MIT Unsecured, L.P. and LHP, related to a premise located in York County, South Carolina.+
     12.1   -- Computation of Ratio of Earnings to Fixed Charges.
     12.2   -- Computation of EBITDA to Interest Expense.+
     21     -- List of Subsidiaries of the Registrant.+
     23.1   -- Consent of Ernst & Young LLP, Independent Auditors.

EXHIBIT
 NUMBER                                             DESCRIPTION OF DOCUMENT
----------  --------------------------------------------------------------------------------------------------------
     23.2   -- Consent of Debevoise & Plimpton (included in Exhibit 5).+
     24     -- Powers of Attorney (included on signature pages to this Registration Statement on Form S-4).+
     25     -- Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form T-1) of United
              States Trust Company of New York.+
     99.1   -- Form of Letter of Transmittal.+
     99.2   -- Form of Notice of Guaranteed Delivery.+


------------------------

+   Previously filed.

    (B) FINANCIAL STATEMENT SCHEDULES.

        Report of Independent Auditors on Financial Statement Schedule.................        S-1
        Schedule II--Valuation and Qualifying Accounts.................................        S-2

    All supporting schedules other than the above have been omitted because they are not required or the information required to be set forth therein is included in the consolidated financial statements or in the notes thereto.

ITEM 22. UNDERTAKINGS.

    The Registrant hereby undertakes

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
    (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4) That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145 (c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

        (5) That every prospectus (i) that is filed pursuant to paragraph (4) immediately preceding, or (ii) that purports to meet the requirements of
    Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415 will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrants pursuant to the foregoing provisions or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, Leiner Health Products Inc. has caused this Amendment No. 4 to the Company's Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Carson, State of California, on the 12th day of November, 1997.


                                LEINER HEALTH PRODUCTS INC.

                                By:             /s/ WILLIAM B. TOWNE
                                     -----------------------------------------
                                               Name: William B. Towne
                                          Title: Executive Vice President,
                                         Chief Financial Officer, Director,
                                              Treasurer and Secretary


    Pursuant to the requirements of this Securities Act of 1933, this Amendment No. 4 has been signed by the following persons in the capacities and on the dates indicated.



PRINCIPAL EXECUTIVE OFFICER:

   /s/ ROBERT M. KAMINSKI*      Chief Executive Officer and
------------------------------    Director                    November 12, 1997
      Robert M. Kaminski

DIRECTOR:

    /s/ GALE K. BENSUSSEN*      President and Director
------------------------------                                November 12, 1997
      Gale K. Bensussen

PRINCIPAL ACCOUNTING OFFICER:

                                Executive Vice President,
     /s/ WILLIAM B. TOWNE         Chief Financial Officer,
------------------------------    Director, Treasurer and     November 12, 1997
       William B. Towne           Secretary

PRINCIPAL FINANCIAL OFFICER:

                                Executive Vice President,
     /s/ WILLIAM B. TOWNE         Chief Financial Officer,
------------------------------    Director, Treasurer and     November 12, 1997
       William B. Towne           Secretary



                  /s/ WILLIAM B. TOWNE
              ---------------------------
                    William B. Towne
  *By:              Attorney-in-Fact

         REPORT OF INDEPENDENT AUDITORS ON FINANCIAL STATEMENT SCHEDULE

Board of Directors and Shareholder
Leiner Health Products Inc.

    We have audited the consolidated financial statements of Leiner Health Products Inc. as of March 31, 1996 and 1997, and for each of the three years in the period ended March 31, 1997, and have issued our report thereon dated April 25, 1997 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 21(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          ERNST & YOUNG LLP

Orange County, California
April 25, 1997

                                                                     SCHEDULE II

                          LEINER HEALTH PRODUCTS INC.

                       VALUATION AND QUALIFYING ACCOUNTS

                             (DOLLARS IN THOUSANDS)

                                                                         ADDITIONS
                                                     BALANCE AT       CHARGED TO COST               BALANCE AT END
                                                 BEGINNING OF PERIOD   AND EXPENSES    DEDUCTIONS      OF PERIOD
                                                 -------------------  ---------------  -----------  ---------------
Year ended March 31, 1995:
  Accounts receivable allowance................       $   2,147          $   4,903      $   3,734      $   3,316
  Inventory valuation reserve..................           5,306              2,640          3,537          4,409

Year ended March 31, 1996:
  Accounts receivable allowance................       $   3,316          $   4,443      $   5,220      $   2,539
  Inventory valuation reserve..................           4,409              2,320          2,828          3,901

Year ended March 31, 1997:
  Accounts receivable allowance................       $   2,539          $   6,761      $   5,460      $   3,840
  Inventory valuation reserve..................           3,901              4,687          3,837          4,751

Quarter ended June 30, 1997 (unaudited):
  Accounts receivable allowance................       $   3,840          $   2,011      $   1,827      $   4,024
  Inventory valuation reserve..................           4,751              1,900            244          6,427

                                 EXHIBIT INDEX

  EXHIBIT
  NUMBER                                       DESCRIPTION OF DOCUMENT                                    PAGE NO.
-----------  -------------------------------------------------------------------------------------------  ---------
       2.1   -- Stock Purchase Agreement and Agreement and Plan of Merger, dated as of May 31, 1997, by and among Leiner Group, North Castle Partners I, L.L.C. and LHP Acquisition Corp.+
       2.2   -- Amendment No. 1 to Stock Purchase Agreement and Agreement and Plan of Merger, dated as of June 30, 1997, by and among Leiner Group, North Castle Partners I, L.L.C. and LHP
               Acquisition Corp.+
       3.1   -- Amended and Restated Certificate of Incorporation of Leiner Health Products Inc.
               ("LHP").+
       3.2   -- Amended and Restated By-Laws of LHP.+
       4.1   -- Indenture, dated as of June 30, 1997, between Leiner Group and United States Trust
               Company of New York (the "Trustee").+
       4.2   -- First Supplemental Indenture, dated as of June 30, 1997, among Leiner Group, LHP and the
               Trustee.+
       4.3   -- Purchase Agreement, dated as of June 19, 1997, among Leiner Group, LHP, Merrill Lynch &
               Co., Salomon Brothers Inc and Scotia Capital Markets (USA) Inc. (the "Initial
               Purchasers").+
       4.4   -- Registration Rights Agreement, dated as of June 30, 1997, among Leiner Group, LHP and the Initial Purchasers.+
       4.5   -- Credit Agreement, dated as of June 30, 1997 (the "Credit Agreement"), among Leiner
               Group, Vita Health Company (1985) Ltd., a Canadian corporation ("Vita Health"), the banks and other financial institutions party thereto, as lenders, The Bank of Nova Scotia, as
               U.S. Agent and Canadian Agent (the "Agents"), Merrill Lynch Capital Corporation, as
               documentation agent, and Salomon Brothers Holding Company Inc, as syndication agent.+
       4.6   -- First Amendment to the Credit Agreement, dated as of September 29, 1997.+
       4.7   -- Assumption Agreement, dated as of June 30, 1997, between Leiner Group and LHP and accepted and acknowledged by the Agents on behalf of the lenders that are party to the
               Credit Agreement.+
       4.8   -- U.S. Borrower Security Agreement, dated as of June 30, 1997, between LHP and The Bank of
               Nova Scotia, as collateral agent.+
       4.9   -- U.S. Borrower Pledge Agreement, dated as of June 30, 1997, made by LHP in favor of the
               Agents for the secured parties, as defined therein.+
       4.10  -- Parent Pledge Agreement, dated as of June 30, 1997, made by PLI Holdings Inc. in favor of the Agents for the secured parties, as defined therein.+
       4.11  -- Canadian Holdings Pledge Agreement, dated as of June 30, 1997, made by VH Holdings Inc.
               in favor of The Bank of Nova Scotia, as agent for each of the secured portions, as defined therein.+
       4.12  -- Canadian Borrower Pledge Agreement, dated as of June 30, 1997, made by Vita Health in favor of The Bank of Nova Scotia, as agent for each of the secured portions, as defined therein.+
       4.13  -- U.S. Borrower Guaranty, dated as of June 30, 1997, made by LHP in favor of the Agents for the secured portions, as defined therein.+
       4.14  -- Parent Guaranty, dated as of June 30, 1997, made by PLI Holdings in favor of the Agents for the secured portions, as defined therein.+
       4.15  -- Canadian Holdings Guaranty, dated as of June 30, 1997, made by VH Holdings Inc. in favor of The Bank of Nova Scotia as agent for the secured portions, as defined therein.+
       4.16  -- Canadian Subsidiary Guaranties, each dated as of June 30, 1997, made by each of 64804
               Manitoba Ltd. and Westcan Pharmaceuticals Ltd. in favor of The Bank of Nova Scotia as agent for the secured portions, as defined therein.+

  EXHIBIT
  NUMBER                                       DESCRIPTION OF DOCUMENT                                    PAGE NO.
-----------  -------------------------------------------------------------------------------------------  ---------
       4.17  -- Canadian Borrower Debenture, each dated as of June 30, 1997, made by Vita Health in favor of The Bank of Nova Scotia on its own behalf and as agent for the Canadian secured portions as defined therein in the amount of $75,000,000.+
       4.18  -- Canadian Holdings Debenture, dated as of June 30, 1997, made by VH Holdings Inc. in favor of the The Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of $75,000,000.+
       4.19  -- Canadian Subsidiary Debenture, dated as of June 30, 1997, made by 64804 Manitoba Ltd. in favor of the The Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of $75,000,000.+
       4.20  -- Canadian Subsidiary Debenture, dated as of June 30, 1997, made by Westcan
               Pharmaceuticals Ltd. in favor of the The Bank of Nova Scotia, on its own behalf and as agent for the Canadian secured portions, as defined therein in the amount of
               $75,000,000.+
       4.21  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 30, 1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at 3532 West 47th Place, Chicago, Illinois, as amended by the First Amendment to the Mortgage, Assignment of Leases and Rents, Security
               Agreement and Fixture Filing dated as of July 31, 1997.+
       4.22  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of August 20, 1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at 3308 Covington, Kalamazoo, Michigan.+
       4.23  -- Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated as of June 30, 1997 from LHP, as Mortgagor, to The Bank of Nova Scotia, as agent, relating to the property located at 2300 Badger Lane, Madison, Wisconsin.+
       4.24  -- Leasehold Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture
               Filing, dated June 30, 1997 from LHP, as Trustor, in favor of Lawyers Title Company of
               California as Trustee, for the benefit of The Bank of Nova Scotia, as agent, relating to the property located at 7366 Orangewood Avenue, Garden Grove, California.+
       4.25  -- Trademark Security Agreement, dated as of June 30, 1997, between LHP and The Bank of
               Nova Scotia as collateral agent for the secured parties.+
       5     -- Opinion of Debevoise & Plimpton regarding the legality of the New Notes being registered.+
      10.1   -- Consulting Agreement, dated as of June 30, 1997, among Leiner Group, LHP and North
               Castle.+
      10.2   -- Restated Standard Indemnity Agreement, dated September 1, 1992 between Showa Denko
               America Inc. and LHP Holdings Corp. (now LHP).+
      10.3   -- Guaranty Agreement, dated September 1, 1992, between Showa Denko K.K. and LHP Holdings
               Corp. (now LHP).+
      10.4   -- Leiner Group Stock Option Plan (formerly known as PLI Investors Inc. Stock Option
               Plan).+
      10.5   -- First Amendment to the Leiner Group Stock Option Plan, effective as of June 30, 1997.+
      10.6   -- Leiner Group Stock Incentive Plan, adopted and effective as of June 30, 1997.+

  EXHIBIT
  NUMBER                                       DESCRIPTION OF DOCUMENT                                    PAGE NO.
-----------  -------------------------------------------------------------------------------------------  ---------
      10.7   -- Lease, dated as of March 12, 1984, by and between R&R Properties ("R&R") and Trupak,
               Inc. ("Trupak"), as amended by the First Amendment, dated as of August 1, 1986 between
               R&R and Trupak, the Second Amendment, dated as of June 19, 1989 between R&R and Trupak, the Third Amendment, dated as of August 3, 1992 between R&R and P. Leiner Nutritional
               Products Inc. (successor to merger to Trupak, Inc. ("P. Leiner"), the Fourth Amendment, dated as of August 2, 1994 between R&R and LHP (successor to P. Leiner), and the Fifth
               Amendment, dated May 20, 1996 between R&R and LHP, related to a premise located in West
               Unity, Ohio.+
      10.8   -- Lease Agreement, dated August 2, 1994, between Square Feet Unlimited ("Square Feet
               Unlimited") and LHP, relating to a premise in West Unity, Ohio, as amended by the First
               Amendment of Lease, dated May 20, 1996, between Square Feet Unlimited and LHP.+
      10.9   -- Lease, dated as of October 4, 1993, by and between Watson Land Company ("Watson") and
               LHP, related to a premise located at 810 East 233rd Street, Carson, California.+
      10.10  -- Lease, dated as of October 4, 1993, by and between Watson and LHP, related to a premise located at 901 East 233rd Street, Carson, California.+
      10.11  -- Sublease, dated as of October 8, 1993 by and between Teledyne, Inc. and LHP, related to a premise located at 901 East 233rd Street, Carson, California.+
      10.12  -- Standard Industrial Lease, dated February 19, 1988 between Richard F. Burns, J. Grant
               Monahan and Lawrence W. Doyle, as Trustees of AEW #113 Trust established under
               Declaration of Trust dated January 19, 1988 and Vita-Fresh Vitamin Co. Inc. and Vital
               Industries, Inc., as amended by the First Lease Amendment, dated as of June 12, 1997, between Sierra Pacific California--LP and LHP, related to a premise located in Garden
               Grove, California.+
      10.13  -- Lease, dated May 1, 1997 between Crescent Resources, Inc. and LHP, related to a premise located in York County, South Carolina.+
      10.14  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and
               Robert M. Kaminski.+
      10.15  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Gale
               K. Bensussen.+
      10.16  -- Severance Benefit Agreement, dated as of May 30, 1997, by and between LHP and William B.
               Towne.+
      10.17  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and Kevin
               J. Lanigan.+
      10.18  -- Severance Benefit Agreement, dated as of November 21, 1991, by and between LHP and
               Stanley J. Kahn.+
      10.19  -- Net Lease, dated as of October 14, 1997, by and between MIT Unsecured, L.P. and LHP, related to a premise located in York County, South Carolina.+
      12.1   -- Computation of Ratio of Earnings to Fixed Charges.
      12.2   -- Computation of EBITDA to Interest Expense.+
      21     -- List of Subsidiaries of the Registrant.+
      23.1   -- Consent of Ernst & Young LLP, Independent Auditors.
      23.2   -- Consent of Debevoise & Plimpton (included in Exhibit 5).+
      24     -- Powers of Attorney (included on signature pages to this Registration Statement on Form
               S-4).+
      25     -- Statement of Eligibility and Qualification Under the Trust Indenture Act of 1939 (Form
               T-1) of United States Trust Company of New York.+
      99.1   -- Form of Letter of Transmittal.+
      99.2   -- Form of Notice of Guaranteed Delivery.+


------------------------

+   Previously filed.